As filed with the Securities and Exchange Commission on September 20, 2022

Registration No. 333-266694

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MIDDLEFIELD BANC CORP.

(Exact name of Registrant as Specified in its Charter)

Ohio	6022	34-1585111
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

15985 East High Street

Middlefield, Ohio 44062-0035

(440) 632-1666

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James R. Heslop, II

15985 East High Street

Middlefield, Ohio 44062-0035

(440) 632-1666

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for service of process)

Copies to:

Francis X. Grady, Esq. Grady & Associates 20220 Center Ridge Road, Suite 300 Rocky River, Ohio 44116-3501 (440) 356-7255	J. Bret Treier, Esq. Vorys, Sater, Seymour and Pease LLP 50 South Main Street, Suite 1200 Akron, Ohio 44308 (330) 208-1015

Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Tender Offer)
☐	Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus and proxy statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION – DATED SEPTEMBER 20, 2022

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Proxy Statement and Prospectus of Middlefield Banc Corp.	Proxy Statement of Liberty Bancshares, Inc.

MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

Middlefield Banc Corp. (“Middlefield”), MBCN Merger Subsidiary, LLC, a newly formed wholly owned subsidiary of Middlefield (“Merger Sub”) and Liberty Bancshares, Inc. (“Liberty”), have entered into an Agreement and Plan of Merger dated as of May 26, 2022, which provides for the merger of Liberty with and into Merger Sub with Merger Sub as the surviving entity. We refer to the agreement as the Merger Agreement. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. The merger is subject to several conditions, including, but not limited to, obtaining approval of Middlefield shareholders, approval of Liberty shareholders, and approval of state and federal bank regulatory agencies.

At the effective time of the merger, Liberty shares of common stock will automatically be converted into the right to receive 2.752 shares of Middlefield common stock (which we refer to as the Exchange Ratio) subject to the payment of cash instead of fractional shares of Middlefield common stock. See “SUMMARY – What Liberty shareholders will receive in the Merger.” Middlefield and Liberty will each hold a meeting of shareholders to vote on the adoption and approval of the Merger Agreement. The meeting of Middlefield’s shareholders will be held at 9:00 a.m. Eastern Time, on November 3, 2022 in a virtual meeting format. The meeting of Liberty’s shareholders will be held at 5:00 p.m. Eastern Time on November 1, 2022 at Liberty’s Ada Office, 118 South Main Street, Ada, Ohio 45810. At each special meeting shareholders will be asked to approve and adopt the Merger Agreement. Shareholders will also be asked to approve adjournment of the meeting, if necessary, to allow Middlefield and Liberty time to solicit additional proxies in favor of the Merger Agreement and the merger transaction.

This document is a proxy statement of both Middlefield and Liberty. It is also a prospectus for Middlefield’s issuance of common stock in the merger. This joint proxy statement/prospectus describes Middlefield’s special meeting, Liberty’s special meeting, and the merger proposal.

The boards of directors of Middlefield and Liberty each approved the Merger Agreement and the merger transaction. Each board of directors recommends that their respective shareholders vote “FOR” adoption and approval of the Merger Agreement and “FOR” adjournment of the special meeting if necessary to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Middlefield’s common stock trades on the Nasdaq Capital Market under the symbol “MBCN.” On May 25, 2022, the day before execution of the Merger Agreement, the closing price of Middlefield common stock was $24.95 per share. On September 14, 2022 the closing price of Middlefield common stock was $27.23 per share. Liberty’s common stock is not listed on any national securities exchange but is quoted on the OTC Markets Pink Current Information tier (“OTC Pink”), which is maintained by OTC Markets Group, Inc., under the symbol “LBSI.” On May 25, 2022, the day before execution of the Merger Agreement, the closing price of Liberty common stock was $67.50 per share. On September 13, 2022 the closing price of Liberty common stock was $75.00 per share.

You are encouraged to read this document carefully, including the materials incorporated by reference into this document. In particular, you should read the “RISK FACTORS” section beginning on page 24 for a discussion of the risks related to the merger and the risks of owning Middlefield common stock.

Regardless of whether you plan to attend your company’s shareholder meeting, you are urged to vote by completing, signing, and returning the enclosed proxy card in the enclosed postage-paid envelope.

Not voting by proxy or at the shareholder meeting will have the same effect as voting against adoption and approval of the Merger Agreement. We urge you to read carefully this joint proxy statement/prospectus, which contains a detailed description of your company’s shareholder meeting, the merger proposal, and Middlefield common stock to be issued in the merger.

Sincerely, James R. Heslop, II President and Chief Executive Officer Middlefield Banc Corp.	Sincerely, Ronald L. Zimmerly, Jr. President and Chief Executive Officer Liberty Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of Middlefield common stock to be issued in the merger. Neither the Securities and Exchange Commission nor any state securities commission has determined whether this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger described in this joint proxy statement/prospectus are not savings accounts, deposit accounts, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other federal or state governmental agency.

This joint proxy statement/prospectus is dated             , 2022 and it is first being mailed to Middlefield Banc Corp. shareholders and Liberty Bancshares, Inc. shareholders on or about             , 2022.

NOTICE OF SPECIAL MEETING

To the Shareholders of Liberty Bancshares, Inc.:

Notice is hereby given that a special meeting of the shareholders of Liberty Bancshares, Inc. (“Liberty”) will be held at 5:00 p.m., Eastern Time, on November 1, 2022, at Liberty’s Ada Office, 118 South Main Street, Ada, Ohio 45810, for the purpose of considering and voting on the following matters:

1.	A proposal to adopt and approve the Agreement and Plan of Merger dated as of May 26, 2022, by and among Middlefield Banc Corp., MBCN Merger Subsidiary, LLC, and Liberty (the “Merger Agreement”), and

2.

A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Holders of record of Liberty’s common stock at the close of business on September 6, 2022, the record date, are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least two-thirds of the voting power of Liberty is required for adoption and approval of the Merger Agreement.

A joint proxy statement/prospectus and proxy card for the meeting are enclosed. A copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus.

Your vote is very important regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. If you are a holder of record, you may cast your vote in person at the meeting or, to ensure that your shares are represented at the meeting, you may vote your shares by using the internet, by telephone, or by completing, signing, and returning the enclosed proxy card. If you vote by internet, or by telephone, you do not need to return the proxy card. Internet and telephone voting information is provided on the proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions of your broker, bank, or nominee.

The Liberty board of directors recommends that you vote (1) “FOR” adoption and approval of the Agreement and Plan of Merger, and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

If you are a Liberty common shareholder as of September 6, 2022, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, under the Ohio General Corporation Law (“OGCL”), you will have the right to demand the fair cash value for your shares of Liberty common stock. To exercise your “dissenters’ rights,” you must adhere to the specific requirements of the OGCL; see “DISSENTERS’ RIGHTS” on page 38 of this joint proxy statement/prospectus and the complete text of the applicable sections of the OGCL attached to this joint proxy statement/prospectus as Annex B.

If you have any questions regarding the accompanying joint proxy statement/prospectus, please contact Laurel Hill Advisory Group, LLC (“Laurel Hill”), Liberty’s proxy solicitor, by calling toll-free at (888) 742-1305, or for banks and brokers, at (516) 933-3100 or by email to jmoran@laurelhill.com.

By order of the Board of Directors,

Ronald L. Zimmerly, Jr.
President & Chief Executive Officer

Ada, Ohio
[●], 2022

NOTICE OF SPECIAL MEETING

To the Shareholders of Middlefield Banc Corp.:

Notice is hereby given that a special meeting of the shareholders of Middlefield Banc Corp. (“Middlefield”) will be held in a virtual meeting format only, on November 3, 2022 at 9:00 a.m. Eastern Time. You can virtually attend the live webcast of the special meeting at www.meetnow.global/MM94NSM There is no physical location for the special meeting. The purpose of the meeting is to consider and vote on the following matters:

1.	A proposal to adopt and approve the Agreement and Plan of Merger dated as of May 26, 2022, by and among Middlefield, MBCN Merger Subsidiary, LLC, and Liberty Bancshares, Inc.,

2.	A proposal to approve issuance of up to 2,634,731 shares of Middlefield common stock in the merger,

3.

A proposal to amend Middlefield’s Code of Regulations to establish a new Middlefield senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield’s President, and

4.

A proposal to approve the adjournment of the special meeting, if necessary, to allow solicitation of additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Holders of record of Middlefield’s common stock at the close of business on September 22, 2022 are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least two-thirds of Middlefield’s outstanding common stock is required for adoption and approval of the Merger Agreement.

A joint proxy statement/prospectus and proxy card for the meeting are enclosed. A copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus.

Your vote is important. We therefore urge you to vote promptly by using the internet, by telephone, or by signing, dating, and returning the enclosed proxy card in the postage-paid return envelope provided, regardless of whether you expect to participate in the live webcast of the special meeting. If you vote by internet, or by telephone, you do not need to return the proxy card. Internet and telephone voting information is provided on the proxy card.

Shareholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you.

The Middlefield board of directors recommends that you vote (1) “FOR” adoption and approval of the Agreement and Plan of Merger, (2) “FOR” the issuance of up to 2,634,731 shares of Middlefield common stock in the merger, (3) “FOR” the amendment to Middlefield’s Code of Regulations, and (4) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

If you have any questions regarding the accompanying joint proxy statement/prospectus, please contact Georgeson, Middlefield’s proxy solicitor, by calling toll-free at (866) 295-4321 or by email to egreene@georgeson.com.

By order of the Board of Directors,

William J. Skidmore
Chairman of the Board

Middlefield, Ohio

            , 2022

WHERE YOU CAN FIND MORE INFORMATION

Middlefield is a publicly traded company filing annual, quarterly, and other reports, proxy statements, and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and obtain copies of these documents filed with or furnished to the SEC at no cost from the SEC’s website at http://www.sec.gov. Information filed by Middlefield with the SEC is also available without charge through Middlefield’s website at www.middlefieldbank.bank under the “Investor Relations” tab.

Middlefield filed with the SEC a registration statement on Form S-4 to register the issuance of common stock to Liberty shareholders in the merger. This joint proxy statement/prospectus is part of that Form S-4 registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules, and exhibits, at the address given below. Statements contained in this document regarding the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. In each case, you should refer to the contract or other document filed as an exhibit. This joint proxy statement/prospectus incorporates by reference important business and financial information about Middlefield from documents filed with or furnished to the SEC but not included in or delivered with this joint proxy statement/prospectus. See “INCORPORATION OF DOCUMENTS BY REFERENCE” on page 104. These documents are available without charge to you upon written or oral request at the following address and telephone number:

Middlefield Banc Corp.

15985 East High Street

P.O. Box 35

Middlefield, Ohio 44062-0035

Attention: Investor Relations

(440) 632-1666

To obtain timely delivery of these documents, you must request the information no later than October 27, 2022 to receive them before the Middlefield special meeting and no later than October 25, 2022 to receive them before the Liberty special meeting.

Liberty does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

Neither Middlefield nor Liberty has authorized anyone to provide you with information other than the information included in this document and documents incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of Middlefield’s and Liberty’s business, financial condition, results of operations, and prospects could have changed since those dates.

i

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDERS’ MEETINGS

The following questions and answers cover some of the questions most likely to arise about the shareholder meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because this section does not necessarily contain all information that is important to you. Additional important information is also contained in the appendices to and in the documents incorporated by reference in this document.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Middlefield Banc Corp. (“Middlefield”), MBCN Merger Subsidiary, LLC (“Merger Sub”) and Liberty Bancshares, Inc. (“Liberty”) have agreed to merge under the terms of an Agreement and Plan of Merger dated as of May 26, 2022 (the “Merger Agreement”), attached to this joint proxy statement/prospectus as Annex A. Pursuant to the terms of the Merger Agreement, Liberty will merge with and into Merger Sub, with Merger Sub as the surviving entity. In order to complete the merger, the common shareholders of Middlefield and Liberty must vote to approve and adopt the Merger Agreement. Following the merger, Merger Sub will be dissolved and liquidated. As soon as practicable after the effective time of the merger, and pursuant to the subsidiary bank merger, Liberty National Bank (“Liberty Bank”), a national banking association and wholly owned subsidiary of Liberty, will merge with and into The Middlefield Banking Company (“Middlefield Bank”), an Ohio commercial bank and wholly owned subsidiary of Middlefield, with Middlefield Bank being the surviving entity.

This joint proxy statement/prospectus contains important information about the merger and the special meetings of the voting common shareholders of Middlefield and Liberty, and you should read it carefully. The enclosed voting materials allow you to vote your common shares without attending your company’s special meeting.

Q:	What will Liberty shareholders receive in the Merger?

A:

If the merger is completed, Liberty shareholders will receive 2.752 shares (which we refer to as the “Exchange Ratio”) of Middlefield common stock (which we refer to as the “merger consideration”) for each share of Liberty common stock held immediately prior to the merger. Middlefield will not issue any fractional shares of Middlefield common stock in the merger. In lieu of the issuance of any such fractional share, Middlefield will pay to each former shareholder of Liberty who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) equal to the product of (a) the fraction of a share to which the holder of Liberty common shares would otherwise have been entitled and (b) the volume-weighted average closing price of a share of Middlefield common stock for the 30 trading days immediately before the closing date of the merger, rounded to the nearest cent and without interest.

Q:	What are the material U.S. federal income tax consequences of the Merger to Liberty shareholders?

A:

It is intended that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). It is a condition to the obligation of Liberty to effect the merger that Liberty receives a written opinion from Vorys, Sater, Seymour and Pease LLP, counsel to Liberty, dated as of the closing date of the merger to the effect that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Middlefield to effect the merger that Middlefield receives a written opinion from O’Neill & O’Neill, counsel to Middlefield, dated as of the closing date of the merger to the effect that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Accordingly, a U.S. holder of Liberty common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Liberty common stock for shares of Middlefield common stock in the merger, except with respect to cash received in lieu of a fractional share of

Middlefield common stock. Please carefully review the information set forth in the section entitled “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 68 for a description of the material U.S. federal income tax consequences of the merger.

The consequences of the merger to each Liberty shareholder depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine the tax consequences of the merger to you.

Q:	When and where will the Middlefield and Liberty shareholder meetings be?

A:

Middlefield’s special meeting of shareholders will be held at 9:00 a.m., Eastern Time, on November 3, 2022 in a virtual meeting format. The special meeting of Liberty shareholders will be held at 5:00 p.m., Eastern Time, on November 1, 2022 at Liberty’s Ada Office, 118 South Main Street, Ada, Ohio 45810.

Q:	What proposals will be acted on at the Middlefield and Liberty shareholder meetings?

A:

Middlefield shareholders will be asked to (1) approve the Merger Agreement, (2) approve issuance of up to 2,634,731 shares of Middlefield common stock in the merger, (3) approve an amendment to Middlefield’s Code of Regulations to establish a new Middlefield senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield’s President, and (4) approve adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Liberty shareholders will be asked to (1) adopt and approve the Merger Agreement and (2) approve adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q:	What do the Board of Directors of Middlefield and the Board of Directors of Liberty recommend regarding the proposals to be acted on at the shareholder meetings?

A:

Middlefield’s board of directors believes that the merger and other transactions under the Merger Agreement are in the best interests of Middlefield and its shareholders and recommends that Middlefield shareholders vote FOR the proposal to approve the Merger Agreement, FOR the proposal to approve issuance of up to 2,634,731 shares of Middlefield common stock in the merger, FOR the proposal to approve an amendment to Middlefield’s Code of Regulations to establish a new Middlefield senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield’s President, and FOR the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

Liberty’s board of directors also believes that the Merger Agreement is in the best interests of Liberty and its shareholders and recommends that Liberty shareholders vote FOR the proposal to adopt and approve the Merger Agreement and FOR the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q:	Is my vote needed to adopt and approve the Merger Agreement and to approve the other proposals?

A:

Adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the voting power of Liberty. When Liberty’s shareholder meeting is held, if there are insufficient votes to adopt and approve the Merger Agreement, the meeting may be adjourned to allow solicitation of additional proxies. The affirmative vote of the holders of a majority of the voting power present at the meeting in person or by proxy and entitled to vote is necessary to approve adjournment.

As of September 6, 2022, a Liberty shareholder, Castle Creek Capital Partners, VI, LP (“Castle Creek”), beneficially owned an aggregate of 75,700 shares of Liberty voting common stock, an amount equal to approximately 9.58% of the outstanding voting common stock of Liberty. The directors of Liberty collectively beneficially own an aggregate of 28,418 shares of Liberty voting common stock, an amount equal to approximately 3.60% of the outstanding voting common stock of Liberty. Each of the directors of Liberty and Castle Creek, who, collectively, beneficially own shares of Liberty common stock entitling them to cast 104,118 votes with respect to each proposal to be presented at the special meeting, entered into voting agreements (the “Voting Agreements”) with Middlefield on May 26, 2022, pursuant to which they are required, subject to certain terms and conditions, to vote their shares of Liberty common stock in favor of the adoption and approval of the Merger Agreement. The forms of the Voting Agreements are exhibits to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

Approval of the Merger Agreement by Middlefield shareholders requires the affirmative vote of the holders of at least two-thirds of the shares of Middlefield common stock outstanding. If there are insufficient votes to approve the Merger Agreement when Middlefield’s shareholder meeting is held, the meeting may be adjourned to allow solicitation of additional proxies. The affirmative vote of the holders of a majority of the votes cast is necessary to approve adjournment. The affirmative vote of a majority of the votes cast is necessary to approve issuance of Middlefield common stock in the merger. The affirmative vote of the holders of a majority of the shares of Middlefield common stock outstanding is necessary to approve the amendment to Middlefield’s Code of Regulations. All of Middlefield’s directors have entered into agreements regarding voting their shares of Middlefield common stock in favor of the adoption and approval of the Merger Agreement. Collectively they own approximately 210,606 shares, or approximately 3.65% of Middlefield’s outstanding common stock.

Q:	How do I vote?

A:

If you were the record holder of Middlefield common stock or Liberty common stock on the record dates of September 22, 2022 or September 6, 2022, respectively, you may vote by attending your company’s special meeting, and, to ensure that your shares are represented at your company’s special meeting, you may vote by using the internet, by telephone, or by signing and returning your company’s enclosed proxy card in the postage-paid envelope provided.

If you hold Middlefield or Liberty common stock beneficially through a broker, bank, or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	What will happen if I fail to vote or if I abstain from voting?

A:

If you are a Liberty shareholder and you do not return a proxy card or vote in person at the Liberty special meeting or if you mark the proxy card or ballot “ABSTAIN” for the proposal to adopt and approve the Merger Agreement, this will have the same effect as a vote “AGAINST” that proposal. Marking your proxy card or ballot “ABSTAIN” will have the same effect as a vote “AGAINST” the adjournment proposal. Failure to return your proxy card or vote in person will have no effect on the adjournment proposal.

If you are a Middlefield shareholder and you do not return a proxy card or vote in person at the Middlefield special meeting or if you mark the proxy card or ballot “ABSTAIN” for the proposal to approve the Merger Agreement or the proposal to amend Middlefield’s Code of Regulations, this will have the same effect as a vote “AGAINST” those proposals, but failing to vote or abstaining will have no effect on the adjournment proposal or the proposal to approve issuance of shares.

Q:	How will my shares be voted if I return a signed proxy card without marking voting instructions?

A:

If you are a Liberty shareholder and you sign, date, and return a proxy card without stating how you want your shares to be voted, your shares will be voted “FOR” adoption and approval of the Merger Agreement, and if adjournment of the meeting is necessary to allow time for solicitation of additional proxies your shares will be voted “FOR” the adjournment.

If you are a Middlefield shareholder and you sign, date, and return a proxy card without giving voting instructions, your shares will be voted “FOR” approval of the Merger Agreement, “FOR” approval of the issuance of up to 2,634,731 shares of Middlefield common stock, “FOR” approval of the amendments to

Middlefield’s Code of Regulations to establish a new Middlefield senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield’s President, and if adjournment of the meeting is necessary to allow time for solicitation of additional proxies your shares will be voted “FOR” adjournment.

Q:	If my shares are held in a stock brokerage account or by a bank or other nominee in “street name”, will my broker, bank, or other nominee vote shares for me?

A:

No. If you do not provide the broker, bank, or nominee (the record holder of your shares) with instructions for voting your shares, the broker, bank, or other nominee will not be able to vote on any proposal. Please follow the broker, bank, or other nominee’s directions for giving voting instructions to the broker, bank, or nominee.

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If you hold Liberty shares in street name through a broker, bank, or other nominee but do not give voting instructions to the broker, bank, or other nominee, the broker, bank, or other nominee may not vote your shares on the proposal to adopt and approve the Merger Agreement or the proposal to adjourn the meeting. This will have the same effect as votes “AGAINST” the proposal to approve the Merger Agreement. The failure to provide voting instructions to your broker, bank or other nominee, however, will have no effect on the adjournment proposal.

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If you are a Middlefield shareholder but do not give voting instructions to your broker, bank, or other nominee, the broker, bank, or other nominee may not vote your shares on the proposal to approve the Merger Agreement, or the proposal to amend Middlefield’s Code of Regulations; this will have the same effect as a vote “AGAINST” each of those proposals. Although failing to give voting instructions also will prevent your broker, bank, or other nominee from voting on the proposal to issue shares in the merger or on the adjournment proposal, this will have no effect on those proposals because – under Middlefield’s Code of Regulations – those proposals will be decided by a majority of votes actually cast at the special meeting.

Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” for a beneficial owner are allowed to vote at their discretion on “routine” proposals, even without voting instructions from beneficial owners. For proposals considered “non-routine,” however, brokers are not allowed to exercise voting discretion and cannot vote on those non-routine proposals unless the beneficial owner gives specific voting instructions. Middlefield and Liberty believe that each of the proposals to be voted on at the shareholder meetings is “non-routine” and that brokers therefore will not be able to vote on any proposal without specific voting instructions.

Q:	May I change my vote after submitting a proxy?

A:

Yes, but only until a vote is taken. Middlefield shareholders who hold their shares directly, not in “street name,” may revoke a proxy at any time before a vote is taken by (w) filing a written notice of revocation with Middlefield’s Secretary at 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062-0035, (x) executing and returning another proxy card with a later date, (y) casting a later internet or telephone vote relating to the same shares, or (z) attending the meeting and giving notice of revocation during the virtual meeting. A revocation notice or a later-dated proxy will not be effective unless actually received by Middlefield prior to the vote. Liberty shareholders may revoke a proxy at any time before a vote is taken by (w) filing a written notice of revocation with Liberty’s Secretary, at 118 South Main Street, Ada, Ohio 45810, (x) executing and returning another proxy card with a later date, (y) casting a later internet or telephone vote relating to the same shares, or (z) attending the meeting and giving notice of revocation in person. A revocation notice or a later-dated proxy will not be effective unless actually received by Liberty prior to the vote.

Your attendance at the meeting will not, by itself, revoke your proxy.

If you hold shares in “street name” and gave voting instructions to the broker, bank, or nominee, you must follow the broker, bank or nominee’s directions for changing your vote.

Q:	If I do not favor adoption and approval of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, what are my dissenters’ rights?

A:

Under Ohio law, Liberty shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their Liberty common shares prior to the Liberty special meeting will be entitled, when the merger is completed, to receive the fair cash value of their Liberty common shares. The right to make this demand is known as “dissenters’ rights.” Liberty shareholders’ right to receive the fair cash value of their Liberty common shares, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the OGCL. A Liberty shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights provided that such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding Liberty shareholders’ dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 38 of this joint proxy statement/prospectus and the complete text of Section 1701.85 of the Ohio Revised Code attached to this joint proxy statement/prospectus as Annex B. If you should have any questions regarding your dissenters’ rights, you should consult with your own legal advisers.

Q:	When will the merger be completed?

A:

Middlefield and Liberty desire to complete the merger by the end of 2022, but achieving that goal is contingent on obtaining shareholder approvals and applicable governmental approvals and on satisfying all other conditions precedent to the merger.

Q:	Should Liberty shareholders send in their share certificates now?

A:

No. Do not send in share certificates with your proxy form. No less than 20 days before the special meeting we will send an exchange form with instructions for delivering your share certificates or evidence of book-entry shares (or affidavit of lost certificate) to the Exchange Agent. Liberty shareholders must use the exchange form to exchange Liberty share certificates for merger consideration. If you do not submit the initial exchange form before the merger is completed, the Exchange Agent for the merger will send you, within five business days after the merger is completed, an exchange form with instructions for delivering your shares to the Exchange Agent. Computershare Trust Company, N.A. will act as Exchange Agent. If you have any share certificates that are lost or missing, please follow the instructions under the lost security affidavit located on the exchange form.

Q:	What do I need to do now?

A:

After carefully reviewing this joint proxy statement/prospectus, including its Annexes, please complete, sign, and date the enclosed proxy card and return the proxy card in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in your company’s proxy to vote your shares at your company’s meeting of shareholders in accordance with your instructions. Your vote is very important. Regardless of whether you plan to attend your company’s meeting, please submit your proxy with voting instructions to ensure that your shares are voted.

Q:	Are there risks that I should consider in deciding whether to vote in favor of the Merger Agreement and the other proposals?

A:	Yes. You should read and carefully consider the section of this joint proxy statement/prospectus captioned “RISK FACTORS,” which begins on page 24.

Q:	Who can answer my questions?

A:

If you have questions about the merger or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, please contact your company or its proxy solicitor at the applicable address below:

Middlefield shareholders:	Liberty shareholders:

Middlefield Banc Corp.	Liberty Bancshares, Inc.
Attention: Investor Relations	Attention: Bryan Marshall
15985 East High Street	118 South Main Street
P.O. Box 35	Ada, Ohio 45810
Middlefield, Ohio 44062-0035	Phone: (419) 673-1217
(440) 632-1666

Georgeson LLC (Middlefield’s Proxy Solicitor) 1290 Avenue of the Americas, 9th Floor New York, NY 10104 Toll-Free (866) 295-4321	Laurel Hill (Liberty’s Proxy Solicitor) 2 Robbins Lane, Suite 201 Jericho, New York 11753 Banks and Brokers Call (516) 933-3100 All Others Call Toll-Free (888) 742-1305

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not necessarily contain all of the information that is important to you. You should read carefully this entire document and its Annexes and all other documents to which this joint proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Middlefield into this document. For a description of this information, see “INCORPORATION OF DOCUMENTS BY REFERENCE” on page 104. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. This summary includes page references directing you to more detailed information.

The Companies

Middlefield Banc Corp.

15985 East High Street

P.O. Box 35

Middlefield, Ohio 44062-0035

Phone: (440) 632-1666

Middlefield Banc Corp. (“Middlefield”) was incorporated in 1988 under the Ohio General Corporation Law and is a bank holding company registered under the Bank Holding Company Act of 1956. Middlefield’s principal subsidiary is The Middlefield Banking Company (“Middlefield Bank”), an Ohio-chartered commercial bank that began operations in 1901. Middlefield’s other subsidiary is EMORECO Inc., an inactive Ohio asset resolution corporation. The principal executive offices of Middlefield’s subsidiaries are located at 15985 East High Street, Middlefield, Ohio 44062-0035, and the telephone number for each is (440) 632-1666. As of July 29, 2022, Middlefield Bank had 187 full-time equivalent employees.

Middlefield Bank was chartered under Ohio law in 1901. Middlefield Bank offers customers a broad range of banking services, including checking, savings, negotiable order of withdrawal (“NOW”) accounts, money market accounts, time certificates of deposit, commercial loans, real estate loans, a variety of consumer loans, safe deposit facilities, and travelers’ checks. Middlefield Bank offers online banking and bill payment services to individuals and online cash management services to business customers through its website at www.middlefieldbank.bank.

Engaged in general commercial banking in northeastern and central Ohio, Middlefield Bank offers these services principally to small and medium-sized businesses, professionals, small business owners, and retail customers. Middlefield Bank has developed a marketing program to attract and retain consumer accounts and to match banking services and facilities with the needs of customers.

Middlefield Bank’s loan products include operational and working capital loans, loans to finance capital purchases, term business loans, residential construction loans, selected guaranteed or subsidized loan programs for small businesses, professional loans, residential and mortgage loans, and consumer installment loans to make home improvements and to purchase automobiles, boats, and other personal expenditures.

Established on March 13, 2019, as a wholly owned subsidiary of Middlefield Bank, Middlefield Investments, Inc. manages an investment portfolio for the bank. Middlefield Investments, Inc. may only hold and manage investments and may not engage in any other activity without the prior approval of the Ohio Division of Financial Institutions (the “ODFI”).

In the first quarter of 2022, Middlefield Bank established a wholly owned subsidiary named MB Insurance Services, LLC, headquartered in Middlefield, Ohio. This operating subsidiary exists to offer retail and business customers a variety of insurance services, including home, renter’s, automobile, pet, identity theft, travel, and professional liability insurance.

Organized in 2009 as an Ohio corporation under the name EMORECO, Inc. and wholly owned by Middlefield, the purpose of the asset resolution subsidiary is to maintain, manage, and dispose of nonperforming loans and other real estate owned (“OREO”) acquired by the subsidiary bank as the result of borrower default on real estate-secured loans. EMORECO’s assets consist of one cash account.

Middlefield Bank’s footprint across nine counties is home to 3.9 million people – roughly one-third of Ohio’s population – and 38.7% of Ohio’s gross domestic product. Middlefield Bank’s product offering is geared toward traditional banking business delivered to both consumers and businesses located in its footprint of Northeast Ohio and the Columbus metropolitan area. Middlefield Bank’s current strategy is aimed at using a strong deposit relationship in the more rural markets of Northeast Ohio to fund loan growth and build scale in Middlefield Bank’s newer metro markets of Cleveland/Akron and Columbus.

Middlefield Bank’s eleven Northeast Ohio branches are located in Ashtabula, Cuyahoga, Geauga, Portage, Summit, and Trumbull Counties. Middlefield Bank’s five Central Ohio branches are located in Delaware County, Franklin County, and Madison County. Middlefield Bank has a loan production office in Mentor, located in Lake County. Lake County is contiguous to Ashtabula, Cuyahoga, and Geauga Counties in our Northeast Ohio market. The most recent FDIC market share data available from June 30, 2021 shows Middlefield Bank had a deposit market share of approximately 18.67% in Geauga County, which represented the second largest market share in Geauga County, 5.57% in Ashtabula County, 0.14% in Cuyahoga County, 0.30% in Delaware County, 0.12% in Franklin County, 1.35% in Madison County, 5.03% in Portage County, 0.48% in Summit County, and 1.63% in Trumbull County. According to the most recent information available from the U.S. Department of Commerce Bureau of Economic Analysis, seven of these nine counties are ranked in the top half of Ohio counties measured by per capita personal income by county for 2018 through 2020.

Middlefield Bank is not dependent upon any one significant customer or specific industry. Business is not seasonal to any material degree.

The banking and financial services industry is highly competitive. Middlefield Bank competes with many financial institutions within its markets, including local, regional, and national commercial banks and credit unions. Middlefield Bank also competes with brokerage firms, consumer finance companies, mutual funds, securities firms, insurance companies, fintech companies, and other financial intermediaries for some of Middlefield Bank’s products and services. Some of Middlefield Bank’s competitors are not currently subject to the regulatory restrictions and the level of regulatory supervision applicable to Middlefield Bank.

Interest rates on loans and deposits, as well as prices on fee-based services, are typically significant competitive factors within the banking and financial services industry. Many of Middlefield Bank’s competitors are much larger, have more significant resources than Middlefield Bank does, and compete aggressively. These competitors attempt to gain market share through their financial product mix, pricing strategies, and banking center locations.

Other important standard competitive factors in our industry and markets include office locations and hours, quality of customer service, community reputation, continuity of personnel and services, capacity and willingness to extend credit, and ability to offer sophisticated banking products and services. While we seek to remain competitive concerning fees charged, interest rates, and pricing, we believe that Middlefield Bank’s commitment to personal service, innovation, and involvement in the communities that the Bank serves, are factors that contribute to Middlefield Bank’s competitive advantage and will enable us to compete successfully within our markets and enhance our ability to attract and retain customers. Middlefield common stock trades on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MBCN”. Middlefield is subject to the reporting requirements under the Exchange Act, filing annual, quarterly, and current reports, proxy statements, and other information with the SEC. Important business and financial information about Middlefield is incorporated by reference into this joint proxy statement/prospectus. See “INCORPORATION OF DOCUMENTS BY REFERENCE” on page 104 of this joint proxy statement/prospectus.

Liberty Bancshares, Inc.

118 South Main Street

Ada, Ohio 45810

Phone: (419) 673-1217

Liberty Bancshares, Inc. (“Liberty”) is a registered Ohio bank holding company that was incorporated in 1987. Liberty’s sole subsidiary is Liberty National Bank (“Liberty Bank”), a national banking association established in 1893 and regulated by the Office of the Comptroller of the Currency (“OCC”). Liberty’s and Liberty Bank’s headquarters are located at 118 South Main Street, Ada, Ohio 45810 and the telephone number for both is (419) 673-1217. As of June 30, 2022, Liberty had 67 full-time employees. Liberty Bancshares, Inc. stock trades over the counter on the OTC Markets Pink Current Information tier (“OTC Pink”) under the ticker symbol “LBSI.”

Liberty Bank is a community bank whose main office is in Ada, Ohio. Operating in Central and Northwest Ohio, Liberty Bank is a wholly owned subsidiary of Liberty Bancshares, Inc., a one-bank holding company with administrative headquarters located in Ada, Ohio. Liberty Bank has one subsidiary, LBSI Insurance, LLC, which Liberty Bank established in July 2020 to sell life insurance, disability insurance, long-term care insurance, and fixed and variable annuities.

Liberty Bank offers loan products including business operational and working capital loans, business term loans to support facility expansion, purchase of machinery and equipment, and additions to long-term working capital, commercial real estate loans to finance commercial properties, both owner-and non-owner occupied, multi-family housing, agricultural, and commercial and residential construction, residential and one-to-four family loans, and consumer loans for home improvements, automobile loans, and other personal expenditures. Liberty Bank also offers a variety of deposit products including various checking and savings accounts, certificates of deposit, health savings accounts, and individual retirement accounts. Liberty Bank maintains electronic delivery channels for its customers such as electronic banking through its website and mobile banking.

In addition to its main office, Liberty Bank operates five branch offices in Franklin, Hardin, Logan, and Union counties. As of June 30, 2022, Liberty Bank reported total assets of approximately $428 million.

The Merger Agreement (page 72)

If all of the Merger Agreement conditions are satisfied or waived, Liberty will merge into Merger Sub with Merger Sub as the surviving entity in the merger. Promptly following the consummation of the merger, it is expected that Merger Sub will be dissolved and liquidated, and Liberty Bank will merge with and into Middlefield Bank (the “Bank Merger”). Middlefield Bank will be the surviving bank in the Bank Merger. The Merger Agreement is Annex A to this joint proxy statement/prospectus and forms part of this joint proxy statement/prospectus. We encourage you to read the Merger Agreement carefully. It is the principal legal document governing the merger.

What Liberty shareholders will receive in the Merger (page 73)

If the merger is completed, Liberty shareholders will receive 2.752 shares of Middlefield common stock as merger consideration for each share of Liberty common stock held immediately prior to the merger. Middlefield will not issue any fractional shares of Middlefield common stock in the merger. In lieu of the issuance of any such fractional share, Middlefield will pay to each former shareholder of Liberty who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) equal to the product of (a) the fraction of a share to which the holder of Liberty common shares would otherwise have been entitled and (b) the volume-weighted average closing price of a share of Middlefield common stock for the 30 trading days immediately before the closing date of the merger, rounded to the nearest cent and without interest.

What holders of Liberty restricted stock units and warrants will receive (page 73)

At the effective time of the merger, all outstanding restricted stock units awarded under a restricted stock unit award agreement granted in accordance with the Liberty National Bank Restricted Stock Unit Plan (the “Liberty Stock Plan”) shall vest in full and be considered an issued and outstanding Liberty common share entitled to be converted into the right to receive the merger consideration. Castle Creek owns 27,879 warrants that are convertible into shares of Liberty common stock upon a change in control of Liberty. At the effective time of the merger, each warrant shall fully vest and shall be canceled and converted into the right to receive the merger consideration.

Exchange of Liberty common stock certificates (page 73)

When the merger is complete, Computershare Trust Company, N.A., acting as Exchange Agent, will mail to Liberty shareholders transmittal materials and instructions for exchanging your Liberty stock certificates for merger consideration.

Liberty special meeting of shareholders (page 31)

The Liberty special meeting of shareholders will be held at 5:00 p.m., Eastern Time, on November 1, 2022 at Liberty’s Ada Office, 118 South Main Street, Ada, Ohio 45810 for the purpose of considering and voting on proposals to (1) adopt and approve the Merger Agreement, and (2) to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

You are entitled to vote at the Liberty special meeting if you owned Liberty common stock as of the record date of September 6, 2022. As of that date, a total of 790,469 shares of Liberty common stock were outstanding and eligible to vote at the Liberty special meeting.

Middlefield special meeting of shareholders (page 33)

A special meeting of shareholders of Middlefield will be held at 9:00 a.m., Eastern Time, on November 3, 2022 in a virtual meeting format for the purpose of considering and voting on proposals to –

•	approve the Merger Agreement,

•	approve issuance of up to 2,634,731 shares of Middlefield Banc Corp. common stock,

•

approve the amendments to Middlefield Banc Corp.’s Code of Regulations to establish a new Middlefield Banc Corp. senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield Banc Corp.’s President, and

•	adjourn the special meeting if adjournment is necessary to allow solicitation of additional proxies because of insufficient votes to adopt and approve the Merger Agreement.

You are entitled to vote at the special meeting if you owned Middlefield common stock as of the close of business on the September 22, 2022 record date. As of that date, a total of             shares were outstanding and eligible to vote at the Middlefield special meeting.

Votes Required; Quorum (pages 31 and 35)

Liberty. A quorum will exist at Liberty’s special meeting if a majority of the voting power of Liberty is present in person or by proxy and entitled to vote. The Merger Agreement will be adopted and approved if it receives the affirmative vote of the holders of at least two-thirds of the voting power of Liberty. If there are insufficient votes to adopt and approve the Merger Agreement when the meeting is held, the meeting may be adjourned to allow solicitation of additional proxies. The affirmative vote of the holders of a majority of the voting power present at the meeting in person or by proxy and entitled to vote is necessary to approve adjournment.

As of September 6, 2022, Liberty’s directors beneficially owned an aggregate of 28,418 shares of Liberty voting common stock, an amount equal to approximately 3.60% of the outstanding shares of Liberty voting common stock. Each of the directors of Liberty, who, collectively, beneficially own shares of Liberty common stock entitling them to cast 28,418 votes with respect to each proposal to be presented at the special meeting, entered into Voting Agreements pursuant to which they are required, subject to certain terms and conditions, to vote their shares of Liberty common stock in favor of the adoption and approval of the Merger Agreement. The form of Voting Agreement is an exhibit to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

Castle Creek. Concurrently with the execution of the Merger Agreement, Castle Creek entered into a separate Voting and Shareholder Agreement with Middlefield, pursuant to which Castle Creek has agreed to vote its shares of Liberty common stock in favor of the merger and related matters, and to become subject to certain transfer restrictions with respect to its holdings of Liberty securities. The form of Voting and Shareholder Agreement is an exhibit to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus. Castle Creek owns 75,700 shares of Liberty’s voting common stock, or 9.58% of the shares of voting common stock outstanding.

In addition, following the closing of the merger, upon the written request of Castle Creek, Middlefield will promptly cause any individual designated by Castle Creek (the “Board Representative”) to be elected or appointed to the boards of directors of Middlefield or Middlefield Bank, subject to the satisfaction of all legal and regulatory requirements. Middlefield will use reasonable best efforts at the next annual meeting of Middlefield’s shareholders to cause the election of the Board Representative to Middlefield’s board of directors, including, without limitation, by recommending to its shareholders the election of the Board Representative. Subject to the consummation of the merger, Spencer T. Cohn will be Castle Creek’s initial Board Representative to Middlefield’s board of directors. So long as Castle Creek, together with its affiliates, owns in the aggregate at least 4.9% of Middlefield common stock then outstanding (the “Minimum Ownership Interest”), Middlefield will use its reasonable best efforts to have the Board Representative elected as a director of Middlefield by the shareholders of Middlefield at Middlefield’s annual meetings of shareholders, and shall solicit proxies for the Board Representative to the same extent as it does for any of Middlefield’s other nominees to the Board. The Voting and Shareholder Agreement provides Castle Creek with certain board observation rights for any period during which Castle Creek and its affiliates in the aggregate have a Minimum Ownership Interest and do not have a Board Representative currently serving on Middlefield’s board. If Castle Creek no longer has a Minimum Ownership Interest, Castle Creek will have no further rights under the Voting and Shareholder Agreement to representation on Middlefield or Middlefield Bank’s boards of directors and, upon Middlefield’s written request, Castle Creek shall use commercially reasonable efforts to cause the Board Representative to resign from the boards of directors as promptly as possible thereafter. The Voting and Shareholder Agreement terminates in accordance with its terms if the Merger Agreement is terminated and in other specified circumstances.

Middlefield. A quorum will exist at Middlefield’s special meeting of shareholders if a majority of the outstanding common stock is represented in person or by proxy. The Merger Agreement will be adopted and approved if it receives the affirmative vote of the holders of at least two-thirds of Middlefield’s outstanding common stock. The proposal to issue shares in the merger will be adopted if the proposal is approved by a majority of the votes cast on the proposal at the special meeting. The proposal to approve the amendment to Middlefield’s Code of Regulations will be approved if the proposal receives the affirmative vote of a majority of the voting power of Middlefield’s shareholders. If there are insufficient votes to adopt and approve the Merger Agreement when the meeting of shareholders is held, the meeting may be adjourned to allow solicitation of additional proxies. The affirmative vote of the holders of a majority of the votes cast on the proposal is necessary to approve adjournment.

Middlefield’s directors agreed to vote their Middlefield shares in favor of adoption and approval of the Merger Agreement, in favor of issuing common stock in the merger, in favor of the adjournment proposal, and in favor of entering into voting agreements with Liberty as a condition to Liberty’s agreement to enter into the Merger Agreement (the “Middlefield Voting Agreements”). The form of Middlefield Voting Agreement is an exhibit to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus. As a group, the Middlefield directors who have executed Middlefield Voting Agreements own 210,606 shares of Middlefield common stock, or 3.65% of shares outstanding.

Recommendation to Liberty shareholders (page 45)

Liberty’s board of directors unanimously approved the Merger Agreement. Liberty’s board believes the merger is in the best interests of Liberty and its shareholders. The board unanimously recommends that Liberty shareholders vote “FOR” adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. Liberty’s board considered many factors in this decision, which are described in the section captioned “THE MERGER – Background of the Merger” beginning on page 40 and “THE MERGER –Liberty’s Reasons for the Merger” beginning on page 43 of this joint proxy statement/prospectus.

Opinion of Liberty’s Financial Advisor (page 45)

On May 24, 2022, Liberty’s financial advisor, Raymond James & Associates, Inc. (“Raymond James”), rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Board dated May 24, 2022, as to the fairness, as of such date, from a financial point of view, of the Exchange Ratio in the merger pursuant to the Merger Agreement to be received by the holders of Liberty’s common stock, based upon and subject to the qualifications, assumptions, limitations on scope of review and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated May 24, 2022, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex C to this document. Raymond James provided its opinion for the information and assistance of the Liberty board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the Exchange Ratio pursuant to the Merger Agreement to be received by the holders of Liberty common shares in the merger was fair, from a financial point of view, to such holders. The opinion of Raymond James did not address any other term or aspect of the Merger Agreement or the merger contemplated thereby, the underlying business decisions of Liberty to engage in the merger, the structure or tax consequences of the merger or the availability of any alternatives to the merger.

The foregoing description of the opinion is qualified in its entirety by reference to the full text of the opinion. Liberty shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger and the Merger Agreement. The Raymond James opinion does not constitute a recommendation to the Board or any holder of Liberty common shares as to how the Board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Recommendations to Middlefield shareholders (page 53)

Middlefield’s board of directors has also unanimously approved the Merger Agreement. Middlefield’s board believes the merger is in the best interests of Middlefield and its shareholders. The board unanimously recommends that Middlefield shareholders vote “FOR” adoption and approval of the Merger Agreement, “FOR” the issuance of common stock in the merger, “FOR” amendment of Middlefield’s Code of Regulations, and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. In reaching this decision Middlefield’s board of directors considered many factors as described in the section captioned “THE MERGER – Middlefield’s Reasons for the Merger” beginning on page 52 of this joint proxy statement/prospectus.

Opinion of Middlefield’s Financial Advisor (page 53)

In connection with the merger, Middlefield’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated May 26, 2022, to Middlefield’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Middlefield of the Exchange Ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex D to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Middlefield board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Middlefield to engage in the merger or enter into the Merger Agreement or constitute a recommendation to the Middlefield board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Middlefield common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter.

Material U.S. federal income tax consequences (page 68)

Middlefield and Liberty intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of Middlefield and Liberty to complete the merger that Middlefield and Liberty each receives a legal opinion from O’Neill & O’Neill and Vorys, Sater, Seymour and Pease LLP, respectively, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then for U.S. federal income tax purposes a U.S. holder of Liberty common shares generally will not recognize any gain or loss upon surrendering its common shares, except with respect to any cash received or treated as received in the merger and any cash received in lieu of fractional shares. A U.S. holder of Liberty common shares receiving cash in lieu of a fractional share of Middlefield common stock will generally recognize a gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its fractional share of Middlefield common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Liberty common shares. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult an independent tax advisor for a full understanding of the particular tax consequences of the merger to you, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws or rules and the implications of potential changes in any federal, state, local, non-U.S. or other tax laws or rules, possibly with retroactive effect. For a more detailed discussion of the material U.S. federal income tax consequences of the merger, see “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger”.

Interests of directors and certain executive officers of Liberty (page 65)

Directors and certain executive officers of Liberty have employment and other compensation agreements or economic interests that give them interests in the merger that are somewhat different from or in addition to their interests as Liberty shareholders. These interests and agreements include:

•

a post-merger offer of employment by Middlefield to Ronald L. Zimmerly, Jr. and an invitation for Mr. Zimmerly, Liberty director Mark R. Watkins and Spencer T. Cohn, a principal of Castle Creek, to serve on the board of directors of Middlefield,

•

interests under settlement agreements with Ronald L. Zimmerly, Jr., Anna Maria Brenneman, Bryan Marshall, Thomas Wilson, Patricia Arnett, and Rebecca Noblit, that provide for the termination of each executive’s existing severance agreement with Liberty and provide each executive with a lump-sum cash payment if each executive remains employed with Liberty and Liberty Bank, as applicable, through the closing date of the merger,

•	the acceleration of vesting of all outstanding Liberty restricted stock unit awards, which will be exchanged for the merger consideration,

•	the Merger Agreement provides that Middlefield will consult with Liberty about forming a Northwest Ohio Advisory Board, which would include some of Liberty’s current directors, and

•

the Merger Agreement preserves for six years the rights of Liberty’s officers and directors to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

Each of Middlefield and Liberty’s board of directors was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated by the Merger Agreement. See “THE MERGER – Interests of Liberty’s Directors and Certain Executive Officers in the Merger” beginning on page 65 of this joint proxy statement/prospectus.

Dissenters’ rights of Liberty shareholders (page 38)

Under Ohio law, Liberty common shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their Liberty common shares prior to the Liberty special meeting of shareholders will be entitled, when the merger is completed, to receive the fair cash value of their Liberty common shares. Liberty shareholders’ right to receive the fair cash value of their Liberty common shares, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the Ohio Revised Code. A Liberty shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights provided that such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 38 of this joint proxy statement/prospectus and the complete text of Section 1701.85 of the Ohio Revised Code attached to this joint proxy statement/prospectus as Annex B. If Liberty common shareholders have any questions regarding dissenters’ rights, shareholders should consult with their own legal advisers.

Differences in shareholder rights (page 85)

Liberty shareholders who receive Middlefield common stock will be Middlefield shareholders when the merger is completed. As such, their rights will be governed by Middlefield’s Second Amended and Restated Articles of Incorporation and Code of Regulations, as well as Ohio law. For a summary of significant differences between the rights of Middlefield shareholders versus the rights of Liberty shareholders, see “COMPARISON OF LIBERTY AND MIDDLEFIELD SHAREHOLDER RIGHTS” beginning on page 85 of this joint proxy statement/prospectus.

Regulatory approvals required for the merger (page 65)

The merger cannot be completed until Middlefield Bank and Liberty Bank receive necessary regulatory approvals, which include approval by the FDIC and the ODFI of the merger. Applications for the required approvals have been submitted but none have yet been approved. Middlefield is also seeking from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) a waiver of the obligation to file an application under the Bank Holding Company Act of 1956.

Conditions to the merger (page 82)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, completion of the merger depends on adoption and approval of the Merger Agreement by Middlefield shareholders and by Liberty shareholders, receipt of required regulatory approvals, and satisfaction or waiver of other customary closing conditions. Middlefield and Liberty desire to complete the merger by the end of 2022, although neither Middlefield nor Liberty can be certain as to when the regulatory approvals might be obtained. See “THE MERGER AGREEMENT – Conditions to the Merger” beginning on page 82 of this joint proxy statement/prospectus.

Termination; Termination Fee (page 83)

The Merger Agreement may be terminated before the effective time of the merger, whether before or after approval by Liberty shareholders and Middlefield shareholders:

•	by mutual written consent of Middlefield and Liberty,

•

by either Middlefield or Liberty if the other party breaches its covenants or representations and warranties and the breach is not cured within 30 days after written notice or by its nature cannot be cured (provided the terminating party is not also in breach of its covenants or representations and warranties),

•

by either Middlefield or Liberty if the merger does not occur by May 31, 2023 (or a later date the parties may agree to), unless the failure to close by that date is the result of the terminating party’s breach of covenants or representations and warranties in the Merger Agreement,

•	by either Middlefield or Liberty if the Liberty shareholders or the Middlefield shareholders do not vote to approve the Merger Agreement,

•

by either party if a required governmental approval is denied by final, non-appealable action, or if a governmental entity issues a final, non-appealable order, injunction, or ruling enjoining or otherwise prohibiting the merger,

•	by Middlefield if Liberty becomes subject to a formal bank regulatory enforcement action,

•

by Middlefield if Liberty’s board fails to recommend adoption and approval of the Merger Agreement to Liberty shareholders or withdraws or adversely changes the recommendation in favor of the Merger Agreement, or if Liberty accepts a competing acquisition proposal,

•

by Liberty if it accepts a superior acquisition proposal, but Liberty’s termination right is conditioned on Liberty giving Middlefield notice of the superior acquisition proposal and Middlefield’s opportunity to modify Middlefield’s merger proposal,

•

by Liberty during the three-day period commencing on the determination date (as defined in the Merger Agreement as the tenth calendar day immediately prior to the effective time of the merger, or if such calendar day is not a trading day on the Nasdaq stock market, the trading day immediately preceding such calendar day), if both of the following conditions exist (a) the purchaser ratio (defined in the Merger Agreement to mean the number obtained by dividing the average closing price (defined in the Merger Agreement to mean the average of the last reported closing price per share of Middlefield common stock as reported on the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the determination date) by $24.95) is less than 0.80 and (b) the purchaser ratio is less than the number obtained by (i) dividing the final index price (defined in the Merger Agreement to mean the average of the closing prices of the Nasdaq Bank Index for the twenty consecutive trading days immediately preceding the determination date) by the index price (defined in the Merger Agreement to mean the closing price of the Nasdaq Bank Index average on May 25, 2022), and (ii) subtracting 0.20 from the quotient; provided, however, that prior to the foregoing termination by Liberty, Middlefield has the right to elect to increase the merger consideration by a formula-based amount and, if it elects to do so, the Merger Agreement will not be terminated as a result of this provision.

Liberty may be required to pay a termination fee of $2.7 million to Middlefield if (i) the Merger Agreement is terminated as described in the seventh and eighth bullet points above, or (ii) if a competing acquisition proposal is publicly announced or otherwise made known to the senior management or board of directors of Liberty and Middlefield subsequently terminates the Merger Agreement because of a breach of the Merger Agreement by Liberty. See “THE MERGER AGREEMENT –Termination; Termination Fee” beginning on page 83.

Market Price and Dividend Information

Middlefield’s common stock trades on the Nasdaq under the symbol “MBCN.” Liberty’s common stock is not listed on any national securities exchange but is quoted on the OTC Pink under the symbol “LBSI.” The following table sets forth for the periods indicated a summary of the high and low prices of and cash dividends paid on Liberty common shares and Middlefield common shares. This information does not reflect retail mark-up, markdown or commissions and does not necessarily represent actual transactions.

	Liberty			Middlefield
	High	Low	Dividends	High	Low	Dividends
2022
First Quarter	$67.55	$67.05	$0.00	$26.19	$23.65	$0.17
Second Quarter	$70.00	$66.50	$0.75	$30.62	$23.99	$0.17
Third Quarter (through September 14)	$75.00	$66.56	$0.00	$28.20	$24.87	$0.17
2021
First Quarter	$55.75	$53.00	$0.00	$26.35	$18.64	$0.16
Second Quarter	$58.00	$56.30	$0.75	$25.90	$20.45	$0.16
Third Quarter	$66.51	$58.00	$0.00	$24.74	$22.81	$0.16
Fourth Quarter	$67.00	$64.00	$0.75	$27.77	$23.36	$0.21
2020
First Quarter	$53.00	$49.02	$0.00	$27.73	$12.00	$0.15
Second Quarter	$52.00	$50.00	$0.50	$23.00	$15.16	$0.15
Third Quarter	$52.15	$51.80	$0.00	$21.50	$17.15	$0.15
Fourth Quarter	$55.00	$51.55	$0.70	$24.03	$18.77	$0.15

On May 25, 2022, the last trading day prior to the announcement of the merger, the closing price of Liberty’s common shares was $67.50. The information presented in the following table reflects the last reported sale prices per share of Middlefield’s common shares as of May 25, 2022, the last trading day prior to the announcement of the Merger Agreement, and on September 14, 2022, the last practicable day for which information was available prior to the date of this joint proxy statement/prospectus. The table also presents the equivalent market value per Liberty common share on May 25, 2022, and September 14, 2022, determined by multiplying the share price of a Middlefield common share on such dates by the Exchange Ratio of 2.752. No assurance can be given as to what the market price of Middlefield common shares will be if and when the merger is consummated.

	Middlefield Common Shares	Equivalent Price Per Liberty Common Share
May 25, 2022	$24.95	$68.66
September 14, 2022	$27.23	$74.94

SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined consolidated statements of income for the six months ended June 30, 2022 and for the year ended December 31, 2021 are based on the historical financial statements of Middlefield and Liberty after giving effect to the merger. The merger will be accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”).

The unaudited pro forma condensed combined consolidated statements of income for the six months ended June 30, 2022 and for the year ended December 31, 2021 give effect to the merger as of the beginning of all periods presented. The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2022 assumed that the merger took place on June 30, 2022.

The unaudited condensed combined consolidated balance sheet and statement of income as of and for the six months ended June 30, 2022 were derived from Middlefield’s unaudited condensed financial statements and Liberty’s unaudited condensed financial statements as of and for the six months ended June 30, 2022. The unaudited condensed statement of income for the year ended December 31, 2021 was derived from Middlefield’s and Liberty’s audited statements of income for the year ended December 31, 2021.

The pro forma condensed combined consolidated financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed. As final valuations are performed, increases or decreases in the fair value of assets acquired and liabilities assumed will result in adjustments, which may be material, to the balance sheet and/or statement of income.

As required, the unaudited pro forma condensed combined consolidated financial data includes adjustments which give effect to the events that are directly attributable to the merger, expected to have a continuing impact and are factually supportable. We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses (as compared to the sum of expenses from each company while operating separately) and the opportunity to earn more revenue. The pro forma information does not take into account these expected expenses or anticipated financial benefits and does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined consolidated financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the merger occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any date or for any future period.

The unaudited pro forma condensed combined consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Middlefield and Liberty, which in the case of Middlefield are incorporated in this joint proxy statement/prospectus by reference, and in the case of Liberty are included in this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Middlefield common stock or the actual or future results of operations of Middlefield for any period. Actual results may be materially different from the pro forma information presented.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET

AS OF JUNE 30, 2022

(Dollars in Thousands, Except Per Share Amounts)

	HISTORICAL
	Acquirer (Middlefield Banc Corp.)	Target (Liberty Bancshares, Inc.)	Pro Forma Adjustments	Pro Forma Notes		Pro Forma Combined
ASSETS
Cash and due from banks	$60,114	$6,310	$(5,667)	(A	)	$60,757
Fed funds sold	19,039	44,074	—			63,113

Cash and cash equivalents	79,153	50,384	(5,667)			123,870
Equity securities, at fair value	779
Investment securities available for sale, at fair value	171,958	61,806	—			234,543
Loans	977,997	287,035	(6,194)	(B	)	1,258,839
Less allowance for loan and lease losses	14,550	4,543	(4,543)	(C	)	14,550

Net loans	963,447	282,492	(1,651)			1,244,289
Premises and equipment, net	17,030	4,726	—			21,756
Goodwill	15,071	1,456	8,041	(D	)	24,567
Core deposit intangibles	1,249	—	6,301	(E	)	7,550
Bank owned life insurance	17,274	13,841	—			31,115
Other real estate owned	6,792	—	—			6,792
Accrued interest and other assets	20,624	13,589	(934)	(F	)	33,279

Total assets	$1,293,377	$428,295	$6,090			$1,727,762

LIABILITIES
Noninterest-bearing demand	$379,872	$147,071	$—			$526,943
Interest-bearing demand	154,788	22,806	—			177,594
Money market	185,494	57,563	—			243,057
Savings	252,179	87,134	—			339,313
Time	174,833	56,863	202	(G	)	231,898

Total deposits	1,147,166	371,437	202			1,518,805
Other borrowings	12,910	—	—			12,910
Accrued interest and other liabilities	5,081	3,951	—			9,032

Total liabilities	1,165,157	375,388	202			1,540,747

EQUITY
Common stock, Capital	87,562	19,663	44,799	(H	)	152,024
Retained earnings	89,900	43,182	(48,849)	(I	)	84,233
Treasury stock	(31,651)	(4,477)	4,477	(J	)	(31,651)
Accumulated other comprehensive loss	(17,591)	(5,461)	5,461	(K	)	(17,591)

Total equity	128,220	52,907	5,888			187,015

Total liabilities and equity	$1,293,377	$428,295	$6,090			$1,727,762

See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2022

(Dollars in Thousands, Except Per Share Amounts)

	HISTORICAL
	Acquirer (Middlefield Banc Corp.)	Target (Liberty Bancshares, Inc.)	Pro Forma Adjustments	Pro Forma Notes		Pro Forma Combined
INTEREST INCOME
Interest and fees on loans	$22,253	$6,965	$304	(L	)	$29,523
Interest-bearing deposits in other institutions	98	—	—			98
Federal funds sold	49	111	—			160
Investment securities
Taxable interest	885	551	1,365	(M	)	2,801
Tax-exempt interest	1,739	115	—			1,854
Dividends on stock	57	24	—			81

Total interest income	25,081	7,766	1,670			34,516

INTEREST EXPENSE
Deposits	1,435	290	24	(N	)	1,749
Other borrowings	150	—	—			150

Total interest expense	1,585	290	24			1,899

Net interest income	23,496	7,476	1,646			32,618
Provision for loan losses	—	—	—			—

Net interest income after provision for loan and lease losses	23,496	7,476	1,646			32,618

NONINTEREST INCOME
Service charges on deposit accounts	1,870	404	—			2,274
Loss on equity securities	(39)	—	—			(39)
Earnings on bank owned life insurance	214	—	—			214
Gains on sale of loans	21	233	—			254
Other income	720	309	—			1,029

Total noninterest income	2,786	945	—			3,731

NONINTEREST EXPENSE
Salaries and employee benefits	8,171	3,335	—			11,506
Occupancy expense	1,088	348	—			1,436
Equipment expense	589	305	—			894
Data processing costs	1,665	354	—			2,019
State franchise tax	585	234	—			819
Federal deposit insurance expense	140	61	—			201
Professional fees	838	—	—			838
Loss on sale of other real estate owned	214	—	—			214
Advertising expense	457	—	—			457
Software amortization expense	88	—	—			88
Core deposit intangible amortization	154	—	516	(O	)	670
Other expense	2,812	1,170	—			3,982

Total noninterest expense	16,801	5,805	516			23,122

Income before taxes	9,481	2,616	1,130			13,227
Income taxes	1,559	482	237	(P	)	2,279

NET INCOME	$7,922	$2,133	$893			$10,948

Basic earnings per common share	$1.35	$2.36	$—			$1.29
Diluted earnings per common share	1.35	2.35	—			1.29
Average common shares outstanding	5,865	903	2,635	(Q	)	8,500
Average diluted shares outstanding	5,874	909	2,635	(Q	)	8,509

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021

(Dollars in Thousands, Except Per Share Amounts)

	HISTORICAL
	Acquirer (Middlefield Banc Corp.)	Target (Liberty Bancshares, Inc.)	Pro Forma Adjustments	Pro Forma Notes		Pro Forma Combined
INTEREST INCOME
Interest and fees on originated loans	$47,896	$16,208	$644	(R	)	$64,748
Interest-bearing deposits in other institutions	90	—	—			90
Federal funds sold	3	65	—			68
Investment securities
Taxable interest	1,679	594	2,730	(S	)	5,003
Tax-exempt interest	2,565	246	—			2,811
Dividends on stock	102	43	—			145

Total interest income	52,335	17,157	3,374			72,866

INTEREST EXPENSE
Deposits	3,913	800	129	(T	)	4,842
Short term borrowings	—	115	—			115
Other borrowings	152	—	—			152

Total interest expense	4,065	915	129			5,109

Net interest income	48,270	16,242	3,245			67,757
Provision for loan losses	700	480				1,180

Net interest income after provision for loan and lease losses	47,570	15,762	3,245			66,577

NONINTEREST INCOME
Service charges on deposit accounts	3,425	800	—			4,225
Gain on equity securities	209	3	—			212
Earnings on bank owned life insurance	546	—	—			546
Gains on sale of loans	1,240	966	—			2,206
Revenue from investment services	727	—	—			727
Other income	1,059	804	—			1,863

Total noninterest income	7,206	2,573	—			9,779

NONINTEREST EXPENSE
Salaries and employee benefits	17,151	7,163	—			24,314
Occupancy expense	2,178	714	—			2,892
Equipment expense	1,361	635	—			1,996
Data processing costs	2,880	693	—			3,573
State franchise tax	1,144	450	—			1,594
Federal deposit insurance expense	494	115	—			609
Professional fees	1,313	—	—			1,313
Loss on sale of other real estate owned	11	—	—			11
Advertising expense	885	—	—			885
Software amortization expense	361	—	—			361
Core deposit intangible amortization	321	—	1,146	(U	)	1,467
Other expense	3,979	2,147	7,000	(V	)	13,126

Total noninterest expense	32,078	11,916	8,146			52,140

Income before taxes	22,698	6,418	(4,900)			24,216
Income taxes	4,065	1,206	(892)	(P	)	4,379

NET INCOME	$18,633	$5,212	$(4,009)			$19,837

Basic earnings per common share	$3.01	$5.81	$—			$2.25
Diluted earnings per common share	3.00	5.79	—			2.24
Average common shares outstanding	6,187	897	2,635	(Q	)	8,821
Average diluted shares outstanding	6,211	899	2,635	(Q	)	8,846

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Balance Sheets and Income Statements

The following pro forma adjustments have been reflected in the unaudited pro forma combined consolidated financial statements presented for Middlefield. All adjustments are based on current assumptions and valuations, which are subject to change. Unless otherwise noted, all adjustments are based on assumptions and valuations as of June 30, 2022 for the pending acquisition and are subject to change.

(A)	Reflects payments of transaction fees of $5,667, net of tax effect.

(B)	Reflects projected 2.12% discount on loans acquired from target. The preliminary fair value adjustment will be accreted over the loans’ remaining life on a level yield basis.

(C)	Reflects elimination of allowance for loan and lease loss as a part of purchase accounting adjustments.

(D)	Reflects projected goodwill that will be recognized as a part of purchase accounting adjustments.

(E)	Reflects the pro forma impact of the core deposit intangible asset of Liberty. The preliminary fair value adjustment will be amortized over ten years on an accelerated basis.

(F)	Reflects projected deferred tax liability recorded as a result of purchase accounting adjustments (assuming 21% tax rate).

(G)

Reflects the pro forma purchase accounting adjustment of Liberty’s time deposits to fair value. The preliminary fair value adjustment will be accreted over the life of the time deposits on a level yield basis.

(H)	Reflects issuance of acquirer’s stock as consideration of $64,462 and elimination of surplus associated with target’s equity and associated surplus.

(I)	Reflects elimination of target’s retained earnings and impact to retained earnings of payment of transaction fees of $5,667, net of tax effect.

(J)	Reflects elimination of target’s treasury stock.

(K)	Reflects elimination of target’s AOCI.

(L)	Reflects six months of accretion of loan discount of $304 into loan interest income.

(M)	Reflects six months of accretion of discount on unrealized loss on AFS securities.

(N)	Reflects six months of accretion of time deposit premium against deposit interest expense.

(O)	Reflects six months of amortization of core deposit intangible recorded in conjunction with acquisition of target.

(P)	Reflects incremental tax impact of respective adjustments.

(Q)	Reflects shares issued to target as part of merger consideration.

(R)	Reflects one year of accretion of loan discount of $644 into loan interest income.

(S)	Reflects one year of accretion of discount on unrealized loss on AFS securities.

(T)	Reflects one year of accretion of time deposit premium against deposit interest expense.

(U)	Reflects one year of amortization of core deposit intangible recorded in conjunction with acquisition of target.

(V)	Reflects one-time restructuring expense incurred as a result of the acquisition of target.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table summarizes selected share and per share information about Middlefield and Liberty, giving effect to the merger (known as “pro forma” information). The data in the table should be read together with the financial information and the financial statements of Middlefield and Liberty incorporated by reference or included in this joint proxy statement/prospectus. The pro forma information is presented as an illustration only, does not represent actual combined financial position per share or combined results of operations per share, and is not a forecast of the combined financial position or combined results of operations for any future period.

The information about book value per share and shares outstanding assumes that the merger took place as of the dates presented and is based on the assumptions set forth in the preceding unaudited pro forma condensed combined consolidated balance sheets. The information about dividends and earnings per share assumes that the merger took place as of the beginning of the periods presented and is based on the assumptions set forth in the preceding unaudited pro forma condensed combined consolidated income statements. No pro forma adjustments have been included to reflect potential effects of the merger related to integration expenses, cost savings, or operational synergies Middlefield expects by combining the operations of Middlefield and Liberty, or to reflect the costs of combining the companies and their operations other than merger-related expenses. It is further assumed that Middlefield will pay a cash dividend after completion of the merger at the annual rate of $0.68 per share. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Middlefield will pay dividends after the merger or that dividends will not be reduced in the future.

	As of and for the Six Months Ended June 30, 2022
	Middlefield Banc Corp.	Liberty Bancshares, Inc.	Pro Forma Combined	Notes	Pro Forma Equivalent Liberty Share	Notes
Basic Earnings Per Common Share	$1.35	$2.36	$1.29	(1)	3.54	(3)
Diluted Earnings Per Common Share	1.35	2.35	1.29	(1)	3.54	(3)
Dividends Declared per Common Share	0.34	0.75	0.34	(2)	0.94	(3)
Book Value Per Common Share (at period end)	22.07	58.33	22.14	(1)	60.94	(3)

	As of and for the Year Ended December 31, 2021
	Middlefield Banc Corp.	Liberty Bancshares, Inc.	Pro Forma Combined	Notes	Pro Forma Equivalent Liberty Share	Notes
Basic Earnings Per Common Share	$3.01	$5.81	$2.25	(1)	6.19	(3)
Diluted Earnings Per Common Share	3.00	5.79	2.24	(1)	6.17	(3)
Dividends Declared per Common Share	0.69	1.50	0.69	(2)	1.90	(3)
Book Value Per Common Share (at period end)	24.68	63.25	24.42	(1)	67.21	(3)

(1)

Pro forma combined amounts are calculated by adding together the historical amounts reported by Middlefield and Liberty, as adjusted for the estimated purchase accounting adjustments to be recorded in connection with the merger and an estimated 2,634,731 shares of Middlefield common stock to be issued in connection with the merger based on the terms of the Merger Agreement.

(2)	Pro forma combined dividends are based on Middlefield’s historical amounts.
(3)	The pro forma per equivalent Liberty share is computed by multiplying the pro forma combined amounts by the Exchange Ratio of 2.752.

RISK FACTORS

You should consider the matters described below carefully in determining whether to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. You should also consider the other information in this joint proxy statement/prospectus, including but not limited to the section captioned “FORWARD-LOOKING STATEMENTS” and information in the documents incorporated by reference in this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Risks Associated with the Proposed Merger

Because the market value of Middlefield common stock fluctuates, Liberty shareholders cannot be sure of the value of the shares of Middlefield common stock that they will receive.

At the time of the Liberty special shareholder meeting and prior to the closing of the merger, you will not be able to determine the value of the Middlefield common stock that you will receive upon completion of the merger. Any change in the market price of Middlefield common stock prior to completion of the merger will affect the value of the consideration that Liberty shareholders will receive in the merger. Common stock price changes may result from a variety of factors, including but not limited to general market and economic conditions, changes in Middlefield’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Middlefield or Liberty. You should obtain current market prices for Middlefield common stock.

Middlefield could experience difficulties managing its growth and effectively integrating the operations of Liberty.

The earnings, financial condition and prospects of Middlefield after the merger will depend in part on Middlefield’s ability to integrate successfully the operations of Liberty and continue to implement Middlefield’s business plan. Middlefield may not be able to fully achieve its strategic objectives and projected operating efficiencies. The costs or difficulties of integrating Liberty with the Middlefield organization may be greater than expected or the cost savings from anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of an acquired entity, and Middlefield may encounter difficulties, including but not limited to loss of key employees and customers, disruption of its ongoing business, or possible inconsistencies in standards, controls, procedures, and policies. These factors could contribute to Middlefield not fully achieving its anticipated benefits of the merger.

Unanticipated costs relating to the merger could reduce Middlefield’s future earnings per share.

Middlefield believes that it has reasonably and conservatively estimated the likely costs of integrating the operations of Liberty Bank into Middlefield Bank, and the incremental costs of operating as a combined financial institution. However, it is possible that unexpected transaction costs or future operating expenses, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Middlefield after the merger. If the merger is completed and unexpected costs are incurred, the merger could have a dilutive effect on Middlefield’s earnings per share, meaning earnings per share could be less than they would be if the merger had not been completed.

The Merger Agreement limits Liberty’s ability to pursue alternatives to the merger.

With limited exceptions, the Merger Agreement prohibits Liberty from soliciting, negotiating, or providing confidential information to any third party relating to competing proposals for acquisition of Liberty. In addition, Liberty must pay $2.7 million to Middlefield for termination of the Merger Agreement if (a) Middlefield terminates the Merger Agreement because Liberty’s board fails to recommend to Liberty shareholders adoption and approval of the Merger Agreement, Liberty’s board withdraws or adversely changes the recommendation in favor of the Merger Agreement, Liberty enters into an acquisition agreement with a party making an acquisition proposal, or Liberty accepts a Superior Proposal (as defined in the Merger Agreement), or (b) a bona fide acquisition proposal is publicly announced or otherwise made known to the senior management or Board of Directors of Liberty and Middlefield terminates the Merger Agreement thereafter because of a breach of the Merger Agreement by Liberty.

The circumstances of Liberty and Middlefield may have changed since the date of the opinions of Liberty’s and Middlefield’s respective financial advisors delivered to Liberty’s and Middlefield’s respective boards of directors prior to the signing of the Merger Agreement.

Liberty’s board of directors received an opinion dated May 24, 2022 from Liberty’s financial advisor and Middlefield’s board of directors received an opinion dated May 26, 2022 from Middlefield’s financial advisor concerning the fairness of the Exchange Ratio from a financial point of view as of the respective dates of such opinions. Subsequent changes in the operation and prospects of Liberty or Middlefield, changes in general market and economic conditions, and other factors that may be beyond the control of Liberty or Middlefield could significantly alter the value of Liberty or Middlefield or the price of Middlefield common stock by the time the merger is completed. Each opinion speaks as of the date of such opinion, not as of the date the merger is finally completed or as of any other date. The opinion of Liberty’s financial advisor is attached as Annex C to this joint proxy statement/prospectus. The opinion of Middlefield’s financial advisor is attached as Annex D. For a description of the opinions, see “THE MERGER – Opinion of Liberty’s Financial Advisor” on page 45 and “THE MERGER – Opinion of Middlefield’s Financial Advisor” on page 53 of this joint proxy statement/prospectus.

Middlefield and Liberty shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the management of the combined organization.

The merger will dilute the ownership position of Middlefield shareholders and result in Liberty’s shareholders having an ownership stake in the combined company that is smaller than their current 100% stake in Liberty. Upon completion of the merger, we estimate that continuing Middlefield shareholders will own approximately 69% of the issued and outstanding common stock of Middlefield, while former Liberty shareholders will own approximately 31%. Middlefield shareholders and Liberty shareholders will therefore have less influence over the management and policies of the post-merger organization than they currently have.

Failure to complete the merger could adversely affect the value of Liberty common stock and future businesses and financial results of both Middlefield and Liberty.

If the merger is not completed, the ongoing businesses of Middlefield and Liberty could be adversely affected. Middlefield and Liberty would be subject to several risks, including:

•	Middlefield and Liberty will have to pay costs even if the merger is not completed, such as legal, accounting, financial advisor, and printing fees,

•

under the Merger Agreement, Liberty is subject to restrictions regarding the conduct of its business before completing the merger, which could adversely affect Liberty’s ability to execute business strategies, and

•

the merger requires substantial commitments of time and resources by Middlefield and Liberty management, which would instead be devoted to other opportunities that could be beneficial to Middlefield and Liberty as independent companies.

In addition, if the merger is not completed, Middlefield and Liberty may experience negative reactions from their respective customers and employees. Employees could resign and obtain other employment as a result of the potential merger or failure to complete the merger. Middlefield or Liberty also could be subject to litigation related to failure to complete the merger.

The Middlefield common stock received by Liberty shareholders upon completion of the merger will have different rights from Liberty shares.

When the merger is completed, Liberty shareholders will no longer be shareholders of Liberty but will instead be Middlefield shareholders, with rights governed by the Ohio Revised Code and Middlefield’s Second Amended and Restated Articles of Incorporation and Code of Regulations, which are in some respects materially different from the terms of Liberty’s Code of Regulations and Articles of Incorporation. See “COMPARISON OF LIBERTY AND MIDDLEFIELD SHAREHOLDER RIGHTS” on page 85 of this joint proxy statement/prospectus.

Liberty will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Liberty and consequently on Middlefield. These uncertainties may impair Liberty’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Liberty to seek to change existing business relationships with Liberty. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Middlefield. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Middlefield, Middlefield’s business following the merger could be harmed. In addition, the Merger Agreement restricts Liberty from making certain acquisitions and taking other specified actions without the consent of Middlefield until the merger occurs. These restrictions may prevent Liberty from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “THE MERGER AGREEMENT – Covenants and Agreements” beginning on page 73 of this joint proxy statement/prospectus for a description of the restrictive covenants to which Liberty is subject under the Merger Agreement.

Some of the directors and executive officers of Liberty may have interests and arrangements that may have influenced their decisions to support and recommend that you approve the merger.

The interests of some of the directors and executive officers of Liberty may be different from those of Liberty shareholders, and certain directors and executive officers of Liberty may be participants in arrangements that are different from, or are in addition to, those of Liberty shareholders, including agreements in settlement of obligations to such officers under pre-existing severance and change in control agreements, service on the boards of directors of Middlefield and Middlefield Bank, a post-closing transition advisory board and provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of Liberty for events occurring before the merger. These interests are described in more detail in the section of this joint proxy statement/prospectus entitled “THE MERGER—Interests of Liberty’s Directors and Certain Executive Officers in the Merger” beginning on page 65.

If for a specified period prior to completion of the merger (a) the average closing price of Middlefield’s common stock divided by $24.95 is less than 0.80 and (b) Middlefield underperforms the NASDAQ Bank Index by more than 20%, then Liberty has the right to terminate the Merger Agreement and the merger may not occur.

If the average closing price of Middlefield’s common stock divided by $24.95 is less than 0.80 and Middlefield underperforms the NASDAQ Bank Index by more than 20%, then Liberty may terminate the Merger Agreement subject to Middlefield’s discretion (but not obligation) to increase the merger consideration by increasing the Exchange Ratio based on a formula in the Merger Agreement. If Middlefield elects not to increase the merger consideration, Liberty may then terminate the Merger Agreement. As a result, even if Liberty shareholders approve the merger, the merger may ultimately not be completed. Although the Middlefield board of directors has the power to increase the merger consideration and Liberty’s board of directors has the power to choose not to terminate the Merger Agreement and proceed with the merger, neither board is obligated to exercise such power.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the Merger Agreement may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER – Regulatory Approvals Required” starting on page 65 of this joint proxy statement/prospectus. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain one or more approvals or delay their receipt. These governmental entities may impose conditions, limitations or costs, or place restrictions on the conduct of Middlefield after the closing as a condition to the granting of such approvals or require changes to the terms of the merger. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Middlefield following the merger, any of which might have an adverse effect on Middlefield following the merger. The regulatory approvals may not be received, may not be received in a timely fashion, and may contain conditions on the completion of the merger that adversely affect the surviving corporation’s business following the closing, or which are not anticipated or cannot be met.

Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Middlefield and Liberty.

Shareholders of Middlefield or shareholders of Liberty may file lawsuits against Middlefield, Liberty or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger or any of the other transactions contemplated by the Merger Agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Middlefield or Liberty from completing the merger or any of the other transactions contemplated by the Merger Agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Middlefield or Liberty, including any cost associated with the indemnification of directors and officers of each company. Middlefield and Liberty may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of Middlefield and Liberty and could prevent or delay the completion of the merger.

Completion of the merger is subject to many conditions and if these conditions are not satisfied or waived, the merger will not be completed.

The obligation of Middlefield and Liberty to complete the merger is subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Middlefield and Liberty shareholders, receipt of regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this document is a part, approval for Nasdaq listing of the Middlefield shares to be issued, continued accuracy of the representations and warranties of the parties, and performance by the parties of covenants and agreements. See “THE MERGER AGREEMENT – Conditions to the Merger” on page 82 of this joint proxy statement/prospectus. These conditions to the consummation of the merger might not be fulfilled, and the merger, therefore, might not be completed. If the merger is not completed by May 31, 2023 (or a later date the parties may agree to), either Middlefield or Liberty could choose not to proceed with the merger. The parties also could mutually decide to terminate the Merger Agreement at any time, before or after approval by shareholders. In addition, Middlefield or Liberty could elect to terminate the Merger Agreement in other circumstances. See “THE MERGER AGREEMENT – Termination; Termination Fee” on page 83 of this joint proxy statement/prospectus for details or refer to Article 9 of the Merger Agreement attached as Annex A.

Risks Related to Owning Middlefield Stock

You should read and consider risk factors specific to Middlefield’s business that will also affect the combined company after the merger, described in Middlefield’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which are filed by Middlefield with the SEC and incorporated by reference into this document. See “INCORPORATION OF DOCUMENTS BY REFERENCE” on page 104 of this joint proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements, including statements about Middlefield’s, Liberty’s, and the post-merger organization’s financial condition, results of operations, earnings outlook, asset quality trends, and profitability. Forward-looking statements express Middlefield and Liberty management’s current expectations or forecasts of future events. By their nature, the forward-looking statements are subject to assumptions, risks, and uncertainties. Statements contained in this joint proxy statement/prospectus and the documents incorporated herein by reference that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), even if the statements are not specifically identified as forward looking. In addition, statements in future filings of Middlefield with the SEC, in press releases, and in oral and written statements made by or with the approval of Middlefield or Liberty that are not statements of historical fact constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include but are not limited to:

•	statements about the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger,

•	statements regarding plans, objectives, and expectations of Middlefield or Liberty or their respective management or boards of directors, and

•	statements regarding underlying assumptions.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying forward-looking statements. Forward-looking statements are not guarantees of future performance. They involve certain risks, uncertainties, and assumptions that are difficult to predict with confidence. Therefore, actual outcomes and results could differ materially from what is expressed or forecasted in the forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include but are not limited to:

•	the risk that the businesses of Middlefield and Liberty will not be integrated successfully or that integration is more difficult, time-consuming, or costly than expected,

•	expected revenue synergies and cost savings from the merger are not fully realized or are not realized within the expected time frame,

•	post-merger revenues or earnings are lower than expected,

•

deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected,

•	the inability to obtain governmental approvals of the merger on the proposed terms and schedule,

•	the failure of Middlefield or Liberty shareholders to approve the merger,

•	local, regional, national, and international economic conditions and the impact they may have on Middlefield and Liberty and their customers and Middlefield’s and Liberty’s assessments of that impact,

•	changes in the level of nonperforming assets, delinquent loans, and charge-offs,

•	material changes in the value of Middlefield common stock,

•	changes in estimates of future loan loss reserve requirements based upon periodic review in accordance with regulatory and accounting requirements,

•	inflation, interest rate, securities market, and monetary fluctuations,

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity,

•	competitive pressures among depository and other financial institutions could increase and adversely affect pricing, spending, third-party relationships, and revenues,

•	changes in applicable laws and regulations (including laws and regulations concerning taxes, banking, and securities),

•	the effects of and changes in trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve,

•	legislation affecting the financial services industry as a whole, and/or Middlefield and its subsidiaries, individually or collectively,

•	governmental and public policy changes, and

•	the impact of various domestic or international military or terrorist actions or conflicts.

Additional factors that could cause results to differ materially from those described in the forward-looking statements are identified in Middlefield’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Middlefield or Liberty or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements made or referred to above. Forward-looking statements are made only as of the date on which they are made. Middlefield and Liberty do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

THE SPECIAL MEETING OF LIBERTY SHAREHOLDERS

Time, Date and Place

This joint proxy statement/prospectus is provided to Liberty shareholders by Liberty’s board of directors for solicitation of proxies to be used at the special meeting of shareholders. The special meeting will be held at 5:00 p.m. Eastern Time, on November 1, 2022 at Liberty’s Ada Office, 118 South Main Street, Ada, Ohio 45810, including any adjournment. This joint proxy statement/prospectus is also being furnished by Middlefield to Liberty shareholders as a prospectus for issuance of Middlefield common stock in the proposed merger.

Matters to be Considered

Liberty shareholders will be asked at the special meeting to consider and vote on the following matters –

1.	A proposal to adopt and approve the Merger Agreement, and

2.

A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Liberty’s board of directors believes the merger with Middlefield is in the best interests of Liberty shareholders. The board recommends that you vote (1) “FOR” adoption and approval of the Merger Agreement, and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The Liberty board of directors has fixed the close of business on September 6, 2022 as the record date for determining Liberty shareholders entitled to notice of and to vote at the special meeting. Only holders of Liberty voting common stock at the close of business on the record date are entitled to vote at the meeting. As of the close of business on the record date, there were 790,469 shares of Liberty voting common stock outstanding and entitled to vote. Liberty voting common stock is held of record by 380 shareholders.

Votes Required; Quorum

Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the voting power of Liberty. A quorum will exist at Liberty’s special meeting if a majority of the voting power of Liberty is present in person or by proxy and entitled to vote. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When the shareholder meeting is held, if there are insufficient votes to adopt and approve the Merger Agreement the meeting may be adjourned to allow solicitation of additional proxies. The affirmative vote of the holders of a majority of the voting power present at the meeting in person or by proxy and entitled to vote is necessary to approve adjournment.

For voting purposes, shares must be affirmatively voted FOR approval of the Merger Agreement in order to be counted as votes in favor of the Merger Agreement. As a result, abstentions with respect to the proposal to approve the Merger Agreement will have the same effect as votes against such proposal. If you are a Liberty shareholder and you do not return a proxy card or vote in person at the Liberty special meeting or if you mark the proxy card or ballot “ABSTAIN” for the proposal to adopt and approve the Merger Agreement, this will have the same effect as a vote “AGAINST” the Merger Agreement. The affirmative vote of a majority of the voting power of Liberty shareholders present in person or by proxy at the special meeting is required to adjourn the special meeting. Marking your proxy card or ballot “ABSTAIN” will have the same effect as a vote

“AGAINST” the adjournment proposal. The failure to return your proxy card or vote in person, however, will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Under rules of the New York Stock Exchange, brokers who hold shares in “street name” for a beneficial owner are allowed to vote at their discretion on “routine” proposals, even without voting instructions from beneficial owners. For proposals considered “non-routine,” however, brokers are not allowed to exercise voting discretion and cannot vote on those non-routine proposals unless the beneficial owner gives specific voting instructions. Middlefield and Liberty believe that the proposals to be voted on at the shareholder meetings are “non-routine” and that brokers therefore will not be able to vote without specific voting instructions.

If you hold your Liberty shares in street name through a broker, bank, or other nominee and do not give voting instructions to the broker, bank, or other nominee, the broker, bank, or other nominee cannot vote the shareholder’s shares on the proposal to adopt and approve the Merger Agreement or the adjournment proposal. This will have the same effect as votes “AGAINST” the proposal to approve the Merger Agreement. The failure to provide voting instructions to your broker, bank, or other nominee, however, will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

All of Liberty’s directors and Castle Creek have agreed to vote their Liberty shares in favor of adoption and approval of the Merger Agreement and in favor of the adjournment proposal. Liberty’s directors collectively beneficially own 28,418 shares of Liberty common stock, or approximately 3.60% of the shares outstanding. Castle Creek owns 75,700 shares of Liberty common stock entitled to vote at the special meeting, or approximately 9.58% of the voting shares outstanding.

Solicitation and Revocation of Proxies

A proxy card accompanies this joint proxy statement/prospectus. If you are a Liberty shareholder, your proxy is being solicited by Liberty’s board of directors. Regardless of whether you attend the special meeting, the Liberty board of directors urges you to vote your shares by (1) the internet, (2) telephone, or (3) completing, signing, dating, and returning the enclosed proxy card as soon as possible. If you return your properly executed proxy card before the meeting and do not revoke it, the shares of Liberty common stock represented by the proxy card will be voted at the special meeting or adjournment.

The Liberty common stock will be voted as specified on the proxy card. If you are a Liberty shareholder and you sign, date, and return a proxy card without stating how you want your shares to be voted, your shares will be voted “FOR” adoption and approval of the Merger Agreement, and, if adjournment of the meeting is necessary to allow time for solicitation of additional proxies, your shares will be voted “FOR” adjournment. Although Liberty’s board currently does not expect any other proposals to be presented at the meeting, if any other proposals are properly presented, the Liberty voting common stock represented by properly executed proxy cards will, to the extent permitted by applicable law, be voted in the discretion of the persons named in the proxy card in accordance with their best judgment.

If you return a properly executed proxy card, you may revoke it at any time before a vote is taken at the meeting by:

•	filing a written notice of revocation with Bryan Marshall, Secretary of Liberty, at 118 South Main Street Ada, Ohio 45810,

•	executing and returning another proxy card with a later date,

•	casting a later internet or telephone vote relating to the same shares, or

•	attending the meeting and giving notice of revocation in person.

Attending Liberty’s special meeting will not, by itself, revoke your proxy. If you instructed your broker, bank, or other nominee to vote your shares but you wish to change or revoke those voting instructions, you must follow your broker, bank, or other nominee’s directions for changing or revoking your vote.

Liberty will bear its own cost of solicitation of proxies. Proxies will be solicited by mail and may also be solicited by personal contact, telephone, facsimile, or electronic mail by directors, officers, and employees, none of whom will receive additional compensation for their solicitation activities. Liberty has also engaged Laurel Hill, a proxy soliciting firm, to assist in the solicitation of proxies for a flat fee of $5,500, a variable fee based on calls made by Laurel Hill, and reimbursement of reasonable out-of-pocket expenses. Liberty will pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries who are record holders of Liberty voting common stock not beneficially owned by them for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to and obtaining voting instructions from the beneficial owners of Liberty common stock.

PROPOSALS SUBMITTED TO LIBERTY SHAREHOLDERS

Liberty Merger Proposal

As discussed throughout this joint proxy statement/prospectus, Liberty is asking shareholders to adopt and approve the Merger Agreement. Liberty shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the merger. Shareholders are directed to the copy of the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

Liberty’s board of directors recommends voting “FOR” approval and adoption of the Merger Agreement.

Liberty Adjournment Proposal

If there are insufficient votes at the time of the Liberty special meeting to approve and adopt the Merger Agreement, the meeting may be adjourned to another time or place to allow additional time to solicit additional proxies. If the number of shares of Liberty voting common stock voting in favor is insufficient to approve and adopt the Merger Agreement, Liberty intends to move for adjournment to enable the Liberty board of directors to solicit additional proxies for approval. If that occurs, Liberty will ask the Liberty shareholders to vote upon the adjournment proposal (but not the merger proposal). Liberty is asking shareholders to authorize the proxy holder to vote in favor of adjournment of the Liberty special meeting to another time and place for the purpose of soliciting additional proxies. If the adjournment proposal is approved, proxies will remain valid if not revoked and Liberty will use the additional time to solicit additional proxies, including the solicitation of proxies from Liberty shareholders who have previously voted.

Liberty’s board of directors recommends voting “FOR” the adjournment proposal.

THE SPECIAL MEETING OF MIDDLEFIELD SHAREHOLDERS

Time, Date and Place

This joint proxy statement/prospectus is provided to Middlefield shareholders by Middlefield’s board of directors for solicitation of proxies to be used at the special meeting of shareholders. The special meeting will be held at 9:00 a.m. Eastern Time on November 3, 2022. We have adopted a virtual format for our special meeting. We will provide a live webcast of the special meeting at www.meetnow.global/MM94NSM where you will be able to vote electronically and submit questions during the meeting.

Matters to be Considered

Middlefield shareholders will be asked at the special meeting to consider and vote upon proposals to –

•	adopt and approve the Merger Agreement,

•	approve the issuance of up to 2,634,731 shares of Middlefield common stock in the merger,

•	amend Middlefield’s Code of Regulations to establish a new Middlefield senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield’s President, and

•	adjourn the meeting to allow solicitation of additional proxies if there are insufficient votes to adopt and approve the Merger Agreement.

Middlefield’s board of directors believes the merger is in the best interests of Middlefield shareholders and recommends that you vote (1) “FOR” the Merger Agreement, (2) “FOR” issuance of common stock in the merger, (3) “FOR” the amendment of Middlefield’s Code of Regulations to approve a new Middlefield senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield’s President and (4) if the adjournment proposal is presented for a vote, “FOR” adjournment.

How to Attend the Virtual Special Meeting

The special meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. No physical meeting will be held.

You will be able to attend the special meeting online and submit your questions during the meeting by visiting www.meetnow.global/MM94NSM. You also will be able to vote your shares online at the virtual special meeting.

To participate in the special meeting, you will need to review the information included on your proxy card or on the instructions that accompanied your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The virtual special meeting will begin promptly at 9:00 a.m., Eastern Time, on November 3, 2022. We encourage you to access the meeting prior to the start time leaving ample time for check-in. Please follow the registration instructions as outlined in this joint proxy statement/prospectus.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it.

You may submit questions during the special meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.meetnow.global/MM94NSM, entering the 15-digit control number found on your proxy card, typing your question into the “Question” field, and clicking “Send”. Additional information regarding the ability of shareholders to ask questions during the special meeting will be set forth in the meeting’s Rules of Conduct, which will be made available within the virtual special meeting platform.

How to Register to Attend the Virtual Special Meeting

If you are a registered shareholder (i.e., you hold shares as reflected by the records of our transfer agent), you do not need to register to attend the virtual special meeting. Please follow the instructions on the proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the virtual special meeting.

To register to attend the special meeting online by webcast, you must submit proof of your proxy power (legal proxy) reflecting your Middlefield holdings along with your name and email address to Computershare.

Requests for registration should be directed to Computershare by forwarding the email you received from your bank or broker, or an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on October  28, 2022. You will receive a confirmation of your registration by email after your registration materials have been received.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors fixed the close of business on September 22, 2022 as the record date for determining Middlefield shareholders entitled to vote at the special meeting. As of the close of business on the record date, there were ______________ shares of Middlefield common stock outstanding and entitled to vote at the special meeting. Middlefield common stock is held of record by approximately 934 shareholders. Each share of Middlefield common stock entitles the holder to one vote on all proposals at the special meeting.

Votes Required; Quorum

Under the OGCL and Middlefield’s Second Amended and Restated Articles of Incorporation, approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of Middlefield’s outstanding common stock. Under Nasdaq rules, approval of the issuance of Middlefield common stock requires the affirmative vote of the holders of a majority of votes cast on the proposal. Under Middlefield’s Second Amended and Restated Articles of Incorporation, approval of the amendment to Middlefield’s Code of Regulations requires the affirmative vote of the holders of a majority of the voting power of Middlefield’s shareholders. Under Middlefield’s Code of Regulations, approval of adjournment requires the affirmative vote of the holders of a majority of the votes cast on the proposal. On the record date, Middlefield directors owned a total of 210,606 shares, which is approximately 3.65% of Middlefield common stock.

If you are a Middlefield shareholder and you do not return a proxy card or vote in person at the Middlefield special meeting or if you mark the proxy card or ballot “ABSTAIN” for the proposal to adopt and approve the Merger Agreement or the proposal to amend Middlefield’s Code of Regulations, it will have the same effect as a vote “AGAINST” those proposals, but failing to vote or abstaining will have no effect on the adjournment proposal or the proposal to approve the issuance of shares.

If you hold your Middlefield stock in “street name” through a broker, bank, or other nominee, please provide your broker, bank, or nominee (the record holder of your common stock) with voting instructions. Middlefield believes that each proposal to be voted on at the special meeting is “non-routine” and that brokers, therefore, will not be able to vote on those proposals without specific voting instructions. If you hold Middlefield stock in street name but do not give voting instructions to your broker, bank, or other nominee, the broker, bank, or other nominee cannot vote your shares on any proposal at the special meeting.

Your broker, bank, or other nominee will provide you with a proxy card and directions for giving voting instructions. Please follow the broker, bank, or other nominee’s directions to give voting instructions.

A quorum will exist at Middlefield’s special meeting if a majority of the outstanding common stock is represented in person or by proxy. A quorum must be present in person or by proxy at the meeting before any action other than adjournment can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

Solicitation and Revocation of Proxies

If you were a shareholder of record at the close of business on September 22, 2022, you are entitled to vote at the special meeting. As of September 22, 2022, there were _____________ shares of Middlefield common stock outstanding.

The enclosed proxy is for use if you are unable to participate in the live webcast of the special meeting or if you wish to have your shares voted by proxy even if you participate in the live webcast of the special meeting. We will provide a live webcast of the special meeting at www.meetnow.global/MM94NSM where you will be able to vote electronically. Please vote your shares by (1) the internet, (2) telephone or (3) completing, signing, dating, and returning the enclosed proxy as soon as possible in the postage-paid envelope provided. If you hold your shares in the name of a bank or broker, the availability of internet and telephonic voting will depend on the voting processes of the bank or broker.

Proxies solicited hereby may only be used at the special meeting and any adjournment thereof, and will not be used for any other meeting.

A proxy card accompanies this joint proxy statement/prospectus. If you are a Middlefield shareholder, your proxy is solicited by Middlefield’s board of directors. Regardless of whether you attend the special meeting, the Middlefield board urges you to return your properly executed proxy card as soon as possible. If you return a properly executed proxy card before the special meeting and do not revoke it, the Middlefield common stock represented by the proxy card will be voted at the special meeting or adjournment. The common stock will be voted as specified on the proxy card.

If you are a Middlefield shareholder and you sign, date, and return a proxy card but do not specify how your shares are to be voted, your shares will be voted “FOR” adoption and approval of the Merger Agreement, “FOR” issuance of common stock in the merger, “FOR” the amendment of Middlefield’s Code of Regulations to establish a new Middlefield senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield’s President, and, if adjournment of the meeting is necessary to allow time for solicitation of additional proxies, “FOR” the adjournment proposal. Although Middlefield’s board currently does not expect any other proposals to be presented at Middlefield’s special meeting, if any other proposals are properly presented, the common stock represented by properly executed proxy cards will, to the extent permitted by applicable law, be voted in the discretion of the persons named in the proxy card in accordance with their best judgment.

Shareholders who execute proxies retain the right to revoke them at any time before completion of the special meeting, but revocation will not affect a vote previously taken. If your common stock is held in street name, you must follow the instructions of your broker, bank, or other nominee to revoke your proxy instructions. If you are a holder of record and wish to revoke your proxy instructions, you may revoke a proxy by –

•

participating in the live webcast of the special meeting at www.meetnow.global/MM94NSM where you will be able to vote electronically (simply attending the virtual special meeting without voting will not revoke an earlier proxy),

•	giving a subsequent proxy relating to the same shares,

•	casting a later internet or telephone vote relating to the same shares, or

•	filing with the Secretary at or before the special meeting a written revocation notice bearing a later date than the proxy.

Attending Middlefield’s special meeting will not, by itself, revoke your proxy. If you instructed your broker, bank, or other nominee to vote your shares but you wish to change or revoke those voting instructions, you must follow your broker, bank, or other nominee’s directions for changing or revoking your vote.

Middlefield will bear its own cost of solicitation of proxies. Proxies will be solicited by mail and may also be solicited by personal contact, telephone, facsimile, or electronic mail by directors, officers, and employees, none of whom will receive additional compensation for their solicitation activities. Middlefield has also engaged Georgeson LLC, a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $15,000 and reimbursement of reasonable out-of-pocket expenses. Middlefield will pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries who are record holders of Middlefield common stock not beneficially owned by them for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to and obtaining proxies from the beneficial owners of Middlefield common stock.

PROPOSALS SUBMITTED TO MIDDLEFIELD SHAREHOLDERS

Middlefield Merger Proposal

As discussed throughout this joint proxy statement/prospectus, Middlefield is asking its shareholders to adopt and approve the Merger Agreement. Middlefield shareholders should read this document carefully in its entirety for more detailed information regarding the Merger Agreement and the merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

Middlefield’s board of directors recommends voting “FOR” approval and adoption of the Merger Agreement.

Middlefield Proposal to Approve Issuance of Common Stock

Middlefield is also asking shareholders to consider and vote on the proposal to issue up to 2,634,731 shares of Middlefield common stock in the merger. A company with Nasdaq-listed stock is required by Nasdaq rules to obtain shareholder approval if a proposed stock issuance equals or exceeds 20% of the number of shares outstanding before the issuance. The number of shares to be issued by Middlefield in the merger is approximately 45.68% of the number of shares outstanding, and for this reason, Nasdaq rules require Middlefield to seek shareholder approval. If Middlefield shareholders do not approve the common stock issuance, Middlefield will not be able to complete the merger.

Middlefield’s board of directors recommends voting “FOR” approval of the issuance of up to 2,634,731 shares of Middlefield common stock in the merger.

Middlefield Proposal to Amend the Code of Regulations

Middlefield’s current Code of Regulations does not provide for a position titled “Chief Executive Officer.” Middlefield’s President acts as Middlefield’s chief executive and Middlefield’s board of directors has historically designated Middlefield’s President as the “President and Chief Executive Officer.” The board of directors has adopted a proposed amendment to the Regulations that would create the Chief Executive Officer position as a separate position so that the position of Chief Executive Officer and the position of President can be held by different individuals. The amendment would also revise the description of the duties of Middlefield’s President. The amendment is necessary because the Merger Agreement requires the Board to appoint Ronald L. Zimmerly, Jr. as President of Middlefield. James R. Heslop, II, who currently serves as Middlefield’s President and Chief Executive Officer, will assume the title of Chief Executive Officer. The adoption of this amendment requires the affirmative vote of a majority of the outstanding shares of Middlefield common stock.

The text of the amendment to the Code of Regulations appears in Annex E. Changes are indicated by underlining. The amendment to the Code of Regulations would become effective at the time of the shareholder vote. Middlefield would promptly notify shareholders of the amendment to the Code of Regulations by filing a report with the SEC.

Middlefield’s board of directors recommends voting “FOR” the amendment of Middlefield’s Code of Regulations to establish a new Middlefield senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield’s President.

Middlefield Adjournment Proposal

If there are insufficient votes at the time of Middlefield’s special meeting to approve and adopt the Merger Agreement, the meeting may be adjourned to another time or place to allow additional time for proxy solicitations. If the number of shares of Middlefield common stock voting in favor is insufficient to approve and adopt the Merger Agreement, Middlefield intends to move for adjournment to enable Middlefield’s board to solicit additional proxies for approval. If that occurs, Middlefield will ask shareholders to vote upon adjournment but not the merger proposal or the proposal to approve the share issuance or the amendment to Middlefield’s Code of Regulations. Middlefield is asking shareholders to authorize the proxy holder to vote in favor of adjournment of the Middlefield special meeting to another time and place for the purpose of allowing additional proxy solicitation. If the adjournment proposal is approved, proxies will remain valid if not revoked and Middlefield could use the additional time to solicit additional proxies, including solicitation of proxies from Middlefield shareholders who have previously voted.

Middlefield’s board of directors recommends voting “FOR” the adjournment proposal.

DISSENTERS’ RIGHTS

Liberty shareholders are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of Liberty will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Liberty shareholder who is a record holder of Liberty common shares on September 6, 2022, the record date for the Liberty special meeting, and whose shares are not voted in favor of the adoption of the Merger Agreement, may be entitled to be paid the “fair cash value” of such Liberty common shares after the effective time of the merger.

To be entitled to such payment, a shareholder:

•	must deliver to Liberty a written demand for payment of the fair cash value of the shares held by such shareholder, before the vote on the Merger Agreement is taken;

•	must not vote in favor of approval and adoption of the Merger Agreement; and

•	must otherwise comply with Section 1701.85.

A Liberty shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights provided that such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card. Any written demand must specify the shareholder’s name and address, the number and class of shares held by such shareholder on the Liberty record date, and the amount claimed as the “fair cash value” of such Liberty common shares. Voting against the adoption of the merger is not a written demand as required under Section 1701.85.

See the text of Section 1701.85 of the OGCL attached as Annex B to this joint proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights. Liberty is notifying each of the holders of record of its common shares as of September 6, 2022, that dissenters’ rights are available and intends that this joint proxy statement/prospectus constitutes this notice.

If Liberty so requests, dissenting shareholders must submit their share certificates to Liberty within 15 days of such request, for endorsement on such certificates by Liberty that a demand for appraisal has been made. Such certificates will be promptly returned to the dissenting shareholders by Liberty. In the event the dissenting shareholder fails to send such shareholder’s certificates to Liberty upon demand, Liberty may exercise an option to terminate the shareholder’s rights as a dissenting shareholder, unless a court for good cause shown directs otherwise. To terminate the dissenting shareholder’s rights, Liberty must send the dissenting shareholder written notice within twenty days following the expiration of the fifteen-day request period. Any request made by

Liberty for the dissenting shareholder’s shares will not be deemed an admission by Liberty that the shareholder is entitled to relief under Section 1701.85. If Liberty and any dissenting shareholder cannot agree upon the “fair cash value” of Liberty common shares, either may, within three months after service of demand by the shareholder, file a petition in the Common Pleas Court of Hardin County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s Liberty common shares. The fair cash value of a Liberty common share to which a dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value”. If the court approves the appraisers’ report, judgment will be entered for the “fair cash value,” and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If a Liberty shareholder exercises such shareholder’s dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s Liberty common shares will be suspended until Liberty purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of Liberty common shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this joint proxy statement/prospectus. Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A Liberty shareholder’s failure to comply with these procedural rules may result in such shareholder becoming ineligible to pursue dissenters’ rights.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to carefully read this entire joint proxy statement/prospectus, including the Merger Agreement attached as Annex A, for a more complete understanding of the merger.

The Proposed Merger and Subsidiary Bank Merger

The Merger Agreement provides for the merger of Liberty with and into Merger Sub, a newly formed, wholly owned subsidiary of Middlefield, with Merger Sub as the surviving entity. Promptly thereafter, Merger Sub will be dissolved and liquidated and, at a later time as soon as practicable as specified by Middlefield Bank, Liberty Bank will be merged with and into Middlefield Bank, with Middlefield Bank surviving the subsidiary bank merger.

The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated in this joint proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully as it is the principal legal document governing the merger.

Background of the Merger

The Middlefield board, with the assistance of Middlefield’s executive management, periodically reviews, assesses, and discusses Middlefield’s strategic direction, performance, and prospects. These reviews and discussions have included, from time to time, meeting with third party advisors such as investment bankers and external legal counsel, and have addressed the potential strategic alternatives that might be available to Middlefield, including organic growth initiatives, potential mergers and acquisitions (including potential acquisition targets and the merger of Middlefield with a bank of similar size or the sale to a larger financial institution), and capital planning decisions, all with the goal of enhancing shareholder value. These reviews and discussions have also included analyses of the business environment for financial institutions, including technology initiatives and investments, the impact of interest rates, the evolution of community banking, and talent acquisition and retention. The economic outlook nationally and locally, the regulatory and compliance environment, financial institution industry trends, peer comparisons, ongoing consolidation among financial institutions, and the benefits and risks of continued operation as a standalone company have also been considered.

Factors assessed in connection with these reviews have included the risks and opportunities associated with operating in existing and new markets, competition, potential positive and negative expense and revenue impacts, regulatory requirements, the interest rate environment, scale, operational risk, credit risk, market risk, and changes in technology and in delivery and marketing channels. In connection with the evaluation of strategic alternatives, Middlefield’s executive management has had, from time to time, informal discussions, relative to potential acquisitions of other banks or the sale of Middlefield, with representatives of other financial institutions and has regularly updated the Middlefield board regarding such discussions.

Management succession planning is an ongoing part of the board’s responsibilities. The full board is responsible for overseeing CEO succession planning. Thomas G. Caldwell, the long-serving President of Middlefield Bank since 1995, announced on June 14, 2021, his plan to retire on March 31, 2022. Mr. Caldwell also retired from his board positions with Middlefield and Middlefield Bank on March 31, 2022.

The proposed merger transaction with Liberty deepens Middlefield Bank’s penetration into the Columbus, Ohio market with the addition of Liberty Bank’s two branches in Marysville and Westerville, and expands Middlefield Bank into two Western Ohio counties (Hardin and Logan) where Liberty Bank ranks first and third, respectively, in deposit market share. The merger also provides for management succession as Ronald L. Zimmerly, Jr. will become President of Middlefield and Middlefield Bank and a director of both companies upon the closing of the merger. The Merger Agreement contemplates that Mr. Zimmerly will be appointed President and CEO of Middlefield by January 1, 2024. In addition, Liberty’s Chairman, Mark R. Watkins, and Spencer T. Cohn, a representative of Castle Creek, will be added to Middlefield’s board and three Liberty directors (Messrs. Griffith, Simon and Zimmerly) will be added to the board of Middlefield Bank. The additions to Middlefield’s board and management will add depth of leadership to the combined company and continuity for Middlefield and Liberty’s customers and employees.

In July 2021, a representative of Raymond James contacted Mr. Caldwell to discuss Liberty’s interest in exploring a business combination with Middlefield. On August 18, 2021, Mr. Caldwell and James R. Heslop, II, then Middlefield’s Executive Vice President and Chief Operating Officer, met with Mr. Zimmerly and Thomas M. Wilson, Liberty’s Executive Vice President and Chief Operating Officer, to discuss the operating philosophies of each bank, the potential structure of a merger and potential synergies resulting from a combination of the two institutions.

On September 9, 2021, Middlefield management provided an update to the Executive Committee of Middlefield’s board of directors regarding the August 2021 meeting with Messrs. Zimmerly and Wilson regarding mutual interest in exploring a business combination. The Executive Committee also discussed the appointment of Mr. Zimmerly as CEO of Middlefield after a transition period, with payment of severance benefits to Mr. Zimmerly if the board chose not to appoint Mr. Zimmerly as Middlefield CEO. The Executive Committee also discussed the potential benefits of Castle Creek becoming a shareholder of Middlefield. At its meeting on September 13, 2021, the Middlefield board of directors discussed the structure of a potential merger with Liberty and the opportunity to contract with Mr. Zimmerly to become Middlefield’s CEO at the end of the transition period. The board directed the CEO Search Committee of the board to meet with Mr. Zimmerly for additional due diligence.

On October 1, 2021, Middlefield and Liberty executed a non-disclosure agreement that provided the opportunity for the parties to begin the due diligence process. Directors William J. Skidmore and Michael C. Voinovich and CEO Thomas Caldwell met with Mr. Zimmerly that day to discuss the possible transaction and future management succession with Mr. Zimmerly as CEO of the resulting organization. At an October 6, 2021, meeting of Middlefield’s Executive Committee, Mr. Voinovich and Mr. Skidmore shared their favorable impression of Mr. Zimmerly with the Executive Committee.

At the same time, Middlefield’s board of directors, through its CEO Search Committee, continued to engage in a parallel process to identify outside and internal candidates for Middlefield’s CEO position. At the October 6, 2021, meeting of the Executive Committee, Mr. Skidmore reported that two CEO candidates would be meeting with the Search Committee on October 13, 2021, and that Angott Search Group, the executive search firm engaged by Middlefield, had three additional candidates scheduled for interviews. From June 2021, when Mr. Caldwell announced his retirement, to January 2022, the CEO Search Committee considered 12 outside candidates, not including Mr. Zimmerly, and conducted multiple interviews with several of those candidates. The CEO Search Committee also reviewed four internal candidates for the CEO position.

In late October 2021, Mr. Caldwell and Mr. Zimmerly met twice to discuss the future strategy and growth in the central Ohio market, growth opportunities and possible synergies of the combined banks, a pro forma organizational chart as well as operations and timing of the potential business combination.

On November 1, 2021, at a meeting of Middlefield’s board of directors, Middlefield’s financial advisor, KBW, reviewed with the board potential pro forma financial effects of a proposed business combination between Middlefield and Liberty. After receiving an update regarding Middlefield’s initial phase of due diligence on Liberty, the Executive Committee authorized proceeding with additional due diligence and instructed KBW to communicate a range of preliminary deal terms to Raymond James, Liberty’s financial advisor. At a November 15, 2021, meeting of the Executive Committee, a representative of KBW informed the Executive Committee that Liberty agreed to continue forward with the discussions and have Middlefield prepare a non-binding letter of intent.

In late November and early December, 2021 senior executives of Middlefield and Liberty met to discuss growth opportunities, possible deal synergies and a pro forma organizational chart of the combined company. During this time, three independent Middlefield directors interviewed Mr. Zimmerly and reported to the Executive Committee their favorable assessment of Mr. Zimmerly as a possible future CEO and recommended continuing discussions with Liberty on a possible transaction. Mr. Caldwell delivered a nonbinding letter of intent to Liberty on December 9, 2021. In December 2021, Liberty and Middlefield negotiated the terms of the letter of intent and on December 27, 2021, the parties executed the nonbinding letter of intent.

Following execution of the letter of intent, Middlefield and Liberty each engaged in due diligence efforts related to the proposed merger. Middlefield circulated a due diligence information list to Liberty on December 30, 2021 and commenced due diligence on Liberty during the first week of January 2022. Liberty circulated a reverse due diligence information list to Middlefield on January 28, 2022 and commenced due diligence on Middlefield.

At its regularly scheduled meeting held on February 14, 2022, Middlefield’s board of directors approved James R. Heslop, II, to become the next President and CEO of Middlefield, effective April 1, 2022, and recommended Ronald L. Zimmerly, Jr. as the proposed President of Middlefield should the merger come to fruition.

At its meeting on February 25, 2022, the board received a presentation from Grady & Associates, legal counsel to Middlefield, regarding the directors’ fiduciary duties and related obligations in reviewing and considering strategic alternatives. Middlefield’s counsel also discussed the role of Middlefield’s outside advisors in assisting Middlefield and the board regarding a potential business combination, the strategic rationale for pursuing the merger, the transaction process, the importance of preserving confidentiality, and the prohibition on insider trading.

Middlefield provided Liberty with a proposed merger agreement on February 28, 2022. Between February 28 and May 24, 2022, Grady & Associates and Vorys, Sater, Seymour and Pease LLP, legal counsel to Liberty, exchanged drafts of the merger agreement and other transaction documents, including voting agreements to be entered into by each of Liberty and Middlefield’s directors. The two law firms and the respective management teams negotiated, exchanged drafts, and worked towards finalizing the terms and conditions of the merger agreement, the voting agreements and other transaction documents. Reciprocal due diligence continued during this time period. Luse Gorman, PC, also provided legal counsel to Liberty during this period with regard to matters relating to benefit plans and executive compensation matters addressed in the transaction documents.

During April and May 2022, Grady & Associates and Sidley Austin, counsel to Castle Creek, negotiated Castle Creek’s voting and shareholder agreement, which included Castle Creek’s board representation, board observation rights and other matters. On April 15, 2022, Spencer Cohn of Castle Creek, Liberty Chairman of the Board Mark R. Watkins, and Mr. Zimmerly met with the full Middlefield board of directors. At the meeting, the Middlefield directors and the Liberty representatives discussed Middlefield’s growth path over the previous ten years and Middlefield’s approach to community banking. The Middlefield directors reported a positive experience from the director service of a private equity fund representative that occurred in the previous decade.

On May 2, 2022, at a regular meeting of the board of directors of Liberty, members of Liberty’s senior management provided a summary of the status of negotiations of the transaction documents and the current results of the due diligence review conducted on Middlefield. Representatives of Liberty’s financial advisor, Raymond James, and its legal counsel, Vorys, Sater, Seymour and Pease LLP, also attended the meeting and provided updates on the currently proposed transaction. The Vorys, Sater, Seymour and Pease LLP representative also provided an initial presentation on director fiduciary duties in the context of considering the transaction. Representatives of Raymond James and Vorys, Sater, Seymour and Pease LLP responded to questions from, and participated in discussions with, the directors.

On May 24, 2022, a special meeting of the board of directors of Liberty and Liberty Bank was convened to consider the proposed merger transaction. Members of Liberty senior management and representatives of Raymond James and Vorys, Sater, Seymour and Pease LLP attended the meeting. The Liberty and Liberty Bank boards received presentations regarding the proposed merger agreement from senior management, Raymond James and

Vorys, Sater, Seymour and Pease LLP. Senior management, Raymond James, and Vorys, Sater, Seymour and Pease LLP also briefed the boards on the results of the due diligence review conducted on Middlefield. Raymond James presented its oral opinion that it subsequently confirmed in writing, that the consideration to be received by Liberty shareholders pursuant to the Merger Agreement was fair to Liberty’s shareholders from a financial point of view. Vorys, Sater, Seymour and Pease LLP discussed again with the directors their fiduciary duties under applicable law in the context of considering the transaction. After careful and deliberate consideration of the presentations by Liberty’s financial advisor and legal counsel as well as the interests of Liberty’s shareholders, customers, employees and the communities served by Liberty and Liberty Bank, the board of directors of Liberty unanimously approved the Merger Agreement and the related documents. The board of directors of Liberty Bank also unanimously approved the bank merger agreement and the related documents.

On May 26, 2022, a special meeting of the Middlefield board was convened to consider the proposed merger transaction. Members of Middlefield’s executive management and representatives of KBW and Grady & Associates attended the meeting at the invitation of the board. The Middlefield board was provided with a set of meeting materials in advance of the meeting, including substantially final drafts of the merger agreement, the voting agreements for directors, the voting and shareholder agreement with Castle Creek, and compensation arrangements of Liberty executive management related to the merger. Grady & Associates discussed with the directors their fiduciary duties under applicable law and reviewed the accompanying legal standards. Representatives of Grady & Associates reviewed in detail with the board the terms of the Merger Agreement, including the terms of various ancillary documents. At this meeting, KBW reviewed the financial aspects of the proposed merger with the board and rendered an opinion to the board (as more fully described in the section captioned “THE MERGER – Opinion of Middlefield’s Financial Advisor”) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the Exchange Ratio in the proposed merger was fair, from a financial point of view, to Middlefield. After considering the proposed terms of the Merger Agreement and related transaction documents, and taking into consideration the matters discussed during the meeting and prior meetings of the Middlefield board, the Middlefield board determined that the merger was fair to and in the best interests of Middlefield and Middlefield shareholders, and the board unanimously approved the execution, delivery and performance of the Merger Agreement and the transactions therein contemplated.

The parties entered into the Merger Agreement on May 26, 2022.

Liberty’s Reasons for the Merger

In determining that the merger and the Merger Agreement were fair to and in the best interests of Liberty and its shareholders, in authorizing and approving the merger, in adopting the Merger Agreement, and in recommending that Liberty shareholders vote for approval of the Merger Agreement, Liberty’s board of directors consulted with members of Liberty’s management and its financial and legal advisors, and also reviewed, considered, and discussed a number of factors that Liberty’s board of directors viewed as relevant to its decisions, including, without limitation, the following:

•	the Exchange Ratio, including the pro forma ownership that Liberty shareholders will have in the combined organization;

•

the terms of the Merger Agreement and the analyses presented by Raymond James and Vorys, Sater, Seymour and Pease LLP as to the structure of the merger, the Merger Agreement, the fiduciary and legal duties applicable to directors when considering a merger of a company, and the possibility of exploring alternative transactions or remaining independent;

•

the financial analyses reviewed and discussed with Liberty’s board of directors by Raymond James, as well as the oral opinion of Raymond James delivered to Liberty’s board of directors on May 24, 2022 (which was subsequently confirmed in writing), that the Exchange Ratio was fair to holders of Liberty common shares as of such date from a financial point of view;

•	Middlefield’s community banking orientation and its compatibility with the similar operating philosophy of Liberty;

•

the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both Liberty and Middlefield and the potential for the merger to enhance both short-term and long-term value for Liberty shareholders;

•	challenges to operating a small community bank in the current economic, regulatory and technological environment as well as the challenges to a small community bank of attracting and retaining talent;

•

impediments to optimizing valuation of Liberty’s common shares in the trading markets associated with its size, limited institutional ownership, limited public float, and limited trading volume, noting that the average trading volume of Liberty shares had been less than 100 shares a day over the previous year;

•	Middlefield’s greater access to capital and increased liquidity and trading volume compared to Liberty;

•

the anticipated future dividends to be received by Liberty shareholders as Middlefield shareholders after completion of the merger, based on Middlefield’s current and prospective annual dividends per share;

•

the greater market capitalization of the combined organization and anticipated trading volume and liquidity of Middlefield common shares in the event Liberty shareholders desire to sell the Middlefield common shares to be received by them upon completion of the merger;

•	the anticipated future long-term earnings growth prospects of Liberty compared to the potential future earnings growth prospects of Middlefield and the combined company;

•	published research reports from several brokerage firms and the attractive valuation and potential for appreciation of Middlefield common shares;

•

the board’s desire to provide Liberty shareholders with the prospect for greater future appreciation on their investment through ownership of Middlefield common shares than the amount of appreciation that the board of directors believed that Liberty could achieve independently;

•

the anticipated impact of the transaction on Liberty’s employees, depositors, customers and the communities that Liberty serves, including the potential to better serve its customers and enhance its competitive position as a community bank due to Middlefield’s ability to offer a larger legal lending limit and more diverse financial products and services as a larger and more highly capitalized institution;

•	the ability to realize increased scale in the desirable Central Ohio markets by combining the operations and resources of both Liberty and Middlefield;

•	the proposed organizational structure of the combined company;

•	the ability of Middlefield to complete the merger from a business, financial and regulatory perspective;

•	the geographic fit of the branch networks of the combined company, and the potential for operating synergies and cross-marketing of products and services across the combined company; and

•	the likelihood of successful integration and operation of the combined company.

The Liberty board of directors also reviewed, considered, and discussed a number of potential risks and uncertainties in connection with its consideration of the proposed merger, including, without limitation, the following:

•	the challenges of integrating Liberty’s business, operations and employees with those of Middlefield;

•	the need to obtain and likelihood of obtaining approval by shareholders of both Liberty and Middlefield and regulators in order to complete the transaction;

•

the risks associated with integrating the operations of the combined company, including the ability to achieve the anticipated cost savings and revenue enhancements contemplated by the respective management teams;

•	the risks and costs associated with entering into the Merger Agreement and restrictions on the conduct of Liberty’s business before the merger is completed;

•	the possibility of a significant reduction in the trading price of Middlefield common shares following the announcement of the Merger Agreement and prior to completion of the merger;

•

the impact that provisions of the Merger Agreement relating to payment of a $2.7 million termination fee by Liberty, and Liberty’s inability to terminate the Merger Agreement prior to a shareholder vote even if a Superior Proposal is received, may have on Liberty receiving an alternative takeover proposal;

•	the potential costs associated with change in control payments to Liberty executives and estimated advisor fees; and

•	the possibility of litigation in connection with the merger.

This discussion of the information and factors considered by Liberty’s board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors reviewed, considered, and discussed by Liberty’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, Liberty’s board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it reviewed, considered, and discussed in reaching its determination to approve the merger and the other transactions contemplated by the Merger Agreement, and to make its recommendation to Liberty shareholders. Rather, Liberty’s board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of Liberty’s management and outside legal and financial advisors. In addition, individual members of Liberty’s board of directors may have assigned different weights to different factors.

Certain of Liberty’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Liberty’s shareholders generally. The Liberty board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Liberty shareholders. For a discussion of these interests, see “THE MERGER – Interests of Liberty Directors and Certain Executive Officers in the Merger.”

Recommendation of Liberty’s Board of Directors

The directors of Liberty believe that adoption and approval of the Merger Agreement is in the best interest of Liberty and its shareholders. Consequently, the directors unanimously recommend that Liberty shareholders adopt and approve the Merger Agreement. The directors of Liberty have agreed to vote their shares of Liberty common stock in favor of the merger proposal.

Opinion of Liberty’s Financial Advisor

Liberty retained Raymond James as financial advisor on January 28, 2022. Pursuant to that engagement, the Liberty board of directors requested that Raymond James evaluate the fairness, from a financial point of view, of the Exchange Ratio to be received by holders of Liberty common shares pursuant to the Merger Agreement.

At the May 24, 2022 meeting of the Liberty board of directors, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Board dated May 24, 2022, as to the fairness, as of such date, from a financial point of view, of the Exchange Ratio in the merger pursuant to the Merger Agreement to be received by the holders of Liberty common shares, based upon and subject to the qualifications, assumptions, limitations on scope of review and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex C to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of Liberty common stock are urged to read this opinion in its entirety. The opinion of Raymond James speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

Raymond James provided its opinion for the information of the Liberty board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the Exchange Ratio in the merger pursuant to the Merger Agreement to be received by the holders of Liberty common shares was fair, from a financial point of view, to such holders. The opinion of Raymond James does not address any other term or aspect of the Merger Agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Liberty board of directors or to any holder of Liberty common stock as to how the Liberty board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of Middlefield common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Middlefield at that time.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the Merger Agreement dated May 23, 2022, which we refer to in this section as the Draft Agreement;

•

reviewed certain information related to the historical condition and prospects of Liberty and Middlefield, as made available to Raymond James by Liberty, including, but not limited to, (a) financial projections for each of Liberty and Middlefield certified by the management of Liberty (together, the “Projections”) and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects and other pro forma financial adjustments expected to result from the merger, as prepared by management of Liberty (the “Pro Forma Financial Adjustments”);

•

reviewed Liberty’s and Middlefield’s audited financial statements for the years ended December 31, 2021, December 31, 2020 and December 31, 2019 and unaudited financial statements for the three-month periods ended March 31, 2022, September 30, 2021, June 30, 2021 and March 31, 2021;

•	reviewed Liberty’s and Middlefield’s recent public filings and certain other publicly available information regarding Liberty and Middlefield;

•	reviewed the financial and operating performance of Liberty and Middlefield and those of other selected public companies that Raymond James deemed to be relevant;

•

reviewed the current and historical market prices for Liberty common shares and Middlefield common shares, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	compared the relative contributions of Liberty and Middlefield to certain financial statistics of the combined company on a pro forma basis;

•	reviewed certain potential pro forma financial effects of the merger on earnings per share, capitalization and financial ratios of Liberty;

•

received a certificate addressed to Raymond James from a member of senior management of Liberty regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Liberty;

•	conducted such other financial studies, analyses and inquiries and considered such other factors, as Raymond James deemed appropriate; and

•	discussed with members of the senior management of each of Liberty and Middlefield certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry, including, but not limited to, the past and current business operations of Liberty and Middlefield, respectively, and the financial condition and future prospects and operations of Liberty, respectively.

With Liberty’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Liberty, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Liberty. With respect to the Projections, Pro Forma Financial Adjustments and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Liberty’s consent, assumed that the Projections, Pro Forma Financial Adjustments and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Liberty and Raymond James relied upon Liberty to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. With respect to the future estimates of potential cost savings, operating efficiencies, revenue effects, one-time costs and other financial adjustments expected to result from the merger (the “Synergies”) underlying the Pro Forma Financial Adjustments, Raymond James, with Liberty’s consent, assumed that they will be realized in the amounts and at the time periods indicated thereby. Raymond James expressed no opinion with respect to the Projections, Pro Forma Financial Adjustments, Synergies or the assumptions on which they were based. Raymond James relied upon and assumed, without independent verification, that the final form of the Merger Agreement would be substantially similar to the Draft Agreement reviewed by Raymond James in all respects material to its analysis, and that the merger would be consummated in accordance with the terms of the Merger Agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, Middlefield or Liberty that would be material to its analyses or opinion.

Raymond James’ opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of May 23, 2022, and any material change in such circumstances and conditions would require a reevaluation of the opinion, which Raymond James is under no obligation to undertake. Raymond James has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Liberty or Middlefield since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James’ analyses or the opinion, and that there is no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

There is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals have taken and may take to address the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). Raymond James expresses no opinion or view as to the potential impact of the Pandemic Effects on Raymond James’ analyses, the opinion, the merger, Middlefield, Liberty or the Exchange Ratio after May 24, 2022. Also, the credit, financial and stock markets have been experiencing and do experience unusual volatility from time to time and Raymond James expresses no opinion or view as to any potential effects of such volatility on the merger, Middlefield or Liberty. Raymond James’ opinion does not purport to address potential developments in any such credit, financial and stock markets on the Exchange Ratio after May 24, 2022.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. Raymond James provided advice to Liberty with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. Raymond James did not express any opinion as to the likely trading range of Middlefield common shares or Liberty common shares following announcement or consummation of the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Middlefield and Liberty at that time. The Raymond James opinion is limited to the fairness, from a financial point of view, to the holders of Liberty common shares (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (together, “Excluded Shares”) of the Exchange Ratio.

In formulating its opinion, Raymond James considered only what Raymond James understood to be the consideration to be received by the holders of Liberty common shares (other than Excluded Shares) and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of Liberty’s officers, directors or employees, or class of such persons, whether relative to the compensation to be received by the holders of the Liberty common shares or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Liberty, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Liberty’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Liberty’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Liberty or Middlefield, or the ability of Liberty or Middlefield to pay their respective obligations when they come due.

The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Raymond James believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete or potentially misleading view of the process underlying its analyses and opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 23, 2022, and is not necessarily indicative of current market conditions.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Liberty board of directors at its meeting on May 24, 2022, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Liberty, Middlefield or the contemplated merger. The summary below is not a complete description of all the analyses underlying Raymond James’ opinion or the presentation made by Raymond James to the Liberty board, but is a summary of the material financial analyses performed and presented by Raymond James. The summary includes information presented in tabular format. In order to fully understand the material financial analyses reviewed by Raymond James, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of such material financial analyses.

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for its analysis. The selected groups represent companies Raymond James believed relevant to each of Liberty and Middlefield. For Liberty, Raymond James analyzed the relative valuation multiples of eleven (11) publicly traded banks & thrifts headquartered in the Midwest, which included Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin, with (i) total assets between $250 million and $750 million (ii) LTM ROAA greater than 1.00% and (iii) TCE/TA between 8.0% and 16.0%, excluding companies that were merger targets, mutual holding companies or credit unions. For Middlefield, Raymond James analyzed the relative valuation multiples of eight (8) publicly traded banks & thrifts headquartered in the Midwest, which included Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin, with (i) total assets between $1 billion and $2 billion (ii) LTM ROAA greater than 1.00% and (iii) TCE/TA between 7.0% and 12.0%, excluding companies that were merger targets, mutual holding companies or credit unions.

Information for the comparable institutions was based on the most recently available balance sheet data and on a consolidated basis where available, otherwise on bank-level data. The selected companies that Raymond James deemed relevant included the following:

Selected Companies for Liberty

• United Bancorp Inc.

• FFD Financial Corp.

• Madison County Financial Inc.

• FFW Corp.

• SVB & T Corp.

• First Bancshares Inc.

• Century Financial Corp.

• Equitable Financial Corp.

• Northeast Indiana Bancorp

• AMB Financial Corp.

• Home Loan Financial Corp.

Selected Companies for Middlefield

• LCNB Corp.

• Hawthorn Bancshares Inc.

• Citizens Community Bancorp

• CF Bankshares Inc.

• Limestone Bancorp Inc.

• SB Financial Group Inc.

• Landmark Bancorp Inc.

• HMN Financial Inc.

Raymond James calculated various financial multiples for each company, including price per share at close on May 23, 2022 compared to (i) tangible book value (“TBV”) per share as of the most recently reported financial period ended March 31, 2022 where available, December 31, 2021 otherwise, (ii) core TBV per share, which assumes a normalized TCE / TA ratio of 8.0%, at the most recently reported financial period ended March 31, 2022 where available, December 31, 2021 otherwise (iii) LTM earnings per share (“EPS”) for the most recent LTM financial period reported (iv) LTM core EPS, which adjusts net income to remove nonrecurring items, for the most recent LTM financial period reported and (v) annualized EPS for the most recent quarter (“MRQ”) financial period reported. Raymond James reviewed the 75th percentile, median, mean, and 25th percentile relative valuation multiples of the publicly traded companies and compared them to corresponding valuation multiples for Liberty and Middlefield. The results of the analyses of the publicly traded companies for both Liberty and Middlefield are summarized below:

Pricing multiples for Liberty

	SUMMARY PRICING MULTIPLES
	Price /
	TBV per Share	Core TBV per Share	LTM EPS	LTM Core EPS	MRQ EPS
75th Percentile	132%	138%	10.6x	11.2x	11.4x
Median	117%	119%	9.3x	9.4x	10.1x
Mean	105%	107%	9.4x	9.4x	9.6x
25th Percentile	101%	97%	7.9x	7.9x	9.1x
Transaction Multiples	112%	119%	13.2x	13.8x	15.4x

Pricing multiples for Middlefield

	SUMMARY PRICING MULTIPLES
	Price /
	TBV per Share	Core TBV per Share	LTM EPS	LTM Core EPS	MRQ EPS
75th Percentile	123%	122%	9.4x	9.3x	10.6x
Median	115%	115%	8.5x	8.4x	10.0x
Mean	118%	119%	8.6x	8.5x	10.3x
25th Percentile	105%	103%	7.9x	7.9x	7.3x

Furthermore, Raymond James applied the 75th percentile and 25th percentile relative valuation multiples for each of the metrics to Liberty and Middlefield’s actual financial results to derive an implied exchange ratio. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of Liberty by the lower implied per share value of Middlefield to calculate the high implied exchange ratio, and by dividing the lower implied per share value of Liberty by the higher implied per share value of Middlefield to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:

	Implied Per Share Value
	Liberty		Middlefield		Implied Exchange Ratio
	25th Percentile	75th Percentile	25th Percentile	75th Percentile	Low/ High	High/ Low
TBV Per Share	$60.13	$78.72	$21.70	$25.35	2.37x	3.63x
Core TBV Per Share	$37.46	$53.34	$18.40	$21.76	1.72x	2.90x
LTM EPS	$40.40	$54.16	$23.69	$28.42	1.42x	2.29x
LTM Core EPS	$38.29	$54.52	$23.52	$27.94	1.37x	2.32x
MRQ EPS	$39.63	$49.81	$18.97	$27.58	1.44x	2.63x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of Liberty and Middlefield based on the Liberty Projections and the Middlefield consensus estimates which were approved for

Raymond James’ use by Liberty’s management. Consistent with the periods included in the Liberty Projections, Raymond James used calendar year 2026 as the final year for the analysis and applied multiples, ranging from 9.0x to 13.0x, to calendar year 2026 earnings in order to derive a range of terminal values for Liberty and Middlefield in 2026. The projected free cash flows and terminal values were discounted to present value using rates ranging from 13.0% to 17.0% for both Liberty and Middlefield.

Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Liberty and Middlefield and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Liberty common shares by the minimum implied per share value of Middlefield common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Liberty common shares by the maximum implied per share value of Middlefield common stock to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

	Implied Per Share Value
	Liberty		Middlefield		Implied Exchange Ratio
	Low	High	Low	High	Low/High	High/Low
Price per Share	$58.88	$78.77	$21.79	$30.90	1.90x	3.60x

Contribution Analysis. Raymond James analyzed the pro rata contribution of Liberty and Middlefield to the combined company’s balance sheet figures and income statement metrics resulting from the merger. Raymond James used actual results for the twelve-month period ended March 31, 2022 for historical data. Raymond James used net income projections provided by Liberty’s management for Liberty and Wall Street estimates for Middlefield for the years ending December 31, 2022 and December 31, 2023. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. The results of this analysis are summarized below:

	Relative Contribution
	Liberty	Middlefield	Implied Exchange Ratio
Total Assets	24.8%	75.2%	2.08x
Total Gross Loans	23.3%	76.7%	1.92x
Total Deposits	24.5%	75.5%	2.05x
Tangible Common Equity	30.8%	69.2%	2.79x
LTM Net Income	20.1%	79.9%	1.59x
LTM Core Net Income	19.5%	80.5%	1.54x
2022E Net Income	25.7%	74.3%	2.18x
2023E Net Income	26.5%	73.5%	2.27x

Additional Considerations. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. Furthermore, no company or transaction used in the analyses described above is identical or directly comparable to Liberty or the contemplated transaction. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Liberty and the companies to which it was compared. In addition, in arriving at its opinion, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Liberty.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Liberty. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Liberty board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of Liberty common shares of the Exchange Ratio in the merger pursuant to the Merger Agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Liberty board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Liberty board of directors’ or Liberty management’s views with respect to Liberty, Middlefield or the merger. Raymond James provided advice to Liberty with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger. Liberty placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

During the two years preceding the date of Raymond James’ written opinion, Raymond James has not been engaged by, performed services for or received any compensation from Liberty or Middlefield (other than any amounts that were paid to Raymond James under the engagement letter described in this joint proxy statement/prospectus pursuant to which Raymond James was retained as a financial advisor to Liberty to assist in reviewing strategic alternatives).

Liberty has agreed to pay Raymond James a total fee of approximately $800,000 for advisory services in connection with the merger, $25,000 of which was paid in connection with its engagement as Liberty’s financial advisor and $150,000 of which was paid in connection with the delivery of its opinion. The remaining portion of the total fee is contingent on the closing of the merger. Liberty also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, not to exceed a cumulative total of $30,000 and will indemnify Raymond James against certain liabilities arising out of its engagement

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Liberty and Middlefield for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Liberty and/or Middlefield or other participants in the merger in the future, for which Raymond James may receive compensation.

Middlefield’s Reasons for the Merger

After considering the proposed terms of the Merger Agreement and related transaction documents, and taking into consideration the matters discussed during the May 26, 2022 meeting and prior meetings of the Middlefield board, as discussed in the section captioned “THE MERGER – Background of the Merger” beginning on page 40, including the strategic options discussed at those meetings and the Middlefield board’s evaluation of the merger in consultation with Middlefield’s management and financial and legal advisors, the Middlefield board determined that the merger was fair to and in the best interests of Middlefield and Middlefield shareholders, and the board unanimously approved, adopted and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions therein contemplated, and unanimously recommended to Middlefield’s shareholders that they approve the merger and the Merger Agreement.

Recommendation of Middlefield’s Board of Directors

Middlefield’s board of directors unanimously approved the Merger Agreement, the issuance of common stock in the merger, and the amendment of Middlefield’s Code of Regulations. The board believes the merger, the common stock issuance, and the amendment to Middlefield’s Code of Regulations are in the best interests of Middlefield and its shareholders. Accordingly, the directors unanimously recommend that Middlefield shareholders vote “FOR” adoption and approval of the Merger Agreement, “FOR” issuance of common stock in the merger, and “FOR” amendment of Middlefield’s Code of Regulations.

Opinion of Middlefield’s Financial Advisor

Middlefield engaged KBW to render financial advisory and investment banking services to Middlefield, including an opinion to the Middlefield board of directors as to the fairness, from a financial point of view, to Middlefield of the Exchange Ratio in the proposed merger. Middlefield selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Middlefield board held on May 26, 2022 at which the Middlefield board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Exchange Ratio in the proposed merger was fair, from a financial point of view, to Middlefield. The Middlefield board approved the Merger Agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex D to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Middlefield board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the Exchange Ratio in the merger to Middlefield. It did not address the underlying business decision of Middlefield to engage in the merger or enter into the Merger Agreement or constitute a recommendation to the Middlefield board in connection with the merger, and it does not constitute a recommendation to any holder of Middlefield common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Middlefield and Liberty and bearing upon the merger, including, among other things:

•	a draft of the Merger Agreement made available to KBW on May 25, 2022 (the most recent draft made available to KBW);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Middlefield;

•	the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 of Middlefield;

•	the audited financial statements for the three fiscal years ended December 31, 2021 of Liberty;

•	the unaudited quarterly financial statements for the quarter ended March 31, 2022 of Liberty;

•

certain regulatory filings of Middlefield and Liberty and their respective subsidiaries, including, as applicable, the quarterly or semi-annual reports on Form FR Y-9C or Y-9SP and quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2021 and the quarter ended March 31, 2022;

•	certain other interim reports and other communications of Middlefield and Liberty to their respective shareholders; and

•

other financial information concerning the respective businesses and operations of Middlefield and Liberty furnished to KBW by Middlefield and Liberty or which KBW was otherwise directed to use for purposes of KBW’s analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Middlefield and Liberty;

•	the assets and liabilities of Middlefield and Liberty;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of Middlefield and Liberty with similar information for certain other companies, the securities of which were publicly traded;

•

financial and operating forecasts and projections of Liberty that were prepared by Liberty management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of Middlefield management and with the consent of the Middlefield board;

•

publicly available consensus “street estimates” of Middlefield, as well as assumed long-term growth rates for Middlefield provided to KBW by Middlefield management, all of which information was discussed with KBW by Middlefield management and used and relied upon by KBW at the direction of such management and with the consent of the Middlefield board; and

•

estimates regarding certain pro forma financial effects of the merger on Middlefield (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Middlefield management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Middlefield board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Middlefield and Liberty regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of Middlefield, upon the management of Liberty as to the reasonableness and achievability of the financial and operating forecasts and projections of Liberty referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied upon Middlefield management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Middlefield, the assumed Middlefield long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Middlefield (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of Middlefield referred to above that such estimates were consistent with, the best currently available estimates and judgments of Middlefield management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Middlefield and Liberty that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Middlefield referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Middlefield and Liberty and with the consent of the Middlefield board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which was assumed to be limited, on Middlefield and Liberty. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Middlefield or Liberty since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Middlefield’s consent, that the aggregate allowances for loan and lease losses for each of Middlefield and Liberty are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Middlefield or Liberty, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Middlefield or Liberty under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•

the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ, in any respect material to its analyses, from the draft version of the Merger Agreement reviewed by KBW and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Liberty common shares;

•	the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•	each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Middlefield, Liberty or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Middlefield that Middlefield relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Middlefield, Liberty, the merger and any related transaction, and the Merger Agreement. KBW did not provide advice with respect to any such matters.

At the direction of Middlefield management and with the consent of the Middlefield board, KBW assumed that the classes of Liberty common shares are economically equivalent. KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the Exchange Ratio in the merger to Middlefield, without regard to differences between the classes of Liberty common shares. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Middlefield, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been and is currently significant volatility in the stock and other financial markets arising from global tensions, economic uncertainty and the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Middlefield to engage in the merger or enter into the Merger Agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Middlefield or the Middlefield board;

•

any business, operational or other plans with respect to Liberty or the pro forma entity that may be currently contemplated by Middlefield or the Middlefield board or that may be implemented by Middlefield or the Middlefield board subsequent to the closing of the merger;

•

the fairness of the amount or nature of any compensation to any of Middlefield’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Middlefield common stock or relative to the Exchange Ratio;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Middlefield, Liberty or any other party to any transaction contemplated by the Merger Agreement;

•	any adjustment (as provided in the Merger Agreement) to the Exchange Ratio assumed to be paid in the merger for purposes of KBW’s opinion;

•	the actual value of Middlefield common stock to be issued in connection with the merger;

•

the prices, trading range or volume at which Middlefield common stock or Liberty common shares would trade following the public announcement of the merger or the prices, trading range or volume at which Middlefield common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the Merger Agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to Middlefield, Liberty, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Middlefield and Liberty. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Middlefield board in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Middlefield board with respect to the fairness of the Exchange Ratio. The type and amount of consideration payable in the merger were determined through negotiation between Middlefield and Liberty and the decision of Middlefield to enter into the Merger Agreement was solely that of the Middlefield board.

The following is a summary of the material financial analyses presented by KBW to the Middlefield board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Middlefield board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $68.66 per outstanding Liberty common share, or $64.4 million in the aggregate (inclusive of the implied value of in-the-money warrants to purchase Liberty common shares), based on the 2.752x Exchange Ratio in the proposed merger and the closing price of Middlefield common stock on May 25, 2022. In addition to the financial analyses described below, KBW reviewed with the Middlefield board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the proposed merger of $68.66 per outstanding Liberty common share) of 12.6x Liberty’s estimated 2022 earnings per share (“EPS”) and 12.1x Liberty’s estimated 2023 EPS using financial and operating forecasts and projections of Liberty provided by Liberty management.

Middlefield Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Middlefield to 14 selected major exchange-traded banks that were headquartered in the Midwest region of the United States (comprised of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin), as defined by S&P Global Market Intelligence, with total assets between $1.0 billion and $2.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows (shown by column in descending order of total assets):

LCNB Corp.	SB Financial Group, Inc.
First Savings Financial Group, Inc.	Landmark Bancorp, Inc.
Citizens Community Bancorp, Inc.	Ohio Valley Banc Corp.
Hawthorn Bancshares, Inc.	Richmond Mutual Bancorporation, Inc.
BankFinancial Corporation	First Capital, Inc.
CF Bankshares Inc.	United Bancshares, Inc.
Limestone Bancorp, Inc.	HMN Financial, Inc.

To perform this analysis, KBW used profitability and other financial information as of, or for the most recent completed quarter (“MRQ”) or the latest 12 months (“LTM”) ended, March 31, 2022 and market price information as of May 25, 2022. KBW also used 2022 and 2023 EPS estimates taken from consensus “street” estimates for Middlefield and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for seven of the selected companies in the case of 2022 EPS estimates and for eight of the selected companies in the case of 2023 EPS estimates). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for two of the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in Middlefield’s historical financial statements, or the data presented under the section “THE MERGER — Opinion of Liberty’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Middlefield and the selected companies:

		Selected Companies
	Middlefield	Average	Median	25th Percentile	75th Percentile
MRQ Core Return on PTPP ROAA(1)	1.40%	1.22%	1.21%	1.04%	1.44%
MRQ Core Return on Average Assets(2)	1.16%	1.02%	0.98%	0.88%	1.22%
MRQ Core Return on Average Tangible Common Equity(2)	12.1%	11.3%	11.4%	9.9%	13.9%
MRQ Net Interest Margin	3.75%	3.14%	3.23%	2.90%	3.40%
MRQ Fee Income / Revenue Ratio(3)	10.7%	24.0%	22.0%	16.1%	27.5%
MRQ Efficiency Ratio	62.6%	68.6%	69.4%	73.5%	65.7%

(1)	PTPP ROAA reflected pre-tax pre-provision core earnings; excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Global Market Intelligence.

(2)	Reflected core income after taxes and before extraordinary items; excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Global Market Intelligence.
(3)	Excluded gain/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Middlefield and, to the extent publicly available, the selected companies:

		Selected Companies
	Middlefield	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	9.28%	8.78%	8.31%	7.80%	9.60%
Total Capital Ratio	14.37%	15.47%	14.81%	14.01%	16.13%
Loans / Deposits	83.8%	79.1%	79.8%	73.2%	91.3%
Loan Loss Reserve / Loans	1.48%	1.15%	1.20%	1.08%	1.37%
Nonperforming Assets / Loans + OREO	1.35%	0.74%	0.68%	1.07%	0.29%
MRQ Net Charge-offs / Average Loans	(0.06%)	0.02%	0.01%	0.04%	(0.00%)

In addition, KBW’s analysis showed the following concerning the market performance of Middlefield and, to the extent publicly available, the selected companies:

		Selected Companies
	Middlefield	Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	7.7%	4.0%	2.4%	(4.4%)	11.2%
Year-To-Date Stock Price Change	0.6%	(5.7%)	(6.1%)	(8.3%)	(1.0%)
Price / Tangible Book Value per Share	1.21x	1.15x	1.17x	1.04x	1.23x
Price / LTM EPS	8.3x	10.0x	9.2x	8.2x	10.3x
Price / 2022 EPS Estimate	10.0x	10.0x	9.5x	8.5x	11.1x
Price / 2023 EPS Estimate	9.7x	9.2x	9.4x	8.8x	9.9x
Dividend Yield	2.7%	2.6%	2.7%	2.1%	3.0%
LTM Dividend Payout Ratio	22.6%	27.2%	24.2%	14.6%	32.3%

No company used as a comparison in the above selected companies analysis is identical to Middlefield. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Liberty Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Liberty to 16 selected major exchange-traded banks (including Middlefield) that were headquartered in the Midwest region of the United States, as defined by S&P Global Market Intelligence, with total assets between $100 million and $1.5 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows (shown by column in descending order of total assets):

Limestone Bancorp, Inc.	HMN Financial, Inc.
SB Financial Group, Inc.	IF Bancorp, Inc.
Middlefield Banc Corp.	United Bancorp, Inc.
Landmark Bancorp, Inc.	1895 Bancorp of Wisconsin, Inc.
Ohio Valley Banc Corp.	FFBW, Inc.
Richmond Mutual Bancorporation, Inc.	NSTS Bancorp, Inc.
First Capital, Inc.	Mid-Southern Bancorp, Inc.
United Bancshares, Inc.	Cincinnati Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information as of, or for the most recent completed quarter or the latest 12 months ended, March 31, 2022 and market price information as of May 25, 2022. KBW also used 2022 and 2023 EPS estimates taken from financial and operating forecasts and projections of Liberty provided by Liberty management and consensus “street” estimates for the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for 12 of the selected companies). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for five of the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in Liberty’s historical financial statements, or the data presented under the section “THE MERGER — Opinion of Liberty’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Liberty and the selected companies:

		Selected Companies
	Liberty	Average	Median	25th Percentile	75th Percentile
MRQ Core Return on PTPP ROAA(1)	1.04%	0.91%	0.98%	0.78%	1.13%
MRQ Core Return on Average Assets(2)	0.85%	0.75%	0.85%	0.59%	0.97%
MRQ Core Return on Average Tangible Common Equity(2)	7.1%	7.5%	8.5%	4.2%	11.4%
MRQ Net Interest Margin	3.36%	3.00%	3.07%	2.80%	3.30%
MRQ Fee Income / Revenue Ratio(3)	11.2%	21.5%	18.5%	14.4%	27.2%
MRQ Efficiency Ratio	70.5%	76.1%	73.6%	76.4%	70.0%

(1)	PTPP ROAA reflected pre-tax pre-provision core earnings; excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Global Market Intelligence.
(2)	Reflected core income after taxes and before extraordinary items; excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Global Market Intelligence.
(3)	Excluded gain/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Liberty and, to the extent publicly available, the selected companies:

		Selected Companies
	Liberty	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	12.38%	12.79%	9.84%	8.48%	15.61%
Total Capital Ratio	18.07%(1)	17.83%	16.34%	14.67%	19.31%
Loans / Deposits	78.1%	74.8%	75.4%	64.1%	84.7%
Loan Loss Reserve / Loans	1.53%	1.17%	1.20%	0.89%	1.40%
Nonperforming Assets / Loans + OREO	0.29%	0.70%	0.68%	1.04%	0.38%
MRQ Net Charge-offs / Average Loans	(0.01%)	(0.01%)	(0.00%)	0.00%	(0.01%)

(1)	Data provided on a consolidated basis for the quarter ended March 31, 2022, per Liberty management.

In addition, KBW’s analysis showed the following concerning the market performance of Liberty and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiples for four of the selected companies, which multiples were not available or considered to be not meaningful because they were less than 0.0x or greater than 30.0x):

		Selected Companies
	Liberty	Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	19.9%	3.8%	4.1%	(3.7%)	7.9%
Year-To-Date Stock Price Change	0.7%	(5.2%)	(4.8%)	(8.2%)	(0.2%)
Price / Tangible Book Value per Share	1.13x	1.10x	1.15x	0.97x	1.21x
Price / LTM EPS	13.3x	11.2x	9.8x	8.8x	11.5x
Price / 2022 EPS Estimate	12.3x	10.6x	10.0x	9.9x	10.7x
Price / 2023 EPS Estimate	11.9x	9.7x	9.5x	9.2x	10.0x
Dividend Yield	2.2%	2.4%	2.7%	1.5%	2.9%
LTM Dividend Payout Ratio	29.5%	25.5%	25.9%	21.7%	31.9%

No company used as a comparison in the above selected companies analysis is identical to Liberty. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 25 selected whole bank and thrift transactions announced since January 1, 2020 in which the acquired company was headquartered in the Midwest region of the United States, as defined by S&P Global Market Intelligence, with deal values between $25 million and $200 million at announcement.

The selected transactions were as follows:

Acquiror	Acquired Company

Nicolet Bankshares, Inc.

Bank First Corporation

Civista Bancshares, Inc.

QCR Holdings, Inc.

MidWestOne Financial Group, Inc.

Friendship Bancshares, Inc.

Dupaco Community Credit Union

Southern Missouri Bancorp, Inc.

German American Bancorp, Inc.

First Financial Corporation

Arbor Bancorp, Inc.

Stock Yards Bancorp, Inc.

First Mid Bancshares, Inc.

Finward Bancorp

Farmers National Banc Corp.

Tri Valley Bancshares, Inc.

HBT Financial, Inc.

Equity Bancshares, Inc.

Farmers & Merchants Bancorp, Inc.

Stock Yards Bancorp, Inc.

First Busey Corporation

OakStar Bancshares, Inc.

First Mid Bancshares, Inc.

PBT Bancshares, Inc.

First Illinois Bancorp, Inc.

Charter Bankshares, Inc.

Denmark Bancshares, Inc.

Comunibanc Corp.

Guaranty Federal Bancshares, Inc.

Iowa First Bancshares Corp.

Bank of Saint Elizabeth

Home Savings Bank

Fortune Financial Corporation

Citizens Union Bancorp of Shelbyville, Inc.

Hancock Bancorp, Inc.

FNBH Bancorp, Inc.

Commonwealth Bancshares, Inc.

Delta Bancshares Company

Royal Financial, Inc.

Cortland Bancorp

First State Bank

NXT Bancorporation, Inc.

American State Bancshares, Inc.

Perpetual Federal Savings Bank

Kentucky Bancshares, Inc.

Cummins-American Corp.

First Bancshares, Inc.

LINCO Bancshares, Inc.

Community Bank of the Midwest

Rockwood Bancshares, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition or information taken from the acquiror’s investor presentation regarding the acquisition:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•

Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

KBW also reviewed the price per common share paid for the acquired company for the nine selected transactions in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $68.66 per outstanding Liberty common share, or $64.4 million in the aggregate, and using historical financial information for Liberty as of or for the three months ended March 31, 2022 and the closing price of Liberty common stock on May 25, 2022. The results of the analysis are set forth in the following (excluding the impact of the LTM EPS multiples for two of the selected transactions, which multiples were considered not meaningful because they were greater than 30.0x):

		Selected Transactions
	Middlefield / Liberty	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.15x	1.13x	1.53x	1.44x	1.67x
Core Deposit Premium	3.1%	2.3%	7.0%	6.4%	8.7%
Price / LTM EPS	13.5x	11.1x	16.3x	15.2x	18.0x
One-Day Market Premium	1.7%	21.8%	40.0%	38.3%	56.9%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Liberty or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Middlefield and Liberty to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet and income statement data for Middlefield and Liberty as of March 31, 2022, (ii) publicly available consensus “street estimates” of Middlefield, (iii) financial and operating forecasts and projections of Liberty provided by Liberty management, and (iv) market price data as of May 25, 2022. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Middlefield and Liberty shareholders in the combined company based on the 2.752x Exchange Ratio provided for in the Merger Agreement:

	Middlefield % of Total	Liberty % of Total
Ownership at 2.752x merger exchange ratio:	69.5%	30.5%
Balance Sheet:
Assets	75.2%	24.8%
Gross Loans Held for Investment	76.8%	23.2%
Deposits	75.5%	24.5%
Tangible Common Equity	69.2%	30.8%
Income Statement:
2022 Estimated Earnings	74.2%	25.8%
2023 Estimated Earnings	73.5%	26.5%
Market Information:
Pre-Deal Market Capitalization	70.6%	29.4%

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Middlefield and Liberty. Using (i) closing balance sheet estimates assumed as of September 30, 2022 for Middlefield taken from publicly available consensus “street estimates” of Middlefield, and closing balance sheet estimates assumed as of September 30, 2022 for Liberty provided by Liberty management, (ii) publicly available consensus “street estimates” of Middlefield and assumed Middlefield long-term growth rates provided by Middlefield management, (iii) financial and operating forecasts and projections of Liberty provided by Liberty management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Middlefield management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Middlefield’s 2023 estimated earnings per share and could be dilutive to Middlefield’s estimated tangible book value per share at closing assumed as of September 30, 2022. Furthermore, the analysis indicated that, pro forma for the merger, each of Middlefield’s tangible common equity to tangible assets ratio, Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio and Middlefield’s Total Risk-Based Capital Ratio could be higher at closing assumed as of September 30, 2022 and Tier 1 Leverage Ratio could be lower at closing assumed as of September 30, 2022. For all of the above analysis, the actual results achieved by Middlefield following the merger may vary from the projected results, and the variations may be material.

Middlefield Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of Middlefield. In this analysis, KBW used publicly available consensus “street estimates” of Middlefield and assumed Middlefield long-term growth rates provided by Middlefield management, and KBW assumed discount rates ranging from 12.5% to 16.5%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Middlefield could generate over the period from September 30, 2022 through December 31, 2026 and (ii) the present value of Middlefield’s implied terminal value at the end of such period. KBW assumed that Middlefield would maintain a tangible common equity to tangible assets ratio of 9.00% and Middlefield would retain sufficient earnings to maintain that level. In calculating the terminal value of Middlefield, KBW applied a range of 8.5x to 10.5x Middlefield’s estimated 2027 earnings. This dividend discount model analysis resulted in a range of implied values per share of Middlefield common stock of $20.42 to $26.60.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Middlefield or the pro forma combined company.

Liberty Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of Liberty, taking into account the cost savings and related expenses expected to result from the merger. In this analysis, KBW used financial and operating forecasts and projections relating to the earnings and assets of Liberty provided by Liberty management and assumptions regarding cost savings and related expenses expected to result from the merger provided by Middlefield management, and KBW assumed discount rates ranging from 15.0% to 19.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Liberty could generate over the period from September 30, 2022 through December 31, 2026 and (ii) the present value of Liberty’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses. KBW assumed that Liberty would maintain a tangible common equity to tangible assets ratio of 9.00% and Liberty would retain sufficient earnings to maintain that level. In calculating the terminal value of Liberty, KBW applied a range of 8.5x to 10.5x Liberty’s estimated 2027 earnings (inclusive of estimated cost savings and related expenses). This dividend discount model analysis resulted in a range of implied values per Liberty common share, taking into account the cost savings and related expenses expected to result from the merger, of $76.57 to $97.41.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Liberty.

Miscellaneous. KBW acted as financial advisor to Middlefield in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between KBW and Middlefield), may from time to time purchase securities from, and sell securities to, Middlefield and Liberty. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Middlefield for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Middlefield has agreed to pay KBW a cash fee equal to 1.075% of the aggregate merger consideration, $250,000 of which became payable with the rendering of KBW’s opinion, and the balance of which is contingent upon the consummation of the merger. Middlefield also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to Middlefield. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to Liberty. KBW may in the future provide investment banking and financial advisory services to Middlefield or Liberty and receive compensation for such services.

Regulatory Approvals Required

The merger must receive approval from the FDIC, the Federal Reserve and the ODFI before the merger may be consummated. Middlefield Bank has submitted applications for the required approvals to the FDIC and the ODFI, but none have yet been approved. Middlefield will request that the Federal Reserve Board waive the application requirements of the Bank Holding Company Act of 1956 with regard to Middlefield’s acquisition of Liberty.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to Liberty shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the merger or the terms of the Merger Agreement.

Interests of Liberty’s Directors and Certain Executive Officers in the Merger

Officers and directors of Liberty have employment and other compensation arrangements or economic interests that give them interests in the merger that are somewhat different from, or in addition to, their interests as Liberty shareholders. In considering the recommendation of Liberty’s board of directors that Liberty shareholders should vote “FOR” the proposal to approve the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary, to allow solicitation of additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement, Liberty shareholders should be aware of these interests. Liberty’s board of directors was aware of these interests and considered them in approving the Merger Agreement.

Board Arrangements and Post-Merger Employment Arrangements for Mr. Zimmerly

Upon consummation of the merger, the board of directors of Middlefield will increase its number of directors by three. Middlefield will appoint Spencer T. Cohn, a principal of Castle Creek, Mark R. Watkins, Liberty’s Chairman of the Board, and Mr. Zimmerly to serve as directors of Middlefield. Middlefield Bank will appoint Liberty directors Thomas E. Griffith and Thomas J. Simon, along with Mr. Zimmerly, to serve as directors of Middlefield Bank when the merger of Liberty Bank into Middlefield Bank occurs. Middlefield Bank also will maintain after the effective time of the merger a Northwest Ohio Advisory Board and will consult with the Liberty Board of Directors about the composition of the Northwest Ohio Advisory Board.

The Merger Agreement provides that Middlefield shall offer employment to Mr. Zimmerly to serve as President of Middlefield and Middlefield Bank, on the terms and conditions set forth in the term sheet that is included as Exhibit B to the Merger Agreement. Mr. Zimmerly’s appointment to President of Middlefield is subject to shareholder approval of amendments to Middlefield’s Regulations to approve a new senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield’s President. Assuming shareholder approval of the amendments to Middlefield’s Code of Regulations, which are being presented at Middlefield’s special shareholder meeting, Mr. Zimmerly will be appointed President of Middlefield and Middlefield Bank at the effective time of the merger. The Merger Agreement provides that Middlefield shall appoint Mr. Zimmerly to the additional positions of Chief Executive Officer of Middlefield and Middlefield Bank by January 1, 2024, unless Middlefield’s Board of Directors expressly determines otherwise by the affirmative vote of at least 80% of Middlefield’s directors exclusive of Mr. Zimmerly acting as a director.

For his service as President of Middlefield and Middlefield Bank, Mr. Zimmerly will receive an initial annual base salary of $295,000. Mr. Zimmerly will be eligible to participate in Middlefield Bank’s annual cash incentive plan at a maximum target benefit of 24% of base salary subject to satisfaction of performance metrics. Mr. Zimmerly will also be entitled to participate in a variable benefit deferred compensation plan of the type available to other executive officers of Middlefield under which he will be eligible to receive an annual contribution equal to 5% to 15% of his base salary until he reaches age 65. Mr. Zimmerly will be entitled to the use of a Middlefield-owned or leased automobile with a value equivalent to a monthly lease value of $1,000, subject to annual increases, and for which Middlefield will pay the annual insurance, tax and maintenance expenses. He will also be eligible to participate in plans and benefits generally available to other executive officers of Middlefield and Middlefield Bank. Following the merger, Mr. Zimmerly and Middlefield will enter into a double-trigger change-in-control agreement similar to change-in-control agreements Middlefield entered into with certain of its executive officers in 2019. In the event of a change in control followed within 24 months by Mr. Zimmerly’s involuntary termination of employment without cause or voluntary termination for good reason, the change-in-control agreement will provide him with severance benefits equal to two times the sum of his annual base salary plus the greater of (i) his average cash incentive plan bonus over the immediately preceding two-year period (or such lesser period that Mr. Zimmerly has been employed by Middlefield and Middlefield Bank) or (ii) his then target cash incentive bonus. Mr. Zimmerly’s change-in-control agreement will also provide continued life, health, and disability insurance coverage for 24 months after employment termination. In connection with the promotion to Chief Executive Officer, Mr. Zimmerly’s change-in-control agreement shall be revised to provide a severance benefit equal to 2.5 times the sum of Mr. Zimmerly’s stated annual base salary plus average cash incentive plan bonus over the prior two-year period (or such lesser period that Mr. Zimmerly is employed by Middlefield and Middlefield Bank).

Mr. Zimmerly will receive a restricted stock award with a value of $325,000, which vests ratably over a three-year period provided that Mr. Zimmerly remains continuously employed by Middlefield. Vesting of the restricted stock grant will accelerate in the event of good reason resignation, involuntary termination without cause, or Mr. Zimmerly’s resignation because Middlefield’s board of directors does not appoint Mr. Zimmerly to the positions of Chief Executive Officer of Middlefield and Middlefield Bank by January 1, 2024. The number of shares granted for Mr. Zimmerly’s award of restricted stock will be determined by dividing the dollar value of the award by the market price of Middlefield stock on the date of grant.

Closing Settlement Agreements

Liberty has entered into agreements conditioned upon the closing of the merger (the “Closing Settlement Agreements”) with the following Liberty executives: Ronald L. Zimmerly, Jr., Patricia Arnett, Anna Maria Brenneman, Bryan Marshall, Rebecca A. Noblit, and Thomas M. Wilson. The Closing Settlement Agreements provide for the termination of each executive’s existing severance agreement with Liberty and provide that if each executive remains employed with Liberty and Liberty Bank, as applicable, through the closing date of the merger, each will receive the following lump-sum cash payment from Liberty Bank, less applicable tax withholdings: Mr. Zimmerly, $760,000; Ms. Arnett, $260,137; Ms. Brenneman, $402,982; Mr. Marshall, $313,883; Ms. Noblit, $363,148; and Mr. Wilson, $349,508. Amounts received pursuant to the Closing Settlement Agreements are in lieu of any amounts to which the executives were entitled under their respective severance agreements, but do not affect (a) the obligations of Liberty or Liberty Bank to pay to each executive accrued but unpaid wages earned up to the effective time of the merger to the extent required by applicable law; (b) payments under Liberty Bank’s annual incentive plan with respect to calendar year 2022 under applicable performance metrics in the annual incentive plan; (c) the payment of each executive’s vested benefits under the tax-qualified plans of Liberty Bank, including any benefits that become vested as a result of the merger; (d) the acceleration and vesting of restricted stock unit awards as acknowledged in Section 3.5.1 of the Merger Agreement; (e) payments due each executive under Liberty Bank’s supplemental executive retirement plans; or (f) payments due each executive under applicable split-dollar life insurance agreements.

Treatment of Liberty Equity Awards

The executive officers of Liberty participate in Liberty Bank’s Restricted Stock Unit Plan and hold restricted stock units granted under that plan.

The Merger Agreement provides that all outstanding restricted stock units awarded under a restricted stock unit award agreement granted in accordance with Liberty Bank’s Restricted Stock Unit Plan shall vest in full and be considered an issued and outstanding share of Liberty common stock entitled to be converted into the right to receive the merger consideration. Each executive officer will then receive the same merger consideration for these shares as other shareholders of Liberty in connection with the merger. The following table sets forth, as of May 26, 2022, the number and value of all unvested shares of Liberty restricted stock units held by each executive officer of Liberty:

Name	Number of Restricted Stock Units	Estimated Dollar Value of Restricted Stock Units ($)*
Ronald L. Zimmerly, Jr.	7,711	$539,770
Patricia Arnett	3,856	269,920
Anna Maria Brenneman	3,856	269,920
Bryan Marshall	3,856	269,920
Rebecca A. Noblit	1,928	135,660
Thomas W. Wilson	1,102	77,140

Total	22,309	$1,562,330

*

Based on a price per share of Liberty common stock of $70.00 (the average closing market price of Liberty common stock over the first five business days following the public announcement of the merger on May 26, 2022) and assuming each restricted stock unit is exchanged for the merger consideration at closing.

Annual Cash Incentive

Executive officers of Liberty Bank that participate in Liberty Bank’s Annual Incentive Plan for Executive Officers will be eligible to receive their respective annual cash incentive amounts for 2022, pro-rated to the expected closing of the merger in the fourth quarter of 2022. The following table sets forth the maximum percentage for cash incentives for each participating executive officer and the accompanying estimated pro-rated amount that each executive could receive.

Executive Officers:

Name	Maximum Cash Incentive (%)	Approximate Value ($)*
Ronald L. Zimmerly, Jr.	40.3%	$103,139
Patricia Arnett	28.8%	$29,443
Anna Maria Brenneman	28.8%	$45,518
Bryan Marshall	28.8%	$35,306
Rebecca A. Noblit	28.8%	$41,019
Thomas W. Wilson	28.8%	$40,036

*	Assumes 12-month payment

Indemnification and Directors’ and Officers’ Liability Insurance

For a period of six years following the merger, Middlefield has agreed to use its commercially reasonable efforts to provide director’s and officer’s liability insurance that serves to indemnify present and former officers and directors of Liberty and any of its subsidiaries, pursuant to the terms outlined in the Merger Agreement. In addition, Liberty’s Code of Regulations and the Ohio statutes provide indemnification with respect to claims asserted against officers and directors due to their roles as officers and directors.

Each of Middlefield’s and Liberty’s board of directors was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated therein.

Employee Stock Ownership Plan

The Liberty Bancshares, Inc. Employee Stock Ownership Plan (the “Liberty ESOP”) is a tax-qualified plan, classified as a stock bonus plan, through which Liberty Bank provides contributions consisting of Liberty common stock to eligible employees’ plan accounts. Employees of Liberty Bank who are classified as full-time employees are eligible to participate in the Liberty ESOP from their employment commencement date. Employees who are not classified as full-time employees must have a year of “eligibility service” which is a twelve-month period in which the employee has 1,000 or more hours of service. The Liberty ESOP also permits eligible employees to defer a portion of their compensation to the Liberty ESOP on a tax-deferred basis. The Liberty ESOP obtained a share acquisition loan from Liberty, the proceeds of which acquired shares from former participants who received stock distributions from the Liberty ESOP. The shares acquired with the proceeds of the loan were placed in a suspense account and allocated to Liberty Bank employees as the share acquisition loan is repaid through employer contributions. No later than five business and no more than seven business days prior to the closing date of the merger, the Liberty ESOP will be terminated. After the ESOP termination date, no new participants will enter the plan and all existing participants will become fully vested in their account balances. No later than five business days prior to the termination date of the Liberty ESOP, Liberty Bank will direct the trustee of the Liberty ESOP to remit sufficient shares from the suspense account to Liberty to repay the balance of the share acquisition loan. Unallocated shares remaining in the suspense account, if any, after repayment of the share acquisition loan will be allocated to participants who are actively employed on the Liberty ESOP termination date in proportion to their existing account balance. This amount, if any, is expected to be de minimis. At the effective time of the merger, all shares of Liberty held by the Liberty ESOP will be converted into shares of Middlefield pursuant to the Exchange Ratio.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Liberty common stock who exchange their shares for Middlefield common shares pursuant to the merger. The merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The closing of the merger is conditioned upon the receipt by Liberty of an opinion of Vorys, Sater, Seymour and Pease LLP, tax counsel to Liberty, and the receipt by Middlefield of an opinion of O’Neill & O’Neill, Attorneys at Law, tax counsel to Middlefield, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of Middlefield and Liberty), the merger constitutes a reorganization within the meaning of Section 368(a) of the Code. This section summarizes the matters addressed in the tax opinions of O’Neill & O’Neill, Attorneys at Law and Vorys, Sater, Seymour and Pease LLP, filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part.

Middlefield and Liberty have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the tax opinions presented in this joint proxy statement/prospectus and to be delivered in connection with the merger are not binding on the Internal Revenue Service. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Middlefield, Liberty and the U.S. holders of shares of Liberty common stock described in this joint proxy statement/prospectus.

The following discussion is based on the Code, its legislative history, existing, final, temporary and proposed Treasury Department regulations promulgated thereunder, published Internal Revenue Service rulings, and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” is a beneficial owner of shares of Liberty common stock who, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Liberty common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding shares of Liberty common stock, you should consult your tax advisor.

This discussion is addressed only to those Liberty shareholders that hold their shares of Liberty common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular Liberty shareholders in light of their individual circumstances or to Liberty shareholders that are subject to special rules, such as:

•	mutual funds, banks, thrifts or other financial institutions;

•	S corporations, partnerships or other pass-through entities and investors in those pass-through entities;

•	retirement plans or pension funds;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in securities or foreign currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons who exercise dissenters’ rights;

•	persons who hold shares of Liberty common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their shares of Liberty common stock as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders;

•	persons who acquired their shares of Liberty common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan; and

•	persons who acquired their shares of Liberty common stock through the exercise of a warrant immediately prior to the effective time of the merger.

In addition, the discussion does not address any alternative minimum tax, the net investment income tax, the Additional Medicare Tax on earned income, state, local or non-U.S. tax laws or the application of any U.S. federal taxes other than U.S. federal income taxes (such as U.S. federal estate or gift taxes). All holders of shares of Liberty common stock should consult their tax advisors as to the specific tax consequences of the merger to them.

Reorganization Treatment

The merger will be a reorganization within the meaning of Section 368(a) of the Code. The material U.S. federal income tax consequences of characterization as a reorganization are described below.

U.S. Federal Income Tax Consequences to Middlefield and Liberty

No Gain or Loss. No gain or loss will be recognized by Middlefield or Liberty as a result of the merger.

Tax Basis. The tax basis of the assets of Liberty in the hands of Middlefield will be the same as the tax basis of such assets in the hands of Liberty immediately prior to the merger.

Holding Period. The holding period of the assets of Liberty to be received by Middlefield will include the period during which such assets were held by Liberty.

U.S. Federal Income Tax Consequences to U.S. Holders of Shares of Liberty Common Stock Who Receive Middlefield Common Shares

A U.S. holder of shares of Liberty common shares who receives Middlefield common stock in exchange for all of its shares of Liberty common stock will recognize no gain or loss with respect to Middlefield common shares such U.S. holder receives pursuant to the merger. With respect to cash received in lieu of a fractional Middlefield common share, see below under “– Cash In Lieu of Fractional Shares”.

Tax Basis and Holding Period of Middlefield Common Shares Received Pursuant to the Merger

The tax basis of the Middlefield common shares received by a U.S. holder of shares of Liberty common stock in the merger (including a fractional Middlefield common share, if any, deemed issued and redeemed by Middlefield) will be the same as the basis of the shares of Liberty common stock surrendered in exchange for the Middlefield common shares. The holding period for Middlefield common shares received by such U.S. holder will include such U.S. holder’s holding period for shares of Liberty common stock surrendered in exchange for the Middlefield common shares (including a fractional Middlefield common share, if any, deemed to be issued and redeemed by Middlefield).

Cash in Lieu of Fractional Shares

A U.S. holder of shares of Liberty common stock that receives cash in lieu of a fractional Middlefield common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the shares of Liberty common stock surrendered, which is allocable to the fractional share. Subject to possible dividend treatment (as discussed below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Liberty shares exceeds one (1) year as of the effective date of the merger. The Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income. Long-term capital gain of certain non-corporate holders of shares of Liberty common stock, including individuals, generally is taxed at preferential rates.

The gain recognized by a U.S. holder could be treated, in some cases, as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of shares of Liberty common stock should consult with their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of shares of Liberty common stock pursuant to the merger may be subject to backup withholding at a rate of 24% of the cash payable to the U.S. holder (including any cash received in lieu of a fractional Middlefield common share), unless the U.S. holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and such U.S. holder otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability.

A U.S. holder of Liberty common stock who receives Middlefield common shares as a result of the merger will be required to retain records pertaining to the merger, including records relating to the number of shares and the tax basis of such U.S. holder’s Liberty common stock under Treasury Department regulations Section 1.368-3. A U.S. holder of shares of Liberty common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Middlefield common shares in the merger is required to file a statement with such U.S. holder’s U.S. federal income tax return in accordance with Treasury Department regulations Section 1.368-3 setting forth such U.S. holder’s tax basis in, and the fair market value of, the shares of Liberty common stock exchanged by such U.S. holder pursuant to the merger and certain other information.

The preceding statements regarding the material U.S. federal income tax consequences of the merger are not a complete analysis or discussion of all potential tax effects that may be important to you.

Each Liberty shareholder should consult such shareholder’s own tax advisor regarding the specific tax consequences to the shareholder of the merger, including the application and effect of state, local and non-U.S. income and other tax laws.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Liberty will be recorded and assumed at estimated fair values when the merger is consummated. The excess of the estimated fair value of Middlefield common stock issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets and liabilities assumed, will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill is subject to an annual test for impairment and the amount impaired, if any, is charged as an expense at the time of impairment.

Resale of Middlefield Common Stock

Middlefield registered with the SEC under the Securities Act of 1933 the Middlefield common stock to be issued to Liberty shareholders in the merger. No restrictions on the sale or other transfer of Middlefield common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of Middlefield common stock issued to any Liberty shareholder who becomes an affiliate of Middlefield for purposes of SEC Rule 144. The term “affiliate” is defined in Rule 144 and generally includes a company’s executive officers, directors, and shareholders beneficially owning 10% or more of Middlefield’s outstanding shares.

THE MERGER AGREEMENT

The following is a description of certain material provisions of the Merger Agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of the material provisions of the Merger Agreement are not intended to provide you with any factual information about Middlefield or Liberty. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Middlefield makes with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document and may supplement, update or modify the disclosures about Middlefield contained in the Merger Agreement. The Merger Agreement contains customary representations and warranties of Liberty and Middlefield. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

You should not rely on the representations, warranties, covenants, or any description thereof as characterizations of the actual state of facts or condition of Middlefield or Liberty or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may have changed since the date of the Merger Agreement and do not purport to be accurate as of the date of this joint proxy statement/prospectus. The representations and warranties and other provisions in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Middlefield or Liberty at the time they were made or otherwise. Furthermore, the representations and warranties and other provisions of the Merger Agreement should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for more information.

Structure of the Merger

As a result of the merger, Liberty will merge with and into Merger Sub, with Merger Sub as the surviving company. Promptly following the merger, Merger Sub will be dissolved and liquidated. The Second Amended and Restated Articles of Incorporation and the Code of Regulations of Middlefield, as in effect immediately prior to the merger, will continue to be the Second Amended and Restated Articles of Incorporation and Code of Regulations for the holders of Liberty common shares who receive Middlefield common shares as merger consideration.

Effective Time of the Merger

The merger will occur on a date to be specified by Middlefield and Liberty after all necessary closing conditions are satisfied unless otherwise agreed. The conditions include receipt of all regulatory and shareholder approvals and expiration of all regulatory waiting periods. The merger will become effective as of the date specified in the certificate of merger to be filed with the Ohio Secretary of State. As of the date of this joint proxy statement/prospectus, assuming regulatory approvals are obtained without significant delay, the parties expect that the merger will be effective by the end of 2022. However, Liberty and Middlefield cannot assure you that all necessary conditions to the merger will be satisfied or when they will be satisfied.

If the merger is not completed by May 31, 2023, the Merger Agreement may be terminated by Middlefield or by Liberty, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its representations, warranties, covenants or other agreements in the Merger Agreement. The parties may mutually agree to extend the May 31, 2023, deadline. Either party may also terminate the Merger Agreement for uncured breaches of representations, warranties or covenants sufficient to cause a failure of a closing condition; for failure of the other party to obtain shareholder approval of the merger; or for failure to obtain regulatory approval.

Merger Consideration

If the merger is completed, Liberty shareholders will receive Middlefield common stock according to the 2.752 Exchange Ratio set forth in the Merger Agreement. Liberty shareholders will receive 2.752 shares of Middlefield common stock for each share of Liberty common stock held immediately prior to the merger. Middlefield will not issue any fractional shares of Middlefield common stock in the merger. In lieu of the issuance of any fractional share, Middlefield will pay to each former shareholder of Liberty who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) equal to the product of (a) the fraction of a share to which the holder of Liberty common shares would otherwise have been entitled and (b) the volume-weighted average closing price of a share of Middlefield common stock for the 30 trading days immediately before the closing date of the merger, rounded to the nearest cent and without interest.

No less than 20 days prior to the Liberty special meeting, the Exchange Agent will mail to each Liberty common shareholder an exchange form and instructions for exchanging their Liberty common share certificates for Middlefield common shares to be issued by book-entry transfer. Once the merger is complete, the Exchange Agent will mail to each Liberty common shareholder who has not submitted such holder’s certificates or evidence of book-entry shares an exchange form and instructions for surrendering Liberty common share certificates for the merger consideration.

Treatment of Liberty Restricted Stock Units and Warrants

Liberty’s compensation arrangements for officers and employees include restricted stock unit awards granted in accordance with the Liberty Stock Plan. There are restricted stock unit awards outstanding for 22,432 shares. At the effective time of the merger, each outstanding restricted stock unit will vest in full and be considered an issued and outstanding Liberty common share entitled to be converted into the right to receive the merger consideration. In addition, Castle Creek owns 27,879 warrants that are convertible into shares of Liberty common stock upon a change in control of Liberty. At the effective time of the merger, each warrant shall fully vest and shall be canceled and converted into the right to receive the merger consideration.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. Middlefield and Liberty have agreed that, prior to the effective time of the merger, each will conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships. Middlefield and Liberty have agreed to (and shall cause each of their respective subsidiaries to) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either to perform its covenants and agreements in the Merger Agreement or to complete the merger and other transactions contemplated by the Merger Agreement.

In addition to the general covenants above, Liberty has agreed to maintain Tier 1 Capital, as defined in Federal Reserve regulations, of at least $55,621,000, based on Liberty’s Tier 1 Capital at March 31, 2022. The calculation of Liberty’s Tier 1 Capital for this purpose excludes certain permitted expenses related to the merger.

Liberty also agreed that, prior to the effective time of the merger and subject to specified exceptions, Liberty will not, and will not permit any of Liberty’s subsidiaries to, without the prior written consent of Middlefield (which shall not be unreasonably withheld or delayed):

•	take any action that would or is reasonably likely to prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code,

•	change or waive any provision of Liberty’s Articles of Incorporation or Code of Regulations, except as required by law,

•

issue any Liberty common shares, issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into Liberty common shares, split, combine, or reclassify any shares of capital stock, declare, set aside, or pay any dividend or other distribution on its capital stock, or redeem or otherwise acquire any shares of capital stock, except that Liberty may issue shares upon exercise of previously disclosed restricted stock unit awards and Liberty may continue to declare and pay regular cash dividends in amounts and with payment and record dates consistent with past practice (provided that declaration and payment of the final Liberty dividend before the effective time of the merger is coordinated with Middlefield so that holders of Liberty common shares do not receive dividends on both Liberty common shares and Middlefield common stock for the same period),

•

enter into, amend in any material respect, or terminate a material contract or agreement, including without limitation a litigation settlement agreement, except as provided by the Merger Agreement; for this purpose, a material contract or agreement is one having a value exceeding or providing for payments exceeding $50,000 over the life of the contract or agreement,

•	apply to open a branch or automated teller facility or give notice of the intent to close a branch or automated teller facility,

•

increase salary or wages, grant or agree to pay a bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew, or amend an employment agreement, severance agreement, or supplemental executive agreement with, or increase the compensation or fringe benefits of, any director, officer, employee, or consultant except (i) as may be required by commitments existing on the date of the Merger Agreement and disclosed to Middlefield or as required by the Merger Agreement, (ii) bonuses, incentive payments, and salary adjustments in the ordinary course of business consistent with past practice, or (iii) as provided by the Merger Agreement. Liberty will not hire or promote an employee to a rank having a title of vice president or other more senior rank or hire a new employee at an annual rate of compensation exceeding $155,000, but Liberty may hire at-will non-officer employees at an annual compensation rate not exceeding $75,000 to fill vacancies arising in the ordinary course of business. However, Liberty may not hire a new employee without first seeking to fill the position with a qualified internal candidate,

•

except as required by law, by the plan or agreement, or by the terms of the Merger Agreement, enter into or modify a pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit-sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance, or other employee benefit, incentive, or welfare contract, plan, or arrangement, or any trust agreement related thereto for any director, officer, or employee, or make a contribution to a defined contribution or defined benefit plan not in the ordinary course of business or not consistent with past practice,

•

merge or consolidate Liberty with a person, sell or lease all or a substantial portion of the assets or business of Liberty, make an acquisition of all or a substantial portion of the business or assets of a person other than in foreclosure, settlement in lieu of foreclosure, troubled loan or debt restructuring, or collection of a loan or credit arrangement between Liberty and a person, enter into a purchase and assumption transaction for deposits and liabilities, incur deposit liabilities other than liabilities incurred in the ordinary course of business consistent with past practice and consistent with prevailing competitive rates, permit the revocation or surrender by Liberty Bank of its certificate of authority to maintain, or file an application for the relocation of, a branch office,

•

except for transactions with the Federal Home Loan Bank of Cincinnati, subject an asset of Liberty to a lien, pledge, security interest, or other encumbrance (excepting deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, transactions in “federal funds,” and satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice, or incur indebtedness for borrowed money or guarantee indebtedness, except in the ordinary course of business consistent with past practice,

•

change its method, practice, or principle of accounting, except as may be required from time to time by GAAP (without optional early adoption) or regulatory accounting principles or by any bank regulatory authority responsible for regulating Liberty,

•

waive, release, grant, or transfer any rights of value or modify or change existing indebtedness to which Liberty is a party other than in the ordinary course of business consistent with past practice,

•

purchase any securities for inclusion in its investment securities portfolio except securities rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service and having a duration of three years or less,

•

except for unexpired commitments issued before the date of the Merger Agreement (other than unused portions of lines of credit) and disclosed to Middlefield, and except for the renewal of existing lines of credit, (x) make or acquire a new loan or other credit facility commitment (including without limitation loan participation, line of credit, or letter of credit) exceeding $4,000,000 or (y) make or acquire a new loan or other credit facility commitment (including without limitation loan participation, line of credit, or letter of credit) in an amount that would result in a lending relationship to a borrower or an affiliated group of borrowers exceeding $4,000,000; provided, however, that any of the proposed actions specified in (x) and (y) above will be permissible after Liberty provides forty-eight hours’ prior written notice thereof to Middlefield,

•	enter into, renew, extend, or modify any other transaction (other than a deposit transaction) with an affiliate,

•

enter into a futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement, or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest,

•

except for execution of the Merger Agreement and actions taken or to be taken in accordance with the Merger Agreement, take any action that would create on the part of any individual a right to payment under the terms of an employment agreement,

•

except as may be required by changes in applicable law or regulations, GAAP, regulatory accounting principles, or by a bank regulatory authority, make any change in policies in force on the date of the Merger Agreement regarding extension of credit or establishment of reserves for possible losses or charge-off of losses, investments, asset/liability management, or other banking policies,

•

except for execution of the Merger Agreement and except for the merger and other transactions contemplated under the Merger Agreement and any terminations of employment, take any action that would accelerate the right to payment on the part of any individual under a Liberty benefit plan,

•

make capital expenditures exceeding $50,000 individually or $100,000 in the aggregate, other than for binding commitments existing on the date of the Merger Agreement and previously disclosed to Middlefield,

•

purchase or otherwise acquire or sell or otherwise dispose of any assets or incur any liabilities except as disclosed to Middlefield, other than in the ordinary course of business consistent with past practices and policies,

•

except for existing commitments to sell a participation interest in a loan, sell a participation interest in a loan other than sales of loans secured by one-to-four-family real estate consistent with past practice, without first giving Middlefield the first opportunity and a reasonable time to purchase the participation being sold, or purchase a participation interest in a loan other than purchases of participation interests from Middlefield,

•

except in the ordinary course of providing credit to customers as part of its banking business, undertake or enter into a lease, contract, or other commitment for Liberty’s account involving payment by Liberty of more than $50,000 annually or containing a financial commitment extending beyond 12 months from the date of the Merger Agreement,

•

except in the ordinary course of business consistent with past practice and involving solely money damages of up to $25,000 individually or $50,000 in the aggregate and that does not create adverse precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, pay, discharge, settle, or compromise a claim, action, litigation, arbitration, or proceeding,

•

except for actions previously disclosed to Middlefield, foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if the Phase I environmental assessment of the property reveals the presence of Materials of Environmental Concern, providing notice to Middlefield before the final sale,

•	purchase or sell a mortgage loan servicing right other than in the ordinary course of business consistent with past practice,

•

make, renew, or modify any loan, loan commitment, or other extension of credit if the loan, loan commitment, or other extension of credit is (x) contractually past due 90 days or more in the payment of principal or interest, or (y) on nonaccrual status, or (z) as of March 31, 2022 classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import,

•

except as required by law or for communications in the ordinary course of business consistent with past practice and not relating to the merger or other transactions under the Merger Agreement, issue a broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without first consulting with Middlefield and, if the communication has to do with post-closing employment or benefit or compensation information, without first obtaining Middlefield’s consent, which consent may not be unreasonably withheld, conditioned, or delayed, or issue a broadly distributed communication of a general nature to customers without first obtaining Middlefield’s approval, which approval may not be unreasonably withheld, conditioned, or delayed,

•

make, change, or rescind a material election concerning taxes or tax returns, file an amended tax return, enter into a closing agreement regarding taxes, settle or compromise a material tax claim or assessment, or surrender a right to claim a refund of taxes or obtain a tax ruling,

•

take any action that would (1) materially adversely affect the ability of the parties to obtain regulatory approval of the merger or materially increase the time necessary to obtain regulatory approval of the merger, (2) materially adversely affect Liberty’s ability to perform its covenants and agreements under the Merger Agreement or (3) result in any Liberty representation and warranty in the Merger Agreement not being true and correct on the date of the Merger Agreement or at any future date on or before the Closing date of the merger or result in any of the closing conditions of the merger not being satisfied, or

•	enter into a contract to do or otherwise agree or commit to do any of the foregoing.

Middlefield agreed to a limited set of restrictions on its business prior to the completion of the merger. Specifically, Middlefield agreed that prior to the effective time of the merger, except as expressly permitted by the Merger Agreement, it will not, without the prior written consent of Liberty (which shall not be unreasonably withheld or delayed), and will not permit any of its subsidiaries to:

•

take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the merger from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the

Code, or, except as may be required by applicable law imposed by any governmental entity, take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger, or take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied;

•

make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), enter into any structured transaction outside of its regular course of business, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above-prohibited actions.

At or prior to the effective time of the merger, Middlefield shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Liberty common shares: (i) a sufficient number of shares of Middlefield common stock for payment of the merger consideration, and (ii) sufficient cash for payment of cash in lieu of any fractional shares of Middlefield common stock.

Nasdaq Listing. Middlefield will cause the Middlefield common stock being issued in the merger to be authorized for listing on Nasdaq, subject to official notice of issuance, before the merger becomes effective.

Middlefield Board of Directors. Following the merger, the board of directors of Middlefield will cause two current members of the board of directors of Liberty, Ronald L. Zimmerly, Jr. and Liberty’s Chairman of the Board Mark R. Watkins, and a representative of Castle Creek, Spencer T. Cohn, to be appointed to the board of directors of Middlefield.

Employee Matters. The Merger Agreement provides that as soon as administratively practicable after the effective time, Middlefield will take all reasonable actions so that employees of Liberty and its subsidiaries will be entitled to participate in each Middlefield employee benefit plan of general applicability (other than any plan that is frozen to new participants) to the same extent as similarly situated employees of Middlefield and its subsidiaries. For purposes of eligibility to participate in and vesting of benefits under the Middlefield employee benefit plans, Middlefield will cause each Middlefield employee benefit plan of general applicability to recognize the services of such employees of Liberty and its subsidiaries to the same extent such service was credited for such purposes by Liberty and its subsidiaries.

The Employee Stock Ownership Plan. The Merger Agreement provides that all shares of Liberty common stock held in the Liberty ESOP will be converted into the right to receive the merger consideration, and Liberty will have terminated the Liberty ESOP, and will file an application prior to closing of the merger for a determination letter on the termination of the Liberty ESOP with the IRS.

Indemnification and Directors’ and Officers’ Insurance. From and after the effective time of the merger, Middlefield will indemnify and hold harmless, to the fullest extent provided under Liberty’s Articles of Incorporation and Code of Regulations, each present and former director and officer of Liberty and its subsidiaries from liabilities arising out of or pertaining to matters existing or occurring at or before the effective time of the merger, including the transactions under the Merger Agreement. Middlefield also agreed, that for a period of six years following the effective time of the merger, it will use its best efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Liberty or any of its subsidiaries with respect to claims against such officers and directors arising from facts or events occurring before the effective time of the merger, including the transactions contemplated by the Merger Agreement. The insurance will be on terms and conditions substantially equivalent to Liberty’s directors’ and officers’ liability insurance coverage, but Middlefield is not required to incur annual premium expense greater than 200% of Liberty’s annual premium cost as of May 26, 2022. Instead of Middlefield’s continued maintenance of directors’ and officers’ liability insurance coverage, at the option of Middlefield, in consultation with Liberty, before the effective time of the merger, Middlefield or Liberty may purchase and pay for a tail policy for directors’ and officers’ liability insurance on the terms described in this paragraph.

Regulatory Matters. Middlefield agreed to prepare and file with the SEC within 75 days after the date of the Merger Agreement a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part. Middlefield agreed to use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Liberty and Middlefield agreed to mail or deliver the joint proxy statement/prospectus to their respective shareholders. Middlefield also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the merger, and Liberty agreed to furnish all information concerning Liberty and Liberty common shareholders as may be reasonably requested in connection with any such action.

Middlefield and Liberty have agreed to cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the merger and the bank merger and to comply with the terms and conditions of all such permits, consents, approvals and authorizations. Middlefield Bank filed an Interagency Bank Merger Act Application with the FDIC and ODFI on July 25, 2022.

Additionally, Middlefield and Liberty have agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Middlefield, Liberty or any of their respective subsidiaries to any governmental entity in connection with the merger and the bank merger.

Shareholder Approval. Both Middlefield and Liberty are required by the Merger Agreement to call and hold a meeting of shareholders to enable shareholders to consider and vote on the Merger Agreement. Liberty’s board of directors also committed in the Merger Agreement to recommend that Liberty shareholders vote in favor of adopting and approving the Merger Agreement, committing also to ensure that any anti-takeover provisions of Liberty’s Articles of Incorporation, Code of Regulations, or applicable state law are made inapplicable to the merger or to minimize the impact of any applicable antitakeover provisions. Liberty’s board of directors is permitted by the Merger Agreement to decline to recommend a vote in favor or to withdraw, modify, or change the recommendation to shareholders if, after consultation with financial and legal advisors, Liberty’s board of directors concludes that recommending a vote in favor of adoption and approval or failing to withdraw, modify, or change the recommendation would breach the directors’ fiduciary duties to shareholders.

No Solicitation. The Merger Agreement prohibits Liberty and its officers, directors, employees, representatives, affiliates, and agents from (x) initiating, soliciting, knowingly encouraging, or furnishing assistance or nonpublic information for an inquiry or the making of a proposal that constitutes or that may reasonably be expected to lead to an acquisition proposal, (y) discussing, negotiating, or making a proposal that constitutes or that may reasonably be expected to lead to an acquisition proposal, or (z) agreeing to or endorsing an acquisition proposal. For this purpose, the term “acquisition proposal” means a proposal or offer (other than Middlefield’s) involving Liberty for (1) merger, consolidation, share exchange, business combination, or other similar transactions, (2) sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 25% or more of the assets of Liberty in a single transaction or series of transactions, or (3) a tender offer or exchange offer for 25% or more of the outstanding shares of Liberty capital stock or the filing of a registration statement under the Securities Act of 1933 for the offer of shares in exchange for Liberty stock. Acquisition proposal also includes a publicly announced proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Liberty would not violate this obligation by Liberty’s compliance with disclosure obligations under federal or state law, or, before the Liberty shareholder meeting occurs, by furnishing information to and negotiating with a person making an acquisition proposal if two conditions are satisfied: (x) the acquisition proposal is not solicited by Liberty and does not otherwise result from a breach of Liberty’s no-solicitation obligations described in this paragraph, and (y) Liberty’s board of directors determines in good faith (after consultation with financial and legal advisors), taking into account all legal, financial, and regulatory aspects of the proposal and the person making the proposal, that the proposal, if consummated, is reasonably likely to result in a transaction more favorable to Liberty’s shareholders from a financial point of view than the merger. A proposal satisfying both of those conditions is referred to as a “Superior Proposal.” Liberty must notify Middlefield within two business days after receiving inquiries, proposals, offers, information requests or discussions or negotiations sought or continued with Liberty or any of its representatives, identifying the person and the material terms and conditions of any inquiries, proposals, offers, or information requests.

Representations and Warranties

Liberty’s representations and warranties to Middlefield in the Merger Agreement concern the following topics and are qualified by the confidential disclosure schedules delivered to Middlefield:

•	corporate organization, good standing, corporate power and authority, qualification to do business, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement;

•	required regulatory consents and approvals necessary in connection with the merger;

•	Liberty’s financial statements’ conformity with U.S. GAAP and regulatory requirements and the absence of undisclosed liabilities;

•	tax matters;

•	absence of a material adverse effect on Liberty since December 31, 2021;

•	material contracts, leases and defaults;

•	ownership of property and insurance coverage;

•	inapplicability of state takeover laws;

•	legal proceedings;

•	compliance with applicable law;

•	employee compensation and benefits matters;

•	broker’s and finder’s fees related to the merger;

•	environmental matters;

•	loan portfolio;

•	related party transactions;

•	deposits;

•	board approval;

•	derivatives and risk management instruments;

•	opinion of financial advisor;

•	intellectual property;

•	duties as fiduciary;

•	employee and labor matters;

•	the Liberty ESOP;

•	accounting and internal controls; and

•	bank owned life insurance.

Middlefield’s representations and warranties to Liberty in the Merger Agreement concern the following topics and are qualified by the confidential disclosure schedules delivered to Liberty:

•	corporate organization, good standing, corporate power and authority, qualification to do business, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement;

•	required regulatory consents and approvals necessary in connection with the merger;

•	Middlefield’s financial statements’ conformity with U.S. GAAP and regulatory requirements and the absence of undisclosed liabilities;

•	compliance with tax reporting obligations and payment of taxes;

•	absence of a material adverse effect on Middlefield since December 31, 2021;

•	ownership of property and insurance coverage;

•	legal proceedings;

•	compliance with applicable law;

•	broker’s and finder’s fees related to the merger payable by Middlefield;

•	loan portfolio;

•	intellectual property;

•	internal controls;

•	merger consideration;

•	opinion of financial advisor; and

•	employee benefit plans.

Many of the representations and warranties of Liberty and Middlefield are qualified regarding “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” means an effect that is material and adverse to the financial condition, results of operations, or business of Middlefield and its subsidiaries taken as a whole, or of Liberty and its subsidiaries taken as a whole, or materially impairs the ability of either Liberty, on one hand, or Middlefield on the other hand, to perform their respective obligations under the

Merger Agreement or otherwise materially impedes consummation of the merger or other transactions contemplated by the Merger Agreement, except that the following circumstances or events are excluded when determining whether a material adverse effect has occurred:

(a) changes after the date of the Merger Agreement in laws, rules, or regulations affecting financial institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies,

(b) changes after the date of the Merger Agreement in applicable GAAP or regulatory accounting requirements, or the enforcement, implementation or interpretation thereof,

(c) changes in regulatory accounting requirements, in any case applicable to financial institutions or their holding companies generally and not specifically relating to Liberty or any Liberty subsidiary, on one hand, or Middlefield or any Middlefield subsidiary, on the other hand,

(d) announcement of the Merger Agreement by press release mutually agreed to by Liberty and Middlefield or by Form 8-K filed by Middlefield in accordance with the Merger Agreement,

(e) any act or omission of a party required under the Merger Agreement or taken or omitted to be taken with the express written permission of the other party,

(f) the pendency of, compliance with, or completion of the Merger Agreement, including expenses incurred by the parties investigating, negotiating, documenting, effecting, and consummating the transactions under the Merger Agreement, losses or threatened losses of employees, customers, suppliers, distributors or other having relationships with the parties or their respective subsidiary banks,

(g) any changes, events, or developments after the date of the Merger Agreement in general economic or capital market conditions broadly affecting international or national financial markets or the financial services industry and not specifically relating to such party or its subsidiaries, including but not limited to the continuing direct or indirect effects of the COVID-19 pandemic or other pandemic, epidemic, or similar public health emergency and the measures undertaken by governmental authorities to address it, or other changes, events or developments after the date hereof, that affect financial institutions or their holding companies generally (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the capital markets),

(h) any changes, events, or developments, after the date of the Merger Agreement, in global, national or regional political or social conditions, including but not limited to the outbreak or escalation of war (declared or undeclared) or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith, and any regional, national or international calamity, disaster (natural or otherwise), or other significant emergencies, or

(i) any legal action asserted or other actions initiated by any holder of Liberty common shares or any holder of shares of Middlefield common stock arising out of or related to the Merger Agreement.

The Merger Agreement representations and warranties of Middlefield and Liberty were made solely for purposes of that agreement and as of specific dates. The representations, warranties, and covenants in the Merger Agreement were made for the benefit of the parties to the Merger Agreement only, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement. When reviewing the representations, warranties, and covenants contained in the Merger Agreement or summarized in this joint proxy statement/prospectus, it is important to bear in mind that the representations, warranties, and covenants and the summary are not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of Middlefield, Liberty, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may have changed after the date of the Merger Agreement, which subsequent information might or might not be disclosed in Middlefield’s public disclosures. For the foregoing reasons, the representations, warranties, and covenants or any summary of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements, and filings that Middlefield publicly files with the SEC. For more information regarding these documents, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Conditions to the Merger

Conditions to Each Party’s Obligations. The obligations of Middlefield and Liberty to complete the merger are subject to satisfaction of the following conditions:

•	adoption and approval of the Merger Agreement by Liberty shareholders and by Middlefield shareholders,

•	absence of an order or injunction against consummation of the merger,

•	receipt of all necessary regulatory approvals and expiration of any required waiting period,

•

effectiveness of the Form S-4 registration statement of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose, and

•	authorization for Nasdaq listing of the Middlefield common stock to be issued in the merger.

Conditions to Middlefield’s Obligations. Middlefield’s obligation to complete the merger is subject to satisfaction of these additional conditions:

•

accuracy of Liberty’s representations and warranties in the Merger Agreement as of the date of the Merger Agreement and as of effective time of the merger (other than representations and warranties that by their terms are made specifically as of the date of the Merger Agreement or another date), subject to applicable materiality qualifiers,

•	performance by Liberty in all material respects of its obligations under the Merger Agreement,

•	receipt by Middlefield of a legal opinion dated the closing date, stating that the merger will qualify as a reorganization under Code section 368(a),

•	absence of regulatory approval conditions that would have a material adverse effect on Middlefield, and

•	Liberty shall have performed all obligations and satisfied all conditions required to terminate the Liberty ESOP.

Conditions to Liberty’s Obligations. Liberty’s obligation to complete the merger is subject to satisfaction of these additional conditions:

•

accuracy of Middlefield’s representations and warranties in the Merger Agreement as of the date of the Merger Agreement and as of effective time of the merger (other than representations and warranties that by their terms are made specifically as of the date of the Merger Agreement or another date), subject to applicable materiality qualifiers,

•	performance by Middlefield and Merger Sub in all material respects of their obligations under the Merger Agreement,

•	receipt by Liberty of a legal opinion dated the closing date, stating that the merger will qualify as a reorganization under Code section 368(a), and

•

Middlefield shall have caused Merger Sub to deliver the merger consideration to the Exchange Agent on or before the closing date of the merger and the Exchange Agent shall provide Liberty with a certificate evidencing such delivery.

Termination; Termination Fee

The Merger Agreement may be terminated before the effective time of the merger, whether before or after approval by Liberty shareholders and Middlefield shareholders:

•	by mutual written consent of Middlefield and Liberty,

•

by either Middlefield or Liberty if the other party breaches its covenants or representations and warranties and the breach is not cured within 30 days after written notice, or if by its nature the breach cannot be cured, provided the terminating party is not also in breach of its covenants or representations and warranties,

•

by either Middlefield or Liberty if the merger does not occur by May 31, 2023 (or a later date the parties may agree to), unless the failure to close by that date is the result of the terminating party’s breach of covenants or representations and warranties in the Merger Agreement,

•	by Middlefield if the Liberty shareholders do not vote to approve the Merger Agreement,

•	by Liberty if the Middlefield shareholders do not vote to approve the Merger Agreement,

•

by either party if a bank regulator whose approval is necessary for satisfaction of the conditions to the merger takes final, unappealable action disapproving the Merger Agreement or the merger, or if a court of competent jurisdiction or other governmental entity issues an order, decree, or ruling or takes any other action restraining, enjoining, or otherwise prohibiting the merger and the order, decree, ruling, or other action is final and not appealable,

•	by Middlefield if Liberty or Liberty Bank becomes subject to a formal bank regulatory enforcement action,

•

by Middlefield if Liberty enters into an acquisition agreement with a party making an acquisition proposal or the Board of Directors of Liberty withdraws its recommendation of the Merger Agreement and the merger, fails to make the recommendation in favor of the Merger Agreement and the merger, or modifies or qualifies its recommendation in a manner adverse to Middlefield,

•

by Liberty, if Liberty receives a Superior Proposal and the Board of Directors of Liberty accepts the Superior Proposal, but Liberty may not terminate this Agreement and enter into a definitive agreement for the Superior Proposal until five business days after Middlefield receives Liberty’s written notice advising Middlefield that Liberty has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal (providing to Middlefield a copy with all accompanying documentation), identifying the person making the Superior Proposal, and stating whether Liberty intends to enter into a definitive agreement with the person making the Superior Proposal (a “Notice of Superior Proposal”). After providing a Notice of Superior Proposal to Middlefield, Liberty will provide to Middlefield a reasonable opportunity during the five-day period to adjust the terms and conditions of the Merger Agreement. A material amendment of the Superior Proposal requires a new Notice of Superior Proposal and Liberty must comply again with the requirements in this paragraph, but instead of a five-day period for the new Notice of Superior Proposal, Liberty shall provide a two-day notice period,

•

by Liberty during the three-day period commencing on the determination date (as defined in the Merger Agreement as the tenth calendar day immediately prior to the effective time of the merger, or if such calendar day is not a trading day on the Nasdaq stock market, the trading day immediately preceding such calendar day), if and only if (a) the purchaser ratio (defined in the Merger Agreement to mean the number obtained by dividing the average closing price (defined in the Merger Agreement to mean the average of the last reported closing prices per share of Middlefield common stock as reported on the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the determination date) by $24.95) is less than 0.80 and (b) the purchaser ratio is less than the number obtained by (i) dividing the final index price (defined in the Merger Agreement to mean the average of the closing prices of the Nasdaq Bank Index for the twenty consecutive trading days immediately preceding the determination date) by the index price (defined in the Merger Agreement to mean the closing price of the Nasdaq Bank Index average on May 25, 2022), and (ii) subtracting 0.20 from the quotient; provided, however, that prior to the foregoing termination by Liberty, Middlefield has the right to elect to increase the merger consideration by a formula-based amount and, if it elects to do so, the Merger Agreement will not be terminated as a result of this provision.

Liberty must pay a termination fee of $2.7 million to Middlefield if Middlefield terminates the Merger Agreement because Liberty’s board fails to recommend to Liberty shareholders adoption and approval of the Merger Agreement, Liberty’s board withdraws or adversely changes the recommendation in favor of the Merger Agreement, Liberty enters into an acquisition agreement with a party making an acquisition proposal, or if Liberty terminates the Merger Agreement because Liberty accepts a Superior Proposal. Liberty would also be required to pay the $2.7 million termination fee to Middlefield if (a) a bona fide acquisition proposal is publicly announced or otherwise made known to the senior management or Board of Directors of Liberty, and (b) Middlefield terminates the Merger Agreement thereafter because of a breach of the Merger Agreement by Liberty.

Effect of Termination

If the Merger Agreement terminates, it will be deemed void, without any liability on the part of any of the parties, except in the case of a party’s willful breach of the Merger Agreement, and except for a potential termination fee payment by Liberty. Merger Agreement provisions for confidentiality of the parties’ information, the termination fee, and other technical provisions would remain effective despite termination of the Merger Agreement.

Amendments, Extensions and Waivers

Liberty, Middlefield and Merger Sub may amend the Merger Agreement by action of their boards of directors, whether before or after shareholder approval of the Merger Agreement. If the amendment decreases the amount or value of merger consideration or the form of the merger consideration, additional approval of Liberty shareholders would be necessary. At any time before the effective time of the merger, a party may extend the time for performance of the other party’s obligations, waive inaccuracies in the other party’s representations and warranties, or waive compliance with agreements or conditions in the Merger Agreement.

Stock Market Listing

Middlefield common stock is listed on Nasdaq, trading under the symbol “MBCN”. Middlefield will apply to Nasdaq to list the additional common stock being issued in the merger. It is a condition to both parties’ obligations to complete the merger that Nasdaq approves Middlefield’s application, subject to official notice of issuance.

Fees and Expenses

All fees and expenses incurred in connection with the merger, the Merger Agreement, and the transactions contemplated by the merger will be paid by the party incurring such fees or expenses, whether or not the merger is completed. Middlefield has agreed to indemnify Liberty for any reasonable out-of-pocket fees, expenses, or charges Liberty incurs as a result of taking, pursuant to this provision or otherwise at Middlefield’s request, any action to facilitate data processing and systems conversion.

COMPARISON OF LIBERTY AND MIDDLEFIELD SHAREHOLDER RIGHTS

The rights of Liberty shareholders who receive Middlefield common stock in the merger will be governed by the OGCL and by Middlefield’s Second Amended and Restated Articles of Incorporation and Code of Regulations. The shareholder rights of Liberty’s shareholders currently are determined by Liberty’s Articles of Incorporation and Code of Regulations.

Although the rights of Middlefield shareholders and the rights of Liberty shareholders are similar, there are some differences between provisions of the Second Amended and Restated Articles of Incorporation of Middlefield and the Articles of Incorporation of Liberty, and differences between provisions of the Code of Regulations of Middlefield and the Code of Regulations of Liberty. The following comparison of shareholder rights is not a complete description of all differences individual Liberty shareholders might consider important. The comparison is qualified in its entirety by reference to the OGCL and the governing corporate documents of Liberty and Middlefield.

	Liberty Bancshares, Inc.	Middlefield Banc Corp.
authorized capital	Liberty’s authorized capital consists of (a) 1,500,000 common shares, of which: (i) 1,358,392 shares, $1.25 par value, are a separate class designated as “Voting Common Shares,” and (ii) 141,608 shares, no par value, are a separate class designated as “Non-Voting Common Shares,” and (b) 1,000,000 preferred shares, without par value; amendment of Liberty’s Articles of Incorporation to increase authorized capital would require advance approval of shareholders only; bank regulatory approval is not necessary	Middlefield’s authorized capital consists of 10,000,000 shares of common stock, without par value; amendment of Middlefield’s Articles of Incorporation to increase authorized capital would require advance approval of shareholders only; bank regulatory approval is not necessary

preemptive rights (the right of shareholders to purchase shares to maintain their percentage ownership interest before a corporation may sell shares to the public)	Liberty common shareholders do not have preemptive rights	Middlefield shareholders do not have preemptive rights

issuer stock repurchases	neither the OGCL nor Liberty’s governing documents require advance regulatory approval and advance shareholder approval generally is not necessary for Liberty to repurchase shares, but approval of the Federal Reserve potentially can be required in exceptional circumstances	neither the OGCL nor Middlefield’s governing documents require advance regulatory approval and advance shareholder approval generally is not necessary for Middlefield to repurchase shares, but approval of the Federal Reserve potentially can be required in exceptional circumstances

dividends	shareholders are entitled to dividends when, as, and if	shareholders are entitled to dividends when, as, and if

	Liberty Bancshares, Inc.	Middlefield Banc Corp.
	declared by the board of directors, provided that such dividends are made in compliance with the OGCL	declared by the board of directors, provided that such dividends are made in compliance with the OGCL

amendment of governing documents (articles of incorporation and code of regulations)	amendment of the Articles of Incorporation requires the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation	amendment of Middlefield’s Articles of Incorporation requires approval of a majority of the outstanding shares, but a two-thirds supermajority is necessary to amend the business combination provisions of Article Sixth

	Liberty’s regulations may be altered, amended or repealed by the holders of at least a majority of the voting power of the outstanding voting shares of Liberty	amendment of Middlefield’s regulations requires approval of two-thirds of the outstanding shares, but a majority of the outstanding shares may amend the regulations if the amendment is first approved by a disinterested board majority

number of directors	Liberty’s board size is not limited by law, but Liberty’s regulations state that the authorized number of directors is a minimum of five and a maximum of 15; the number of directors may be fixed or changed at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, by the affirmative vote of the holders of a majority of shares which are represented at the meeting and entitled to vote on such proposal, or by the Board of Directors by the affirmative vote of at least two-thirds (2/3) of the authorized number of directors	Middlefield’s board size is not limited by law, but Middlefield’s regulations state that the authorized number of directors is a minimum of five and a maximum of 25; within that range, the board may increase its size without shareholder approval

director terms	directors serve staggered two-year terms, with the size of each of the two classes being as nearly equal as possible	directors serve staggered three-year terms, with the size of each of the three classes being as nearly equal as possible

director qualification and stock ownership	Liberty’s governing documents do not impose a residency requirement; each director must own shares of Liberty common stock with an aggregate par value of not less than $1,000	Middlefield’s governing documents do not impose a residency requirement or a stock ownership requirement, but Middlefield’s Corporate Governance Guidelines state that within four years after election a director should own Middlefield common stock with a value of at

	Liberty Bancshares, Inc.	Middlefield Banc Corp.
least four times the director’s annual base compensation for service as a director of Middlefield Bank

election of directors	directors are elected by plurality vote	directors are elected by plurality vote; directors can be elected at annual meetings only

removal of directors	a director may be removed solely for cause by the affirmative vote of the holders of not less than sixty-six and two-thirds percent of the voting stock of the company at a meeting called for such purpose; sufficient showing of cause shall be determined by a two-thirds (2/3) majority vote of the unaffected directors if there exists a minimum of four (4) unaffected directors; in the event there exists less than four (4) unaffected directors, then sufficient showing of cause shall be determined by unanimous vote of the unaffected directors and by an opinion of an uninterested legal counsel designated by the president of the company, which such opinion concurs with the findings of the unaffected directors	a director may be removed solely for cause by the vote of a majority of the outstanding shares

nomination of directors by shareholders	Liberty’s governing documents do not state procedures for nomination of directors by shareholders	a shareholder seeking to nominate a director for election must submit detailed information specified in Article III, section 4 of Middlefield’s regulations, submitting the information during a 60-day period ending approximately 60 days before the proxy soliciting materials are mailed to shareholders

calling special meetings of shareholders	special meetings of shareholders may be called by the chairman of the board, if any, or the president, or by a majority of the directors acting with or without a meeting, or by the holders of record of 25% of all the shares outstanding at the time of the calling of such meeting and then entitled to be voted at a shareholders’ meeting	special meetings of shareholders may be called by the board of directors, by the Chairman or President, or by holders of 25% or more of the outstanding shares

	Liberty Bancshares, Inc.	Middlefield Banc Corp.
quorum for shareholder meetings	a quorum exists at a meeting if holders of a majority of the outstanding shares are represented	a quorum exists at a meeting if holders of a majority of the outstanding shares are represented

action of shareholders	at a meeting at which a quorum exists, on proposals other than election of directors approval of a majority of the votes cast, excluding abstentions, is sufficient to constitute action by shareholders, unless the OGCL or Liberty’s governing documents impose a greater percentage approval requirement	at a meeting at which a quorum exists, on proposals other than election of directors approval of a majority of the votes cast, excluding abstentions, is sufficient to constitute action by shareholders, unless the OGCL or Middlefield’s governing documents impose a greater percentage approval requirement

merger approval	in addition to bank regulatory approval required under federal law and Ohio law, the OGCL generally requires approval of two-thirds of outstanding shares for approval of a merger; the OGCL allows a corporation’s articles of incorporation to impose the lower threshold of a mere majority, but Liberty’s Articles of Incorporation do not allow approval of mergers by majority vote	in addition to bank regulatory approval required under federal law and Ohio law, the OGCL generally requires approval of two-thirds of outstanding shares for approval of a merger; the OGCL allows a corporation’s articles of incorporation to impose the lower threshold of a mere majority, but Middlefield’s Articles of Incorporation do not allow approval of mergers by majority vote

cumulative voting for directors (multiplying each shareholder’s voting power by the number of directors standing for election and allowing shareholders to allocate all of their votes to one or more of the directors)	Liberty’s governing documents authorize cumulative voting	cumulative voting is not permitted

shareholder proposals for business to be conducted at a meeting	Liberty’s governing documents do not state procedures for proposals by shareholders of business to be acted upon at a meeting	a shareholder seeking to propose business for action by shareholders at a meeting must submit detailed information specified in Article I, section 8 of Middlefield’s regulations, submitting the information during a 60-day period ending approximately 60 days before the proxy soliciting materials are mailed to shareholders; shareholders also have the right under SEC Rule 14a-8 to submit proposals for inclusion in Middlefield’s annual meeting proxy statement

	Liberty Bancshares, Inc.	Middlefield Banc Corp.
provisions specifically governing changes in control	Liberty’s governing documents contain no change-in-control provisions	Article Sixth of Middlefield’s Second Amended and Restated Articles of Incorporation requires disinterested majority approval for any business combination transaction involving a holder of 10% or more of Middlefield’s stock

INFORMATION ABOUT LIBERTY

Liberty is a registered Ohio bank holding company whose sole subsidiary is Liberty Bank, a national banking association established in 1893 and regulated by the OCC. Liberty’s and Liberty Bank’s headquarters are located at 118 South Main Street, Ada, Ohio 45810 and the telephone number for both is (419) 673-1217. In addition to its main office, Liberty Bank operates five branch offices in Franklin, Hardin, Logan, and Union counties. As of June 30, 2022, Liberty Bank reported total assets of approximately $428 million. As of June 30, 2022 Liberty Bank had 67 full-time employees. Liberty common stock trades over the counter on the OTC Pink under the ticker symbol “LBSI.”

Liberty Bank offers loan products including business operational and working capital loans, business term loans to support facility expansion, purchase of machinery and equipment, and additions to long-term working capital, commercial real estate loans to finance commercial properties, both owner-and non-owner occupied, multi-family housing, agricultural, and commercial and residential construction, residential and one-to-four family loans, and consumer loans for home improvements, automobile loans, and other personal expenditures. Liberty Bank also offers a variety of deposit products including various checking and savings accounts, certificates of deposit, health savings accounts, and individual retirement accounts. Liberty Bank maintains electronic delivery channels for its customers such as electronic banking through its website and mobile banking.

Persons Who Will Serve As a Director or Executive Officer of Middlefield After the Merger

Ronald L. Zimmerly, Jr., age 58, is the President and CEO of Liberty. Mr. Zimmerly has served as a director of Liberty and Liberty Bank since 2010. He joined Liberty Bank in 1999 as Vice President of Commercial Lending, was promoted in 2004 to Executive Vice President/Senior Loan Officer and was appointed President and CEO in 2010. Mr. Zimmerly currently serves on the Board of the Hardin County Foundation Board of Directors, Second Vice Chair of the Ohio Bankers League and as a Board member of the Ohio Bankers Benefits Trust Board. Mr. Zimmerly previously served as Chairman of the Hardin County Business Alliance, Chairman of the Logan County Chamber of Commerce, Chairman of the United Way of Logan County, Chairman of the Ohio Bankers League Service Board and Union County Foundation Board of Directors. In 1986, Mr. Zimmerly graduated from The Ohio State University with a Bachelor of Science Degree in Agriculture Economics, with a specialization in Finance. Mr. Zimmerly has also completed the Graduate School of Banking in Madison, Wisconsin in 2010. Mr. Zimmerly’s 35 years of experience in the banking industry, including 13 years as President and CEO of Liberty, and history of community service in Liberty’s local communities provides valuable insight and perspective to the Liberty board of directors.

Mark R. Watkins, age 59, is the Chairman of the board of directors of Liberty and Liberty Bank, a role he has served in since 2020. Mr. Watkins has served as a director of Liberty and Liberty Bank since 2010. He also serves on the Audit Committee and Employee Stock Ownership Committee for Liberty as well as the Asset and Liability Committee for Liberty Bank. Mr. Watkins has been a partner in Watkins Farm since 1985, Watkins Farmland Stewardship, LLC, and Rushwood Farms, LLC since 1997, which are crop and livestock production enterprises. He is on the board of directors for Heartland Agdeaver. Mr. Watkins’ experience as a local business owner as well as his relationships in Liberty’s local communities provides valuable insight and perspective to the Liberty Board of Directors.

Spencer T. Cohn, age 35, is a director of Castle Creek, which he joined in 2014. Castle Creek is an asset management firm focused on the community banking industry. Located in San Diego, California and Dallas, Texas, Castle Creek has been an investor in community banking since the firm’s inception in 1990. Mr. Cohn works with the board of directors at several portfolio companies including Liberty. Mr. Cohn has been a director at Citizens Bancshares Company, Kansas City, Missouri, and its subsidiary Citizens Bank & Trust since 2019 and at CNB Bank Shares, Inc. (OTCQX: “CNBN”), Carlinville, Illinois since January 2022. Previous board experience includes director service with Aquesta Financial Holdings, Inc. (OTC Pink: “AQFH”) and subsidiary Aquesta Bank, Cornelius, North Carolina from 2019 to October 1, 2021, when United Community Banks, Inc. acquired Aquesta Financial Holdings, Inc. Prior to joining Castle Creek, Mr. Cohn worked at KBW as an investment banking associate in the Financial Institutions Group. At KBW, he concentrated on mergers and acquisitions including bankruptcy structures, recapitalizations and restructurings, and capital markets transactions, completing transactions with an aggregate deal value in excess of $1 billion. Since April 2019, Mr. Cohn is a Director of the Cystic Fibrosis Foundation (San Diego Chapter) and serves as Co-Chair of the Cystic Fibrosis Foundation’s Tomorrow’s Leaders program (San Diego Chapter). In addition to his charitable involvement, Mr. Cohn is a Senior Mentor and Resume Reviewer for Wall Street Oasis. Mr. Cohn holds dual Bachelor of Science degrees in Finance and Accountancy from The University of Illinois at Urbana-Champaign and is both a graduate and Capstone Advisor of the ABA Stonier Graduate School of Banking at The Wharton School at the University of Pennsylvania.

Security Ownership of Certain Liberty Beneficial Owners and Management

The following table sets forth, as of September 6, 2022, certain information as to Liberty voting common stock beneficially owned by (i) persons or groups who are known by Liberty to own more than 5% of Liberty common stock, (ii) the directors of Liberty, (iii) the executive officers of Liberty, and (iv) all directors and executive officers of Liberty as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table. Unless otherwise indicated, the business address for the directors and the executive officers is 118 South Main Street, Ada, Ohio 45810.

Name of Beneficial Owner	Voting Common Shares Beneficially Owned(1)	Percent of Class
Ronald L. Zimmerly, Jr.(2)	7,743	*
Thomas M. Wilson(3)	5,311	*
Bryan L. Marshall(4)	9,673	1.22%
Rebecca A. Noblit(5)	1,346	*
Anna Maria Brenneman(6)	3,585	*
Patricia A. Arnett(7)	6,187	*
Mark R. Watkins(8)	3,892	*
Thomas E. Griffith(9)	8,677	1.09%
Mary Hubbell-Ewing	800	*
Paul W. Root III	4,340	*
John C. Navin	1,805	*
Thomas J. Simon(10)	1,161	*
All directors, executive officers as a group (12 people)	54,520	6.89%
Castle Creek Capital Partners VI, LP	75,700	9.58%
11682 El Camino Real, Suite 320
San Diego, CA 92130

*	Beneficial ownership is less than 1% of the class.
(1)	Based upon 790,469 shares of Liberty voting common stock outstanding as of September 6, 2022.
(2)	Includes (i) 500 common shares held in an individual retirement account for the benefit of Mr. Zimmerly, and (ii) 1,933 common shares held in the Liberty ESOP.
(3)	Includes 212 common shares held in the Liberty ESOP.
(4)	Includes (i) 60 common shares Mr. Marshall owns jointly with his spouse and he shares voting and dispositive power with respect to such shares, and (ii) 7,547 common shares held in the Liberty ESOP.
(5)	Includes 226 common shares held in the Liberty ESOP.
(6)	Includes (i) 532 common shares held in an individual retirement account for the benefit of Ms. Brenneman, and (ii) 1,002 common shares held in the Liberty ESOP.
(7)

Includes (i) 2,095 common shares owned jointly by Ms. Arnett and her spouse and she shares voting and dispositive power with respect to such shares, and (ii) 4,092 common shares held in the Liberty ESOP.

(8)	Includes 2,594 common shares owned in joint tenancy with the right of survivorship by Mr. Watkins and his spouse.
(9)	Includes 690 common shares owned by Mr. Griffith’s children over which Mr. Griffith has voting and dispositive power.
(10)	Includes 361 common shares held by Hill & Hamilton Inc. Mr. Simon is the Chairman of Hill and Hamilton Inc. and Mr. Simon has sole voting and dispositive power with respect to such shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF LIBERTY BANCHARES, INC.’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of Liberty’s consolidated financial condition at June 30, 2022 and December 31, 2021, and results of operations for the three and six months ended June 30, 2022 and June 30, 2021 and should be read in conjunction with Liberty’s consolidated financial statements and notes thereto presented in this joint proxy statement/prospectus beginning on page F-1.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired with foreclosures or in satisfaction of loans, loan servicing rights, valuation of deferred tax assets, other-than-temporary impairments (OTTI) and fair values of financial instruments.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established if the discounted cash flows, underlying collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from Liberty Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that Liberty Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, Liberty Bank does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities available for sale, which include any security for which Liberty Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific identification method.

For debt securities with fair value below carrying value, when Liberty Bank does not intend to sell a debt security, and when it is more likely than not that Liberty Bank will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Income Taxes

Liberty accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. Liberty determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Liberty files consolidated income tax returns with its subsidiary in the U.S. federal jurisdiction. With a few exceptions, Liberty is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2018.

If necessary, Liberty recognizes interest and penalties on income taxes as a component of income tax expense.

Fair Value

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities.

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Results of Operations

General

Liberty Bank operates under a national charter and provides full banking services. Liberty Bank is subject to regulation by the OCC and the FDIC. Liberty Bank has branches in Ada, Bellefontaine, Kenton, Marysville and Westerville, Ohio. Liberty and Liberty Bank’s administrative office is located in Ada, Ohio.

The profitability of Liberty Bank’s operations depends primarily on its net interest income after provision for loan losses, which is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities less provision for loan losses. The provision for loan losses is dependent on changes in Liberty Bank’s loan portfolio and management’s assessment of the collectability of Liberty Bank’s loan portfolio as well as prevailing economic and market conditions. Liberty Bank’s net income is also affected by noninterest income, noninterest expense and income tax expense.

Net income

Liberty had net income of $2.13 million or $2.36 per share (EPS) for the six months ended June 30, 2022 compared to net income of $3.12 million or EPS of $3.47 for the six months ended June 30, 2021. The return on average shareholders’ equity as of June 30, 2022 was 7.75% compared to 11.46% as of June 30, 2021.

The reduction in earnings from the six months ended June 30, 2022 compared to the six months ended June 30, 2021 was primarily due to a decrease in interest income. Most of the SBA Paycheck Protection Program (“PPP”) loans were paid off in 2021 at which time the fees were realized.

Liberty had net income of $1.16 million or EPS of $1.27 for the three months ended June 30, 2022 compared to net income of $1.52 million or EPS of $1.89 for the three months ended June 30, 2021. Payoff of the PPP loans in 2021, significantly fewer sale of loans on the secondary market in 2022 versus 2021, and merger-related expenses during the second quarter of 2022 accounted for most of the reduced earnings.

Net interest income

Total interest income for the first six months ended June 30, 2022 was $7.77 million compared to $8.57 million for the same period ended June 30, 2021. Total interest income for the three months ended June 30, 2022 was $4.02 million compared to $4.31 million for the three months ended June 30, 2021.

The additional investments that were purchased in the first half of 2022 resulted in an additional $314,000 in interest income when compared to the first six months of 2021. The average yield on investments decreased by .07% to 2.19% as of June 30, 2022 compared to 2.26% as of June 30, 2021. The average yield on loans decreased by 0.29% to 4.81% as of June 30, 2022 compared to 5.10% as of June 30, 2021. Interest income from securities for the three months ended June 30, 2022 was $363,000 compared to $238,000 for the three months ended June 30, 2021.

Total interest expense declined by $232,000 to $290,000 at June 30, 2022 from $522,000 at June 30, 2021. This improvement was largely due to the maturity of some higher-priced time deposits that either renewed with

Liberty Bank at lower rates or were withdrawn for higher interest rates elsewhere. The prepayment of Liberty Bank’s FHLB advances in the fourth quarter of 2021 also contributed to the lower interest expense. Liberty Bank had no borrowings during the first half of 2022. Total interest expense for the three months ended June 30, 2022 was $154,000 compared to $239,000 for the three months ended June 30, 2021.

Net interest income for the first six months ended June 30, 2022 was $7.48 million compared to $8.05 million for the same period ended June 30, 2021. Net interest income for the three months ended June 30, 2022 was $3.86 million compared to $3.96 million for the three months ended June 30, 2021.

There was no loan provision expense taken during the first half of 2022. Management believes the June 30, 2022 balance in the Loan Loss Reserve provides adequate coverage in the event of the default or non-payment of certain loans. Conservative underwriting practices continue to result in low delinquencies; no charge-offs taken during the year and no loans listed as being classified. The loan loss reserve to total loans was 1.56% as of June 30, 2022 compared to 1.51% as of December 31, 2021. The provision for loan loss during the three months ended June 30, 2021 amounted to $120,000.

Noninterest income

Total noninterest income for the first six months ended June 30, 2022 decreased $545,000 to $945,000 compared to $1.49 million for the first six months ended June 30, 2021. This decline in noninterest income was largely due to a reduction of $382,000 in gains from the sale of real estate loans into the secondary market when compared to June 30, 2021.

Total noninterest income for the three months ended June 30, 2022 of $490,000 was $124,000 less than the $614,000 recorded for the same period in 2021. This reduced noninterest income was principally the result of $158,000 less in gains from the sale of real estate loans into the secondary market.

Noninterest expense

Total noninterest expense increased by $348,000 to $5.81 million for the first six months ended June 30, 2022 compared to $5.46 million for the same period ended June 30, 2021. Approximately $179,000 in due diligence expenses were incurred in relation to the proposed merger with Middlefield. Liberty’s efficiency ratio increased to 65.52% as of June 30, 2022 compared to 56.11% as of June 30, 2021.

Total noninterest expense increased to $2.94 million for the three months ended June 30, 2022 compared to $2.67 million for the same period ended June 30, 2021. The merger-related expenses during the second quarter of 2022 accounted for the majority of the increase.

Income taxes

Income tax expense for the six months ended June 30, 2022 was $482,000 compared to $719,000 for the six months ended June 30, 2021. The effective tax rate was 21% for the six months ended June 30, 2022 and for the six months ended June 30, 2021. The decrease in income tax expense was primarily due to a decrease in pre-tax income in the six months ended June 30, 2022.

Income tax expense for the three months ended June 30, 2022 was $260,000 compared to $382,000 for the three months ended June 30, 2021, the result of a reduction in pre-tax income of $487,000 between the comparable periods.

Financial Condition

Balance Sheet

Total assets decreased $5.2 million to $428.3 million at June 30, 2022 compared to $433.5 million at December 31, 2021. Cash and due from banks decreased by $15.9 million to $50.4 million at June 30, 2022 compared to $66.3 million at December 31, 2021. Management utilized Liberty Bank’s excess liquidity to purchase $13 million in additional investments and $3.2 million in additional bank owned life insurance policies during the first half of 2022.

Total liabilities decreased by $1.2 million to $375.4 million at June 30, 2022 compared to $376.6 million at June 30, 2021. In January 2022, a $5 million brokered deposit was called due to the deposit’s higher than market interest rate and the excess liquidity on the Bank’s balance sheet.

Total stockholders’ equity decreased by $4.0 million to $52.9 million at June 30, 2022 from $56.9 million at December 31, 2021 largely due to the unrealized losses from the investment portfolio in the first half of 2022. The $1.5 million in additional retained earnings from operations was offset by the $5.7 million net change in unrealized loss on securities available for sale.

Securities

Liberty Bank’s available-for-sale investment securities increased $13.0 million to $61.8 million at June 30, 2022 compared to $48.8 million at December 31, 2021. Liberty Bank’s investment portfolio is carried at fair value. After posting the mark-to-market adjustment for June 30, 2022, the investment securities reflected an unrealized loss of $6.9 million compared to an unrealized gain of $247,000 at December 31, 2021. The market is also pricing in additional rate increases by the Federal Reserve for the second half of 2022. As rates rise, the value of fixed income instruments falls and the projected duration of the portfolio increases. The Federal Reserve has raised interest rates by 225 basis points since the beginning of 2022.

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities as of June 30, 2022 and December 31, 2021 were as follows (in thousands):

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Approximate fair value
6/30/22
Securities available for sale:
Mortgage-backed securities	$46,664	$—	$(4,185)	$42,479
U.S. government agencies	1,000	—	(113)	887
State and political subdivisions	21,054	3	(2,617)	18,440

	$68,718	$3	$(6,915)	$61,806

Securities held to maturity:
State and political subdivisions	$3,703			$3,703
Corporate	600			600
Annuities to fund deferred compensation plans	2,340			2,340

	$6,643			$6,643

12/31/21
Securities available for sale:
Mortgage-backed securities	$30,038	$425	$(187)	$30,276
U.S. government agencies	1,000	—	(28)	972
State and political subdivisions	17,550	192	(155)	17,587

	$48,588	$617	$(370)	$48,835

Securities held to maturity:
State and political subdivisions	$3,703			$3,703
Corporate	600			600
Annuities to fund deferred compensation plans	2,340			2,340

	$6,643			$6,643

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and fair value of securities available for sale and securities held to maturity at June 30, 2022, by contractual maturity, were as follows (in thousands):

	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
Within one year	$596	$598	$—	$—
One to five years	3,242	3,057	—	—
Five to ten years	13,332	11,680	600	600
After ten years	4,884	3,992	6,043	6,043

	22,054	19,327	6,643	6,643
Mortgage-backed securities	46,664	42,479	—	—

Totals	$68,718	$61,806	$6,643	$6,643

Loan portfolio

Loans receivable, net of allowance for loan losses, decreased $8.4 million to $282.5 million at June 30, 2022 from $290.9 million at December 31, 2021. Balance reductions in loans secured by various real estate collateral outpaced balance increases in construction and land development loans along with loans secured by owner-occupied nonfarm nonresidential properties.

The following table reflects the changes in loan composition as of June 30, 2022 compared to December 31, 2021 (in thousands):

	6/30/22	12/31/21
Real estate loans:
Residential	$14,265	$14,734
Construction	40,412	30,750
Commercial	174,375	188,060
Agricultural	14,464	15,801
Consumer home equity	8,495	7,284

Total real estate loans	252,011	256,629
Commercial	32,523	32,943
Agricultural	2,261	5,547
Consumer	266	295

Total loans	287,061	295,414
Net deferred loan costs and fees	(26)	(31)
Allowance for loan losses	(4,543)	(4,532)

Net loans	$282,492	$290,851

Asset quality

On a monthly basis, Liberty Bank’s board of directors monitors all loan portfolio activity including levels of concentrations. Liberty Bank’s asset quality management includes strong underwriting characteristics, conservative interest rates to known customers and a comprehensive risk rating component. The Liberty Bank directors who serve on the board loan committee participate in the credit approval process. Liberty Bank’s loan officers have no individual loan authority. Liberty Bank’s lending philosophy is to invest in relationships in its local markets in order to provide for sound, profitable growth and support the credit needs of these markets.

Liberty Bank evaluates its loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year. The following tables present the credit risk profile of the loan portfolio based on rating category and payment activity as of June 30, 2022 and December 31, 2021 (in thousands):

	Real Estate
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Total
6/30/22
Pass (1-4)	$14,265	$209,478	$14,464	$31,260	$2,261	$8,762	$280,490
Special Mention (5)	—	5,309	—	1,262	—	—	6,571
Substandard (6)	—	—	—	—	—	—	—
Doubtful (7)	—	—	—	—	—	—	—
Loss (8)	—	—	—	—	—	—	—

	$14,265	$214,787	$14,464	$32,522	$2,261	$8,762	$287,061

12/31/21
Pass (1-4)	$14,734	$216,830	$15,801	$30,508	$5,547	$7,579	$290,999
Special Mention (5)	—	1,871	—	2,305	—	—	4,176
Substandard (6)	—	109	—	130	—	—	239
Doubtful (7)	—	—	—	—	—	—	—
Loss (8)	—	—	—	—	—	—	—

	$14,734	$218,810	$15,801	$32,943	$5,547	$7,579	$295,414

The following tables present the loan portfolio aging analysis of the recorded investment in loans as of June 30, 2022 and December 31, 2021 (in thousands):

	Real Estate
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Total
6/30/22
30-59 days past due	$—	$—	$—	$2,334	$—	$32	$2,366
60-89 days past due	122	—	—	—	—	—	122
90 or more days past due	—	12	—	—	—	—	12

Total past due	122	12	—	2,334	—	32	2,500
Current	14,143	214,775	14,464	30,189	2,261	8,729	284,561

Total loans	$14,265	$214,787	$14,464	$32,523	$2,261	$8,761	$287,061

Nonaccrual loans	$—	$—	$—	$—	$—	$—	$—
Loans past due more than 90 days & still accruing	$—	$12	$—	$—	$—	$—	$12

12/31/21
30-59 days past due	$—	$—	$—	$—	$—	$35	$35
60-89 days past due	14	—	—	—	—	—	14
90 or more days past due	—	12	—	—	—	—	12

Total past due	14	12	—	—	—	35	61
Current	14,720	218,798	15,801	32,943	5,547	7,544	295,353

Total loans	$14,734	$218,810	$15,801	$32,943	$5,547	$7,579	$295,414

Nonaccrual loans	$—	$—	$—	$—	$—	$—	$—
Loans past due more than 90 days & still accruing	$—	$12	$—	$—	$—	$—	$12

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable Liberty Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans and loan modifications classified as a troubled debt restructuring. The following tables present impaired loans as of June 30, 2022 and December 31, 2021 (in thousands):

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
6/30/22
Loans without a specific
Valuation allowance
Residential real estate	$105	$115	$—	$107	$3
Commercial real estate	95	141	—	102	3
Agricultural real estate	321	328	—	322	10
Commercial	—	—	—	—	—
Agricultural	325	429	—	331	3
Loans with a specific
Valuation allowance	—	—	—	—	—

Total impaired loans	$846	$1,013	$—	$862	$19

12/31/21
Loans without a specific
Valuation allowance
Residential real estate	$109	$115	$—	$114	$7
Commercial real estate	109	141	—	125	8
Agricultural real estate	323	328	—	319	21
Commercial	—	33	—	1	3
Agricultural	337	429	—	375	26
Loans with a specific
Valuation allowance	—	—	—	—	—

Total impaired loans	$878	$1,046	$—	$934	$65

Allowance for loan losses

The following tables present the balance and activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of June 30, 2022 and 2021, respectively (in thousands):

Six months ended 6/30/22
	Real Estate
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Unallocated	Total
Allowance for loan losses
Balance, beginning of year	$105	$3,301	$232	$585	$78	$50	$181	$4,532
Provision charged to expense	—	—	—	—	—	—	—	—
Losses charged off	—	—	—	—	—	—	—	—
Recoveries	—	—	—	11	—	—	—	11

Balance, end of period	$105	$3,301	$232	$596	$78	$50	$181	$4,543

Ending balance individually evaluated for impairment	$—	$—	$—	$—	$—	$—		$—
Ending balance collectively evaluated for impairment	$105	$3,301	$232	$596	$78	$50	$181	$4,543
Loans
Balance, end of period	$14,265	$214,787	$14,464	$32,523	$2,261	$8,761		$287,061

Ending balance individually evaluated for impairment	$105	$95	$321	$—	$325	$—		$846
Ending balance collectively evaluated for impairment	$14,160	$214,692	$14,143	$32,523	$1,936	$8,761		$286,215

Six months ended 6/30/21
	Real Estate
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Unallocated	Total
Allowance for loan losses
Balance, beginning of year	$113	$2,893	$219	$579	$125	$50	$81	$4,060
Provision charged to expense	(4)	224	7	(13)	(24)	—	50	240
Losses charged off	—	(39)	—	—	—	—	—	(39)
Recoveries	—	—	—	14	—	—	—	141

Balance, end of period	$109	$3,078	$226	$581	$102	$50	$131	$4,275

Ending balance individually evaluated for impairment	$—	$—	$—	$—	$—	$—		$—
Ending balance collectively evaluated for impairment	$109	$3,078	$226	$581	$102	$50	$131	$4,275
Loans
Balance, end of period	$16,054	$239,034	$14,088	$51,240	$5,828	$8,046		$334,290

Ending balance individually evaluated for impairment	$113	$139	$425	$—	$27	$—		$1,004
Ending balance collectively evaluated for impairment	$15,941	$238,895	$13,663	$51,240	$5,501	$8,046		$333,286

Net recoveries of $11,000 were recorded in the six months ended June 30, 2022 compared to net charge-offs of $25,000 in the six months ended June 30, 2021. No provision for loan losses was recorded for the six months ended June 30, 2022 and $240,000 was recorded for the six months ended June 30, 2021.

Sources of funds

Deposits, loan and investment security repayments and prepayments, proceeds from the sale of loans, and cash flows generated from operations are the primary sources of Liberty Bank’s funds for lending, investing and other general purposes.

Total deposits decreased $2.1 million to $371.4 million at June 30, 2022 from $373.5 million at December 31, 2021. The following table reflects the changes in the deposit composition as of June 30, 2022 compared to December 31, 2021 (in thousands):

	6/30/22	12/31/21
Deposits
Noninterest-bearing demand	$147,071	$142,037
Interest-bearing demand	22,806	18,107
Savings	144,697	145,386
Time certificates of deposit	56,863	67,990

Total deposits	$371,437	$373,520

Reduction in time certificates of deposit balances were softened by growth in both noninterest and interest-bearing deposits. At June 30, 2022, the scheduled maturities of time certificates of deposit were as follows (in thousands):

2022	$17,034
2023	30,085
2024	9,725
2025	19
2026	—
Thereafter	—

$56,863

Liberty Bank had no borrowings at June 30, 2022 or December 31, 2021.

Off-balance sheet arrangements

Liberty Bank does not currently engage in the use of derivative instruments to hedge interest rate risks. However, Liberty Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.

Unused credit lines, loan commitments, and letters of credit totaled $108.8 million and $72.6 million as of June 30, 2022 and December 31, 2021, respectively. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by Liberty Bank to guarantee the performance of a customer to a third party. Liberty Bank uses the same credit policies in establishing commitments and issuing letters of credit as it does for on-balance sheet instruments.

Liquidity

Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, federal funds sold, investments and loans maturing within one year. Liberty Bank’s ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of Liberty Bank’s management of liquid assets and the ability to generate liquidity through liability funding, Liberty’s management believes that Liberty Bank maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.

Capital resources

Liberty Bank’s capital levels continue to be categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Liberty Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. Liberty Bank’s actual capital amounts and ratios are as follows ($ in thousands).

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2022
Total capital (to risk-weighted assets)	$58,748	18.3%	$25,698	8.0%	$32,122	10.0%
Tier I capital (to risk-weighted assets)	54,726	17.0%	19,273	6.0%	25,698	8.0%
Common equity Tier I capital (to risk-weighted assets)	54,726	17.0%	14,455	4.5%	20,879	6.5%
Tier I capital (to average assets)	54,726	12.9%	17,007	4.0%	21,259	5.0%

As of December 31, 2021
Total capital (to risk-weighted assets)	$57,106	17.8%	$25,665	8.0%	$32,081	10.0%
Tier I capital (to risk-weighted assets)	53,089	16.5%	19,249	6.0%	25,665	8.0%
Common equity Tier I capital (to risk-weighted assets)	53,089	16.5%	14,437	4.5%	20,853	6.5%
Tier I capital (to average assets)	53,089	12.0%	17,754	4.0%	22,192	5.0%

EXPERTS

Middlefield. The consolidated financial statements of Middlefield appearing in Middlefield’s Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by S.R. Snodgrass, P.C., independent auditor, as set forth in their report thereon included in the Annual Report and incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance upon the report given on the authority of S.R. Snodgrass, P.C. as experts in accounting and auditing.

Liberty. The consolidated financial statements of Liberty contained in this joint proxy statement/prospectus for the year ended December 31, 2021, have been audited by FORVIS, LLP (formerly BKD, LLP), independent auditor, as set forth in its report thereon and included herein. The consolidated financial statements are included herein in reliance upon that report given on the authority of FORVIS, LLP (formerly BKD, LLP), as experts in accounting and auditing.

LEGAL MATTERS

Grady & Associates has rendered an opinion that the Middlefield common stock to be issued to Liberty shareholders in the merger is duly authorized and, if issued as provided in the Merger Agreement, will be validly issued, fully paid, and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Middlefield by O’Neill & O’Neill, Attorneys at Law and for Liberty by Vorys, Sater, Seymour and Pease LLP.

MIDDLEFIELD FUTURE SUBMISSION OF DIRECTOR NOMINATIONS AND SHAREHOLDER PROPOSALS

Shareholders desiring to submit proposals for inclusion in Middlefield’s proxy materials for the 2023 annual shareholder meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 must submit the proposals to Middlefield at its executive offices no later than December 6, 2022. Middlefield will not include in the proxy statement or form of proxy for the 2023 annual shareholder meeting a shareholder proposal that is received after that date or that otherwise fails to meet requirements for shareholder proposals established by SEC regulations.

If a Middlefield shareholder intends to present a proposal at the 2023 annual shareholder meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting, the shareholder must give advance notice to Middlefield. According to Article I, section 8, of Middlefield’s Regulations, the shareholder must give notice at least 60 days but no more than 120 days before the date in 2023 corresponding to the mailing date of the proxy statement for the 2022 annual meeting. A Middlefield shareholder who desires to present a proposal at the 2023 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting should provide notice of the proposal to Middlefield no earlier than December 6, 2022, and no later than February 4, 2023. If the Middlefield shareholder fails to do so, Middlefield’s management will be entitled to use its discretionary voting authority on that proposal, without any discussion of the matter in Middlefield’s proxy materials. Middlefield shareholders who desire to submit a proposal for the 2023 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting should refer to Article I, section 8, of Middlefield’s Regulations for information concerning the procedures for submitting proposals, including information required to be provided by shareholders submitting proposals.

According to Article III, section 4 of Middlefield’s Code of Regulations, any shareholder who desires to nominate an individual to the Middlefield Board must provide timely written notice. To be timely, the notice must be mailed to the Secretary of Middlefield at least 60 calendar days before the date corresponding to the date on which Middlefield’s proxy materials were mailed to shareholders for the annual meeting in the preceding year, and no more than 120 calendar days before that date; provided, however, if the date of the annual meeting is changed by more than 30 calendar days from the date corresponding to the date of the preceding year’s annual meeting, or if Middlefield did not hold an annual meeting in the preceding year, then the shareholder’s notice will be considered timely if it is received by the Secretary a reasonable time before Middlefield mails its proxy materials for the annual meeting, but in any event at least 30 days before Middlefield mails its proxy materials for the annual meeting.

The shareholder’s notice of nomination must set forth the following:

•

the name and address, as they appear on the corporation’s books, of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made, as well as the name and address of each person(s) nominated by the shareholder;

•

a representation that the shareholder giving the notice is a holder of record of stock of Middlefield entitled to vote at the annual meeting and that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•

the class and number of shares of stock of Middlefield owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made;

•

a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice;

•	such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the signed consent of each nominee to serve as a director of Middlefield if so elected.

If the presiding officer at the annual meeting determines that a nomination was not made in accordance with the above provisions, the presiding officer of the annual meeting will so declare to the meeting, and the defective nomination will be disregarded. Notwithstanding the foregoing provision of Middlefield’s Regulations, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in the Middlefield Regulations, provided Middlefield has securities registered under Section 12 of the Securities Exchange Act of 1934.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows Middlefield to incorporate certain information into this document by reference to other information filed by Middlefield with the SEC (File No. 001-36613). This means that Middlefield can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Middlefield incorporates by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this document. The documents incorporated by reference contain important information about Middlefield. You should read this document together with any other documents incorporated by reference in this document. This document incorporates by reference the following documents previously filed by Middlefield with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed March 15, 2022

•	Quarterly Report on Form 10-Q for the period ended March 31, 2022, filed May 10, 2022

•	Quarterly Report on Form 10-Q for the period ended June 30, 2022, filed August 8, 2022

•	Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of shareholders, filed April 5, 2022

•

Current Reports on Form 8-K filed on January 25, 2022, February  15, 2022, February  17, 2022, February  25, 2022, April  21, 2022, May  10, 2022, May  12, 2022, May  13, 2022, May  26, 2022, May  27, 2022, July  18, 2022, August  1, 2022 and August 9, 2022

•

the description of Middlefield’s capital stock included under the caption “Description of Securities” in the Form 10 Registration Statement filed on April 17, 2001, as amended by Amendment No.  1 filed on June 14, 2001

In addition, Middlefield is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of each company’s meeting of shareholders.

Middlefield files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Middlefield files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Neither Middlefield nor Liberty has authorized anyone to give any information or make any representation about the merger that is different from or in addition to that contained in this document or in any of the materials incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell or solicitations of offers to exchange or purchase the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document is given solely as of the date of this document unless the information specifically states that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

LIBERTY BANCSHARES, INC.

Independent Auditor’s Report

Board of Directors

Liberty Bancshares, Inc.

Ada, Ohio

Opinion

We have audited the consolidated financial statements of Liberty Bancshares, Inc. and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Liberty Bancshares, Inc. and its subsidiary as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are required to be independent of Liberty Bancshares, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Liberty Bancshares, Inc.’s ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Liberty Bancshares, Inc.’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Liberty Bancshares, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Other Information Included in the Annual Report

Management is responsible for the other information included in the annual report. The other information comprises the information included in the annual report but does not include the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the consolidated financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

BKD, LLP

Cincinnati, Ohio

February 25, 2022

Consolidated Balance Sheets

December 31, 2021 and 2020

	2021	2020
Assets
Cash and due from banks	$66,280,451	$24,551,049
Securities available for sale, at fair value	48,835,373	38,409,073
Securities held to maturity	6,642,868	5,849,754
Loans receivable, net	290,850,619	307,763,685
Premises and equipment, net	4,814,538	5,029,499
Federal Reserve and Federal Home Loan Bank stock	1,554,000	1,540,300
Bank owned life insurance	10,666,350	11,256,442
Accrued interest receivable	893,923	1,219,639
Goodwill	1,455,869	1,455,869
Other assets	1,535,422	1,356,756

Total assets	$433,529,413	$398,432,066

Liabilities
Deposits
Noninterest-bearing demand	$142,036,704	$113,538,150
Interest-bearing demand	18,106,715	23,840,530
Savings	145,386,044	124,308,019
Time certificates of deposit	67,990,518	61,018,079

Total deposits	373,519,981	322,704,778
Federal Home Loan Bank advances	—	10,000,000
Other borrowings	—	8,857,929
Deferred compensation	2,308,387	2,005,157
Accrued interest payable and other liabilities	756,110	1,519,604

Total liabilities	376,584,478	345,087,468

Shareholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized, no shares outstanding in 2021, 116,608 shares issued and outstanding in 2020	$—	$—
Common stock, $1.25 par value; 1,500,000 shares authorized; 1,017,388 and 894,163 shares issued in 2021 and 2020, respectively; and 900,357 and 771,802 shares outstanding in 2021 and 2020, respectively	1,129,533	1,129,533
Paid-in capital	17,737,653	17,585,581
Other paid-in capital-stock warrants	660,001	660,001
Retained earnings	41,728,890	37,866,237
Unearned ESOP compensation	(28,911)	(52,107)
Treasury stock, at cost; 117,031 shares in 2021, 122,361 shares in 2020	(4,477,513)	(4,636,807)
Accumulated other comprehensive income	195,282	792,160

Total shareholders’ equity	56,944,935	53,344,598

Total liabilities and shareholders’ equity	$433,529,413	$398,432,066

See Notes to Consolidated Financial Statements

Consolidated Statements of

Income and Comprehensive Income

For the Years Ended December 31, 2021 and 2020

	2021	2020
Interest income
Loans, including fees	$16,208,352	$15,407,576
Securities
Taxable	594,017	596,968
Tax-exempt	246,367	196,290
Other	107,916	167,698

Total interest income	17,156,652	16,368,532

Interest expense
Deposits	800,216	1,715,286
Borrowings	114,702	233,096

Total interest expense	914,918	1,948,382

Net interest income	16,241,734	14,420,150
Provision for loan losses	480,000	1,250,000

Net interest income after provision for loan losses	15,761,734	13,170,150

Noninterest income
Service charges on deposit accounts	800,274	826,997
Gain on sale of loans, net	966,261	1,580,662
Gain on sale of securities, net	2,579	44,100
Other income	803,567	568,766

Total noninterest income	2,572,681	3,020,526

Noninterest expense
Salaries and employee benefits	7,162,843	6,608,137
Occupancy expense	713,691	705,456
Furniture and equipment expense	634,500	637,608
Data processing	693,386	635,578
State franchise tax	449,860	401,008
Deposit insurance premiums	114,765	87,684
FHLB prepayment penalty	218,542	—
Other expenses	1,928,632	1,737,487

Total noninterest expense	11,916,219	10,812,958

Income before income tax	6,418,196	5,377,718
Provision for income taxes	1,205,841	1,061,916

Net income	$5,212,355	$4,315,802

Basic earnings per share	$5.81	$4.84
Diluted earnings per share	5.79	4.84
Net income	$5,212,355	$4,315,802
Other comprehensive gain (loss)
Unrealized gain (loss) on available-for-sale securities, net of taxes of $158,122 for 2021 and $151,588 for 2020	(594,841)	570,259
Less: reclassification adjustment for realized gains included in net income, net of taxes of $542 in 2021 and $9,261 in 2020	(2,037)	(34,839)

Comprehensive income	$4,615,477	$4,851,222

See Notes to Consolidated Financial Statements

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2021 and 2020

	Preferred Stock	Common Stock	Paid-in capital	Other paid-in capital	Retained earnings	Unearned ESOP compensation	Treasury stock	Accumulated other comprehensive income (loss)	Total
Balance as of January 1, 2020	$—	$1,129,533	$17,454,933	$660,001	$34,622,283	$(72,800)	$(4,988,192)	$256,740	$49,062,498
Net income					4,315,802				4,315,802
Net change in unrealized gain on securities available for sale								535,420	535,420
Dividends declared, $1.20 per share					(1,071,848)				(1,071,848)
Amortization of ESOP expense						20,693			20,693
Issued 6,351 treasury shares under dividend reinvestment plan			74,066				228,627		302,693
Purchased 172 shares of treasury stock							(8,858)		(8,858)
Issued 3,656 treasury shares under Restricted Stock program			(131,616)				131,616		—
Vested Restricted Stock Units			188,198						188,198

Balance as of December 31, 2020	—	1,129,533	17,585,581	660,001	37,866,237	(52,107)	(4,636,807)	792,160	53,344,598
Net income					5,212,355				5,212,355
Net change in unrealized gain on securities available for sale								(596,878)	(596,878)
Dividends declared, $1.50 per share					(1,349,702)				(1,349,702)
Amortization of ESOP expense						23,196			23,196
Purchase 1,290 shares of treasury stock							(70,062)		(70,062)
Issued 6,620 treasury shares under Restricted Stock program			(229,356)				229,356		—
Vested Restricted Stock Units			381,428						381,428

Balance as of December 31, 2021	$—	$1,129,533	$17,737,653	$660,001	$41,728,890	$(28,911)	$(4,477,513)	$195,282	$56,944,935

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	2021	2020
Operating activities
Net income	$5,212,355	$4,315,802
Items not requiring (providing) cash
Depreciation, accretion, and amortization	865,278	804,845
Provision for loan losses	480,000	1,250,000
Gain on sale of loans, net	(966,261)	(1,580,662)
Gain on sale of securities, net	(2,579)	(44,100)
Gain recognized from death benefit on bank owned life insurance	(219,980)	—
Change in cash surrender value of bank owned life insurance	(312,316)	(158,376)
Gain on sale of other real estate	(2,400)	(139,657)
Deferred income taxes	(121,651)	(134,807)
Change in deferred compensation	303,230	212,940
Expense related to vesting of Restricted Stock Units	381,428	188,198
Change in other assets and liabilities	(336,131)	14,416

Net cash provided by operating activities	5,280,973	4,728,599

Investing activities
Net change in loans	17,396,727	(48,476,308)
Purchase of securities held to maturity	(1,073,114)	(3,510,000)
Paydowns of securities held to maturity	280,000	—
Purchase of securities available for sale	(22,568,412)	(10,128,762)
Proceeds from sales of securities available for sale	1,055,881	3,483,080
Proceeds from maturities, calls, and principal payments of securities available for sale	9,917,787	11,281,310
Purchase of Federal Reserve & Federal Home Loan Bank Stock	(13,700)	(20,700)
Purchase of bank owned life insurance	—	(5,000,000)
Proceeds from death benefit of bank owned life insurance	1,122,388	—
Proceeds from sale of foreclosed assets	5,000	571,274
Premises and equipment expenditures, net	(211,638)	(389,273)

Net cash provided by (used in) investing activities	5,910,919	(52,189,379)

Financing activities
Net change in deposits	50,815,203	47,276,775
Proceeds from Federal Home Loan Bank advances	—	13,000,000
Repayments of Federal Home Loan Bank advances	(10,000,000)	(13,000,000)
Proceeds from PPPLF borrowings	—	15,032,955
Repayments of PPPLF borrowings	(8,857,929)	(6,175,026)
Purchase of treasury shares	(70,062)	(8,858)
Dividends paid	(1,349,702)	(1,147,336)

Net cash provided by financing activities	30,537,510	54,978,510

Increase in cash and cash equivalents	41,729,402	7,517,730
Cash and cash equivalents, beginning of year	24,551,049	17,033,319

Cash and cash equivalents, end of year	$66,280,451	$24,551,049

Supplemental cash flows information
Interest paid	$919,147	$2,016,283
Income taxes paid	1,426,000	1,070,000
Non-cash activities
Transfer of loans to other real estate	2,600	431,618
Issuance of shares under dividend reinvestment plan	—	302,693

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

Liberty Bancshares, Inc. (“Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary Liberty National Bank (the “Bank”). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Hardin and surrounding counties in Ohio. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. Liberty Insurance, LLC is a wholly-owned subsidiary of the Bank that primarily sells insurance products to customers.

Principles of consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, loan servicing rights, valuation of deferred tax assets, other-than-temporary impairments (OTTI) and fair values of financial instruments.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses from such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities available for sale, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific identification method.

For debt securities with fair value below carrying value, when the Company does not intend to sell a debt security, and when it is more likely than not that the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. The Company recognized no other-than-temporary impairments on debt securities in 2021 and 2020.

Loans held for sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances adjusted for any unearned income, charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established if the discounted cash flows, underlying collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets, which are generally 35 to 40 years for buildings and improvements and 3 to 5 years for equipment.

Federal Reserve and Federal Home Loan Bank stock

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula, carried at cost, and evaluated for impairment.

Bank owned life insurance

The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Foreclosed assets held for sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. The quantitative impairment test consists of calculating the fair value of a reporting unit and comparing it to the carrying amount, including goodwill. The goodwill impairment loss, if any, is measured as the amount by which the carrying amount of a reporting unit, including goodwill, exceeds its fair value. Subsequent increases in goodwill value are not recognized in the financial statements. There were no changes to goodwill for either 2021 or 2020.

Mortgage servicing rights

Servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer. The Company subsequently measures each class of servicing asset using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income. The amortized assets are assessed for impairment based on fair value at each reporting date.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. As of December 31, 2021 and 2020, the Company had approximately $941,000 and $776,000, respectively, in capitalized mortgage servicing assets and approximately $132.5 million and $116.4 million, respectively, in unpaid principal balances on loans sold.

Shareholders’ equity

Shareholders have authorized the issuance of 1,500,000 shares of common stock and 1,000,000 shares of preferred stock upon authorization by the Board of Directors. Common shares repurchased as treasury stock are recorded at cost. Cost of shares retired or reissued is determined using the first-in, first-out method.

In 2018, 116,608 Series A preferred shares were issued to facilitate a shareholder investment from the Company’s Capital Raise. This preferred share offering was required due to the Company not having the capacity to issue additional common shares. From a dividend standpoint, the preferred shares were treated just like common shares and received the same dividend payments. In 2019, the Company’s shareholders approved a resolution to increase the authorized common shares $1.25 par value from 1,000,000 shares to 1,500,000 shares. In 2021, the 116,608 Series A preferred shares were converted into non-voting common shares.

As of December 31, 2021, the Company had 900,780 voting common shares issued and 783,749 shares outstanding, respectively, and had 116,608 non-voting common shares issued and outstanding.

25,000 common stock warrants were issued at an exercise price of $52.00 and are set to expire in 2025. The exercise price of the warrants and the number of shares into which the warrants are to be convertible are subject to adjustment from time to time based on cash dividends declared and other factors. The number of shares into which the warrants are to be convertible increases based on the newly established exercise price. As of December 31, 2021, 25,366 warrants were outstanding at an exercise price of $51.25. As of December 31, 2020, 26,596 warrants were outstanding at an exercise price of $48.88. No warrants have been exercised as of December 31, 2021.

The Company has a share-based employee compensation plan using restricted stock units which is described in greater detail in Note 12.

Income taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company files consolidated income tax returns with its subsidiary in the U.S. federal jurisdiction. With a few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2018.

If necessary, the Company recognizes interest and penalties on income taxes as a component of income tax expense.

Dividend reinvestment plan

The Company discontinued its dividend reinvestment plan in November of 2020.

Earnings per share

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, less shares in the Company’s ESOP that are unallocated and not committed to be released. The company treats preferred shares as common shares due to the nature of the shares. Treasury stock shares are not deemed outstanding for earnings per share calculations.

Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Vested restricted stock units are deemed outstanding for basic earnings per share calculations. Diluted earnings per share is computed using the same method as basic earnings per share, but the weighted-average number of shares reflects the potential dilution, if any, of a) unvested shares of restricted stock units that could occur if restricted stock units were issued and converted to common stock, and of b) stock warrants that could occur to the extent the average stock price exceeds the exercise price. These potentially dilutive shares would then be included in the number of weighted-average shares outstanding for the period under the treasury stock method. There were 2,758 and no dilutive securities as of December 31, 2021 and 2020, respectively.

Marketing costs

Marketing costs are expensed as incurred.

Comprehensive income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on securities available for sale.

Revenue Recognition

Accounting Standards Codification 606, Revenue from Contracts with Customers (ASC 606) provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The guidance enumerates five steps that entities should follow in achieving this core principle. Revenue generated from financial instruments, including loans and investment securities, are not included in the scope of ASC 606. The adoption of ASC 606 did not result in a change to the accounting for any of the Company’s revenue streams that are within the scope of the amendments.

Revenue-generating activities that are within the scope of ASC 606 and that are presented as noninterest income in the Company’s consolidated statements of income include service charges and fees on deposit accounts and include general service fees charged for deposit account maintenance and activity and transaction-based fees charged for certain services, such as debit card, wire transfer, or overdraft activities. Revenue is recognized when the performance obligation is completed, which is generally after a transaction is completed or monthly for account maintenance services.

Revisions

Certain immaterial revisions have been made to the 2020 financial statements to present a certain financial instrument as a security held to maturity rather than as a loan receivable as previously presented. The primary impacts are to increase held-to-maturity securities and decrease loans, net on the balance sheet by $3,510,000 and to update the statement of cash flows for this activity within the cash flow from investing activities section. Revisions were also made to Notes 3, 4, and 14 to reflect these changes in presentation. These revisions did not have a significant impact upon the affected financial statement line items and had no impact on total assets, total interest income, or net cash used in investing activities.

NOTE 2 – RESTRICTION ON CASH AND DUE FROM BANKS

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2021 was $0.

NOTE 3 – SECURITIES

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities as of December 31, 2021 and 2020 were as follows (in thousands):

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Approximate fair value
2021
Securities available for sale:
Mortgage-backed securities	$30,038	$425	$(187)	$30,276
U.S. government agencies	1,000	—	(28)	972
State and political subdivisions	17,550	192	(155)	17,587

	$48,588	$617	$(370)	$48,835

Securities held to maturity:
State and political subdivisions	$3,703			$3,703
Corporate	600			600
Annuities to fund deferred compensation plans	2,340			2,340

	$6,643			$6,643

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Approximate fair value
2020
Securities available for sale:
Mortgage-backed securities	$24,232	$744	$(1)	$24,975
U.S. government agencies	1,000	—	—	1,000
State and political subdivisions	12,174	282	(22)	12,434

	$37,406	$1,026	$(23)	$38,409

Securities held to maturity:
State and political subdivisions	$3,510			$3,510
Annuities to fund deferred compensation plans	2,340			2,340

	$5,850			$5,850

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2021, by contractual maturity, were as follows (in thousands):

	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
Within one year	$598	$603	$—	$—
One to five years	3,183	3,207	—	—
Five to ten years	9,870	9,866	600	600
After ten years	4,899	4,882	6,043	6,043

	18,550	18,558	6,643	6,643
Mortgage-backed securities	30,038	30,277	—	—

Totals	$48,588	$48,835	$6,643	$6,643

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $40,436,000 at December 31, 2021 and $33,941,000 at December 31, 2020.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2021 and 2020, was $20,980,000 and $2,212,000, which is approximately 43% and 6%, respectively, of the Company’s investment portfolio available for sale. These changes in fair value primarily resulted from recent changes in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following tables show the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2021 and 2020 (in thousands):

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
2021
Mortgage-backed securities	$11,554	$(187)	$—	$—	$11,554	$(187)
Agencies	972	(28)	—	—	972	(28)
State and political subdivisions	7,276	(120)	1,178	(35)	8,454	(155)

Total temporarily impaired securities	$19,802	$(335)	$1,178	$(35)	$20,980	$(370)

2020
Mortgage-backed securities	$—	$—	$106	$(1)	$106	$(1)
State and political subdivisions	2,106	(22)	—	—	2,106	(22)

Total temporarily impaired securities	$2,106	$(22)	$106	$(1)	$2,212	$(23)

Residential mortgage-backed securities

The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by interest rate increases and illiquidity. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2021.

State and political subdivisions

The unrealized losses on the Company’s investments in securities of state and political subdivisions were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2021.

NOTE 4 – LOANS AND ALLOWANCE FOR LOAN LOSSES

Classes of loans as of December 31, 2021 and 2020 include (in thousands)

	2021	2020
Real estate loans:
Residential	$14,734	$18,603
Construction	30,750	39,488
Commercial	188,060	174,860
Agricultural	15,801	12,886
Consumer home equity	7,284	7,454

Total real estate loans	256,629	253,291
Commercial	32,943	51,261
Agricultural	5,547	7,242
Consumer	295	357

Total loans	295,414	312,151
Net deferred loan costs and fees	(31)	(327)
Allowance for loan losses	(4,532)	(4,060)

Net loans	$290,851	$307,764

The following tables present the balance and activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2021 and 2020 (in thousands):

2021
	REAL ESTATE
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Unallocated	Total
Allowance for loan losses
Balance, beginning of year	$113	$2,893	$219	$579	$125	$50	$81	$4,060
Provision charged to expense	(8)	447	13	(25)	(47)	—	100	480
Losses charged off	—	(39)	—	—	—	—	—	(39)
Recoveries	—	—	—	31	—	—	—	31

Balance, end of year	$105	$3,301	$232	$585	$78	$50	$181	$4,532

Ending balance individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Ending balance collectively evaluated for impairment	$105	$3,301	$232	$585	$78	$50	$181	$4,532
Loans
Balance, end of year	$14,734	$218,810	$15,801	$32,943	$5,547	$7,579		$295,414

Ending balance individually evaluated for impairment	$109	$109	$323	$—	$337	$—		$878
Ending balance collectively evaluated for impairment	$14,625	$218,701	$15,478	$32,943	$5,210	$7,579		$294,536

2020
	REAL ESTATE
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Unallocated	Total
Allowance for loan losses
Balance, beginning of year	$42	$1,730	$148	$365	$140	$33	$167	$2,625
Provision charged to expense	71	1,163	(43)	141	(15)	19	(86)	1,250
Losses charged off	—	—	(3)	(59)	—	(2)	—	(64)
Recoveries	—	—	117	132	—	—	—	249

Balance, end of year	$113	$2,893	$219	$579	$125	$50	$81	$4,060

Ending balance individually evaluated for impairment	$—	$—	$—	$—	$—	$—		$—
Ending balance collectively evaluated for impairment	$113	$2,893	$219	$579	$125	$50	$81	$4,060
Loans
Balance, end of year	$18,603	$213,348	$12,886	$51,261	$7,242	$7,811		$312,151

Ending balance individually evaluated for impairment	$151	$186	$315	$19	$414	$—		$1,085
Ending balance collectively evaluated for impairment	$18,452	$214,142	$12,571	$51,242	$6,828	$7,811		$311,066

Internal risk categories

Loan grades are numbered 1 through 8. Grades 1 through 4 are considered satisfactory grades. The grade of 5, Special Mention, represents loans of lower quality and is considered criticized. The grades of 6, Substandard, and 7, Doubtful, refer to assets that are classified.

Excellent (1) loans are of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.

Good (2) loans are of above average credit strength and repayment ability proving only a minimal credit risk.

Satisfactory (3) loans are of reasonable credit strength and repayment ability proving an average credit risk due to one or more underlying weaknesses.

Satisfactory/Monitored (4) loans are of the lowest acceptable credit strength and weakened repayment ability providing a cautionary credit risk due to one or more underlying weaknesses. New borrowers are typically not underwritten within this classification.

Special Mention (5) assets have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (6) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful (7) loans have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Loss (8) loans are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential real estate: Residential real estate loans are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Bank’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Construction real estate: Construction real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Bank until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Bank’s market areas.

Commercial real estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Bank’s market areas.

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

This category includes Paycheck Protection Program (“PPP”) loans that were authorized under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP was implemented by the Small Business Administration (“SBA”) with support from the Department of the Treasury and provided small businesses that were negatively impacted by the COVID-19 pandemic with government guaranteed and potentially forgivable loans that could be used to pay up to eight or twenty-four weeks, depending on the date of the loan, of payroll costs including benefits. Funds could also be used to pay interest on mortgages, rent, and utilities. PPP loans made by the Company have a maturity of two years and an interest rate of 1%. In addition, the SBA pays originating lenders processing fees based on the size of the loan, ranging from 1% to 5% of the loan amount. A borrower who meets certain requirements can request loan forgiveness from the SBA. If loan forgiveness is granted, the SBA will forward the forgiveness amount to the lender.

Agricultural: The agricultural loan portfolio consists of loans in crop and animal production, as well as to businesses that support these sectors. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Consumer: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Bank’s market area) and the creditworthiness of a borrower.

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2021 and 2020 (in thousands):

	REAL ESTATE
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Total
2021
Pass (1-4)	$14,734	$216,830	$15,801	$30,508	$5,547	$7,579	$290,999
Special Mention (5)	—	1,871	—	2,305	—	—	4,176
Substandard (6)	—	109	—	130	—	—	239
Doubtful (7)	—	—	—	—	—	—	—
Loss (8)	—	—	—	—	—	—	—

	$14,734	$218,810	$15,801	$32,943	$5,547	$7,579	$295,414

2020
Pass (1-4)	$18,568	$213,670	$12,571	$50,719	$6,828	$7,811	$310,167
Special Mention (5)	—	493	—	540	—	—	1,033
Substandard (6)	35	185	315	2	414	—	951
Doubtful (7)	—	—	—	—	—	—	—
Loss (8)	—	—	—	—	—	—	—

	$18,603	$214,348	$12,886	$51,261	$7,242	$7,811	$312,151

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2021 and 2020 (in thousands):

	REAL ESTATE
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Total
2021
30-59 days past due	$—	$—	$—	$—	$—	$35	$35
60-89 days past due	14	—	—	—	—	—	14
90 or more days past due	—	12	—	—	—	—	12

Total past due	14	12	—	—	—	35	61
Current	14,720	218,798	15,801	32,943	5,547	7,544	295,353

Total Loans	$14,734	$218,810	$15,801	$32,943	$5,547	$7,579	$295,414

Nonaccrual loans	$—	$—	$—	$—	$—	$—	$—
Loans past due more than 90 days & still accruing	$—	$12	$—	$—	$—	$—	$12
2020
30-59 days past due	$15	$—	$—	$—	$—	$8	$23
60-89 days past due	—	—	—	—	—	—	—
90 or more days past due	—	44	—	—	—	22	66

Total past due	15	44	—	—	—	30	89
Current	18,588	214,304	12,886	51,261	7,242	7,781	312,062

Total Loans	$18,603	$214,348	$12,886	$51,261	$7,242	$7,811	$312,151

Nonaccrual loans	$35	$44	$315	$2	$414	$—	$810
Loans past due more than 90 days & still accruing	$—	$—	$—	$—	$—	$22	$22

The above nonaccrual loans exclude performing troubled debt restructurings.

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans and loan modifications classified as a troubled debt restructuring.

The following tables present impaired loans at and for the years ended December 31, 2021 and 2020 (in thousands):

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
2021
Loans without a specific valuation allowance:
Residential real estate	$109	$115	$—	$114	$7
Commercial real estate	109	141	—	125	8
Agricultural real estate	323	328	—	319	21
Commercial	—	33	—	1	3
Agricultural	337	429	—	375	26
Loans with a specific valuation allowance:	—	—	—	—	—

Total impaired loans	$878	$1,046	$—	$934	$65

2020
Loans without a specific valuation allowance:
Residential real estate	$151	$153	$—	$158	$10
Commercial real estate	186	186	—	186	8
Agricultural real estate	315	330	—	451	17
Commercial	19	81	—	70	8
Agricultural	414	438	—	500	28
Loans with a specific valuation allowance:	—	—	—	—	—

Total impaired loans	$1,085	$1,188	$—	$1,365	$71

Interest income recognized is not materially different than interest income that would have been recognized on a cash basis.

The following tables present loan modifications that were classified as troubled debt restructurings during the years ended December 31, 2021 and 2020 (in thousands):

	2021			2020
	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance
Residential real estate	—	$—	$—	1	$17	$16
Commercial real estate	—	—	—	1	143	141
Agricultural real estate	—	—	—	2	335	315
Commercial	—	—	—	—	—	—
Agricultural	—	—	—	2	530	414
Consumer	—	—	—	—	—	—

Total	—	$—	$—	6	$1,025	$886

There were no troubled debt restructurings modified in the past 12 months that subsequently defaulted. There were no troubled debt restructurings with a valuation allowance as of December 31, 2021.

The following tables categorize the nature of the loan modifications associated with troubled debt restructurings during the years ended December 31, 2021 and 2020 (in thousands):

	Term Modification	Rate Modification	Interest Only	Principal Forgiveness	Combination	Total Modifications
2021
Residential real estate	$—	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—	—
Agricultural real estate	—	—	—	—	—	—
Agricultural	—	—	—	—	—	—

	$—	$—	$—	$—	$—	$—

2020
Residential real estate	$16	$—	$—	$—	$—	$16
Commercial real estate	141	—	—	—	—	141
Agricultural real estate	—	—	—	—	315	315
Agricultural	—	—	—	—	414	414

	$157	$—	$—	$—	$729	$886

NOTE 5 – PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, as of December 31, 2021 and 2020 were as follows (in thousands):

	2021	2020
Land and buildings	$7,160	$7,019
Furniture and equipment	4,240	4,169

	11,400	11,188
Accumulated depreciation	(6,586)	(6,159)

Net premises and equipment	$4,814	$5,029

NOTE 6 – TIME CERTIFICATES OF DEPOSIT

Time certificates of deposits in denominations of $250,000 or more totaled approximately $16,073,000 on December 31, 2021, and $14,953,000 on December 31, 2020.

At December 31, 2021, the scheduled maturities of time certificates of deposit were as follows (in thousands):

2022	$43,371
2023	21,073
2024	3,521
2025	25
2026	—
Thereafter	—

$67,990

Included in time certificates of deposit at December 31, 2021 and 2020 were $33,487,000 and $25,084,000, respectively, of deposits which were obtained through the Certificate of Deposit Account Registry Service (CDARS). This service allows deposit customers to maintain fully insured balances in excess of the $250,000

FDIC insurance limit without the inconvenience of having multi-banking relationships. Under the reciprocal program that the Company is currently participating in, customers agree to allow the Company to place their deposits with other participating banks in the CDARS program in insurable amounts under $250,000. In exchange, other banks in the program agree to place their deposits with the Company also in insurable amounts under $250,000.

Also included in time certificates of deposit were Brokered Deposits of $5,000,000 at both December 31, 2021 and 2020. These longer term deposits were purchased to fund the Company’s additional loan growth. These fixed-rate time deposits will also act as a hedge against higher interest expense should interest rates increase.

NOTE 7 – BORROWINGS

	2021	2020
Federal Home Loan Bank advances	$—	$10,000,000

The Federal Home Loan Bank advances are secured by a blanket pledge of qualifying mortgage loans. There were no advances as of December 31, 2021.

Other borrowings includes the Paycheck Protection Program Liquidity Facility (PPPLF), which was established by the Federal Reserve to support the PPP program by extending credit to eligible financial institutions that originate PPP loans, taking the loans as collateral at face value. The Bank’s outstanding advances under the PPPLF totaled $8.9 million as of December 31, 2020, bore an interest rate of 0.35%, and matured and was repaid in 2021.

NOTE 8 – INCOME TAXES

The provision for income taxes includes the following components (in thousands):

	2021	2020
Taxes currently payable	$1,327	$1,197
Deferred income taxes	(121)	(135)

Income tax expense	$1,206	$1,062

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below (in thousands):

	2021	2020
Computed at the statutory rate (21%)	$1,348	$1,129
Increase (decrease) resulting from:
Tax exempt interest	(51)	(51)
Life insurance income	(111)	(33)
Other	20	17

Actual tax expense	$1,206	$1,062

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were (in thousands):

	2021	2020
Allowance for loan losses	$821	$721
Deferred compensation	194	184
Other	103	88

Deferred tax assets	1,118	993

Depreciation	(303)	(333)
FHLB stock dividends	(306)	(287)
Goodwill and intangible assets	(159)	(159)
Other	(121)	(244)

Deferred tax liabilities	(889)	(1,023)

Net deferred tax asset (liability)	$229	$(30)

NOTE 9 – REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital in these financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2021 and 2020, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2021, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table ($ in thousands).

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2021 Total capital (to risk weighted assets)	$57,106	17.8%	$25,665	8.0%	$32,081	10.0%
Tier I capital (to risk weighted assets)	53,089	16.5%	19,249	6.0%	25,665	8.0%
Common equity Tier I capital (to risk weighted assets)	53,089	16.5%	14,437	4.5%	20,853	6.5%
Tier I capital (to average assets)	53,089	12.0%	17,754	4.0%	22,192	5.0%
As of December 31, 2020
Total capital (to risk weighted assets)	$52,948	17.5%	$24,260	8.0%	$30,326	10.0%
Tier I capital (to risk weighted assets)	49,154	16.2%	18,195	6.0%	24,260	8.0%
Common equity Tier I capital (to risk weighted assets)	49,154	16.2%	13,647	4.5%	19,712	6.5%
Tier I capital (to average assets)	49,154	12.4%	12,130	4.0%	15,163	5.0%

The above minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Generally, the Bank’s payment of dividends is limited to net earnings for the current year plus the two preceding calendar years, less capital distributions paid over the comparable time period.

Basel III Capital Rules

In July 2013, the three federal bank regulatory agencies jointly published final rules (the Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules were effective for the Bank on January 1, 2015 (subject to a four-year phase-in period).

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.

NOTE 10 – EARNINGS PER SHARE

Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the period, less shares in the Company’s ESOP that are unallocated and not committed to be released. There were no options to purchase shares of common stock as of December 31, 2021 or 2020. There were 2,758 dilutive securities as of December 31, 2021 as a result of the average stock price of stock warrants exceeding their exercise price. There were no dilutive securities as of December 31, 2020.

The computations of both basic and diluted earnings per share are as follows for December 31, 2021 and 2020.

	2021	2020
Net income	$5,212,355	$4,315,802
Weighted average shares	896,737	892,221
Basic earnings per share	$5.81	$4.84

Effect of dilutive securities:
Weighted average shares—basic	896,737	892,221
Stock warrants	2,758	—

Weighted average shares—diluted	899,495	892,221
Diluted earnings per share	$5.79	$4.84

NOTE 11 – RELATED PARTY TRANSACTIONS

At December 31, 2021 and 2020, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties), totaling approximately $1,413,000 and $2,670,000, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits from related parties held by the Company at December 31, 2021 and 2020 totaled $7,755,000 and $7,530,000, respectively.

NOTE 12 – RESTRICTED STOCK UNIT PLAN

In February 2020, the Board of Directors of Liberty National Bank approved the Liberty National Bank Restricted Stock Unit Plan (the “Plan”). The Plan permits the grant of restricted stock units. The total number of units that may be granted under the plan is 5% of outstanding shares.

The following table presents a summary of restricted stock unit activity during the year ended December 31, 2021.

	Number of shares	Weighted average grant date fair value
Nonvested units outstanding at January 1, 2021	9,461	$51.50
Units granted	13,101	64.00
Units vested	(6,620)	58.04
Units forfeited	—	—

Nonvested units outstanding at December 31, 2021	15,942	$59.06

Compensation cost for the plan was $381,000 and $188,000 for the years ended December 31, 2021 and 2020, respectively. At December 31, 2021 and 2020, there was $941,000 and $487,000, respectively, of total unrecognized compensation cost related to nonvested shares granted under the plan. The cost is expected to be recognized over a period of 3 years.

NOTE 13 – EMPLOYEE BENEFITS

The Company has a contributory Employee Stock Ownership Plan (“ESOP”) in which all employees who meet certain age and service requirements are eligible to participate. Discretionary employer basic contributions are made by the Company based on a percentage of participants’ compensation and the amount of contributions made by the participants.

Allocation of Company contributions is based on the relationship of each participant’s compensation to total compensation. The Company will also match 50% of the employees’ voluntary salary redirection contribution up to 6% of total compensation per year. Participants’ benefits vest over a 3 to 7 year period. Contributions of $320,000 and $318,000 were made to the plan in 2021 and 2020, respectively.

Shares allocated to participants were 33,356 at both December 31, 2021 and 2020. Allocated shares are considered outstanding for computing earnings per share and dividends on those shares are recorded as a reduction of retained earnings. The ESOP provides for the repurchase of any stock distributed to a participant at its fair market value. The estimated fair market value of the allocated shares subject to repurchase was approximately $2,235,000 and $1,719,000 at December 31, 2021 and 2020, respectively.

As of December 31, 2021, $28,911 of common stock acquired by the ESOP is shown as a reduction of stockholders’ equity as unearned shares. Shares are released to participants proportionately as the loan is repaid. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. During the year ended December 31, 2021, 400 shares were released for allocation with ESOP expense of $23,196. As of December 31, 2021 the unearned shares totaled 600 with a fair value of $40,200.

The Company makes payments to retired directors and officers under deferred compensation plans approved by the Board of Directors. Eligible current directors and officers also participate in the plans. The present value of payments expected to be provided are accrued during the service period of the covered individuals. Expenses related to the plans amounted to $299,000 and $274,000 for the years ended December 31, 2021 and 2020, respectively.

NOTE 14 – DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Securities available for sale

When quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. The Company had no securities included in Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models and quoted prices of securities with similar characteristics. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions. Level 2 securities include mortgage-backed securities and agency and municipal bonds. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Company had no securities included in Level 3.

The following table presents the fair value measurements of assets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2021 and 2020 (in thousands):

	Fair Value Measurements Using
	Fair Value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
2021
Mortgage-backed securities	$30,276	$—	$30,276	$—
U.S. government agencies	972	—	972	—
State and political subdivisions	17,587	—	17,587	—
2020
Mortgage-backed securities	$24,975	$—	$24,975	$—
U.S. government agencies	1,000	—	1,000	—
State and political subdivisions	12,434	—	12,434	—

The following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans.

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results.

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2021 and 2020 (in thousands):

	Fair Value Measurements Using
	Fair Value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
2021
Impaired loans (collateral dependent)	$—	$—	$—	$—
2020
Impaired loans (collateral dependent)	$731	$—	$—	$731

	Fair Value	Valuation Technique	Unobservable Inputs	Range
2021
Impaired loans (collateral dependent)	$—	Market comparable properties	Marketability discount	15% to 20%
2020
Impaired loans (collateral dependent)	$731	Market comparable properties	Marketability Discount	15% to 20%

The following tables present estimated fair values of the Company’s financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2021 and 2020 (in thousands):

	Fair Value Measurements Using
	Carrying Amount	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
2021
Financial assets
Cash and cash equivalents	$66,280	$66,280	$—	$—
Securities available for sale	48,835	—	48,835	—
Securities held to maturity	6,643	—	6,643	—
Loans receivable, net	290,851	—	—	293,455
Federal Home Loan Bank and Federal Reserve Bank stock	1,554	—	1,554	—
Accrued interest receivable	894	—	894	—
Financial liabilities
Demand and savings deposits	305,529	305,529	—	—
Time deposits	67,991	—	68,047	—
FHLB advances	—	—	—	—
Other borrowings	—	—	—	—
Accrued interest payable	145	—	145	—
2020
Financial assets
Cash and cash equivalents	$24,551	$24,551	$—	$—
Securities available for sale	38,409	—	38,409	—
Securities held to maturity	5,850	—	5,850	—
Loans receivable, net	307,764	—	—	312,626
Federal Home Loan Bank and Federal Reserve Bank stock	1,540	—	1,540	—
Accrued interest receivable	1,220	—	1,220	—
Financial liabilities
Demand and savings deposits	261,687	261,687	—	—
Time deposits	61,018	—	61,310	—
FHLB advances	10,000	—	10,193	—
Other borrowings	8,858	—	8,858	—
Accrued interest payable	127	—	127	—

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and cash equivalents, securities held to maturity, Federal Reserve and Federal Home Loan Bank stock, and accrued interest receivable

The carrying amount approximates fair value.

Loans

The estimated fair value of loans as of December 31, 2021 and 2020 follows the guidance of ASU 2016-01, which prescribes an “exit price” approach in estimating and disclosing fair value of financial instruments. The fair value calculation at that date represents discounted estimated future cash flows using rates that incorporated discounts for credit, liquidity, and marketability factors.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time certificates of deposit is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Other borrowings, accrued interest payable, and advances from borrowers for taxes and insurance

The carrying amount approximates fair value.

Federal Home Loan Bank advances

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to originate loans, letters of credit, and lines of credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. The fair values of commitments were not material at December 31, 2021 and 2020.

NOTE 15 – COMMITMENTS AND CREDIT RISK

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

Unused credit lines, loan commitments, and letters of credit totaled $72,636,000 and $75,745,000 as of December 31, 2021 and 2020, respectively.

Impact of COVID-19 on the Company

In March 2020, the COVID-19 coronavirus was identified as a global pandemic and began affecting the health of large populations around the world. As a result of the spread of COVID-19, economic uncertainties arose which can ultimately affect the financial position, results of operations and cash flows of the Company as well as the Bank’s customers. In response to economic concerns over COVID-19, in March 2020 the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was passed into law by Congress. The CARES Act included relief for individual Americans, health care workers, small businesses and certain industries hit hard by the COVID-19 pandemic. The 2021 Consolidated Appropriations Act, passed by Congress in December 2020, extended certain provisions of the CARES Act affecting the Company into 2021. The CARES Act included several provisions designed to help financial institutions like the Bank in working with their customers. Section 4013 of the CARES Act, as extended, allows a financial institution to elect to suspend generally accepted accounting principles and regulatory determinations with respect to qualifying loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (TDR) until January 1, 2022. The Bank has taken advantage of this provision to extend certain payment modifications to loan customers in need. The Bank had no loans that remained outstanding on modified terms as of December 31, 2021 and $2,819,000 of loans that remained on modified terms as of December 31, 2020.

The CARES Act also approved the Paycheck Protection Program (PPP), administered by the Small Business Administration (SBA) with funding provided by financial institutions. The 2021 Consolidated Appropriations Act approved a new round of PPP loans in 2021. The PPP provides loans to eligible businesses through financial institutions like the Bank, with loans being eligible for forgiveness of some or all of the principal amount by the SBA if the borrower meets certain requirements. The SBA guarantees repayment of the loans to the Bank if the borrower’s loan is not forgiven and is then not repaid by the customer. The Bank earns a 1% interest rate on PPP loans, plus a processing fee from the SBA for processing and originating a loan. The Bank originated $7,757,000 and $27,093,000 in PPP loans during 2021 and 2020, respectively. Of those originations, $778,000 were still outstanding at December 31, 2021 and $19,424,000 were still outstanding at December 31, 2020.

NOTE 16 – SIGNIFICANT ESTIMATES AND CONCENTRATIONS

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses and current vulnerabilities due to certain concentrations of credit risk are reflected in the footnote regarding loans.

NOTE 17 – SUBSEQUENT EVENTS

Subsequent events have been evaluated through February 25, 2022 which is the date the financial statements were available to be issued.

Consolidated Balance Sheets

June 30, 2022 (unaudited) and December 31, 2021

	6/30/2022	12/31/2021
Assets
Cash and due from banks	$50,384,216	$66,280,451
Securities available for sale, at fair value	61,806,100	48,835,373
Securities held to maturity	6,642,868	6,642,868
Loans receivable, net	282,492,400	290,850,619
Premises and equipment, net	4,726,247	4,814,538
Federal Reserve and Federal Home Loan Bank stock	1,554,000	1,554,000
Bank owned life insurance	13,841,112	10,666,350
Accrued interest receivable	1,160,176	893,923
Goodwill	1,455,869	1,455,869
Other assets	4,232,271	1,535,422

Total assets	$428,295,259	$433,529,413

Liabilities
Deposits
Noninterest-bearing demand	$147,071,310	$142,036,704
Interest-bearing demand	22,806,137	18,106,715
Savings	144,696,727	145,386,044
Time certificates of deposit	56,862,578	67,990,518

Total deposits	371,436,753	373,519,981
Federal Home Loan Bank advances	—	—
Deferred compensation	2,469,471	2,308,387
Accrued interest payable and other liabilities	1,481,758	756,110

Total liabilities	375,387,981	376,584,478

Shareholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized, no shares outstanding in 2022 or 2021	$—	$—
Common stock, $1.25 par value; 1,500,000 shares authorized; 1,020,234 shares issued in 2022 and 1,017,388 shares issued in 2021; 907,077 and 903,199 shares outstanding in 2022 and 2021	1,129,533	1,129,533
Paid-in capital	17,891,133	17,737,653
Other paid-in capital—stock warrants	660,001	660,001
Retained earnings	43,181,836	41,728,890
Unearned ESOP compensation	(17,538)	(28,911)
Treasury stock, at cost; 113,157 shares in 2022, 117,035 shares in 2021	(4,476,866)	(4,477,513)
Accumulated other comprehensive income	(5,460,821)	195,282

Total shareholders’ equity	52,907,278	56,944,935

Total liabilities and shareholders’ equity	$428,295,259	$433,529,413

See Notes to Consolidated Financial Statements

Consolidated Statements of Income and Comprehensive Income

For the Six Months ended June 30, 2022 and 2021

(Unaudited)

	2022	2021
Interest income
Loans, including fees	$6,965,134	$8,115,722
Securities
Taxable	551,260	292,447
Tax-exempt	114,721	123,259
Other	134,487	38,637

Total interest income	7,765,602	8,570,065

Interest expense
Deposits	289,799	445,904
Borrowings	102	76,280

Total interest expense	289,901	522,184

Net interest income	7,475,701	8,047,882
Provision for loan losses	—	240,000

Net interest income after provision for loan losses	7,475,701	7,807,882

Noninterest income
Service charges on deposit accounts	404,263	386,075
Gain on sale of loans, net	232,608	615,047
Gain on sale of securities, net	—	2,579
Other income	308,554	486,305

Total noninterest income	945,425	1,490,006

Noninterest expense
Salaries and employee benefits	3,334,850	3,415,343
Occupancy expense	347,701	361,446
Furniture and equipment expense	304,547	328,442
Data processing	354,248	347,423
State franchise tax	233,843	223,740
Deposit insurance premiums	60,786	56,419
Other expenses	1,169,505	724,603

Total noninterest expense	5,805,480	5,457,416

Income before income tax	2,615,646	3,840,473
Provision for income taxes	482,391	719,463

Net income	$2,133,255	$3,121,010

Basic earnings per share	$2.36	$3.48
Diluted earnings per share	2.35	3.48
Net income	$2,133,255	$3,121,010
Other comprehensive gain (loss)
Unrealized gain (loss) on available-for-sale securities, net of taxes of $1,503,521 for 2022 and $103,961 for 2021	(5,656,103)	(391,090)
Less: reclassification adjustment for realized gains included in net income, net of taxes of $542 in 2021	—	(2,037)

Comprehensive income (loss)	$(3,522,848)	$2,727,883

See Notes to Consolidated Financial Statements

Consolidated Statements of Shareholders’ Equity

For the Six Months ended June 30, 2022 and 2021

(Unaudited)

	Preferred stock	Common stock	Paid-in capital	Other paid-in capital	Retained earnings	Unearned ESOP compensation	Treasury stock	Accumulated other comprehensive income (loss)	Total
Balance as of January 1, 2021	$—	$1,129,533	$17,585,581	$660,001	$37,866,237	$(52,107)	$(4,636,807)	$792,160	$53,344,598
Net income					3,121,010				3,121,010
Net change in unrealized loss on securities available for sale								(393,127)	(393,127)
Dividends declared, $0.75 per share					(674,851)				(674,851)
Purchase 1,224 shares of treasury stock							(65,871)		(65,871)
Issued 3,154 treasury shares under
Restricted Stock program			(342,726)				342,726		—
Vested Restricted Stock Units			187,829						187,829

Balance as of June 30, 2021	$—	$1,129,533	$17,430,683	$660,001	$40,312,396	$(52,107)	$(4,359,952)	$399,033	$55,519,588

Balance as of January 1, 2022	$—	$1,129,533	$17,737,653	$660,001	$41,728,890	$(28,911)	$(4,477,513)	$195,282	$56,944,935
Net income					2,133,255				2,133,255
Net change in unrealized loss on securities available for sale								(5,656,103)	(5,656,103)
Dividends declared, $0.75 per share					(680,309)				(680,309)
Amortization of ESOP expense						11,373			11,373
Purchase 2,489 shares of treasury stock							(166,811)		(166,811)
Issued 6,367 treasury shares under
Restricted Stock program			(167,458)				167,458		—
Vested Restricted Stock Units			320,938						320,938

Balance as of June 30, 2022	$—	$1,129,533	$17,891,133	$660,001	$43,181,836	$(17,538)	$(4,476,866)	$(5,460,821)	$52,907,278

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows For the Six Months ended June 30, 2022 and 2021 (Unaudited)
	2022	2021
Operating activities
Net income	$2,133,255	$3,121,010
Items not requiring (providing) cash
Depreciation, accretion, and amortization	436,823	482,806
Provision for loan losses	—	240,000
Gain on sale of loans, net	(232,608)	(615,047)
Gain on sale of securities, net	—	(2,579)
Gain recognized from death benefit on bank owned life insurance	(37,907)	(182,073)
Change in cash surrender value of bank owned life insurance	(906,296)	(159,687)
Gain on sale of other real estate	—	(2,400)
Deferred income taxes	(117,228)	(121,651)
Change in deferred compensation	161,084	147,751
Expense related to vesting of Restricted Stock Units	320,938	187,829
Change in other assets and liabilities	(616,704)	(1,125,193)

Net cash provided by operating activities	1,141,356	1,970,767

Investing activities
Net change in loans	8,590,827	(14,423,411)
Purchase of securities held to maturity	—	(4,110,000)
Purchase of securities available for sale	(24,914,959)	(10,885,073)
Proceeds from sales of securities available for sale	—	1,055,881
Proceeds from maturities, calls, and principal payments of securities available for sale	4,569,543	5,400,509
Purchase of Federal Reserve & Federal Home Loan Bank Stock	—	(13,700)
Proceeds from death benefit of bank owned life insurance	769,442	352,946
Proceeds from sale of foreclosed assets	—	5,000
Purchase of bank owned life insurance	(3,000,000)	—
Premises and equipment expenditures, net	(122,096)	(110,876)

Net cash provided by (used in) investing activities	(14,107,242)	(22,728,724)

Financing activities
Net change in deposits	(2,083,228)	49,534,978
Repayments of PPPLF borrowings	—	(8,857,929)
Purchase of treasury shares	(166,811)	(65,871)
Dividends paid	(680,309)	(674,851)

Net cash provided by (used in) financing activities	(2,930,348)	39,936,327

Increase (Decrease) in cash and cash equivalents	(15,896,235)	19,178,370
Cash and cash equivalents, beginning of year	66,280,451	24,551,049

Cash and cash equivalents, end of year	$50,384,216	$43,729,419

Supplemental cash flows information
Interest paid	$276,515	$547,519
Income taxes paid	465,000	966,000
Non-cash activities
Transfer of loans to other real estate	—	2,600

See Notes to Consolidated Financial Statements

Consolidated Statements of Income and Comprehensive Income

For the Three Months ended June 30, 2022 and 2021

(Unaudited)

	2022	2021
Interest income
Loans, including fees	$3,558,588	$4,058,189
Securities
Taxable	306,370	150,985
Tax-exempt	56,842	87,402
Other	94,283	18,303

Total interest income	4,016,083	4,314,879

Interest expense
Deposits	153,569	203,382
Borrowings	76	35,292

Total interest expense	153,645	238,674

Net interest income	3,862,438	4,076,206
Provision for loan losses	—	120,000

Net interest income after provision for loan losses	3,862,438	3,956,206

Noninterest income
Service charges on deposit accounts	211,294	200,698
Gain on sale of loans, net	119,740	277,387
Gain on sale of securities, net	—	2,579
Other income	158,956	133,835

Total noninterest income	489,990	614,499

Noninterest expense
Salaries and employee benefits	1,645,231	1,731,200
Occupancy expense	179,377	178,359
Furniture and equipment expense	154,267	163,020
Data processing	164,661	167,591
State franchise tax	117,755	113,180
Deposit insurance premiums	30,429	29,419
Other expenses	645,476	286,081

Total noninterest expense	2,937,196	2,668,850

Income before income tax	1,415,232	1,901,856
Provision for income taxes	259,756	381,627

Net income	$1,155,476	$1,520,229

Basic earnings per share	$1.27	$1.89
Diluted earnings per share	1.26	1.88
Net income	$1,155,476	$1,520,229
Other comprehensive gain (loss)
Unrealized gain (loss) on available-for-sale securities, net of taxes of $642,259 for 2022 and $(10,663) for 2021	(2,416,117)	40,111
Less: reclassification adjustment for realized gains included in net income, net of taxes of $542 in 2021	—	(2,037)

Comprehensive income (loss)	$(1,260,641)	$1,558,303

See Notes to Consolidated Financial Statements

Consolidated Statements of Shareholders’ Equity For the Three Months ended June 30, 2022 and 2021 (Unaudited)
	Preferred stock	Common Stock	Paid-in capital	Other paid-in capital	Retained earnings	Unearned ESOP compensation	Treasury stock	Accumulated other comprehensive income (loss)	Total
Balance as of March 31, 2021	$—	$1,129,533	$17,334,540	$660,001	$39,467,017	$(52,107)	$(4,359,952)	$348,259	$54,527,291
Net income					1,520,230				1,520,230
Net change in unrealized gain on securities available for sale								50,774	50,774
Dividends declared, $0.75 per share					(674,851)				(674,851)
Vested Restricted Stock Units			96,143						96,143

Balance as of June 30, 2021	$—	$1,129,533	$17,430,683	$660,001	$40,312,396	$(52,107)	$(4,359,952)	$399,033	$55,519,587

Balance as of March 31, 2022	$—	$1,129,533	$17,775,170	$660,001	$42,706,669	$(23,263)	$(4,440,172)	$(2,402,445)	$55,405,493
Net income					1,155,476				1,155,476
Net change in unrealized loss on securities available for sale								(3,058,376)	(3,058,376)
Dividends declared, $0.75 per share					(680,309)				(680,309)
Amortization of ESOP expense						5,725			5,725
Purchase 1,211 shares of treasury stock							(81,198)		(81,198)
Issued 3,213 treasury shares under
Restricted Stock program			(44,504)				44,504		—
Vested Restricted Stock Units			160,467						160,467

Balance as of June 30, 2022	$—	$1,129,533	$17,891,133	$660,001	$43,181,836	$(17,538)	$(4,476,866)	$(5,460,821)	$52,907,278

See Notes to Consolidated Financial Statements

Notes to Unaudited Consolidated Financial Statements

As of and for the Three and Six Months Ended June 30, 2022

Note 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

Liberty Bancshares, Inc. (“Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary Liberty National Bank (the “Bank”). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Hardin and surrounding counties in Ohio. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. Liberty Insurance, LLC is a wholly-owned subsidiary of the Bank that primarily sells insurance products to customers.

Principles of consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, loan servicing rights, valuation of deferred tax assets, other-than-temporary impairments (OTTI) and fair values of financial instruments.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses from such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities available for sale, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific identification method.

For debt securities with fair value below carrying value, when the Company does not intend to sell a debt security, and when it is more likely than not that the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Loans held for sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances adjusted for any unearned income, charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established if the discounted cash flows, underlying collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets, which are generally 35 to 40 years for buildings and improvements and 3 to 5 years for equipment.

Federal Reserve and Federal Home Loan Bank stock

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula, carried at cost, and evaluated for impairment.

Bank owned life insurance

The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Foreclosed assets held for sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. There were no changes to goodwill for either 2021 or 2020.

Mortgage servicing rights

Servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer. The Company subsequently measures each class of servicing asset using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income. The amortized assets are assessed for impairment based on fair value at each reporting date.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. As of June 30, 2022 and December 31, 2021, the Company had approximately $913,000 and $941,000, respectively, in capitalized mortgage servicing assets and approximately $133.0 million and $132.5 million, respectively, in unpaid principal balances on loans sold.

Shareholders’ equity

Shareholders have authorized the issuance of 1,500,000 shares of common stock and 1,000,000 shares of preferred stock upon authorization by the Board of Directors.    Common shares repurchased as treasury stock are recorded at cost. Cost of shares retired or reissued is determined using the first-in, first-out method.

25,000 common stock warrants were issued at an exercise price of $52.00 and are set to expire in 2025. The exercise price of the warrants and the number of shares into which the warrants are to be convertible are subject to adjustment from time to time based on cash dividends declared and other factors. The number of shares into which the warrants are to be convertible increases based on the newly established exercise price. As of June 30, 2022 and December 31, 2021, 25,366 warrants were outstanding at an exercise price of $51.25. No warrants have been exercised as of June 30, 2022.

The Company has a share-based employee compensation plan using restricted stock units which is described in greater detail in Note 12.

Income taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company files consolidated income tax returns with its subsidiary in the U.S. federal jurisdiction. With a few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2017.

If necessary, the Company recognizes interest and penalties on income taxes as a component of income tax expense.

Earnings per share

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, less shares in the Company’s ESOP that are unallocated and not committed to be released. The company treats preferred shares as common shares due to the nature of the shares. Treasury stock shares are not deemed outstanding for earnings per share calculations.

Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Vested restricted stock units are deemed outstanding for basic earnings per share calculations. Diluted earnings per share is computed using the same method as basic earnings per share, but the weighted-average number of shares reflects the potential dilution, if any, of a) unvested shares of restricted stock units that could occur if restricted stock units were issued and converted to common stock, and of b) stock warrants that could occur to the extent the average stock price exceeds the exercise price. These potentially dilutive shares would then be included in the number of weighted-average shares outstanding for the period under the treasury stock method. There were 5,746 and 2,758 dilutive securities as of June 30, 2022 and December 31, 2021, respectively.

Comprehensive income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on securities available for sale.

Revenue Recognition

Accounting Standards Codification 606, Revenue from Contracts with Customers (ASC 606) provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance enumerates five steps that entities should follow in achieving this core principle. Revenue generated from financial instruments, including loans and investment securities, are not included in the scope of ASC 606. The adoption of ASC 606 did not result in a change to the accounting for any of the Company’s revenue streams that are within the scope of the amendments.

Revenue-generating activities that are within the scope of ASC 606 and that are presented as noninterest income in the Company’s consolidated statements of income include service charges and fees on deposit accounts and include general service fees charged for deposit account maintenance and activity and transaction-based fees charged for certain services, such as debit card, wire transfer, or overdraft activities. Revenue is recognized when the performance obligation is completed, which is generally after a transaction is completed or monthly for account maintenance services.

Note 2 – RESTRICTION ON CASH AND DUE FROM BANKS

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 2022 was $0.

Note 3 – SECURITIES

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities as of June 30, 2022 and December 31, 2021 were as follows (in thousands):

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Approximate fair value
6/30/22
Securities available for sale:
Mortgage-backed securities	$46,664	$—	$(4,185)	$42,479
U.S. government agencies	1,000	—	(113)	887
State and political subdivisions	21,054	3	(2,617)	18,440

	$68,718	$3	$(6,915)	$61,806

Securities held to maturity:
State and political subdivisions	$3,703			$3,703
Corporate	600			600
Annuities to fund deferred compensation plans	2,340			2,340

	$6,643			$6,643

12/31/21
Securities available for sale:
Mortgage-backed securities	$30,038	$425	$(187)	$30,276
U.S. government agencies	1,000	—	(28)	972
State and political subdivisions	17,550	192	(155)	17,587

	$48,588	$617	$(370)	$48,835

Securities held to maturity:
State and political subdivisions	$3,703			$3,703
Corporate	600			600
Annuities to fund deferred compensation plans	2,340			2,340

	$6,643			$6,643

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and fair value of securities available for sale and securities held to maturity at June 30, 2022, by contractual maturity, were as follows (in thousands):

	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
Within one year	$596	$598	$—	$—
One to five years	3,242	3,057	—	—
Five to ten years	13,332	11,680	600	600
After ten years	4,884	3,992	6,043	6,043

	22,054	19,327	6,643	6,643
Mortgage-backed securities	46,664	42,479	—	—

Totals	$68,718	$61,806	$6,643	$6,643

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $51.622,000 at June 30, 2022 and $40,436,000 at December 31, 2021.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2022 and December 31, 2021, was $61,806,000 and $20,980,000, which is approximately 97% and 43%, respectively, of the Company’s investment portfolio available for sale. These changes in fair value primarily resulted from recent changes in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following tables show the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2022 and December 31, 2021 (in thousands):

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
6/30/22
Mortgage-backed securities	$36,367	$(3,257)	$6,111	$(927)	$42,478	$(4,184)
Agencies	—	—	886	(114)	886	(114)
State and political subdivisions	14,495	(2,107)	2,220	(510)	16,715	(2,617)

Total temporarily impaired securities	$50,862	$(5,364)	$9,217	$(1,551)	$60,079	$(6,915)

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
12/31/21
Mortgage-backed securities	$11,554	$(187)	$—	$—	$11,554	$(187)
Agencies	972	(28)	—	—	972	(28)
State and political subdivisions	7,276	(120)	1,178	(35)	8,454	(155)

Total temporarily impaired securities	$19,802	$(335)	$1,178	$(35)	$20,980	$(370)

Residential mortgage-backed securities

The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by interest rate increases and illiquidity. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2022 or December 31, 2021.

State and political subdivisions

The unrealized losses on the Company’s investments in securities of state and political subdivisions were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2022.

Note 4 – LOANS AND ALLOWANCE FOR LOAN LOSSES

Classes of loans at June 30, 2022 and December 31, 2021 include (in thousands):

	6/30/22	12/31/21
Real estate loans:
Residential	$14,265	$14,734
Construction	40,412	30,750
Commercial	174,375	188,060
Agricultural	14,464	15,801
Consumer home equity	8,495	7,284

Total real estate loans	252,011	256,629
Commercial	32,523	32,943
Agricultural	2,261	5,547
Consumer	266	295

Total loans	287,061	295,414
Net deferred loan costs and fees	(26)	(31)
Allowance for loan losses	(4,543)	(4,532)

Net loans	$282,492	$290,851

The following tables present the balance and activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of June 30, 2022 and 202, respectively (in thousands):

Six months ended 6/30/22
	Real Estate
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Unallocated	Total
Allowance for loan losses
Balance, beginning of year	$105	$3,301	$232	$585	$78	$50	$181	$4,532
Provision charged to expense	—	—	—	—	—	—	—	—
Losses charged off	—	—	—	—	—	—	—	—
Recoveries	—	—	—	11	—	—	—	11

Balance, end of period	$105	$3,301	$232	$596	$78	$50	$181	$4,543

Ending balance
individually evaluated for impairment	$—	$—	$—	$—	$—	$—		$—
Ending balance
collectively evaluated for impairment	$105	$3,301	$232	$596	$78	$50	$181	$4,543
Loans
Balance, end of period	$14,265	$214,787	$14,464	$32,523	$2,261	$8,761		$287,061

Ending balance
individually evaluated for impairment	$105	$95	$321	$—	$325	$—		$846
Ending balance collectively evaluated for impairment	$14,160	$214,692	$14,143	$32,523	$1,936	$8,761		$286,215

Six months ended 6/30/21
	Real Estate
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Unallocated	Total
Allowance for loan losses
Balance, beginning of year	$113	$2,893	$219	$579	$125	$50	$81	$4,060
Provision charged to expense	(4)	224	7	(13)	(24)	—	50	240
Losses charged off	—	(39)	—	—	—	—	—	(39)
Recoveries	—	—	—	14	—	—	—	14

Balance, end of period	$109	$3,078	$226	$581	$102	$50	$131	$4,275

Ending balance
individually evaluated for impairment	$—	$—	$—	$—	$—	$—		$—
Ending balance
collectively evaluated for impairment	$109	$3,078	$226	$581	$102	$50	$131	$4,275
Loans
Balance, end of period	$16,054	$239,034	$14,088	$51,240	$5,828	$8,046		$334,290

Ending balance
individually evaluated for impairment	$113	$139	$425	$—	$327	$—		$1,004
Ending balance collectively evaluated for impairment	$15,941	$238,895	$13,663	$51,240	$5,501	$8,046		$333,286

			Three months ended 6/30/22
	Real Estate
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Unallocated	Total
Allowance for loan losses
Balance, beginning of year	$105	$3,301	$232	$590	$78	$50	$181	$4,537
Provision charged to expense	—	—	—	—	—	—	—	—
Losses charged off	—	—	—	—	—	—	—	—
Recoveries	—	—	—	6	—	—	—	6

Balance, end of period	$105	$3,301	$232	$596	$78	$50	$181	$4,543

Ending balance individually evaluated for impairment	$—	$—	$—	$—	$—	$—		$—
Ending balance collectively evaluated for impairment	$105	$3,301	$232	$596	$78	$50	$181	$4,543
Loans
Balance, end of period	$14,265	$214,787	$14,464	$32,523	$2,261	$8,761		$287,061

Ending balance individually evaluated for impairment	$105	$95	$321	$—	$325	$—		$846
Ending balance collectively evaluated for impairment	$14,160	$214,692	$14,143	$32,523	$1,936	$8,761		$286,215

			Three months ended 6/30/21
	Real Estate
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Unallocated	Total
Allowance for loan losses
Balance, beginning of year	$113	$2,854	$219	$586	$125	$50	$81	$4,028
Provision charged to expense	(4)	224	7	(13)	(24)	—	50	240
Losses charged off	—	—	—	—	—	—	—	—
Recoveries	—	—	—	7	—	—	—	7

Balance, end of period	$109	$3,078	$226	$581	$102	$50	$131	$4,275

Ending balance individually evaluated for impairment	$—	$—	$—	$—	$—	$—		$—
Ending balance collectively evaluated for impairment	$109	$3,078	$226	$581	$102	$50	$131	$4,275
Loans
Balance, end of period	$16,054	$239,034	$14,088	$51,240	$5,828	$8,046		$334,290

Ending balance individually evaluated for impairment	$113	$139	$425	$—	$327	$—		$1,004
Ending balance collectively evaluated for impairment	$15,941	$238,895	$13,663	$51,240	$5,501	$8,046		$333,286

Internal risk categories

Loan grades are numbered 1 through 8. Grades 1 through 4 are considered satisfactory grades. The grade of 5, Special Mention, represents loans of lower quality and is considered criticized. The grades of 6, Substandard, and 7, Doubtful, refer to assets that are classified.

Excellent (1) loans are of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.

Good (2) loans are of above average credit strength and repayment ability proving only a minimal credit risk.

Satisfactory (3) loans are of reasonable credit strength and repayment ability proving an average credit risk due to one or more underlying weaknesses.

Satisfactory/Monitored (4) loans are of the lowest acceptable credit strength and weakened repayment ability providing a cautionary credit risk due to one or more underlying weaknesses. New borrowers are typically not underwritten within this classification.

Special Mention (5) assets have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (6) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful (7) loans have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Loss (8) loans are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential real estate: Residential real estate loans are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Bank’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Construction real estate: Construction real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Bank until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Bank’s market areas.

Commercial real estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Bank’s market areas.

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Agricultural: The agricultural loan portfolio consists of loans in crop and animal production, as well as to businesses that support these sectors. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Consumer: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Bank’s market area) and the creditworthiness of a borrower.

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of June 30, 2022 and December 31, 2021 (in thousands):

	Real Estate
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Total
6/30/22
Pass (1-4)	$14,265	$209,478	$14,464	$31,260	$2,261	$8,762	$280,490
Special Mention (5)	—	5,309	—	1,262	—		6,571
Substandard (6)	—	—	—	—	—	—	—
Doubtful (7)	—	—	—	—	—	—	—
Loss (8)	—	—	—	—	—	—	—

	$14,265	$214,787	$14,464	$35,522	$2,261	$8,762	$287,061

12/31/21
Pass (1-4)	$14,734	$216,830	$15,801	$30,508	$5,547	$7,579	$290,999
Special Mention (5)	—	1,871	—	2,305	—	—	4,176
Substandard (6)	—	109	—	130	—	—	239
Doubtful (7)	—	—	—	—	—	—	—
Loss (8)	—	—	—	—	—	—	—

	$14,734	$218,810	$15,801	$32,943	$5,547	$7,579	$295,414

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of June 30, 2022 and December 31, 2021 (in thousands):

	Real Estate
	Residential	Commercial	Agricultural	Commercial	Agricultural	Consumer	Total
6/30/22
30-59 days past due	$—	$—	$—	$2,334	$—	$32	$2,366
60-89 days past due	122	—	—	—	—		122
90 or more days past due	—	12	—	—	—	—	12

Total past due	122	12	—	2,334	—	32	2,500
Current	14,143	214,775	14,464	30,189	2,261	8,729	284,461

Total loans	$14,265	$214,787	$14,464	$32.523	$2,261	$8,761	$287,061

Nonaccrual loans	$—	$—	$—	$—	$—	$—	$—
Loans past due more than
90 days & still accruing	$—	$12	$—	$—	$—	$—	$12

12/31/21
30-59 days past due	$—	$—	$—	$—	$—	$35	$35
60-89 days past due	14	—	—	—	—	—	14
90 or more days past due	—	12	—	—	—	—	12

Total past due	14	12	—	—	—	35	61
Current	14,720	218,798	15,801	32,943	5,547	7,544	295,353

Total loans	$14,734	$218,810	$15,801	$32,943	$5,547	$7,579	$295,414

Nonaccrual loans	$—	$—	$—	$—	$—	$—	$—
Loans past due more than
90 days & still accruing	$—	$12	$—	$—	$—	$—	$12

The above nonaccrual loans exclude performing troubled debt restructurings.

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans and loan modifications classified as a troubled debt restructuring.

The following tables present impaired loans as of June 30, 2022 and December 31, 2021 (in thousands):

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
6/30/22
Loans without a specific valuation allowance
Residential real estate	$105	$115	$—	$107	$3
Commercial real estate	95	141	—	102	3
Agricultural real estate	321	328	—	322	10
Commercial	—	—	—	—	—
Agricultural	325	429	—	331	3
Loans with a specific valuation allowance	—	—	—	—	—

Total impaired loans	$846	$1,013	$—	$862	$19

12/31/21
Loans without a specific valuation allowance
Residential real estate	$109	$115	$—	$114	$7
Commercial real estate	109	141	—	125	8
Agricultural real estate	323	328	—	319	21
Commercial	—	33	—	1	3
Agricultural	337	429	—	375	26
Loans with a specific valuation allowance	—	—	—	—	—

Total impaired loans	$878	$1,046	$—	$934	$65

Interest income recognized is not materially different than interest income that would have been recognized on a cash basis.

The following tables present loan modifications that were classified as troubled debt restructurings as of June 30, 2022 and December 31, 2021 (in thousands):

	6/30/22			12/31/21
	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance
Residential real estate	4	$130	$105	—	$—	$—
Commercial real estate	1	143	95	—	—	—
Agricultural real estate	2	335	321	—	—	—
Commercial	—	—	—	—	—	—
Agricultural	2	530	325	—	—	—
Consumer	—	—	—	—	—	—

Total	9	$1,138	$846	—	$—	$—

There were no troubled debt restructurings modified in the past 12 months that subsequently defaulted. There were no troubled debt restructurings with a valuation allowance as of June 30, 2022.

The following tables categorize the nature of the loan modifications associated with troubled debt restructurings as of June 30, 2022 and December 31, 2021 (in thousands):

	Term Modification	Rate Modification	Interest Only	Principal Forgiveness	Combination	Total Modifications
6/30/22
Residential Real Estate	$105	$—	$—	$—	$—	$105
Commercial Real Estate	95	—	—	—	—	95
Agricultural Real Estate	—	—	—	—	321	321
Agricultural	—	—	—	—	325	325

	$200	$—	$—	$—	$646	$846

12/31/21
Residential Real Estate	$—	$—	$—	$—	$—	$—
Commercial Real Estate	—	—	—	—	—	—
Agricultural Real Estate	—	—	—	—	—	—
Agricultural	—	—	—	—	—	—

	$—	$ —	$ —	$ —	$ —	$ —

Note 5 – PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, as of June 30, 2022 and December 31, 2021 were as follows (in thousands):

	6/30/22	12/31/21
Land and buildings	$7,143	$7,160
Furniture and equipment	4,342	4,240

	11,485	11,400
Accumulated depreciation	(6,759)	(6,586)

Net premises and equipment	$4,726	$4,814

Note 6 – TIME CERTIFICATES OF DEPOSIT

Time certificates of deposits in denominations of $250,000 or more totaled approximately $13,570,000 on June 30, 2022, and $16,073,000 on December 31, 2021.

At June 30, 2022, the scheduled maturities of time certificates of deposit were as follows (in thousands):

2022	$17,034
2023	30,085
2024	9,725
2025	19
2026	—
Thereafter	—

$56,863

Included in time certificates of deposit at June 30, 2022 and December 31, 2021 were $27,531,000 and $33,487,000, respectively, of deposits which were obtained through the Certificate of Deposit Account Registry Service (CDARS). This service allows deposit customers to maintain fully insured balances in excess of the $250,000 FDIC insurance limit without the inconvenience of having multi-banking relationships. Under the reciprocal program that the Company is currently participating in, customers agree to allow the Company to place their deposits with other participating banks in the CDARS program in insurable amounts under $250,000. In exchange, other banks in the program agree to place their deposits with the Company also in insurable amounts under $250,000.

Also included in time certificates of deposit were Brokered Deposits of $5,000,000 at December 31, 2021. These longer term deposits were purchased to fund the Company’s additional loan growth.

Note 7 – BORROWINGS

Borrowings consist of Federal Home Loan Bank advances which are secured by a blanket pledge of qualifying mortgage loans. There were no advances as of June 30, 2022 or December 31, 2021.

Note 8 – INCOME TAXES

The provision for income taxes includes the following components (in thousands):

	6/30/22	12/31/21
Taxes currently payable	$599	$1,327
Deferred income taxes	(117)	(121)

Income tax expense	$482	$1,206

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below (in thousands):

	6/30/22	12/31/21
Computed at the statutory rate (21%)	$549	$1,348
Increase (decrease) resulting from:
Tax exempt interest	(24)	(51)
Life insurance income	(28)	(111)
Other	(15)	20

Actual tax expense	$482	$1,206

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were (in thousands):

	6/30/22	12/31/21
Allowance for loan losses	$821	$821
Deferred compensation	199	194
Other	179	103

Deferred tax assets	1,199	1,118
Depreciation	(312)	(303)
FHLB stock dividends	(159)	(306)
Goodwill and intangible assets	(306)	(159)
Other	(1,475)	(121)

Deferred tax liabilities	(2,252)	(889)

Net deferred tax asset (liability)	$(1,053)	$229

Note 9 – REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital in these financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of June 30, 2022 and December 31, 2021, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2022, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table ($ in thousands).

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2022
Total capital	$58,748	18.3%	$25,698	8.0%	$32,122	10.0%
(to risk weighted assets)
Tier I capital	54,726	17.0%	19,273	6.0%	25,698	8.0%
(to risk weighted assets)
Common equity Tier I capital	54,726	17.0%	14,455	4.5%	20,879	6.5%
(to risk weighted assets)
Tier I capital	54,726	12.9%	17,007	4.0%	21,259	5.0%
(to average assets)
As of December 31, 2021
Total capital	$57,106	17.8%	$25,665	8.0%	$32,081	10.0%
(to risk weighted assets)
Tier I capital	53,089	16.5%	19,249	6.0%	25,665	8.0%
(to risk weighted assets)
Common equity Tier I capital	53,089	16.5%	14,437	4.5%	20,853	6.5%
(to risk weighted assets)
Tier I capital	53,089	12.0%	17,754	4.0%	22,192	5.0%
(to average assets)

The above minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Generally, the Bank’s payment of dividends is limited to net earnings for the current year plus the two preceding calendar years, less capital distributions paid over the comparable time period.

Basel III Capital Rules

In July 2013, the three federal bank regulatory agencies jointly published final rules (the Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules were effective for the Bank on January 1, 2015 (subject to a four-year phase-in period).

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.

Note 10 – EARNINGS PER SHARE

Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the period, less shares in the Company’s ESOP that are unallocated and not committed to be released. There were no options to purchase shares of common stock as of June 30, 2022 or December 31, 2021. There were 5,746 and 2,758 dilutive securities as of June 30. 2022 and December 31, 2021, respectively, as a result of the average stock price of stock warrants exceeding their exercise price.

The computations of both basic and diluted earnings per share are as follows through June 30, 2022 and 2021.

	2022	2021
Net income	$2,133,255	$3,121,010
Weighted average shares	903,007	896,095
Basic earnings per share	$2.36	$3.48
Effect of dilutive securities:
Weighted average shares—basic	903,007	896,095
Stock warrants	5,746	1,334

Weighted average shares—diluted	908,753	897,429
Diluted earnings per share	$2.35	$3.48

Note 11 – RELATED PARTY TRANSACTIONS

At June 30, 2022 and December 31, 2021, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties), totaling approximately $1,238,000 and $1,413,000, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits from related parties held by the Company at June 30, 2022 and December 31, 2021 totaled $9,572,000 and $7,755,000, respectively.

Note 12 – RESTRICTED STOCK UNIT PLAN

The Bank employs a Restricted Stock Unit Plan which permits the grant of restricted stock units. The total number of units that may be granted under the plan is 5% of outstanding shares.

The following table presents a summary of restricted stock unit activity during the six months ended June 30, 2022.

	Six months ended 6/30/22
	Number of shares	Weighted average grant date fair value
Nonvested units outstanding at January 1, 2022	15,947	$59.06
Units granted	12,852	67.05
Units vested	(6,367)	60.98
Units forfeited	—	—

Nonvested units outstanding at June 30, 2022	22,432	$63.56

	Three months ended 6/30/22
	Number of shares	Weighted average grant date fair value
Nonvested units outstanding at March 31, 2022	25,645	$62.83
Units granted	—	—
Units vested	(3,213)	60.98
Units forfeited	—	—

Nonvested units outstanding at June 30, 2022	22,432	$63.56

Compensation cost for the plan was $321,000 and $188,000 for the six months ended June 30, 2022 and 2021, respectively. At June 30, 2022 and December 31, 2021, there was $167,000 and $229,000, respectively, of total unrecognized compensation cost related to nonvested shares granted under the plan. The cost is expected to be recognized over a period of 3 years.

Compensation cost for the plan was $160,000 and $94,000 for the three months ended June 30, 2022 and 2021, respectively.

Note 13 – EMPLOYEE BENEFITS

The Company has a contributory Employee Stock Ownership Plan (“ESOP”) in which all employees who meet certain age and service requirements are eligible to participate. Discretionary employer basic contributions are made by the Company based on a percentage of participants’ compensation and the amount of contributions made by the participants.

Allocation of Company contributions is based on the relationship of each participant’s compensation to total compensation. The Company will also match 50% of the employees’ voluntary salary redirection contribution up to 6% of total compensation per year. Participants’ benefits vest over a 3 to 7 year period. Contributions of $139,000 and $148,000 were made to the plan during the six months ended June 30, 2022 and 2021, respectively.

Shares allocated to participants were 33,356 at both June 30, 2022 and December 31, 2021. Allocated shares are considered outstanding for computing earnings per share and dividends on those shares are recorded as a reduction of retained earnings. The ESOP provides for the repurchase of any stock distributed to a participant at its fair market value. The estimated fair market value of the allocated shares subject to repurchase was approximately $2,218,000 and $2,235,000 at June 30, 2022 and December 31, 2021, respectively.

As of June 30, 2022, $17,538 of common stock acquired by the ESOP is shown as a reduction of stockholders’ equity as unearned shares. Shares are released to participants proportionately as the loan is repaid. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. During the six months ended June 30, 2022, 200 shares were released for allocation with ESOP expense of $11,373. During the three months ended June 30, 2022, 100 shares were released for allocation with ESPO expense of $5,725. As of June 30, 2022 the unearned shares totaled 400 with a fair value of $26,600.

The Company makes payments to retired directors and officers under deferred compensation plans approved by the Board of Directors. Eligible current directors and officers also participate in the plans. The present value of payments expected to be provided are accrued during the service period of the covered individuals. Expenses related to the plans amounted to $158,000 and $150,000 for the six months ended June 30, 2022 and 2021, respectively.

Expenses related to the plans amounted to $79,000 and $75,000 for the three months ended June 30, 2022 and 2021, respectively.

Note 14 – DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Securities available for sale

When quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. The Company had no securities included in Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models and quoted prices of securities with similar characteristics. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions. Level 2 securities include mortgage-backed securities and agency and municipal bonds. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Company had no securities included in Level 3.

The following table presents the fair value measurements of assets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2022 and December 31, 2021 (in thousands):

		Fair value measurements using
	Fair Value	Quoted prices in active markets for identical assets [Level 1]	Significant other observable inputs [Level 2]	Significant unobservable inputs [Level 3]
6/30/22
Mortgage-backed securities	$42,479	$—	$42,479	$—
U.S. government agencies	887	—	887	—
State and political subdivisions	18,440	—	18,440	—
12/31/21
Mortgage-backed securities	$30,276	$—	$30,276	$—
U.S. government agencies	972	—	972	—
State and political subdivisions	17,587	—	17,587	—

The following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans.

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results.

There were no collateral-dependent impaired loans requiring a fair value measurement as of June 30, 2022 or December 31, 2021.

The following tables present estimated fair values of the Company’s financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2022 and December 31, 2021 (in thousands):

		Fair value measurements using
	Carrying amount	Quoted prices in active markets for identical assets [Level 1]	Significant other observable inputs [Level 2]	Significant unobservable inputs [Level 3]
6/30/22
Financial assets
Cash and cash equivalents	$50,384	$50,384	$—	$—
Securities available for sale	61,806	—	61,806	—
Securities held to maturity	6,643	—	6,643	—
Loans receivable, net	282,492	—	—	276,401
Federal Home Loan Bank and Federal Reserve Bank stock	1,554	—	1,554	—
Accrued interest receivable	1,160	—	1,160	—
Financial liabilities
Demand and savings deposits	314,574	305,529	—	—
Time deposits	56,863	—	56,768
FHLB advances	—	—	—	—
Other borrowings	—	—	—	—
Accrued interest payable	158	—	158	—
12/31/21
Financial assets
Cash and cash equivalents	$66,280	$66,280	$—	$—
Securities available for sale	48,835	—	48,835	—
Securities held to maturity	6,643	—	6,643	—
Loans receivable, net	290,851	—	—	293,455
Federal Home Loan Bank and Federal Reserve Bank stock	1,554	—	1,554	—
Accrued interest receivable	894	—	894	—
Financial liabilities
Demand and savings deposits	305,529	305,529		—
Time deposits	67,991	—	68,047	—
FHLB advances	—	—	—	—
Other borrowings	—	—	—
Accrued interest payable	145	—	145	—

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and cash equivalents, securities held to maturity, Federal Reserve and Federal Home Loan Bank stock, and accrued interest receivable

The carrying amount approximates fair value.

Loans

The estimated fair value of loans as of June 30, 2022 and December 31, 2021 follows the guidance of ASU 2016-01, which prescribes an “exit price” approach in estimating and disclosing fair value of financial instruments. The fair value calculation at that date represents discounted estimated future cash flows using rates that incorporated discounts for credit, liquidity, and marketability factors.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time certificates of deposit is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Other borrowings, accrued interest payable, and advances from borrowers for taxes and insurance

The carrying amount approximates fair value.

Federal Home Loan Bank advances

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to originate loans, letters of credit, and lines of credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. The fair values of commitments were not material at June 30, 2022 and December 31, 2021.

Note 15 – COMMITMENTS AND CREDIT RISK

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

Unused credit lines, loan commitments, and letters of credit totaled $108,782,000 and $72,636,000 as of June 30, 2022 and December 31, 2021, respectively.

Note 16 – SIGNIFICANT ESTIMATES AND CONCENTRATIONS

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses and current vulnerabilities due to certain concentrations of credit risk are reflected in the footnote regarding loans.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 26, 2022

BY AND AMONG

MIDDLEFIELD BANC CORP., MBCN MERGER SUBSIDIARY, LLC, AND

LIBERTY BANCSHARES, INC.

A-i

A-ii

A-iii

A-iv

A-v

A-vi

BANK MERGER AGREEMENT – EXHIBIT A

TERM SHEET FOR EMPLOYMENT – EXHIBIT B

FORM OF LIBERTY VOTING AGREEMENT—EXHIBIT C

CASTLE CREEK VOTING AGREEMENT– EXHIBIT D

FORM OF MIDDLEFIELD VOTING AGREEMENT—EXHIBIT E

A-vii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2022 (the “Agreement”), is made by and among Liberty Bancshares, Inc., an Ohio corporation (“Liberty”), Middlefield Banc Corp., an Ohio corporation (“Middlefield”), and MBCN Merger Subsidiary, LLC, an Ohio limited liability company and wholly owned subsidiary of Middlefield (“Merger Sub”).

RECITALS

A. The Boards of Directors of Liberty and Middlefield have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Liberty will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger (sometimes referred to herein in such capacity as the “Surviving Company”).

B. The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Acquisition Proposal” is defined in Section 6.10.

1.2 “Affiliate” means any person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a person and, without limiting the generality of the foregoing, includes any executive officer or director of a person.

1.3 “Agreement” means this Agreement and Plan of Merger, the exhibit and schedules, and any amendment.

1.4 “Bank Merger” is defined in Section 2.3.

1.5 “Bank Merger Agreement” is defined in Section 2.3.

1.6 “Bank Regulator” means any Federal or state banking authority regulating or having statutory authority to regulate Middlefield, Liberty, or their respective subsidiaries, including but not limited to the Ohio Division of Financial Institutions, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation, and regarding antitrust and anticompetitive principles the Department of Justice, the Federal Trade Commission, or any other relevant Federal or state regulator.

1.7 “BHC Act” is defined in Section 4.1.1.

1.8 “Book-Entry Share” is defined in Section 3.2.

1.9 “Business Day” means any day other than a Saturday, Sunday, or day on which banks in the State of Ohio are authorized or required by law or executive order to close.

1.10 “Certificate” is defined in Section 3.2.

1.11 “Certificate of Merger” is defined in Section 2.1.3.

1.12 “Change in the Liberty Recommendation” is defined in Section 7.3.1.

1.13 “Closing” is defined in Section 10.1.

1.14 “Closing Date” is defined in Section 10.1.

1.15 “COBRA” is defined in Section 4.13.5.

1.16 “Confidentiality Agreement” is defined in Section 7.2.2.

1.17 “Conversion Fund” is defined in Section 3.4.2.

1.18 “Covered Employee” is defined in Section 7.5.8.

1.19 “Dissenting Shares” is defined in Section 3.6.

1.20 “Dissenting Shareholder” is defined in Section 3.6.

1.21 “Effective Time” is defined in Section 2.1.3.

1.22 “Employer Securities” is defined in Section 4.25.2

1.23 “Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or before the date of this Agreement and relating to (a) the protection, preservation, or restoration of the environment (including without limitation air, water vapor, surface water, groundwater, drinking-water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Materials of Environmental Concern. The term “Environmental Law” includes without limitation (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., and all comparable state and local laws, and (y) any common law that may impose liability or obligations for injuries or damages because of the presence of or exposure to any Materials of Environmental Concern as in effect on or before the date of this Agreement.

1.24 “Equity Rights” is defined in Section 4.2.1.

1.25 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.26 “ERISA Affiliate” means, regarding any Person, any other Person that, together with the Person, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986 or Section 4001 of ERISA.

1.27 “ESOP” is defined in Section 4.25.1.

1.28 “ESOP Loan” is defined in Section 4.25.2

1.29 “ESOP Termination Date” is defined in Section 7.5.5

1.30 “Exchange Agent” is defined in Section 3.4.1.

1.31 “Exchange Ratio” is defined in Section 3.1.

1.32 “FDIC” is defined in Section 4.1.3.

1.33 “FHLB” means the Federal Home Loan Bank of Cincinnati.

1.34 “FRB” means the Board of Governors of the Federal Reserve System and district banks, including the Federal Reserve Bank of Cleveland.

1.35 “Form S-4” is defined in Section 7.1.1.

1.36 “GAAP” means accounting principles generally accepted in the United States of America, applied on a consistent basis.

1.37 “Governmental Entity” means any Federal or state court, department, administrative agency, commission, or other governmental authority or instrumentality.

1.38 “Healthcare Reform Laws” is defined in Section 4.13.13.

1.39 “Indemnified Party” is defined in Section 7.6.1.

1.40 “Intellectual Property” is defined in Section 4.22.5(a).

1.41 “IRS” means the United States Internal Revenue Service.

1.42 “IT Assets” is defined in Section 4.22.5(b).

1.43 “Knowledge”, including references to a person being aware of a particular matter, means the actual knowledge after reasonable inquiry of any of: (i) in the case of Liberty, President and Chief Executive Officer Ronald L. Zimmerly, Executive Vice President, CFO Bryan Marshall, Executive Vice President, Chief Operations Officer Thomas M. Wilson, and Senior Vice President, Human Resources Director, Cash Management Officer Patricia A. Arnett; and (ii) in the case of Middlefield, President and Chief Executive Officer James R. Heslop, II, Senior Vice President and Chief Financial Officer Donald L. Stacy, and The Middlefield Banking Company Chief Financial Officer Mike Ranttila.

1.44 “Letter of Transmittal” is defined in Section 3.4.3.

1.45 “Liberty” is defined in the Preamble.

1.46 “Liberty Articles” is defined in Section 4.1.2.

1.47 “Liberty Bank” is defined in Section 2.3.

1.48 “Liberty Benefit Plans” is defined in Section 4.13.1.

1.49 “Liberty Benefits Schedule” is defined in Section 4.13.12.

1.50 “Liberty Code” is defined in Section 4.1.2.

1.51 “Liberty Common Shares” means, collectively, the Voting Common Shares and Non-Voting Common Shares.

1.52 “Liberty Disclosure Schedule” means the collective written disclosure schedules delivered by Liberty to Middlefield under this Agreement.

1.53 “Liberty Financial Statements” means (x) the audited balance sheets of Liberty as of December 31, 2021 and 2020 and the related statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of Liberty for each of the years ended December 31, 2021 and 2020, and (y) the unaudited interim financial statements of Liberty as of the end of each calendar quarter after December 31, 2021, and for the periods then ended.

1.54 “Liberty Nonqualified Deferred Compensation Plan” is defined in Section 4.13.9.

1.55 “Liberty Recommendation” is defined in Section 7.3.1.

1.56 “Liberty Regulatory Reports” means the call reports of Liberty National Bank and accompanying schedules (other than schedules required to be kept confidential under applicable law or regulatory requirements), filed or to be filed with the OCC for each calendar quarter after December 31, 2021 through the Closing Date, and all reports filed with the Board of Governors of the Federal Reserve System by Liberty from December 31, 2021 through the Closing Date.

1.57 “Liberty Restricted Share” is defined in Section 3.5.1.

1.58 “Liberty Shareholder Approval” is defined in Section 4.3.1.

1.59 “Liberty Shareholder Meeting” is defined in Section 7.3.1.

1.60 “Liberty Warrant Agreement” means the warrant agreement dated September 28, 2018 issued by Liberty to Castle Creek Capital Partners VI, LP.

1.61 “Liberty Warrants” is defined in Section 3.5.2.

1.62 “Licensed Intellectual Property” is defined in Section 4.22.5(c).

1.63 “Material Adverse Effect” means any effect that is material and adverse to the financial condition, results of operations, or business of such party and its Subsidiaries, taken as a whole, or materially impairs the ability of either party to perform their respective obligations under this Agreement or otherwise materially impedes the consummation of the Merger or other transactions contemplated by this Agreement; provided, however, that none of the following shall constitute a Material Adverse Effect nor will the effects of which be considered in determining whether a Material Adverse Effect has occurred:

(a) changes after the date of this Agreement in laws, rules, or regulations affecting financial institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies,

(b) changes after the date hereof in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof,

(c) changes in regulatory accounting requirements, in any case applicable to financial institutions or their holding companies generally and not specifically relating to Liberty or any Liberty Subsidiary, on one hand, or Middlefield, or any Middlefield Subsidiary, on the other hand,

(d) announcement of this Agreement by press release mutually agreed to by Liberty and Middlefield or by Form 8-K filed by Middlefield in accordance with this Agreement,

(e) any act or omission of a party required under this Agreement or taken or omitted to be taken with the express written permission of the other party,

(f) the pendency of, compliance with, or completion of this Agreement, including expenses incurred by the parties investigating, negotiating, documenting, effecting, and consummating the transactions under this Agreement, losses or threatened losses of employees, customers, suppliers, distributors or other having relationships with the parties or their respective Subsidiary banks,

(g) any changes, events, or developments after the date of this Agreement in general economic or capital market conditions broadly affecting international or national financial markets or the financial services industry and not specifically relating to such party or its Subsidiaries, including but not limited to the continuing direct or indirect effects of the COVID-19 pandemic or other pandemic, epidemic, or similar public health emergency and the measures undertaken by governmental authorities to address it, or other changes, events or developments after the date hereof, that affect financial institutions or their holding companies generally (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the capital markets), or

(h) any changes, events, or developments, after the date of this Agreement, in global, national or regional political or social conditions including but not limited to the outbreak or escalation of war (declared or undeclared) or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith, and any regional, national or international calamity, disaster (natural or otherwise), or other significant emergencies, or (i) any legal action asserted or other actions initiated by any holder of Liberty Common Shares or any holder of shares of Middlefield Common Stock arising out of or related to this Agreement.

1.64 “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

1.65 “Merger” is defined in the Recitals.

1.66 “Merger Consideration” is defined in Section 3.1.

1.67 “Merger Sub” is defined in Preamble.

1.68 “Middlefield” is defined in the Preamble.

1.69 “Middlefield Bank” is defined in Section 2.3.

1.70 “Middlefield Benefit Plans” is defined in Section 5.17.

1.71 “Middlefield Common Stock” means the common stock of Middlefield, without par value.

1.72 “Middlefield Disclosure Schedule” means the collective written disclosure schedules delivered by Middlefield to Liberty under this Agreement.

1.73 “Middlefield Eligible Plans” is defined in Section 7.5.1.

1.74 “Middlefield Financial Statements” means (x) the audited balance sheets of Middlefield as of December 31, 2021 and 2020 and the related statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of Middlefield for each of the years ended December 31, 2021 and 2020, and (y) the unaudited interim financial statements of Middlefield as of the end of each calendar quarter after December 31, 2021, and for the periods then ended.

1.75 “Middlefield 401(k) Plan” means The Middlefield Banking Company 401(k) Plan.

1.76 “Middlefield Regulatory Reports” means the call reports of Middlefield Bank and accompanying schedules (other than schedules required to be kept confidential under applicable law or regulatory requirements), filed or to be filed with the FDIC for each calendar quarter after December 31, 2021 through the Closing Date, and all reports filed with the Board of Governors of the Federal Reserve System by Middlefield from December 31, 2021 through the Closing Date.

1.77 “Middlefield Stockholder Approval” is defined in Section 5.3.1.

1.78 “Middlefield Stockholder Meeting” is defined in Section 7.3.2.

1.79 “Non-Voting Common Shares” is defined in Section 4.2.1.

1.80 “Notice of Superior Proposal” is defined in Section 9.1.8.

1.81 “OCC” means the Office of the Comptroller of the Currency.

1.82 “OGCL” is defined in Section 2.1.1.

1.83 “Owned Intellectual Property” is defined in Section 4.22.5(d).

1.84 “Permitted Expenses” is defined in Section 6.1.2.

1.85 “Person” means a natural person, corporation, limited liability company, partnership, joint venture, association, trust, or group (as the term group is defined under the Securities Exchange Act of 1934).

1.86 “Preferred Shares” is defined in Section 4.2.1.

1.87 “Premium Cap” is defined in Section 7.6.2.

1.88 “Proxy Statement” is defined in Section 7.1.1.

1.89 “Registration Statement” means the registration statement, together with all amendments, filed with the SEC under the Securities Act of 1933 for the purpose of registering the offer and sale of Middlefield common stock to Liberty shareholders in the Merger.

1.90 “Regulatory Agreement” is defined in Section 4.12.3.

1.91 “Regulatory Approval” means an approval by a Bank Regulator that is necessary for carrying out the Merger and the related transactions under this Agreement.

1.92 “Requisite Regulatory Approvals” is defined in Section 8.1.5.

1.93 “SEC” means the United States Securities and Exchange Commission.

1.94 “Securities Act” is defined in Section 4.2.2.

1.95 “Series A Preferred Shares” is defined in Section 3.5.2.

1.96 “Subsidiary” and “Subsidiaries” are defined in Section 4.1.3.

1.97 “Superior Proposal” is defined in Section 6.10.

1.98 “Surviving Company” is defined in the Recitals.

1.99 “Suspense Shares” is defined in Section 7.5.5

1.100 “Takeover Laws” is defined in Section 4.10.

1.101 “Target Permitted Expenses” is defined in Section 6.1.2.

1.102 “Tax” means any federal, state, local, foreign, or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee, or other assessment or charge of any kind whatsoever, together with any interest, penalty, or additional tax imposed by any Governmental Entity.

1.103 “Tax Representation Letters” is defined in Section 7.13.

1.104 “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.105 “Termination Fee” is defined in Section 9.2.2(c).

1.106 “Trade Secrets” is defined in Section 4.22.5.

1.107 “Trustee” for the ESOP is defined in Section 4.25.1.

1.108 “Voting Agreement” is defined in Section 7.12.

1.109 “Voting Common Shares” is defined in Section 4.2.1.

1.100 “Voting Debt” is defined in Section 4.2.1.

1.111 Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger

2.1.1 General Description. Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Liberty shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of Liberty shall cease.

2.1.2 Possible Alternative Structures. Middlefield may at any time prior to the Effective Time change the method of effecting the combination of Liberty and Middlefield, including by providing for the merger of Liberty with and into Middlefield; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the tax consequences of the Merger to shareholders of Liberty or the tax treatment of either party pursuant to this Agreement, (c) materially impede or delay consummation of the transactions contemplated by this Agreement, (d) require either Liberty or Middlefield to mail a revised Proxy Statement if such change is made prior to obtaining Liberty Shareholder

Approval or Middlefield Stockholder Approval, or require further approval of Liberty’s or Middlefield’s shareholders if such change is made after obtaining Liberty Shareholder Approval or Middlefield Stockholder Approval, as the case may be, or (e) cause any of Liberty’s representations and warranties contained in Article IV to be deemed inaccurate or breached by reason of such change of method.

2.1.3 Effective Time. The Merger shall become effective as of the date and time specified in the certificate of merger (the “Certificate of Merger”) filed with the Ohio Secretary of State. The term, “Effective Time”, shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

2.1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 1701.82 and 1706.713 of the OGCL.

2.1.5 Articles of Organization and Operating Agreement of the Surviving Company. The articles of organization and operating agreement of the Surviving Company shall be the articles of organization and operating agreement of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

2.2 Managers and Officers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

2.3 The Bank Merger. As soon as practicable after the execution of this Agreement, Liberty and Middlefield shall cause Liberty National Bank (“Liberty Bank”) and The Middlefield Banking Company (“Middlefield Bank”), respectively, to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit “A” (the “Bank Merger Agreement”), and which provides for the merger of Liberty Bank with and into Middlefield Bank (the “Bank Merger”), in accordance with applicable law and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. Middlefield Bank will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Liberty Bank will cease. Prior to the Effective Time, Liberty will cause Liberty Bank, and Middlefield will cause Middlefield Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger. The Bank Merger Agreement provides that the directors of Middlefield Bank immediately prior to the Bank Merger shall remain the directors of Middlefield Bank upon consummation of the Bank Merger.

ARTICLE III

CONVERSION OF SECURITIES IN THE MERGER

Section 3.1 Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Middlefield, Merger Sub, Liberty, or the holder of any Liberty Common Shares and subject to Section 3.3, the shares of Middlefield Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger, and the Liberty Common Shares issued and outstanding immediately prior to the Effective Time, with respect to each holder of record of such shares, other than Dissenting Shares, will be converted into the right to receive: (a) 2.752 fully paid and nonassessable shares of Middlefield Common Stock (the “Exchange Ratio”), multiplied by (b) the number of Liberty Common Shares held by such holder of record (such product, the “Merger Consideration”). Notwithstanding anything in this Section 3.1 to the contrary, at the Effective Time and by virtue of the Merger, each Liberty Common Shares held in Liberty’s treasury and each Liberty Common Share owned directly or indirectly by Middlefield (other than shares held in a fiduciary capacity or in connection with debts previously contracted) will be canceled and no shares of Middlefield Common Stock, cash in lieu of fractional shares, or other consideration will be issued or paid in exchange therefor.

Section 3.2 Cancellation of Shares. At the Effective Time, all of the Liberty Common Shares converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Liberty Common Share (a “Certificate”) and each non-certificated Liberty Common Share represented by book entry (a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration or cash in lieu of fractional shares into which the Liberty Common Share represented by such Certificate or Book Entry Share have been converted pursuant to this Section 3.2 and Section 3.4.4, as well as any dividends to which holders of Liberty Common Shares become entitled in accordance with Section 3.4.6.

Section 3.3 No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Middlefield Common Stock shall be issued as Merger Consideration in the Merger, no dividend or distribution on Middlefield Common Stock will be payable on or for fractional share interests, and fractional share interests will not entitle the owner thereof to vote or to any other shareholder rights. Each holder of Liberty Common Shares who would otherwise be entitled to receive a fractional share of Middlefield Common Stock pursuant to this Article III shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, equal to the product of (a) the fraction of a share to which the holder of Liberty Common Shares would otherwise have been entitled and (b) the volume-weighted average closing price of a share of Middlefield Common Stock for the 30 trading days immediately before the Closing Date, rounded to the nearest cent and without interest. For purposes of determining a fractional share interest, all Liberty Common Shares owned by a Liberty shareholder will be combined for calculation of the maximum number of whole shares of Middlefield Common Stock issuable to such Liberty shareholder.

Section 3.4 Exchange of Certificates.

3.4.1 The parties to this Agreement agree: (a) that Computershare Trust Company, N.A. shall serve, pursuant to the terms of an exchange agent agreement mutually acceptable to the parties, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (b) to execute and deliver the exchange agent agreement at or prior to the Effective Time. Middlefield shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

3.4.2 At or prior to the Effective Time, Middlefield shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Liberty Common Shares for exchange in accordance with this Article III: (i) a sufficient number of shares of Middlefield Common Stock for payment of the Merger Consideration pursuant to Section 3.1, and (ii) sufficient cash for payment of cash in lieu of any fractional shares of Middlefield Common Stock in accordance with Section 3.3. Such amount of cash and shares of Middlefield Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article III as the “Conversion Fund.”

3.4.3 Middlefield shall prepare a letter of transmittal in such form as is reasonably acceptable to Liberty and as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”), which shall specify, among other things, that delivery shall be effected, and risk of loss and title to Certificate(s) or evidence of Book-Entry Shares shall pass, only upon delivery of Certificate(s) or evidence of Book-Entry Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent, together with instructions for use in effecting the surrender of Certificate(s) or evidence of Book-Entry Shares pursuant to this Agreement. The Exchange Agent shall mail the Letters of Transmittal to Liberty’s shareholders entitled to vote at the Liberty Shareholders Meeting so as to permit Liberty’s shareholders to exchange their Liberty Common Shares for the Merger Consideration. In no event shall the Letters of Transmittal be made available to Liberty Common Shareholders less than 20 days prior to the Liberty Shareholder Meeting.

3.4.4 A Liberty shareholder who has returned to the Exchange Agent a properly completed Letter of Transmittal, accompanied by the Liberty shareholder’s Certificate(s) or Book-Entry Shares shall be entitled to receive, as soon as practicable after the Effective Time, the Merger Consideration plus cash in lieu of any fractional shares of Middlefield Common Stock in accordance with Section 3.3. Until so surrendered, each such Certificate(s) or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional Liberty Common Shares to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article III.

3.4.5 After the Effective Time, there shall be no transfers on the stock transfer books of Liberty Common Shares.

3.4.6 Within five (5) Business Days after the Effective Time, the Exchange Agent shall mail to each Liberty shareholder who theretofore has not submitted such shareholder’s Certificates or evidence of Book-Entry Shares (a) a Letter of Transmittal, and (b) instructions for use in surrendering Certificate(s) or evidence of Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional Liberty Common Shares to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled pursuant to Section 3.4.7. Holders who surrender to the Exchange Agent Certificate(s) or Book-Entry Shares, accompanied by properly completed Letters of Transmittal, will receive the Merger Consideration, determined as provided in Section 3.1, as promptly as practicable after such receipt by the Exchange Agent.

3.4.7 No dividends or other distributions declared with respect to Middlefield Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Liberty Stock Certificate until the holder thereof shall surrender such Liberty Stock Certificate in accordance with this Article III. Promptly after the surrender of a Liberty Stock Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Middlefield Common Stock into which the Liberty Common Shares represented by such Liberty Stock Certificate were converted at the Effective Time pursuant to Section 3.1. No holder of an unsurrendered Liberty Stock Certificate shall be entitled, until the surrender of such Liberty Stock Certificate, to vote the shares of Middlefield Common Stock into which such holder’s Liberty Common Shares shall have been converted.

3.4.8 Any portion of the Conversion Fund that remains unclaimed by the shareholders of Liberty as of the one-year anniversary of the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of Liberty who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance of Middlefield Common Stock pursuant to the Merger Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ Liberty Common Shares, as well as any accrued and unpaid dividends or distributions on shares of such Middlefield Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of Liberty Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.4.9 In the event any Liberty Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Liberty Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Liberty Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Liberty Stock Certificate, and in accordance with this Article III, shares of Middlefield Common Stock pursuant to the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

3.4.10 If, between the date of this Agreement and the Effective Time, the outstanding shares of Middlefield Common Stock shall have been changed into a different number or kind of shares or securities or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, reorganization, split, combination or exchange of shares, or there shall be any extraordinary dividend or distribution, the Merger

Consideration shall be adjusted appropriately to provide the holders of Liberty Common Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed or permit Middlefield to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

Section 3.5 Restricted Stock Units and Warrants to Purchase Liberty Stock.

3.5.1 At the Effective Time, all outstanding restricted stock units awarded under a restricted stock unit award agreement (each, a “Liberty Restricted Share”) granted in accordance with Liberty National Bank Restricted Stock Unit Plan (the “Liberty Stock Plan”) shall vest in full and be considered an issued and outstanding Liberty Common Share entitled to be converted into the right to receive the Merger Consideration.

3.5.2 At the Effective Time, warrants granted by Liberty to purchase shares of Liberty convertible perpetual preferred stock, Series A, without par value (“Series A Preferred Shares”), each of which are convertible into one Liberty Common Share, under a Liberty Warrant Agreement, whether vested or unvested, that are outstanding and unexercised immediately prior to the Effective Time (the “Liberty Warrants”), shall fully vest and shall be canceled and converted into the right to receive the Merger Consideration payable pursuant to Section 3.1 based on the “cashless exercise” provisions of Section 3(b) of the Liberty Warrant Agreement and the adjustment provisions of Section 13 of the Liberty Warrant Agreement, treating the Liberty Warrants as if they are Liberty Common Shares for such purposes issued and outstanding immediately prior to the Effective Time.

3.5.3 Prior to the Effective Time, the Board of Directors or Compensation Committee of the Board of Directors of Liberty or Liberty Bank, as applicable, shall adopt resolutions and take such other action necessary, if any, to effectuate the provisions of Section 3.5.1.

3.5.4 As of the date hereof there are no outstanding and unexercised employee or director options to purchase Liberty Common Shares.

Section 3.6 Dissenting Shares. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of Liberty Common Shares dissents from the Merger pursuant to, and properly follows such other procedures as may be required by, Section 1701.85 of the OGCL and is thereby entitled to appraisal rights thereunder (a “Dissenting Shareholder”), then any Liberty Common Share held by such Dissenting Shareholder (“Dissenting Shares”) shall be extinguished but shall not be converted into the right to receive Merger Consideration. Instead, such Dissenting Shares shall be entitled only to such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL. Liberty shall give Middlefield prompt notice upon receipt by Liberty of any such demands for payment of the fair cash value of such Liberty Common Shares, any withdrawals of such notice and any other instruments provided pursuant to applicable law. Notwithstanding the above, in the event that a Dissenting Shareholder subsequently withdraws a demand for payment, fails to comply fully with the requirements of the OGCL, or otherwise fails to establish the right of such Dissenting Shareholder to be paid the value of such Dissenting Shareholder’s shares under the OGCL, the Dissenting Shareholder’s Dissenting Shares shall be deemed to be converted into the right to receive, with respect to Liberty Common Shares, the Merger Consideration. Liberty shall not, except with the prior written consent of Middlefield, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the OGCL. Liberty shall give Middlefield the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LIBERTY

The representations and warranties in this Article IV are subject to and are qualified by the Liberty Disclosure Schedule delivered by Liberty to Middlefield on the date of this Agreement. Except for the representations and warranties in Section 4.2 regarding capitalization, which are true and correct in all respects, no representation or warranty in this Article IV will be deemed untrue or incorrect and Liberty will not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance, or event unless the fact, circumstance, or event, individually or taken together with all other facts, circumstances, or events, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for or reference to materiality in the representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in the representation or warranty.

Subject to the foregoing, Liberty hereby represents and warrants to Middlefield as follows:

4.1 Corporate Organization

4.1.1 Liberty is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Liberty has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Liberty. Liberty is duly registered as a financial holding company under the Bank Holding Company Act of 1956 (“BHC Act”).

4.1.2 True, complete and correct copies of the Articles of Incorporation, as amended, of Liberty (the “Liberty Articles”) and the Code of Regulations, as amended, of Liberty (the “Liberty Code”), as in effect as of the date of this Agreement, have been made available to Middlefield prior to the date hereof.

4.1.3 Liberty Disclosure Schedule 4.1.3 identifies each Subsidiary of Liberty and Liberty Bank. Each Liberty Subsidiary (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (iii) except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Liberty, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary” or “Subsidiaries” when used with respect to either party, shall mean a corporation, association or other business entity of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. The deposit accounts of each of Liberty’s Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The articles of incorporation, code of regulations, bylaws and similar governing documents of each “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Liberty, copies of which have been made available to Middlefield, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. Liberty has also previously disclosed a list of all Persons with respect to which Liberty or its Subsidiaries own 5% or more of any class of capital stock or other equity interest, other than equity interests held in a fiduciary capacity, which list shall set forth the amount and form of ownership of Liberty or its applicable Subsidiary in each such Affiliate.

4.1.4 The minute books of Liberty accurately record all significant corporate actions of Liberty’s shareholders and its Board of Directors, including committees of the Board of Directors.

4.2 Capitalization.

4.2.1 The authorized capital stock of Liberty consists of (a) 1,500,000 common shares, of which: (i) 1,358,392 shares, $1.25 par value, are a separate class designated as “Voting Common Shares”, of which, as of even date herewith, 790,469 shares were issued and outstanding (excluding 90,725 shares held by Liberty in treasury and 22,432 shares held in reserve for settlement of Liberty Restricted Shares), and (ii) 141,608 shares, no par value, are a separate class designated as “Non-Voting Common Shares”, of which, as of even date herewith, 116,608 shares were issued and outstanding, and (b) 1,000,000 preferred shares, without par value (the “Preferred Shares”), of which no shares are issued and outstanding as of the date of this Agreement and of which 146,608 shares have been designated as Series A Preferred Shares. All of the issued and outstanding Liberty Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Liberty does not own of record or beneficially any shares of Liberty other than shares held in a fiduciary capacity. Except for (x) Liberty Restricted Shares issuable through restricted stock units awarded by Liberty and outstanding on the date of this Agreement under the Liberty Stock Plan, and (y) the Liberty Warrants to purchase 27,438 Series A Preferred Shares, subject to adjustment pursuant to the terms of the Liberty Warrants based on Liberty common dividends, Liberty does not have and is not bound by any rights or other arrangements of any character relating to the purchase, sale, award, issuance, or voting of, or right to receive dividends or other distributions on, any capital stock of Liberty or any other security of Liberty or any securities representing the right to vote, purchase, or otherwise receive any capital stock of Liberty or any other security of Liberty. Liberty Disclosure Schedule 4.2.1 identifies each restricted stock unit award outstanding on the date of this Agreement, including the number of Liberty Common Shares issuable under the restricted stock unit award, exercise price, vesting terms, date of grant or award, expiration date, and identity of the holder. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Liberty may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, Liberty does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any Liberty Common Shares or Voting Debt or any other equity securities of Liberty or any securities representing the right to purchase or otherwise receive any Liberty Common Shares or Voting Debt or other equity securities of Liberty, other than the Liberty Restricted Shares and the Liberty Warrants (“Equity Rights”).

4.2.2 As of the date of this Agreement, there are no contractual obligations of Liberty or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Liberty or any equity security of Liberty or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Liberty or its Subsidiaries or (ii) to register Liberty Common Shares or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Liberty Common Share or Voting Debt, other equity securities of Liberty or Equity Rights. Other than the Voting Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements in effect that are binding on Liberty or with respect to which Liberty has Knowledge with respect to the voting or transfer of any Liberty Common Shares or Voting Debt, other equity securities of Liberty or Equity Rights.

4.2.3 Other than the Liberty Restricted Shares that are awarded as of the date of this Agreement as set forth in Section 4.2.1 of the Liberty Disclosure Schedule, no other equity-based awards or instruments are outstanding.

Except as set forth in Section 4.2.3 of the Liberty Disclosure Schedule, since December 31, 2020 through the date hereof, Liberty has not (i) issued or repurchased any Liberty Common Share or Voting Debt or other equity securities of Liberty or Equity Rights, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Liberty capital stock or any other equity-based awards. Liberty has not issued any Liberty stock options under any Liberty Stock Plan or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. With respect to each award of a Liberty Restricted Share, (i) the award was made in accordance with the Liberty Stock Plan and all applicable laws, and (ii) each such award was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Liberty. Since December 31, 2020, except as specifically permitted or required by this Agreement or as previously disclosed, neither Liberty nor any of its Subsidiaries has (a) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (b) with respect to executive officers of Liberty or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise Taxes under Section 4999 of the Code), or (c) adopted or amended any material Liberty Benefit Plan.

4.2.4 Liberty owns all of the equity interests of Liberty Bank free and clear of all liens, security interests, pledges, charges, encumbrances, agreements, and restrictions of any kind or nature. Except for the Liberty Subsidiaries and except as stated in Liberty Disclosure Schedule 4.2.4, Liberty does not possess directly or indirectly any equity interest in any corporate or other legal entity, other than equity interests held in the investment portfolio of Liberty or a Liberty Subsidiary (which in no case exceeds five percent of an issuer’s outstanding equity securities) and equity interests held as a result of the lending activities of Liberty, including FHLB stock.

4.2.5 Except as disclosed in Liberty Disclosure Schedule 4.2.5, to Liberty’s Knowledge no Person is the record owner as of the date of this Agreement of five percent or more of the outstanding Liberty Common Shares.

4.3 Authority; No Violation.

4.3.1 Liberty has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of Regulatory Approvals and approval of this Agreement by Liberty shareholders (“Liberty Shareholder Approval”), to perform its obligations hereunder and consummate the Merger and other transactions under this Agreement. Execution and delivery of this Agreement by Liberty and completion by Liberty of the Merger and other transactions under this Agreement have been duly and validly approved by Liberty’s Board of Directors. Subject to Liberty Shareholder Approval, Middlefield Stockholder Approval, receipt of Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by Middlefield, this Agreement has been duly and validly executed and delivered by Liberty and constitutes the valid and binding obligation of Liberty, enforceable against Liberty in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally, and regarding enforceability subject also to general principles of equity.

4.3.2 Neither execution and delivery of this Agreement by Liberty nor consummation of the Merger and other transactions under this Agreement, nor compliance by Liberty with the terms and provisions of this Agreement will (a) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and code of regulations or bylaws of Liberty or any Liberty Subsidiary, (b) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to Liberty or any Liberty Subsidiary or any of their respective properties or assets, or (c) except as stated in Liberty Disclosure Schedule 4.3.2, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, result in termination or amendment of, accelerate performance required by, or result in a right of termination or acceleration or creation of a lien, security interest, charge, or other encumbrance upon any of the properties or assets of Liberty or any Liberty Subsidiary under the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other investment or obligation to which Liberty or any Liberty Subsidiary is a party or by which they or any of their respective properties or assets is bound.

4.4 Consents. Except for (a) receipt of Regulatory Approvals and compliance with conditions contained therein, (b) compliance with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 and state securities or blue sky laws, (c) filing of the certificates of merger with the Ohio Division of Financial Institutions and Ohio Secretary of State in connection with the Merger and the Bank Merger, and (d) receipt of Liberty Shareholder Approval, no consents, waivers, or approvals of or filings or registrations with a Governmental Entity or Bank Regulator are necessary, and except as stated in Liberty Disclosure Schedule 4.4, to the Knowledge of Liberty, no consents, waivers, or approvals of or filings or registrations with other third parties are necessary for execution and delivery of this Agreement by Liberty or for completion by Liberty of the Merger and performance by Liberty of its obligations hereunder. Liberty has no reason to believe that Regulatory Approvals or other required consents or approvals will not be received or will include conditions (financial or otherwise) or requirements that could reasonably be expected by Liberty to result in a Material Adverse Effect on Liberty or any Liberty Subsidiary or on Middlefield or any Middlefield Subsidiary, or that a public body or authority having jurisdiction over the affairs of Liberty or any Liberty Subsidiary, the consent or approval of which is not required or under the rules of which a filing is not required, will object to the Merger or completion of the other transactions under this Agreement.

4.5 Financial Statements.

4.5.1 The Liberty Regulatory Reports filed with the OCC and FRB were prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by the reports.

4.5.2 Liberty made available to Middlefield the Liberty Financial Statements for the periods through December 31, 2021. The Liberty Financial Statements fairly present in each case in all material respects (subject in the case of unaudited interim statements to normal year-end adjustments) the financial position, results of operations, and cash flows of Liberty and the Liberty Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as stated in the notes thereto, or in the case of unaudited statements as permitted by GAAP.

4.5.3 At the date of the most recent balance sheet included in the Liberty Financial Statements or Liberty Regulatory Reports Liberty did not have any liabilities, obligations, or loss contingencies of any nature (whether absolute, accrued, contingent, or otherwise) of a type required to be presented in the Liberty Financial Statements or Liberty Regulatory Reports or in footnotes that are not fully presented or reserved against therein or fully disclosed in a footnote, except for liabilities, obligations, and loss contingencies that are not material individually or in the aggregate or that were incurred in the ordinary course of business consistent with past practice, and subject in the case of any unaudited statements to normal, recurring audit adjustments and absence of footnotes.

4.6 Taxes.

4.6.1 Liberty and the Liberty Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986. On behalf of itself and the Liberty Subsidiaries, Liberty has timely filed or caused to be filed all Tax Returns (including but not limited to those filed on a consolidated, combined, or unitary basis) required to be filed by Liberty and the Liberty Subsidiaries before the date of this Agreement, or requests for extensions to file the returns and reports have been timely filed. All of Liberty’s Tax Returns are true, correct, and complete in all material respects. Liberty and the Liberty Subsidiaries have timely paid or before the Effective Time will pay all Taxes, whether or not shown on returns or reports, due or claimed to be due to any Governmental Entity, other than Taxes being contested in good faith. Liberty and the Liberty Subsidiaries have declared on their Tax Returns all positions taken that could result in substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Internal Revenue Code (or any corresponding provision of state or local laws). As of the most recent Liberty Financial Statements, accrued but unpaid Taxes of Liberty and the Liberty Subsidiaries did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established for timing differences between book and Tax income) included in the most recent balance sheet (rather than in any notes thereto). Liberty and the Liberty Subsidiaries are subject to Tax audits in the ordinary course of business. Liberty management does not believe that an adverse resolution of Tax audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Liberty. Liberty and the Liberty Subsidiaries have not been notified in writing by any jurisdiction that Liberty or any Liberty Subsidiary is required to file in the jurisdiction a Tax Return that has not been filed. Neither Liberty nor any Liberty Subsidiary is a member of a group that has filed or been included in a combined, consolidated, or unitary income Tax Return other than a group the common parent of which is Liberty or has any liability for Taxes of any Person other than Liberty or a Liberty Subsidiary under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee or successor, by contract, or otherwise. As of the date of this Agreement, all deficiencies proposed in writing as a result of audits have been paid or settled. There are no written claims or assessments pending against Liberty or a Liberty Subsidiary for an alleged deficiency in a Tax due, and neither Liberty nor a Liberty Subsidiary has been notified in writing of any proposed Tax claims or assessments against Liberty or a Liberty Subsidiary. Liberty and the Liberty Subsidiaries have duly and timely withheld, collected, and paid over to the appropriate taxing authority all amounts required to be withheld and paid under applicable laws, and duly and timely filed all Tax Returns for withheld Taxes within the time prescribed under applicable law. Liberty has delivered to Middlefield true and complete copies of all Tax Returns of Liberty and Liberty Subsidiaries required to be filed for taxable periods ending on or after December 31, 2020. Neither Liberty nor a Liberty Subsidiary is or has been a party to a reportable transaction, as defined in Section 6707A(c)(1) of the Internal Revenue Code of 1986 and Treas. Reg. 1.6011-4 (b). Neither Liberty nor a Liberty Subsidiary has distributed stock of another Person or had stock distributed by another Person in a transaction purportedly or intended to be governed in whole or in part by Sections 355 or 361 of the Internal Revenue Code. Neither Liberty nor a Liberty Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii).

4.6.2 Neither Liberty nor any of the Liberty Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

4.7 Absence of Changes. Except as set forth in Section 4.7 of the Liberty Disclosure Schedule, since December 31, 2021, (a) Liberty and its Subsidiaries have not undertaken any of the actions prohibited by Section 6.2 had such Section been in effect at all times since such date, (b) Liberty and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and (c) no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Liberty.

4.8 Material Contracts; Leases; Defaults.

4.8.1 Except as stated in Liberty Disclosure Schedule 4.8.1, Liberty is not a party to or subject to (a) an employment, consulting, or severance contract or arrangement with any past or present officer, director, employee, or consultant, (b) a plan, arrangement, or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any past or present officers, directors, employees, or consultants, (c) an agreement that by its terms limits or affects the payment of dividends by Liberty, (d) an instrument evidencing or related to indebtedness for borrowed money exceeding $1,000,000, including but not limited to a purchase money obligation, conditional sale, lease purchase, guaranty, or otherwise, for which Liberty is an obligor to a Person, which instrument evidences or relates to indebtedness (other than deposits, FHLB advances with a term to maturity up to and including one year, repurchase agreements, bankers’ acceptances, and transactions in federal funds) or that contains financial covenants or other non-customary restrictions (other than those relating to payment of principal and interest when due) that would be applicable on or after the Closing Date to Liberty, (e) any other agreement, written or oral, that is not terminable without cause on 60 days’ notice or less without penalty or payment, or obligating Liberty for payment of more than $20,000 annually or for payment of more than $50,000 over its remaining term, or (f) an agreement (other than this Agreement), contract, arrangement, commitment, or understanding, written or oral, that materially restricts or limits Liberty’s conduct of business.

4.8.2 Subject to any consents that may be required as a result of the Merger or other transactions under this Agreement, which required consents are identified in Liberty Disclosure Schedule 4.8.2, to Liberty’s Knowledge Liberty is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound, and there has not occurred an event that, with the lapse of time, giving of notice, or both, would constitute a default. Each real estate lease requiring consent of the lessor or its agent as a result of the Merger or another form of change in control is identified in Liberty Disclosure Schedule 4.8.2, identifying the section of the lease containing the consent requirement. Liberty Disclosure Schedule 4.8.2 also identifies any other Liberty contract (a) requiring consent of the other party or parties to the Merger or another form of change in control or (b) for which Middlefield’s rights as successor to Liberty may be adversely affected if the Merger is undertaken without the consent of the other party or parties. Liberty Disclosure Schedule 4.8.2, identifies the section of the contract requiring consent or having to do with Middlefield’s rights as successor.

4.8.3 True and correct copies of agreements, contracts, arrangements, and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to Middlefield on or before the date of this Agreement, and the agreements, contracts, arrangements, and instruments are in full force and effect on the date of this Agreement. Except as stated in Liberty Disclosure Schedule 4.8.3, no agreement, plan, contract, or arrangement (x) provides for accelerated vesting of benefits or accelerated payments due thereunder upon the occurrence of a change in ownership or control of Liberty or upon the occurrence of a subsequent event, (y) requires Liberty to provide a benefit in the form of Liberty Common Shares or determined by reference to the value of Liberty Common Shares, or (z) contains provisions permitting an employee, director, or independent contractor to terminate the agreement or arrangement without cause but continue to accrue benefits.

4.8.4 Since December 31, 2021 through and including the date of this Agreement, except as stated in Liberty Disclosure Schedule 4.8.4, Liberty has not (1) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted severance or termination pay, entered into a contract to make or grant severance or termination pay (except as required under the terms of agreements or severance plans, and as previously disclosed by Liberty), or paid a bonus other than the customary year-end bonuses in amounts consistent with past practice, (2) granted options or warrants to purchase Liberty Common Shares or any right to acquire any shares of capital stock to an executive officer, director, or employee, (3) other than retention bonuses payable to Liberty employees pursuant to Section 4.13.1 of this Agreement, increased or established a bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, or phantom stock awards), stock purchase or other employee benefit plan, (4) made a material election for federal or state income tax purposes, (5) made a material change in credit policies or procedures the effect of which was or is to make a policy or procedure less restrictive in any material respect, (6) made a material acquisition or disposition of assets or properties, or a contract for acquisition or disposition entered into other than loans and loan commitments, (7) entered into a lease of real or personal property requiring annual payments exceeding $10,000, other than for foreclosed property or in the ordinary course of business consistent with past practice, (8) changed accounting methods, principles, or practices affecting Liberty’s assets, liabilities, or businesses, including a reserving, renewal, or residual method, practice, or policy, or (9) suffered a strike, work stoppage, slow-down, or other labor disturbance.

4.9 Ownership of Property; Insurance Coverage.

4.9.1 Liberty and each Liberty Subsidiary has good and, regarding real property, marketable title to all assets and properties used by Liberty and the Liberty Subsidiaries in the conduct of business, whether the assets and properties are real or personal, tangible or intangible, including assets and property identified in the most recent balance sheet contained in the Liberty Financial Statements or acquired thereafter (excepting assets and properties disposed of in the ordinary course of business since the date of the balance sheet), subject to no encumbrances, liens, mortgages, security interests, or pledges, except (a) items securing liabilities for public or statutory obligations or any discount with, borrowing from, or other obligations to the FHLB, inter-bank credit facilities, reverse repurchase agreements, or any transaction by Liberty or a Liberty Subsidiary acting in a fiduciary capacity, and (b) statutory liens for amounts not yet delinquent or being contested in good faith. As lessee, Liberty and each Liberty Subsidiary has the right under valid and existing leases of real and personal properties used by Liberty or the Liberty Subsidiary in the conduct of business to occupy or use all such properties as presently occupied and used. Existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments for the leases and lease commitments are as disclosed in all material respects in the notes to the Liberty Financial Statements.

4.9.2 For all material agreements under which Liberty or a Liberty Subsidiary has purchased securities subject to an agreement to resell, if any, Liberty or the Liberty Subsidiary has a lien or security interest (which to Liberty’s Knowledge is a valid and perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of the collateral equals or exceeds the amount of the debt secured thereby.

4.9.3 Except as described in Liberty Disclosure Schedule 4.9.3, Liberty and each Liberty Subsidiary currently maintains (and has continuously maintained during the past six years) insurance considered by each of them to be reasonable for their respective operations. Neither Liberty nor a Liberty Subsidiary has received notice from an insurance carrier that any currently existing insurance will be canceled, coverage reduced or eliminated, or premium costs increased. Except as stated in Liberty Disclosure Schedule 4.9.3, there are no claims pending under policies of insurance and no notices of claim have been given by Liberty or a Liberty Subsidiary under the policies. All insurance is valid and enforceable and in full force and effect (other than insurance expiring in accordance with its terms), and within the last three years Liberty and each Liberty Subsidiary has received each type of insurance coverage for which it applied and was not denied indemnification for any claims submitted under an insurance policy. Liberty Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by Liberty and each Liberty Subsidiary, including the name of the insurer, policy number, type of policy, and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.9.3. Liberty has made available to Middlefield a copy of all policies identified in Liberty Disclosure Schedule 4.9.3.

4.10 State Takeover Laws. The Board of Directors of Liberty has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions any applicable provisions of any takeover laws under the OGCL, including any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested shareholder” or similar provisions under the OGCL or the Liberty Articles (collectively, the “Takeover Laws”). No “fair price” law is applicable to this Agreement and the transactions contemplated hereby.

4.11 Legal Proceedings. Except as disclosed in Liberty Disclosure Schedule 4.11, neither Liberty nor a Liberty Subsidiary is party to, and there are no pending or, to Liberty’s Knowledge, threatened, legal, administrative, arbitration, or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature against Liberty or a Liberty Subsidiary or to which

Liberty’s or a Liberty Subsidiary’s assets are or may be subject that (a) individually or in the aggregate, is material to Liberty and Liberty Subsidiaries taken as a whole or is reasonably likely to result in a material restriction on Liberty’s or any of Liberty Subsidiaries’ businesses, (b) challenges the validity or propriety of the Merger or any of the transactions under this Agreement, or (c)  reasonably could be expected to adversely affect the ability of Liberty to perform its obligations under this Agreement.

4.12 Compliance with Applicable Law. Except as stated in Liberty Disclosure Schedule 4.12 and except as stated in Section 4.16:

4.12.1 To Liberty’s Knowledge, Liberty and each Liberty Subsidiary complies in all material respects with federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business, and its relationship with employees, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and Liberty has not received written notice to the contrary.

4.12.2 To Liberty’s Knowledge, Liberty and each Liberty Subsidiary has all necessary permits, licenses, authorizations, orders, and approvals of and has made all necessary applications, and registrations with Governmental Entities and Bank Regulators to permit it to own or lease its properties and conduct its business as currently conducted. All necessary permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the Knowledge of Liberty no suspension or cancellation of any of the permits, licenses, certificates, orders or approvals is threatened or will result from the consummation of the Merger or the other transactions under this Agreement, subject to obtaining Regulatory Approvals.

4.12.3 Except as set forth in Liberty Disclosure Schedule 4.12.3, since January 1, 2019 neither Liberty nor a Liberty Subsidiary has received written notification or other communication from a Bank Regulator (a) asserting that Liberty or a Liberty Subsidiary is not in material compliance with any of the statutes, regulations, or ordinances the Bank Regulator enforces, (b) threatening to revoke a license, franchise, permit, or governmental authorization, (c) requiring or threatening to require Liberty or a Liberty Subsidiary, or stating that Liberty or a Liberty Subsidiary is required, to enter into a cease-and-desist order, agreement, memorandum of understanding, or any other arrangement with a federal or state governmental agency or authority charged with the supervision or regulation of banks, or restricting or limiting or purporting to restrict or limit the operations of Liberty or a Liberty Subsidiary, including without limitation a restriction on the payment of dividends, or (d) directing, restricting, or limiting or purporting to direct, restrict, or limit the operations of Liberty or a Liberty Subsidiary (any such notice, communication, memorandum, agreement, order, or other arrangement described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Subject to adherence to regulatory confidentiality obligations, neither Liberty nor a Liberty Subsidiary has consented to or entered into a Regulatory Agreement that is currently in effect. The most recent Performance Evaluation given to Liberty under the Community Reinvestment Act of 1977 is Satisfactory or better.

4.12.4 Liberty does not have Knowledge of any facts or circumstances that could form the reasonable basis for the assertion of any proceeding against Liberty under any state or federal law that prohibits unfair, deceptive or abusive acts or practices, if determined adversely to Liberty, would be likely to have a Material Adverse Effect.

4.12.5 Except as disclosed in Section 4.12 of the Liberty Disclosure Schedule, to Liberty’s Knowledge, and subject to regulatory confidentiality obligations, there (i) is no unresolved violation, criticism, or exception by any Bank Regulator with respect to any report or statement relating to any examinations or inspections of

Liberty, and (ii) are no notices or correspondence received by Liberty with respect to formal or informal inquiries by, or disagreements or disputes with, any Bank Regulator with respect to Liberty’s business, operations or policies since January 1, 2019.

4.13 Employee Benefit Plans.

4.13.1 Liberty Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, restricted stock unit, severance pay, retention, vacation, bonus, or other incentive plans, all employment, change in control, consulting, severance, and retention agreements, all other written employee programs, arrangements, or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance, or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Liberty, a Liberty Subsidiary, or an ERISA Affiliate for the benefit of employees, former employees, retirees (or dependents, including spouses, of the foregoing), directors, independent contractors, or other service providers to Liberty and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Liberty are eligible to participate (collectively, “Liberty Benefit Plans”). Liberty has no written or oral commitment to create an additional Liberty Benefit Plan or materially modify, change, or renew an existing Liberty Benefit Plan (a modification or change increasing the cost of a plan is deemed material), except as required to maintain qualified status. Liberty has made available to Middlefield true and complete copies of each Liberty Benefit Plan.

4.13.2 Except as stated in Liberty Disclosure Schedule 4.13.2, (a) all Liberty Benefit Plans are in material compliance with (and have been managed and administered in accordance with) the applicable terms of ERISA, the Internal Revenue Code of 1986, and any other applicable laws, and (b) each Liberty Benefit Plan governed by ERISA and intended to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code (1) has received a favorable determination letter from the IRS (and Liberty is not aware of any circumstances likely to result in revocation of a favorable determination letter) or timely application has been made therefor, (2) is maintained under a prototype plan approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor, or (3) is maintained under a volume submitter plan approved by the IRS and is entitled to rely upon the IRS National Office advisory letter issued to the volume submitter sponsor. To the Knowledge of Liberty, there exists no fact that would adversely affect qualification of any of the Liberty Benefit Plans intended to be qualified under Section 401(a) of the Internal Revenue Code, or any threatened or pending claim against any of the Liberty Benefit Plans or their fiduciaries by any participant, beneficiary, or Governmental Entity (other than routine claims for benefits). Neither Liberty nor a Liberty Subsidiary has engaged in a transaction or omitted to take any action regarding a Liberty Benefit Plan that would reasonably be expected to subject Liberty or a Liberty Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Internal Revenue Code or Sections 409 or 502 of ERISA.

4.13.3 No Liberty Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Liberty or an ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Internal Revenue Code of 1986. Except as stated in Liberty Disclosure Schedule 4.13.3, neither Liberty nor an ERISA Affiliate has ever maintained or contributed to a Liberty Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Internal Revenue Code, or Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA) and neither Liberty, an ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty under Section 409 or 502 of ERISA or a tax imposed under Chapter 43 of the Internal Revenue Code.

4.13.4 Except as stated in Liberty Disclosure Schedule 4.13.4, all material contributions required to be made under the terms of a Liberty Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Liberty’s consolidated financial statements to the extent required by GAAP and Section 412 of the Internal Revenue Code of 1986. Liberty and each Liberty Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Liberty Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.13.5 Liberty has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Internal Revenue Code of 1986 (the “COBRA”), and the regulations thereunder. All reports, statements, returns, and other information required to be furnished or filed regarding Liberty Benefit Plans have been timely furnished, filed, or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Internal Revenue Code, and they are true, correct, and complete. To Liberty’s Knowledge, records regarding Liberty Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Liberty’s Knowledge, neither Liberty nor any other fiduciary (as that term is defined in ERISA Section 3(21)) for a Liberty Benefit Plan has liability for a breach of fiduciary duties under Sections 404, 405 or 409 of ERISA. No Liberty Benefit Plan fails to satisfy applicable requirements of Section 105(h)(2) of the Internal Revenue Code (determined without regard to whether the Liberty Benefit Plan is self-insured).

4.13.6 Liberty has furnished or otherwise made available to Middlefield true and complete copies of (a) plan documents, summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules, and benefit schedules (as applicable) for each written Liberty Benefit Plan, (b) a summary of each unwritten Liberty Benefit Plan (if applicable), (c) annual reports (Form 5500 series) for the three most recent years for each Liberty Benefit Plan (if applicable), (d) actuarial valuation reports and financial statements as of the most recently completed plan year for each Liberty Benefit Plan, including total accrued and vested liabilities, all contributions made by Liberty, and assumptions on which the calculations are based, (e) all related trust agreements, insurance contracts, or other funding agreements currently implementing the Liberty Benefit Plans (if applicable), (f) the most recent IRS determination letter for each tax-qualified Liberty Benefit Plan (or, for a Liberty Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on the pre-approved plan), and (g) all substantive correspondence relating to any liability of or non-compliance relating to any Liberty Benefit Plan addressed to or received from the IRS, the Department of Labor, or any other Governmental Entity within the past three years.

4.13.7 Except as stated in Liberty Disclosure Schedule 4.13.7, Liberty has no liability for retiree health, life, or disability insurance or any retiree death benefits under any Liberty Benefit Plan other than any benefits required under COBRA or similar state laws. There has been no communication to employees by Liberty that would reasonably be expected to promise or guarantee retiree health, life, or disability insurance or retiree death benefits.

4.13.8 Except as stated in Liberty Disclosure Schedule 4.13.8 and as contemplated by Section 7.5.2 of this Agreement and Section 9 of Exhibit B, neither execution and delivery of this Agreement nor consummation of the Merger and other transactions under this Agreement will (a) result in a payment (including severance) becoming due to any director or employee of Liberty under a Liberty Benefit Plan, (b) increase benefits otherwise payable under a Liberty Benefit Plan, or (c) result in acceleration of the time of payment or the vesting of any benefit. Except as stated in Liberty Disclosure Schedule 4.13.8, no payment to be made by or from a Liberty Benefit Plan will or could, either alone or together with any other payment, properly be characterized as an excess parachute payment under Section 280G of the Internal Revenue Code of 1986 or will or could, either individually or collectively, properly be considered a payment that is not deductible under Section 162(m) of the Internal Revenue Code.

4.13.9 Liberty Disclosure Schedule 4.13.9 identifies each Liberty Benefit Plan providing for the deferral of compensation and that may be subject to Internal Revenue Code Section 409A (“Liberty Nonqualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each Liberty Nonqualified Deferred Compensation Plan as of December 31, 2021. Each Liberty Nonqualified Deferred Compensation Plan

is maintained in material compliance with and has been managed and administered in accordance with and operated in compliance with Internal Revenue Code Section 409A.

4.13.10 There is not and has not been any trust or fund maintained by or contributed to by Liberty or its employees to fund an employee benefit plan that would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Internal Revenue Code of 1986.

4.13.11 No claim, lawsuit, arbitration, or other action has been asserted or instituted or, to the Knowledge of Liberty, has been threatened or is anticipated against any Liberty Benefit Plan (other than routine claims for benefits and appeals of claims), Liberty, any Liberty Subsidiary, or any director, officer, or employee, or the assets of any trust of a Liberty Benefit Plan.

4.13.12 Liberty Disclosure Schedule 4.13.12 includes a schedule of all termination benefits and related payments payable to the individuals identified thereon under an employment agreement, change in control agreement, severance arrangement or policy, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by Liberty for the benefit of officers, employees, or directors (the “Liberty Benefits Schedule”), assuming their employment or service is terminated without cause as of December 31, 2021 and the Effective Time occurs on that date and based on other assumptions specified in the schedule. No other individuals are entitled to benefits under any plans.

4.13.13 Each Liberty Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 11-148 (“PPACA”), the Healthcare and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (ii) has been in compliance in all material respects with applicable Healthcare Reform Laws since March 23, 2010 and March 30, 2010. No event has occurred in the past five (5) years, and no condition or circumstance exists, that could reasonably be expected to subject Liberty or any Liberty Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code, Sections 6721 or 6722 of the Code (relating to returns required under Section 6055 and/or 6056 of the Code) or any other provision of the Healthcare Reform Laws. Not limiting the foregoing, Liberty and each ERISA Affiliate have offered group health plan coverage to each full-time employee thereof (as defined under the Healthcare Reform Laws), such that neither Liberty nor any ERISA Affiliate would reasonably be expected to have any liability under the Healthcare Reform Laws.

4.14 Brokers, Finders, and Financial Advisors. Except for the retention by Liberty of Raymond James & Associates, Inc. and fees payable by Liberty to Raymond James & Associates, Inc. for its services, neither Liberty or a Liberty Subsidiary nor any of their officers, directors, employees, or agents has employed a broker, finder, or financial advisor regarding the Merger or other transactions under this Agreement or incurred a liability or commitment for fees or commissions to any Person regarding the Merger or other transactions under this Agreement. A true and correct copy of the engagement agreement between Liberty and Raymond James & Associates, Inc., stating fees payable to Raymond James & Associates, Inc. for its services, is attached to Liberty Disclosure Schedule 4.14.

4.15 Environmental Matters. Except as stated in Liberty Disclosure Schedule 4.15:

4.15.1 To the Knowledge of Liberty, Liberty and the Liberty Subsidiaries for the last five years are and have been in material compliance with Environmental Laws,

4.15.2 Neither Liberty nor a Liberty Subsidiary has received written notice in the last five years that there is a material suit, claim, action, demand, executive, or administrative order, directive, request for information, investigation, or proceeding pending and, to the Knowledge of Liberty, no such action is threatened before any court, governmental agency, or other forum against Liberty, or a Liberty Subsidiary, (a) for alleged noncompliance (including by a predecessor) with or liability under an Environmental Law, or (b) relating to the presence of or release into the environment of Materials of Environmental Concern, regardless of whether occurring at or on a site owned, leased, or operated by Liberty or a Liberty Subsidiary,

4.15.3 To the Knowledge of Liberty, the properties currently owned or leased by Liberty or a Liberty Subsidiary (including without limitation soil, groundwater, or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or de minimis in nature and extent,

4.15.4 To the Knowledge of Liberty, there are no underground storage tanks on, in, or under any properties owned or operated by Liberty or a Liberty Subsidiary and no underground storage tanks have been closed or removed from any properties owned or operated by Liberty or a Liberty Subsidiary except in compliance with Environmental Laws,

4.15.5 Liberty and each Liberty Subsidiary have provided copies of Phase I studies or Phase II environmental assessments performed in the last five years for any properties owned or leased by Liberty or a Liberty Subsidiary.

4.16 Loan Portfolio.

4.16.1 The allowance for loan losses in the notes to Liberty’s audited balance sheets at December 31, 2021 and 2020 were, and the allowance for loan losses in the notes to the unaudited financial statements for periods ending after December 31, 2021 were, adequate as of the dates thereof under GAAP.

4.16.2 Liberty Disclosure Schedule 4.16.2 identifies as of the most recently available date (and in no event earlier than December 31, 2021) by account of (a) each borrower, customer, or other party that has notified Liberty or any Liberty Subsidiary during the past twelve months of, or has asserted against Liberty or any Liberty Subsidiary, in each case in writing, any “lender liability” or similar claim, and to the Knowledge of Liberty each borrower, customer, or other party that has given Liberty oral notification of or orally asserted to or against Liberty or any Liberty Subsidiary any such claim, and (b) all loans (1) that are contractually past due 90 days or more in the payment of principal or interest, (2) that are on nonaccrual status, (3) that as of December 31, 2021 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) for which the interest rate has been reduced or the maturity dates has been extended because of concerns regarding the borrower’s ability to pay in accordance with the initial terms, or (5) for which a specific reserve allocation exists, and (c) all other assets classified by Liberty or any Liberty Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3 All loans receivable (including discounts) and accrued interest entered on the books of Liberty or any Liberty Subsidiary arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of business, and the notes or other evidences of indebtedness for the loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts, and accrued interest on the books of Liberty or any Liberty Subsidiary are subject to no defenses, set-offs, or counterclaims (whether under usury or truth-in-lending laws or otherwise), except as may be provided by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity. All loans reflected on the Liberty Financial Statements are owned by Liberty or a Liberty Subsidiary free and clear of liens.

4.16.4 The notes and other evidences of indebtedness evidencing loans described above, and all pledges, mortgages, deeds of trust, and other collateral documents or security instruments relating thereto are valid, true, and genuine and are what they purport to be.

4.17 Related Party Transactions. Except as stated in Liberty Disclosure Schedule 4.17, neither Liberty nor a Liberty Subsidiary is a party to a transaction (including a loan or other credit accommodation but not including any depository relationship with an Affiliate of Liberty or a Liberty Subsidiary. Except as stated in Liberty Disclosure Schedule 4.17, all transactions with Affiliates (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to an Affiliate of Liberty or a Liberty Subsidiary is in default or, during the three-year period before the date of this Agreement, has been in default or has been restructured, modified, or extended. Neither Liberty nor a Liberty Subsidiary has been notified that principal or interest on any such loan or other credit accommodation will not be paid when due or that the loan grade classification of the loan or credit accommodation is inappropriate.

4.18 Deposits. Except as stated in Liberty Disclosure Schedule 4.18, none of the deposits of Liberty Bank as of December 31, 2021 are brokered deposits, as defined in 12 C.F.R. Section  337.6(a)(2).

4.19 Board Approval. The Board of Directors of Liberty has determined that the Merger is in the best interests of Liberty and its shareholders, has approved this Agreement, the Merger, and the other transactions under this Agreement, has resolved to recommend to the holders of Liberty Common Shares approval of this Agreement, and has directed that this Agreement and the Merger be submitted to the holders of Liberty Common Shares for their approval and adoption. The Board of Directors of Liberty has taken all necessary action under antitakeover, control share acquisition, merger moratorium, or similar laws so that, assuming Regulatory Approval and Liberty Shareholder Approval, the Merger and the other transactions under this Agreement may be completed according to the terms of this Agreement and may be completed without having to comply with the provisions of those laws.

4.20 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures, and forward contracts and other similar risk management arrangements, whether entered into for Liberty’s own account, for the account of a Liberty Subsidiary, or for the account of one or more of Liberty’s or a Liberty Subsidiary’s customers, in force and effect as of December 31, 2021, were entered into in compliance with all applicable laws, rules, regulations, and regulatory policies, and to the Knowledge of Liberty, with counterparties believed to be financially responsible at the time, and to the Knowledge of Liberty and each Liberty Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Liberty or the Liberty Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Liberty or a Liberty Subsidiary nor any other party is in breach of its obligations under the agreement or arrangement.

4.21 Fairness Opinion. The Board of Directors of Liberty has received the opinion of Raymond James & Associates, Inc. to the effect that, subject to the terms, conditions, assumptions, and qualifications therein, as of the date of the opinion the Merger Consideration to be received by the Liberty shareholders in the Merger is fair to Liberty shareholders from a financial point of view. The opinion has not been amended or rescinded as of the date of this Agreement.

4.22 Intellectual Property.

4.22.1 Each of Liberty and its Subsidiaries, to Liberty’s Knowledge (a) owns (beneficially and of record, where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned

Intellectual Property, and (b) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To Liberty’s Knowledge, the Owned Intellectual Property is subsisting, valid and enforceable. To Liberty’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Liberty and each of its Subsidiaries as presently conducted. To Liberty’s Knowledge, each of Liberty and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

4.22.2 To Liberty’s Knowledge, the operation by Liberty and each of its Subsidiaries of their respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2021, no Person has asserted in writing that Liberty or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Liberty’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Liberty’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

4.22.3 Liberty and each of its Subsidiaries has taken reasonable measures to protect (a) their rights in their respective Owned Intellectual Property and (b) the confidentiality of all Trade Secrets that are owned, used or held by Liberty or any of its Subsidiaries, and to Liberty’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Liberty’s Knowledge, no Person has gained unauthorized access to Liberty’s or its Subsidiaries’ IT Assets.

4.22.4 Liberty’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Liberty and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Liberty’s Knowledge, Liberty and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Liberty’s Knowledge, Liberty and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

4.22.5 For purposes of this Agreement:

(a) “Intellectual Property” means any and all: (1) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (2) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (3) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (4) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) other intellectual property rights.

(b) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(c) “Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Liberty or Middlefield, as the case may be, and each of its respective Subsidiaries as presently conducted.

(d) “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Liberty or Middlefield, as the case may be, or any of their respective Subsidiaries.

4.23 Duties as Fiduciary. Except as stated in Liberty Disclosure Schedule 4.23, neither Liberty nor any Liberty Subsidiary performs any duties in any line of business requiring it to act in a fiduciary capacity to any other Person. For purposes of this Section 4.23, the term fiduciary capacity means (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act or (b) possessing investment discretion on behalf of another, and the term fiduciary capacity excludes Liberty’s capacity concerning individual retirement accounts or the Liberty Benefit Plans.

4.24 Employees; Labor Matters.

4.24.1 There are no labor or collective bargaining agreements to which Liberty or a Liberty Subsidiary is a party. To the Knowledge of Liberty, there is no union organizing effort pending or threatened against Liberty or a Liberty Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances not related to union employees), work slowdown, stoppage, or lockout pending or, to the Knowledge of Liberty, threatened against Liberty or a Liberty Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Liberty, threatened against Liberty or a Liberty Subsidiary (other than routine employee grievances not related to union employees). To Liberty’s Knowledge, Liberty and each Liberty Subsidiary is in compliance with all applicable laws governing employment and employment practices, terms and conditions of employment, and wages and hours. Neither Liberty nor a Liberty Subsidiary is engaged in unfair labor practices. Neither Liberty nor a Liberty Subsidiary is a party to or bound by an agreement for leasing employees.

4.24.3 To Liberty’s Knowledge, all Persons who have been treated as independent contractors by Liberty for Tax purposes satisfy the criteria to be so treated under all applicable federal, state, and local Tax laws, rules, and regulations.

4.25 The Liberty Bancshares Employee Stock Ownership Plan.

4.25.1 The trustee (“Trustee”) of the Liberty Bancshares, Inc. Employee Stock Ownership Plan as amended and restated effective as of January 1, 2016 (the “ESOP”) is (a) the duly appointed trustee of the ESOP, with the power and authority to act on behalf of the ESOP, (b) a fiduciary of the ESOP as described in Section 3(21) of ERISA, and (c) vested with the authority to act on behalf of the ESOP to the extent specified in the ESOP’s plan and trust documents.

4.25.2 The ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code, with a cash or deferred feature under Section 401(k) of the Code. The ESOP is a borrower under only one loan (the “ESOP Loan”). Liberty’s Disclosure Schedule 4.25.2 identifies (i) the ESOP Loan under which the ESOP is a borrower, (ii) the lender and guarantor (if any) of the ESOP Loan, and (iii) the securities of Liberty that were acquired with the ESOP Loan or acquired with any loan subsequently refinanced by the ESOP Loan (the “Employer Securities”). The ESOP Loan meets the requirements of Section 4975(d)(3) of the Code. The Employer Securities are pledged as collateral for the ESOP Loan, except to the extent they have been released from such pledge and allocated to the accounts of participants in the ESOP in accordance with the requirements of Treasury Regulations Sections 54.4975-7 and 54.4975-11. As of five (5) days before the Closing, the ESOP will have been terminated by Liberty and Liberty will have submitted an application to the IRS for a determination letter on the termination of the ESOP; and except as set forth on Schedule 4.25.2, neither the ESOP nor Liberty is subject to any claims in respect of the ESOP, except for payment of benefits and expenses payable in the sale of Liberty Common Shares held by the ESOP (the “ESOP Shares”) and the ordinary course of the administration and winding up of the ESOP.

4.25.3 The ESOP Shares at all times constituted “employer securities,” as defined in Code Sec. 409(l), and “qualifying employer securities”, as defined in Section 407(d)(5) of ERISA. Each purchase and sale of ESOP Shares to or from the ESOP were in compliance with applicable provisions of the Code and ERISA, including Section 401(a)(28)(C) of the Code and Section 3(18) of ERISA and based upon a valuation by the ESOP Independent Appraiser determined by the ESOP Trustee to be current. Neither the ESOP nor any Fiduciary of the ESOP has engaged at any time in a non-exempt prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the ESOP.

4.25.4 The ESOP complies and has always complied in all respects with Sections 401(a) and 4975 of the Code, and neither Liberty nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code. The ESOP Trustee has been duly appointed by Liberty to serve as Trustee of the ESOP. To the Knowledge of Liberty, no ESOP fiduciary has any liability for breach of fiduciary duty or any failure to act in connection with the administration or investment of the ESOP assets.

4.25.5 There are no pending elections by any participant in the ESOP to receive distributions from the ESOP in the form of securities of Liberty.

4.26 Internal Controls.

4.26.1 The records, systems, controls, data, and information of Liberty and Liberty Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Liberty or Liberty Subsidiaries or accountants (including all means of access), except for any non-exclusive ownership and non-direct control by a third-party provider that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls.

4.26.2 Based on its most recent evaluation before the date of this Agreement, Liberty has disclosed to its auditors and the audit committee of the Board of Directors any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting known to Liberty, and any fraud, regardless of whether material, involving management or employees who have a significant role in internal controls over financial reporting, known to Liberty.

4.26.3 Since December 31, 2021 neither Liberty or any Liberty Subsidiary nor, to Liberty’s Knowledge, any director, officer, employee, auditor, accountant, or representative of Liberty or a Liberty Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods (whether concerning loan loss reserves, write-downs, charge-offs, accruals, or otherwise) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices. Since December 31, 2021 no attorney representing Liberty or a Liberty Subsidiary, regardless of whether employed by Liberty or a Liberty Subsidiary, has reported to Liberty, its auditors, its audit committee, or its Board of Directors evidence of a material violation of securities laws, breach of fiduciary duty, or similar violation by Liberty, a Liberty Subsidiary, or any of their officers, directors, employees, or agents to Liberty’s Board of Directors or any committee thereof or to any of its directors or officers.

4.27 Bank Owned Life Insurance. Each director, officer, or other employee on whose life Liberty or a Liberty Subsidiary maintains insurance is identified in Liberty Disclosure Schedule 4.27, and a copy of each life insurance policy has been provided to Middlefield. Each current or former director, officer, or other employee with whom Liberty or a Liberty Subsidiary has a split-dollar life insurance agreement is identified in Liberty Disclosure Schedule 4.27, and a copy of each life insurance policy has been provided to Middlefield.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MIDDLEFIELD

The representations and warranties in this Article V are subject to and are qualified by the Middlefield Disclosure Schedule delivered by Middlefield to Liberty on the date of this Agreement. Except for the representations and warranties in Section 5.2 regarding capitalization, which are true and correct in all respects, no representation or warranty in this Article V will be deemed untrue or incorrect and Middlefield will not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance, or event unless the fact, circumstance, or event, individually or taken together with all other facts, circumstances, or events, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (a) any qualification or exception for or reference to materiality in the representation or warranty and (b) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in the representation or warranty.

5.1 Organization.

5.1.1 Middlefield is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Merger Sub is a limited liability company duly organized and in good standing under the laws of the State of Ohio. Middlefield has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Middlefield is duly registered as a bank holding company under the BHC Act.

5.1.2 Middlefield Bank is a state banking corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Middlefield Bank (i) has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Middlefield, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

5.2. Capitalization.

5.2.1 The authorized capital stock of Middlefield consists exclusively of 10,000,000 shares of Middlefield Common Stock. As of the date of this Agreement there are (1) 7,347,526 shares of Middlefield Common Stock validly issued and outstanding, all of which are fully paid and non-assessable, and (2) 1,505,046 shares of Middlefield Common Stock held by Middlefield in treasury. Middlefield does not own of record or beneficially any shares of Middlefield common stock other than shares held as treasury stock or in a fiduciary capacity. Neither Middlefield nor any Middlefield Subsidiary has or is bound by any rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Middlefield or any other security of Middlefield or any Middlefield Subsidiary or any securities representing the right to vote, purchase, or otherwise receive any capital stock of Middlefield or any Middlefield Subsidiary or any other security of Middlefield or any Middlefield Subsidiary, other than shares of Middlefield Common Stock underlying restricted stock awards granted under benefit plans maintained by Middlefield. All shares of Middlefield common stock issuable by option exercise are or will when issued be duly authorized, validly issued, fully paid, and non-assessable, when issued upon the terms and conditions specified in the agreements under which they are issuable.

5.2.2 Middlefield owns all of the equity interests of each Middlefield Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements, and restrictions of any kind or nature. Except for the Middlefield Subsidiaries and except as stated in Middlefield Disclosure Schedule 5.2.2, Middlefield does not possess directly or indirectly any equity interest in any corporate or other legal entity, other than equity interests held in the investment portfolio of Middlefield or a Middlefield Subsidiary (which in no case exceeds five percent of an issuer’s outstanding equity securities) and equity interests held as a result of the lending activities of Middlefield Bank, including stock in the FHLB.

5.2.3 Except as disclosed in Middlefield Disclosure Schedule 5.2.3, to Middlefield’s Knowledge no Person is the beneficial owner (as defined in Section 13(d) of the Securities Exchange Act of 1934) as of the date of this Agreement of five percent or more of the outstanding shares of Middlefield Common Stock.

5.2.4 No bonds, debentures, notes, or other indebtedness having the right to vote (either absolute or contingent on certain events) on any matters on which Middlefield’s shareholders may vote have been issued by Middlefield and are outstanding.

5.3 Authority; No Violation.

5.3.1 Middlefield has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of Regulatory Approvals and approval of this Agreement, the Merger and the transactions contemplated herein by shareholders of Middlefield (“Middlefield Stockholder Approval”), to perform its obligations hereunder and to consummate the Merger and other transactions under this Agreement. Execution and delivery of this Agreement by Middlefield and completion by Middlefield of the Merger and other transactions under this Agreement have been duly and validly approved by the Board of Directors of Middlefield. This Agreement, when executed by Merger Sub, shall have been approved by the Board of Directors of Merger Sub and by Middlefield, as the sole member of Merger Sub. Subject to Liberty Shareholder Approval and Middlefield Stockholder Approval and receipt of Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by Liberty, this Agreement has been duly and validly executed and delivered by Middlefield and constitutes the valid and binding obligation of Middlefield and Merger Sub, enforceable against Middlefield and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally, and regarding enforceability subject also to general principles of equity.

5.3.2 Neither execution and delivery of this Agreement by Middlefield and Merger Sub nor consummation of the Merger and other transactions under this Agreement, nor compliance by Middlefield with the terms and provisions of this Agreement will (a) conflict with or result in a breach of any provision of the articles of incorporation or articles of organization of Merger Sub, as applicable, and code of regulations of Middlefield, (b) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to Middlefield or any Middlefield Subsidiary or any of their respective properties or assets, or (c) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, result in termination or amendment of, accelerate performance required by, or result in a right of termination or acceleration or creation of a lien, security interest, charge, or other encumbrance upon any of the properties or assets of Middlefield or any Middlefield Subsidiary under the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other investment or obligation to which Middlefield or any Middlefield Subsidiary is a party or by which they or any of their respective properties or assets is bound.

5.4 Consents. Except for (a) receipt of Regulatory Approvals and compliance with conditions contained therein, (b) compliance with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and state securities or blue sky laws, (c) filing of the certificates of merger with the Ohio Division of Financial Institutions and Ohio Secretary of State in connection with the Merger and the Bank Merger, (d) filing of the Registration Statement with the SEC and having the SEC declare the Registration Statement effective, (e) receipt of Liberty Shareholder Approval, (f) receipt of Middlefield Stockholder Approval, no consents, waivers, or approvals of or filings or registrations with a Governmental Entity or Bank Regulator are necessary, and (g) such filing and approval of listing of Middlefield Common Stock on the Nasdaq and to the Knowledge of Middlefield no consents, waivers, or approvals of or filings or registrations with other third parties are necessary for execution and delivery of this Agreement by Middlefield or for completion by Middlefield of the Merger and performance by Middlefield of its obligations under this Agreement. Middlefield has no reason to believe that Regulatory Approvals or other required consents or approvals will not be received or will include conditions (financial or otherwise) or requirements that could reasonably be expected by Middlefield to result in a Material Adverse Effect on Middlefield, taken as a whole or on Liberty, or that a public body or authority having jurisdiction over the affairs of Middlefield or any Middlefield Subsidiary, the consent or approval of which is not required or under the rules of which a filing is not required, will object to the Merger or completion of the other transactions under this Agreement.

5.5 Financial Statements.

5.5.1 The Middlefield Regulatory Reports filed with the FDIC and FRB were prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by the reports.

5.5.2 Middlefield made available to Liberty the Middlefield Financial Statements for the periods through December 31, 2021. The Middlefield Financial Statements fairly present in each case in all material respects (subject in the case of unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations, and cash flows of Middlefield and the Middlefield Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as stated in the notes thereto, or in the case of unaudited statements as permitted by GAAP.

5.5.3 At the date of the most recent consolidated statement of financial condition included in the Middlefield Financial Statements or Middlefield Regulatory Reports, Middlefield did not have any liabilities, obligations, or loss contingencies of any nature (whether absolute, accrued, contingent, or otherwise) of a type required to be presented in the Middlefield Financial Statements or footnotes that are not fully presented or reserved against therein or fully disclosed in a footnote, except for liabilities, obligations, and loss contingencies that are not material individually or in the aggregate or that were incurred in the ordinary course of business consistent with past practice, and subject in the case of any unaudited statements to normal, recurring audit adjustments and absence of footnotes.

5.6 Taxes.

5.6.1 Middlefield and the Middlefield Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986. On behalf of itself and Middlefield Subsidiaries, Middlefield has timely filed or caused to be filed all Tax Returns (including but not limited to those filed on a consolidated, combined, or unitary basis) required to be filed by Middlefield and the Middlefield Subsidiaries before the date of this Agreement, or requests for extensions to file the returns and reports have been timely filed. All of Middlefield’s Tax Returns are true, correct, and complete in all material respects. Middlefield and the Middlefield Subsidiaries have timely paid or before the Effective Time will pay all Taxes, whether or not shown on returns or reports, due or claimed to be due to any Governmental Entity, other than Taxes being contested in good faith. Middlefield and the Middlefield Subsidiaries have declared on their Tax Returns all positions taken that could result in substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Internal Revenue Code (or any corresponding provision of state or local laws). As of the most recent Middlefield Financial Statements, accrued but unpaid Taxes of Middlefield and the Middlefield Subsidiaries did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established for timing differences between book and Tax income) included in the most recent balance sheet (rather than in any notes thereto). Middlefield and the Middlefield Subsidiaries are subject to Tax audits in the ordinary course of business. Middlefield’s management does not believe that an adverse resolution of Tax audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Middlefield and the Middlefield Subsidiaries have not been notified in writing by any jurisdiction that Middlefield or any Middlefield

Subsidiary is required to file in the jurisdiction a Tax Return that has not been filed. Neither Middlefield nor any Middlefield Subsidiary is a member of a group with which they have filed or been included in a combined, consolidated, or unitary income Tax Return other than a group the common parent of which is Middlefield or has any liability for Taxes of any Person other than Middlefield or a Middlefield Subsidiary under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date of this Agreement, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against Middlefield or a Middlefield Subsidiary for an alleged deficiency in a Tax due, and neither Middlefield nor a Middlefield Subsidiary has been notified in writing of any proposed Tax claims or assessments against Middlefield or a Middlefield Subsidiary. Middlefield and the Middlefield Subsidiaries have duly and timely withheld, collected, and paid to the appropriate taxing authority all amounts required to be withheld and paid under applicable laws and have duly and timely filed all Tax Returns for withheld Taxes within the time prescribed under any applicable law. Middlefield has delivered to Liberty true and complete copies of all Tax Returns of Middlefield and the Middlefield Subsidiaries for taxable periods ending on or after December 31, 2020. Neither Middlefield nor a Middlefield Subsidiary is or has been a party to a reportable transaction, as defined in Section 6707A(c)(1) of the Internal Revenue Code of 1986 and Treas. Reg. 1.6011-4(b). Neither Middlefield nor a Middlefield Subsidiary has distributed stock of another Person or had stock distributed by another Person in a transaction purportedly or intended to be governed in whole or in part by Sections 355 or 361 of the Internal Revenue Code. Neither Middlefield nor a Middlefield Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii).

5.6.2 Neither Middlefield nor any of the Middlefield Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

5.7 Absence of Changes. Since December 31, 2021, no event has occurred and no circumstance has arisen that has had or reasonably would be expected to have a Material Adverse Effect on Middlefield or any Middlefield Subsidiary.

5.8 Ownership of Property; Insurance Coverage.

5.8.1 Each of Middlefield and a Middlefield Subsidiary has good and, regarding real property, marketable title to all assets and properties used by Middlefield or the Middlefield Subsidiary in the conduct of businesses, whether the assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated balance sheet in the Middlefield Financial Statements or acquired thereafter (excepting assets and properties disposed of in the ordinary course of business since the date of the balance sheet), subject to no encumbrances, liens, mortgages, security interests, or pledges, except (a) items securing liabilities for public or statutory obligations or any discount with, borrowing from, or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements, or any transaction by Middlefield or a Middlefield Subsidiary acting in a fiduciary capacity, and (b) statutory liens for amounts not yet delinquent or being contested in good faith.

Middlefield and the Middlefield Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Middlefield and the Middlefield Subsidiaries in the conduct of business to occupy or use properties as presently occupied and used by each of them. Existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments for the leases and lease commitments are as disclosed in all material respects in the notes to the Middlefield Financial Statements.

5.8.2 For all material agreements under which Middlefield or a Middlefield Subsidiary has purchased securities subject to an agreement to resell, if any, Middlefield or the Middlefield Subsidiary has a lien or security interest (which to Middlefield’s Knowledge is a valid and perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.8.3 Middlefield and each Middlefield Subsidiary currently maintain (and has continuously maintained during the past six years) insurance considered by each of them to be reasonable for their respective operations. Neither Middlefield nor a Middlefield Subsidiary has received notice from an insurance carrier that insurance will be canceled, coverage reduced or eliminated, or premium costs increased. Except as stated in Middlefield Disclosure Schedule 5.8.3, there are no claims pending under policies of insurance and no notices of claim have been given by Middlefield or any Middlefield Subsidiary under the policies. All insurance is valid and enforceable and in full force and effect (other than insurance expiring in accordance with its terms), and within the last three years Middlefield and each Middlefield Subsidiary has received each type of insurance coverage for which it applied and was not denied indemnification for any claims submitted under an insurance policy. Middlefield Disclosure Schedule 5.8.3 identifies all policies of insurance maintained by Middlefield and each Middlefield Subsidiary, including the name of the insurer, policy number, type of policy, and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.8.3. Middlefield has made available to Liberty a copy of all policies identified in Middlefield Disclosure Schedule 5.8.3.

5.9 Legal Proceedings. Except as disclosed in Middlefield Disclosure Schedule 5.9, neither Middlefield nor a Middlefield Subsidiary is a party to any, and there are no pending or, to the Knowledge of Middlefield, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against Middlefield or a Middlefield Subsidiary, (b) to which Middlefield or a Middlefield Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the Merger or other transactions under this Agreement, or (d) that reasonably could be expected to adversely affect the ability of Middlefield or Middlefield Bank to perform its obligations under this Agreement.

5.10 Compliance with Applicable Law. Except as disclosed in Middlefield Disclosure Schedule 5.10:

5.10.1 To Middlefield’s Knowledge, each of Middlefield and a Middlefield Subsidiary complies in all material respects with federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business, and its relationship with employees, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Middlefield nor a Middlefield Subsidiary has received written notice to the contrary.

5.10.2 Middlefield and each Middlefield Subsidiary have all necessary permits, licenses, authorizations, orders, and approvals of and has made all necessary filings, applications, and registrations with Governmental Entities and Bank Regulators to permit it to own or lease its properties and conduct its business as currently conducted. All necessary permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to the Knowledge of Middlefield, no suspension or cancellation of a permit, license, certificate, order, or approval is threatened or will result from the consummation of the Merger or other transactions under this Agreement, subject to obtaining Regulatory Approvals.

5.10.3 Since January 1, 2019 neither Middlefield nor a Middlefield Subsidiary has received written notification or any other communication from a Bank Regulator (a) asserting that Middlefield or a Middlefield Subsidiary is not in material compliance with a statute, regulation, or ordinance the Bank Regulator enforces, (b) threatening to revoke a license, franchise, permit, or governmental authorization, (c) requiring or threatening to require Middlefield or a Middlefield Subsidiary, or stating that Middlefield or a Middlefield Subsidiary is required, to enter into a cease-and-desist order, agreement, or memorandum of understanding, or any other arrangement with a federal or state governmental agency or authority charged with supervision or regulation of banks or bank holding companies, or restricting or limiting or purporting to restrict or limit the operations of Middlefield or a Middlefield Subsidiary, including without limitation a restriction on the payment of dividends, or (d) directing, restricting, or limiting or purporting to direct, restrict, or limit the operations of Middlefield or a Middlefield Subsidiary. Subject to adherence to regulatory confidentiality obligations, neither Middlefield nor a Middlefield Subsidiary has consented to or entered into a Regulatory Agreement that is currently in effect. The most recent Performance Evaluation given to Middlefield Bank under the Community Reinvestment Act of 1977 is Satisfactory or better.

5.11 Brokers, Finders, and Financial Advisors. Except for retention by Middlefield of Keefe Bruyette & Woods and fees payable by Middlefield to Keefe Bruyette & Woods, neither Middlefield nor a Middlefield Subsidiary nor any of their respective officers, directors, employees, or agents has employed a broker, finder, or financial advisor regarding the Merger or the other transactions under this Agreement.

5.12 Loan Portfolio.

5.12.1 The allowances for loan losses in the notes to Middlefield’s audited consolidated statements of financial condition at December 31, 2021 and 2020 were, and the allowance for loan losses in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2021 were adequate as of the dates thereof under GAAP.

5.12.2 Middlefield Disclosure Schedule 5.12.2 identifies as of the most recently available date (and in no event earlier than March 31, 2022) by account of (a) each borrower, customer or other party that has notified Middlefield or Middlefield Bank during the past twelve months of, or has asserted against Middlefield or Middlefield Bank, in each case in writing, any “lender liability” or similar claim, and to the Knowledge of Middlefield each borrower, customer, or other party that has given Middlefield or Middlefield Bank oral notification of or orally asserted to or against Middlefield or Middlefield Bank any such claim, and (b) all loans (1) that are contractually past due 90 days or more in the payment of principal or interest, (2) that are on nonaccrual status, (3) that as of March 31, 2022 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) for which the interest rate has been reduced or the maturity date has been extended because of concerns regarding the borrower’s ability to pay in accordance with the initial terms, or (5) for which a specific reserve allocation exists, and (c) all other assets classified by Middlefield or Middlefield Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.12.3 All loans receivable (including discounts) and accrued interest entered on the books of Middlefield and Middlefield Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Middlefield’s and Middlefield Bank’s business, and the notes or other evidences of indebtedness for the loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts, and the accrued interest on the books of Middlefield and Middlefield Bank are subject to no defenses, set-offs, or counterclaims (whether under usury or truth-in-lending laws or otherwise), except as may be provided by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity. All loans are owned by Middlefield or Middlefield Bank free and clear of liens.

5.12.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust, and other collateral documents or security instruments relating thereto are valid, true, and genuine and are what they purport to be.

5.13 Intellectual Property.

5.13.1 Each of Middlefield and its Subsidiaries, to Middlefield’s Knowledge (a) owns (beneficially and of record, where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (b) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To Middlefield’s Knowledge, the Owned Intellectual Property is subsisting, valid and enforceable. To Middlefield’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Middlefield and each of its Subsidiaries as presently conducted. To Middlefield’s Knowledge, each of Middlefield and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

5.13.2 To Middlefield’s Knowledge, the operation by Middlefield and each of its Subsidiaries of their respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2021, no Person has asserted in writing that Middlefield or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Middlefield’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Middlefield’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

5.13.3 Middlefield and each of its Subsidiaries has taken reasonable measures to protect (a) their rights in their respective Owned Intellectual Property and (b) the confidentiality of all Trade Secrets that are owned, used or held by Middlefield or any of its Subsidiaries, and to Middlefield’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Middlefield’s Knowledge, no Person has gained unauthorized access to Middlefield’s or its Subsidiaries’ IT Assets.

5.13.4 Middlefield’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Middlefield and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Middlefield’s Knowledge, Middlefield and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Middlefield’s Knowledge, Middlefield and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

5.14 Internal Controls.

5.14.1 The records, systems, controls, data and information of Middlefield and Middlefield Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Middlefield or the Middlefield Subsidiaries or accountants (including all means of access), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Middlefield and the Middlefield Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Middlefield has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934) to ensure that material information relating to it and the Middlefield Subsidiaries is made known to management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Securities Exchange Act of 1934 and Sections 302 and 906 of the Sarbanes-Oxley Act.

5.14.2 Based on its most recent evaluation before the date of this Agreement, Middlefield has previously disclosed to its auditors and the audit committee of the Board of Directors any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and any fraud, regardless of whether material, involving management or employees who have a significant role in internal controls over financial reporting.

5.14.3 Since December 31, 2021, neither Middlefield or any Middlefield Subsidiary nor, to Middlefield’s Knowledge, any director, officer, employee, auditor, accountant or representative of Middlefield or a Middlefield Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (whether concerning loan loss reserves, write-downs, charge-offs, accruals, or otherwise) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices. Since December 31, 2021 no attorney representing Middlefield or a Middlefield Subsidiary, regardless of whether employed by Middlefield or a Middlefield Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty, or similar violation by Middlefield, a Middlefield Subsidiary, or any of their officers, directors, employees, or agents to Middlefield’s Board of Directors or any committee thereof or to any of its directors or officers.

5.15 Merger Consideration. When issued in accordance with the terms of this Agreement, the shares of Middlefield common stock to be issued in the Merger will be duly authorized, validly issued, fully paid, non-assessable, and not subject to preemptive rights.

5.16. Fairness Opinion. The Board of Directors of Middlefield has received the opinion of Keefe, Bruyette & Woods (“Keefe Bruyette & Woods”) to the effect that, subject to the terms, conditions, assumptions and qualifications therein, as of the date of the opinion the Exchange Ratio in the Merger is fair from a financial point of view to Middlefield. The opinion has not been rescinded as of the date of this Agreement.

5.17 Middlefield Employee Benefit Plans.

5.17.1 Except as stated in Middlefield Disclosure Schedule 5.17.1, (a) all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, restricted stock unit, severance pay, retention, vacation, bonus, or other incentive plans, all employment, change in control, consulting, severance, and retention agreements, all other written employee programs, arrangements, or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance, or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Middlefield, a Middlefield Subsidiary, or an ERISA Affiliate for the benefit of employees, former employees, retirees (or dependents, including spouses, of the foregoing), directors, independent contractors, or other service providers to Middlefield and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Middlefield are eligible to participate (collectively, “Middlefield Benefit Plans”) are in material compliance with (and have been managed and administered in accordance with) the applicable terms of ERISA, the Internal Revenue Code of 1986, and any other applicable laws, and (b) each Middlefield Benefit Plan governed by ERISA and intended to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code (1) has received a favorable determination letter from the IRS (and Middlefield is not aware of any circumstances likely to result in revocation of a favorable determination letter) or timely application has been made therefor, (2) is maintained under a prototype plan approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor, or (3) is maintained under a volume submitter plan approved by the IRS and is entitled to rely upon the IRS National Office advisory letter issued to the volume submitter sponsor. To the Knowledge of Middlefield, there exists no fact that would adversely affect qualification of any of the Middlefield

Benefit Plans intended to be qualified under Section 401(a) of the Internal Revenue Code, or any threatened or pending claim against any of the Middlefield Benefit Plans or their fiduciaries by any participant, beneficiary, or Governmental Entity (other than routine claims for benefits). Neither Middlefield nor a Middlefield Subsidiary has engaged in a transaction or omitted to take any action regarding a Middlefield Benefit Plan that would reasonably be expected to subject Middlefield or a Middlefield Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Internal Revenue Code or Sections 409 or 502 of ERISA.

5.17.2 No Middlefield Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Middlefield or an ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Internal Revenue Code of 1986. Except as stated in Middlefield Disclosure Schedule 5.17.3, neither Middlefield nor an ERISA Affiliate has ever maintained or contributed to a Middlefield Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Internal Revenue Code, or Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA) and neither Middlefield, an ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty under Section 409 or 502 of ERISA or a tax imposed under Chapter 43 of the Internal Revenue Code.

5.17.3 Except as stated in Middlefield Disclosure Schedule 5.17.4, all material contributions required to be made under the terms of a Middlefield Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Middlefield’s consolidated financial statements to the extent required by GAAP and Section 412 of the Internal Revenue Code of 1986. Middlefield and each Middlefield Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Middlefield Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.17.4 Middlefield has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Internal Revenue Code of 1986 (the “COBRA”), and the regulations thereunder. All reports, statements, returns, and other information required to be furnished or filed regarding Middlefield Benefit Plans have been timely furnished, filed, or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Internal Revenue Code, and they are true, correct, and complete. To Middlefield’s Knowledge, records regarding Middlefield Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Middlefield’s Knowledge, neither Middlefield nor any other fiduciary (as that term is defined in ERISA Section 3(21)) for a Middlefield Benefit Plan has liability for a breach of fiduciary duties under Sections 404, 405 or 409 of ERISA. No Middlefield Benefit Plan fails to satisfy applicable requirements of Section 105(h)(2) of the Internal Revenue Code (determined without regard to whether the Middlefield Benefit Plan is self-insured).

5.17.5 No claim, lawsuit, arbitration, or other action has been asserted or instituted or, to the Knowledge of Middlefield, has been threatened or is anticipated against any Middlefield Benefit Plan (other than routine claims for benefits and appeals of claims), Middlefield, any Middlefield Subsidiary, or any director, officer, or employee, or the assets of any trust of a Middlefield Benefit Plan.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Businesses Prior to the Effective Time

6.1.1 During the period from the date of this Agreement to the Effective Time, (a) each of Liberty and Middlefield shall, and shall cause each of their respective Subsidiaries to, subject to the effects of compliance with this Agreement and the transactions contemplated hereby, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Liberty and Middlefield shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Liberty or Middlefield to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

6.1.2 Liberty will maintain Tier 1 Capital (as defined herein) of at least $55,621,000, based on Liberty’s Tier 1 Capital at March 31, 2022. For this purpose, Tier 1 Capital means the sum of common equity Tier 1 Capital and additional Tier 1 Capital, as defined in FRB rules at 12 C.F.R. 217.20. It is understood and agreed that calculations made under this Section 6.1.2 shall be exclusive of the following expenses (the “Permitted Expenses”): (A) expenses incurred in connection with the transactions contemplated by and compliance with this Agreement, including but not limited to (i) expenses incurred investigating, negotiating, documenting, effecting, and consummating the transactions under this Agreement generally, (ii) Liberty’s information systems deconversion costs, (iii) any contract termination costs, (iv) costs relating to all change in control payments contemplated by Section 7.5.2, as subject to adjustment for compliance with Section 280G safe harbor amounts for each Liberty contract recipient, or termination of agreements and plans contemplated by Section 7.5.6, (v) investment banking and fairness opinion fees with respect to the transaction, (vi) accounting fees, proxy solicitation fees, third party loan review fees, and legal fees including tax-related legal fees incurred in connection with the transaction, and (B) the effects of (i) changes after the date of this Agreement in laws, rules, or regulations affecting banks or their holding companies generally, or interpretations thereof by courts or governmental agencies, (ii) changes after the date hereof in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof, (iii) changes in regulatory accounting requirements, in any case applicable to financial institutions or their holding companies generally and not specifically relating to Liberty or any Liberty Subsidiary, or (iv) any legal action asserted or other actions initiated by any holder of Liberty Common Shares, Liberty Non-Voting Common Shares, or Liberty Preferred Shares, or any holder of shares of Middlefield Common Stock, arising out of or related to this Agreement. Liberty Disclosure Schedule 6.1.2 sets forth Liberty’s estimate as of the date hereof of total Permitted Expenses (the “Target Permitted Expenses”).

6.1.3 Liberty will use commercially reasonable efforts to obtain the consent, if required, of lessors or other contract parties for any lease or contract identified in Liberty Disclosure Schedule 4.8.2. Liberty will promptly inform Middlefield of any lessor or other contract party’s consent or refusal to consent, if required.

6.2 Liberty Forbearances. Except as specifically permitted or required by this Agreement, including but not limited to Section 6.1.1(a)(i), or as consented to in advance by Middlefield in writing, which consent may not be unreasonably withheld, conditioned or delayed, from the date of this Agreement to the Effective Time Liberty will not:

(a) take any action that would or is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986,

(b) change or waive any provision of its articles of incorporation or code of regulations, except as required by law

(c) issue any Liberty Common Shares, issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into Liberty Common Shares, split, combine, or reclassify any shares of capital stock, declare, set aside, or pay any dividend or other distribution on its capital stock, or redeem or otherwise acquire any shares of capital stock, except that Liberty may issue shares upon exercise of restricted stock unit awards identified in Liberty Disclosure Schedule 4.2.1 and Liberty may continue to declare and pay regular cash dividends in amounts and with payment and record dates consistent with past practice (provided that declaration and payment of the final Liberty dividend before the Effective Time is coordinated with Middlefield so that holders of Liberty Common Shares do not receive dividends on both Liberty Common Shares and Middlefield Common Stock for the same period).

(d) enter into, amend in any material respect, or terminate a material contract or agreement, including without limitation a litigation settlement agreement, except as provided by this Agreement; for this purpose, a material contract or agreement is one having a value exceeding or providing for payments exceeding $50,000 over the life of the contract or agreement,

(e) apply to open a branch or automated teller facility or give notice of the intent to close a branch or automated teller facility,

(f) increase salary or wages, grant or agree to pay a bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew, or amend an employment agreement, severance agreement, or supplemental executive agreement with, or increase the compensation or fringe benefits of, any director, officer, employee, or consultant except (1) as may be required by commitments existing on the date of this Agreement and disclosed in Liberty Disclosure Schedules 4.8.1 and 4.13.1 or as required by this Agreement, (2) bonuses, incentive payments, and salary adjustments in the ordinary course of business consistent with past practice, or (3) as provided by this Agreement. Liberty will not hire or promote an employee to a rank having a title of vice president or other more senior rank or hire a new employee at an annual rate of compensation exceeding $155,000, but Liberty may hire at-will non-officer employees at an annual compensation rate not exceeding $75,000 to fill vacancies arising in the ordinary course of business. However, Liberty may not hire a new employee without first seeking to fill the position with a qualified internal candidate,

(g) except as required by law, by the plan or agreement, or by the terms of this Agreement, enter into or modify a pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance, or other employee benefit, incentive, or welfare contract, plan, or arrangement, or any trust agreement related thereto for any director, officer, or employee, or make a contribution to a defined contribution or defined benefit plan not in the ordinary course of business or not consistent with past practice,

(h) merge or consolidate Liberty with a Person, sell or lease all or a substantial portion of the assets or business of Liberty, make an acquisition of all or a substantial portion of the business or assets of a Person other than in foreclosure, settlement in lieu of foreclosure, troubled loan or debt restructuring, or collection of a loan or credit arrangement between Liberty and a Person, enter into a purchase and assumption transaction for deposits and liabilities, incur deposit liabilities other than liabilities incurred in the ordinary course of business consistent with past practice and consistent with prevailing competitive rates, permit the revocation or surrender by Liberty Bank of its certificate of authority to maintain, or file an application for the relocation of, a branch office,

(i) except for transactions with the FHLB, subject an asset of Liberty to a lien, pledge, security interest, or other encumbrance (excepting deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, transactions in “federal funds,” and satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice, or incur indebtedness for borrowed money or guarantee indebtedness, except in the ordinary course of business consistent with past practice;

(j) change its method, practice, or principle of accounting, except as may be required from time to time by GAAP (without optional early adoption) or regulatory accounting principles or by any Bank Regulator responsible for regulating Liberty,

(k) waive, release, grant, or transfer any rights of value or modify or change existing indebtedness to which Liberty is a party other than in the ordinary course of business consistent with past practice,

(l) purchase any securities for inclusion in its investment securities portfolio except securities rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service and having a duration of three years or less,

(m) except for unexpired commitments issued before the date of this Agreement (other than unused portions of lines of credit) and disclosed in Liberty Disclosure Schedule 6.2(m) and except for the renewal of existing lines of credit, (x) make or acquire a new loan or other credit facility commitment (including without limitation loan participation, line of credit, or letter of credit) exceeding $4,000,000 or (y) make or acquire a new loan or other credit facility commitment (including without limitation loan participation, line of credit, or letter of credit) in an amount that would result in a lending relationship to a borrower or an affiliated group of borrowers exceeding $4,000,000; provided, however, that any of the proposed actions specified in (x) and (y) above will be permissible after Liberty provides forty-eight hours’ prior written notice thereof to Middlefield,

(n) enter into, renew, extend, or modify any other transaction (other than a deposit transaction) with an Affiliate,

(o) enter into a futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement, or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest,

(p) except for execution of this Agreement and actions taken or to be taken in accordance with this Agreement, take any action that would create on the part of any individual a right to payment under the terms of an employment agreement,

(q) except as may be required by changes in applicable law or regulations, GAAP, regulatory accounting principles, or by a Bank Regulator, make any change in policies in force on the date of this Agreement regarding extension of credit or establishment of reserves for possible losses or charge-off of losses, investments, asset/liability management, or other banking policies,

(r) except for execution of this Agreement and except for the Merger and other transactions contemplated under this Agreement and any terminations of employment, take any action that would accelerate the right to payment on the part of any individual under a Liberty Benefit Plan,

(s) make capital expenditures exceeding $50,000 individually or $100,000 in the aggregate, other than for binding commitments existing on the date of this Agreement and disclosed in Liberty Disclosure Schedule 6.2(s),

(t) purchase or otherwise acquire or sell or otherwise dispose of any assets or incur any liabilities except as disclosed in Liberty Disclosure Schedule 6.2(t), other than in the ordinary course of business consistent with past practices and policies,

(u) except for existing commitments to sell a participation interest in a loan, sell a participation interest in a loan other than sales of loans secured by one-to-four-family real estate consistent with past practice, without first giving Middlefield the first opportunity and a reasonable time to purchase the participation being sold, or purchase a participation interest in a loan other than purchases of participation interests from Middlefield,

(v) except in the ordinary course of providing credit to customers as part of its banking business, undertake or enter into a lease, contract, or other commitment for Liberty’s account involving payment by Liberty of more than $50,000 annually or containing a financial commitment extending beyond 12 months from the date of this Agreement,

(w) except in the ordinary course of business consistent with past practice and involving solely money damages of up to $25,000 individually or $50,000 in the aggregate and that does not create adverse precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, pay, discharge, settle, or compromise a claim, action, litigation, arbitration, or proceeding,

(x) except for actions disclosed in Liberty Disclosure Schedule 6.2(y), foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if the Phase I environmental assessment of the property reveals the presence of Materials of Environmental Concern, providing notice to Middlefield before the final sale,

(y) purchase or sell a mortgage loan servicing right other than in the ordinary course of business consistent with past practice,

(z) make, renew, or modify any loan, loan commitment, or other extension of credit if the loan, loan commitment, or other extension of credit is (x) contractually past due 90 days or more in the payment of principal or interest, or (y) on nonaccrual status, or (z) as of March 31, 2022 classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import.

(aa) except as required by law or for communications in the ordinary course of business consistent with past practice and not relating to the Merger or other transactions under this Agreement, issue a broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without first consulting with Middlefield and, if the communication has to do with post-Closing employment or benefit or compensation information, without first obtaining Middlefield’s consent, which consent may not be unreasonably withheld, conditioned, or delayed, or issue a broadly distributed communication of a general nature to customers without first obtaining Middlefield’s approval, which approval may not be unreasonably withheld, conditioned, or delayed,

(bb) make, change, or rescind a material election concerning Taxes or Tax Returns, file an amended Tax Return, enter into a closing agreement regarding Taxes, settle or compromise a material Tax claim or assessment, or surrender a right to claim a refund of Taxes or obtain a Tax ruling,

(cc) take any action that would (1) materially adversely affect the ability of the parties to obtain Regulatory Approval or materially increase the time necessary to obtain Regulatory Approval, (2) materially adversely affect Liberty’s ability to perform its covenants and agreements under this Agreement or (3) result in any representation and warranty in Article IV not being true and correct on the date of this Agreement or at any future date on or before the Closing Date or result in any of the conditions of Article VIII not being satisfied,

(dd) enter into a contract to do or otherwise agree or commit to do any of the foregoing.

6.3 Current Information.

6.3.1 Subject to the confidentiality obligations of Section 10.2, from the date of this Agreement to the Effective Time Liberty will cause one or more of its representatives to inform Middlefield regarding Liberty’s operations as Middlefield reasonably requests. Liberty will promptly notify Middlefield of any material change in the ordinary course of its business or in the operation of its properties and, if permitted by applicable law, of a governmental complaint, investigation, hearing (or communications disclosing that a governmental complaint, investigation, or hearing is being considered), or institution or threat of material litigation involving Liberty. In addition, senior officers of Middlefield and Liberty will meet monthly to review the financial and operational affairs of Liberty Bank and Middlefield Bank. Liberty will give due consideration to Middlefield’s input about financial and operational affairs, with the understanding that neither Middlefield nor Middlefield Bank is permitted to exercise control of Liberty before the Effective Time and that nothing herein shall restrict or inhibit the Liberty officers’ exercise of their business judgment in conducting the financial and operational affairs of Liberty and Liberty Bank until the Effective Time.

6.3.2 Liberty and Middlefield will cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Liberty to those used by Middlefield, including but not limited to discussing the possible termination by Liberty of third-party service provider arrangements to be effective at the Effective Time or at a later date thereafter, nonrenewal of personal property leases and software licenses used by Liberty in its systems operations, retention of outside consultants and additional employees to assist with conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that (a) Liberty is not and shall not be obligated to finally terminate arrangements or licenses before the Effective Time, (b) Liberty shall not be required to take any action that may materially interfere with the conduct of its business or impede or delay consummation of the Closing, and (c) unless Liberty otherwise agrees and provided it is permitted by applicable law, no conversion will occur before the Effective Time. Middlefield and Middlefield Bank will indemnify Liberty for any reasonable out-of-pocket fees, expenses, or charges Liberty incurs as a result of taking, pursuant to this provision or otherwise at Middlefield’s request, any action to facilitate data processing and systems conversion.

6.3.3 Subject to the confidentiality obligations of Section 10.2, within 15 Business Days after the end of each calendar month Liberty will provide to Middlefield a written list of (a) loans that are troubled debt restructuring, as defined in Accounting Standards Codification 310-40, (b) loans on nonaccrual, (c) real estate owned, (d) loans 30 days or more past due in principal or interest as of the end of the most recent month and (e) impaired loans. Liberty will provide monthly to Middlefield a schedule of all (i) loan grading changes and (ii) loan approvals, showing the loan amount, loan type, and other material features of the loan. Liberty will prepare and provide Middlefield with the minutes of all Liberty officer and director loan committee meetings within 10 Business Days of such meetings.

6.3.4 If permitted by applicable law, Liberty will promptly inform Middlefield upon receiving notice of any material legal, administrative, arbitration, or other proceedings, demands, notices, audits, or investigations by any federal, state, or local commission, agency, or board relating to the alleged liability of Liberty under any labor or employment law.

6.4 Access to Properties and Records. Subject to the confidentiality obligations of Section 10.2, upon reasonable notice and at reasonable times, Liberty will give Middlefield access to Liberty’s properties and those of the Liberty Subsidiaries and will disclose and make available to Middlefield during normal business hours books and records relating to the assets, properties, operations, obligations, and liabilities of Liberty and the Liberty Subsidiaries, including but not limited to books of account, tax records, minute books of directors’ and shareholders’ meetings (other than minutes recording discussions of this Agreement, the Merger, the transactions under this Agreement, or any other subject matter Liberty reasonably determines is confidential), organizational documents, bylaws, material contracts and agreements, filings with a regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Middlefield may have a reasonable interest; provided, however, that Liberty is not required to provide access or disclose information if in Liberty’s reasonable judgment doing so would interfere with the normal conduct of Liberty’s business, violate or prejudice the rights or business interests or confidences of any customer or other Person or entity, result in waiver by Liberty or a Liberty Subsidiary of a privilege protecting communications with counsel, or contravene any applicable law. Liberty will provide and will request that its auditors provide to Middlefield historical financial information regarding Liberty (and related audit reports and consents) as Middlefield reasonably requests solely for securities law disclosure purposes. Middlefield will use commercially reasonable efforts to minimize interference with Liberty’s regular business operations. If requested by Middlefield and at Middlefield’s expense, Liberty will permit Middlefield to cause a Phase I environmental assessment to be performed at any physical location owned or leased by Liberty and to cause an appraisal to be performed for any real property owned by Liberty.

6.5 Financial and Other Statements. Subject to the confidentiality obligations of Section 10.2, Liberty will furnish to Middlefield copies of each annual, interim, or special audit of the financial statements of Liberty made by Liberty’s independent certified public accountant, along with a copy of each internal control report submitted to Liberty by the independent accountant or by any other accounting firm rendering internal audit services. As soon as reasonably available but in no event later than the date filed with the OCC, Liberty will deliver to

Middlefield any Liberty Regulatory Report filed by Liberty. Within 25 days after the end of each month Liberty will deliver to Middlefield a balance sheet and a statement of operations prepared in accordance with current financial reporting practices but without notes, both for the month for the year to date, along with a comparison to budget. Liberty will advise Middlefield promptly upon receipt of an inquiry or examination report of a Bank Regulator regarding the condition or activities of Liberty. With reasonable promptness, Liberty will furnish to Middlefield such additional financial data that Middlefield reasonably requests and that Liberty possesses, including without limitation detailed monthly financial statements and loan reports and detailed deposit reports.

6.6 Maintenance of Insurance. Liberty will use commercially reasonable efforts to maintain insurance in amounts that are reasonable to cover risks that are customary based on the character and location of Liberty’s properties and the nature of its business, with coverage in amounts not less than that maintained by Liberty as of the date of this Agreement and stated in Liberty Disclosure Schedule 4.9.3. Liberty will promptly inform Middlefield if Liberty receives notice from an insurance carrier that an insurance policy will be canceled, coverage reduced or eliminated, or premium costs substantially increased.

6.7 Disclosure Supplements. From time to time until the Effective Time, Liberty will promptly supplement or amend the Liberty Disclosure Schedule to update or correct any materially inaccurate information in the Liberty Disclosure Schedule.

6.8 Consents and Approvals of Third Parties. Liberty will use commercially reasonable efforts and will cause each Liberty Subsidiary to use commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any Persons or entities necessary for the consummation of the Merger or the other transactions under this Agreement.

6.9 Reasonable Best Efforts.

6.9.1. Subject to the terms and conditions of this Agreement, Liberty will use and will cause each Liberty Subsidiary to use reasonable best efforts to take or cause to be taken all action and do or cause to be done all things necessary under applicable laws and regulations to consummate as promptly as practicable the Merger and other transactions under this Agreement.

6.9.2 Subject to the terms and conditions of this Agreement, Middlefield will use and will cause each Middlefield Subsidiary to use reasonable best efforts to take or cause to be taken all action and do or cause to be done all things necessary under applicable laws and regulations to consummate as promptly as practicable the Merger and other transactions under this Agreement.

6.10 No Solicitation. From the date of this Agreement until termination of this Agreement, Liberty will not and will not permit any of its officers, directors, employees, representatives, affiliates, and agents (including without limitation investment bankers, attorneys, or accountants) to (x) initiate, solicit, knowingly encourage, or furnish assistance or nonpublic information for an inquiry or the making of a proposal that constitutes or that may reasonably be expected to lead to an Acquisition Proposal, or (y) enter into or maintain or continue discussions or negotiate with a Person in furtherance of an inquiry or the making of a proposal that constitutes or that may reasonably be expected to lead to an Acquisition Proposal, or (z) agree to or endorse any Acquisition Proposal. However, this Section 6.10 does not prohibit Liberty’s Board of Directors from (a) complying with disclosure obligations under federal or state law, or (b) before the Liberty Shareholder Meeting occurs, furnishing information to or engaging in discussions or negotiations with a Person making an Acquisition Proposal if and only to the extent that (1) the Liberty Board of Directors determines in good faith (after consultation with financial and legal advisors), taking into account all legal, financial, and regulatory aspects of the proposal and the Person making the proposal, that the proposal, if consummated, is reasonably likely to result in a transaction more favorable to Liberty’s shareholders from a financial point of view than the Merger, and (2) the Acquisition Proposal was not solicited by Liberty and does not otherwise result from a breach of this Section 6.10 by Liberty (a proposal satisfying clauses (1) and (2) being referred to herein as a “Superior Proposal”). In addition, this

Agreement does not prohibit Liberty from disclosing to its shareholders a position as required by Rule 14e-2 under the Securities Exchange Act of 1934 or otherwise disclosing any information to its shareholders the Liberty Board of Directors determines in good faith (after consultation with legal counsel) it is required to disclose to fulfill its fiduciary duties to Liberty shareholders under applicable law, subject to compliance with the requirements of this Section 6.10. Within two Business Days Liberty must notify Middlefield of inquiries, proposals, offers, or information requests or discussions or negotiations sought or continued with Liberty or any of its representatives, identifying the Person and the material terms and conditions of any inquiries, proposals, offers, or information requests. Before furnishing information to or engaging in discussions or negotiations with a Person, Liberty will obtain from the Person an executed confidentiality agreement in form and substance identical in all material respects to the October 1, 2021 Confidentiality Agreement on behalf of Liberty and Middlefield. For purposes of this Agreement “Acquisition Proposal” means a proposal or offer (other than the transactions contemplated hereunder) involving Liberty for (1) merger, consolidation, share exchange, business combination, or other similar transactions, (2) sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 25% or more of the assets of Liberty in a single transaction or series of transactions, or (3) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Liberty or the filing of a registration statement under the Securities Act of 1933 for the offer of shares in exchange for Liberty shares. Acquisition Proposal also includes a publicly announced proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11 Takeover Laws. Liberty and its Board of Directors will use commercially reasonable efforts to ensure that Takeover Law is or becomes applicable to this Agreement, the Merger, or any of the other transactions under this Agreement. If a Takeover Law becomes applicable to this Agreement, the Merger, or any of the other transactions under this Agreement, Liberty and its Board of Directors will use commercially reasonable efforts to ensure that the Merger and the other transactions under this Agreement may be consummated as promptly as practicable on the terms provided in this Agreement and otherwise to minimize the effect of Takeover Laws on this Agreement, the Merger, and the other transactions under this Agreement.

6.12 Stockholder Litigation. Liberty must notify Middlefield promptly of any shareholder litigation against Liberty or its directors or Affiliates relating to the Merger or other transactions under this Agreement. Liberty will give Middlefield the opportunity to participate at its own expense in the defense or settlement of the litigation. Liberty will not agree to settlement without Middlefield’s advance written consent, which consent may not be unreasonably withheld, conditioned, or delayed.

6.13 Middlefield Forbearances. Except as expressly permitted by this Agreement, including but not limited to Section 6.1.1(a)(i), or with the prior written consent of Liberty (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time or the termination of this Agreement in accordance with the terms hereof, Middlefield shall not, and shall not permit any of its Subsidiaries to:

6.13.1 Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

6.13.2 Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.13; or

6.13.3 Make or change any material Tax elections, change or consent to any change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), enter into any structured transaction outside of its regular course of business, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters.

7.1.1 Subject to Liberty’s expeditious and complete cooperation with Middlefield, within 75 days after the date of this Agreement, Middlefield shall prepare and file with the SEC a proxy statement in definitive form relating to the Liberty Shareholder Meeting and the Middlefield Stockholder Meeting (including any amendments or supplements thereto, the “Proxy Statement”) and the Registration Statement on Form S-4 (or such other applicable form, the “Form S-4”) in which the Proxy Statement will be included as a prospectus. Middlefield shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Liberty and Middlefield shall thereafter mail or deliver the Proxy Statement to their respective shareholders. Middlefield shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Liberty shall furnish all information concerning Liberty and the holders of Liberty Common Shares as may be reasonably requested in connection with any such action.

7.1.2 The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Middlefield Bank will prepare and file an Interagency Bank Merger Act Application with the FDIC within 60 days after the date of this Agreement and provide a copy of such application to the Ohio Division of Financial Institutions. Each of Liberty and Middlefield shall have the right to review in advance, subject to applicable laws, all of the information relating to Liberty or Middlefield, as the case may be, and its respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, and each of Liberty and Middlefield shall, to the extent practicable consult with each other on all the information relating to it or its respective Subsidiaries that appear in any such filing or written materials. In exercising the foregoing, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity and, to the extent permitted by such Governmental Entity, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Middlefield or Liberty to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Middlefield, Liberty or the Surviving Company in connection therewith, that would or could reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Liberty) on Middlefield or Liberty.

7.1.3 Each of Middlefield and Liberty shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Middlefield, Liberty or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Middlefield and Liberty agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Liberty Shareholder Meeting and the Middlefield Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Middlefield and Liberty further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

7.1.4 Each of Middlefield and Liberty shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

7.1.5 Middlefield will file with the SEC within four Business Days after entering into this Agreement a Form 8-K Current Report disclosing this Agreement, with a copy of this Agreement attached as an exhibit. Liberty and Middlefield will jointly agree to the terms of and jointly issue a press release regarding this Agreement, the Merger, and other transactions under this Agreement. Without advance approval of the other and except as otherwise may be required to be made by applicable Law, neither Liberty nor Middlefield will issue any other press release or written statement for general circulation regarding this Agreement, the Merger, or other transactions under this Agreement.

7.2 Access to Information.

7.2.1 Upon reasonable notice and subject to applicable laws, Liberty shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Middlefield, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Liberty shall, and shall cause its Subsidiaries to, make available to Middlefield (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that Liberty is not permitted to disclose under applicable law); and (b) all other information concerning its business, properties and personnel as Middlefield may reasonably request, including periodic updates of the information provided pursuant to Section 4.16. Middlefield shall use commercially reasonable efforts to minimize any interference with Liberty’s regular business operations during any such access to its properties, books, contracts, commitments and records. Upon the reasonable request of Liberty, Middlefield shall furnish such reasonable information about it and its business as is relevant to Liberty and its shareholders in connection with the transactions contemplated by this Agreement. Neither Liberty nor Middlefield, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

7.2.2 All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality obligations reflected by the letter of intent entered into between Middlefield and Liberty dated as of December 22, 2021 (the “Confidentiality Agreement”).

7.2.3 No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

7.3 Liberty Shareholder Meeting and Middlefield Stockholder Meeting.

7.3.1 The Board of Directors of Liberty has resolved to recommend to Liberty’s shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Liberty will take, in accordance with applicable law and the Liberty Articles and the Liberty Code, all action necessary to convene a meeting of its shareholders (including postponements and adjournments the “Liberty Shareholder Meeting”), to be held as promptly as practicable after Middlefield has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval of this Agreement and the Merger. Liberty agrees that its obligations pursuant to this Section 7.3.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Liberty of any Acquisition Proposal or Change in the Liberty Recommendation. Subject to the provisions of Section 6.10, Liberty shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Liberty Recommendation”), and shall use its reasonable best efforts to obtain from its shareholders the Liberty Shareholder Approval, including, if necessary, adjourning the Liberty Shareholder Meeting if there are insufficient votes to approve this Agreement to allow additional time to attain the Liberty Shareholder Approval. Notwithstanding any Change in the Liberty Recommendation, this Agreement shall be submitted to the shareholders of Liberty at the Liberty Shareholder Meeting for the purpose of obtaining the Liberty Shareholder Approval and nothing contained herein shall be deemed to relieve Liberty of such obligation so long as Middlefield has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Liberty shall have effected a Change in the Liberty Recommendation permitted hereunder, then the Board of Directors of Liberty shall submit this Agreement to Liberty’s shareholders without the recommendation to approve of this Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Liberty may communicate the basis for its lack of a recommendation to Liberty’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law; provided that, for the avoidance of doubt, Liberty may not take any action under this sentence unless it has complied with the provisions of Section 6.10. Nothing contained in this Agreement shall prevent Liberty or its Board of Directors from making any disclosure or recommendation to Liberty holders if Liberty’s Board of Directors (after consultation with outside legal counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable law. Except as set forth in Section 6.10 and this Section 7.3.1, neither the Board of Directors of Liberty nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Middlefield, the Liberty Recommendation or take any action, or make any public statement, filing or release inconsistent with the Liberty Recommendation (any of the foregoing being a “Change in the Liberty Recommendation”).

7.3.2 The Board of Directors of Middlefield has resolved to recommend to Middlefield’s stockholders that they approve this Agreement and will submit to its stockholders this Agreement and any other matters required to be approved by its stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Middlefield will take, in accordance with applicable law and Middlefield’s articles of incorporation and code of regulations, as amended, all action necessary to duly call, give notice of, convene, and hold an annual or special meeting of its stockholders (including postponements or adjournments, the “Middlefield Stockholder Meeting”), to be held as promptly as practicable in compliance with SEC Rule 14a-13 of the Securities Exchange Act of 1934 after Middlefield has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval of this Agreement and the Merger. Middlefield shall, through its

Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and shall use its reasonable best efforts to obtain from its stockholders the Middlefield Stockholder Approval, including, if necessary, adjourning the Middlefield Stockholder Meeting if there are insufficient votes to approve this Agreement to allow additional time to attain the Middlefield Stockholder Approval. As promptly as practicable after Middlefield has obtained the SEC’s declaration of effectiveness of the Form S-4, Middlefield will mail the Proxy Statement to Middlefield’s stockholders.

7.4 Nasdaq Listing; Reservation of Middlefield Common Stock.

7.4.1 Middlefield shall cause the Middlefield Common Stock to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance prior to the Effective Time.

7.4.2 Middlefield agrees at all times from the date of this Agreement to reserve a sufficient number of Middlefield Common Stock to fulfill its obligations under this Agreement, including payment of the Merger Consideration.

7.5 Employee Matters.

7.5.1 As soon as administratively practicable after the Effective Time, Middlefield shall take all reasonable action so that employees of Liberty and its Subsidiaries shall be entitled to participate in each benefit plan of Middlefield or its Subsidiaries of general applicability with the exception of any plan frozen to new participants (collectively, the “Middlefield Eligible Plans”) to the same extent as similarly situated employees of Middlefield and its Subsidiaries, it being understood that inclusion of the employees of Liberty and its Subsidiaries in the Middlefield Eligible Plans may occur at different times with respect to different plans; provided that coverage shall be continued under corresponding Liberty Benefit Plans until such employees are permitted to participate in the Middlefield Eligible Plans; provided further, that nothing contained in this Agreement shall require Middlefield or any of its Subsidiaries to make any grants to any former employee of Liberty or any of its Subsidiaries under any discretionary equity compensation plan of Middlefield or to provide the same level of (or any) employer contributions or other benefit subsidies as Liberty or its Subsidiaries. Middlefield shall cause each Middlefield Eligible Plan in which employees of Liberty and its Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the Middlefield Eligible Plans, the service of such employees with Liberty and its Subsidiaries to the same extent as such service was credited for such purpose by Liberty or its Subsidiaries, and, solely for purposes of Middlefield’s vacation, paid time off, and severance programs, for purposes of determining the benefit amount; provided, however, such employees shall not carry over from any Liberty vacation and paid time off exceeding three weeks; and provided, further, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Liberty Benefit Plans that correspond to Middlefield Eligible Plans until employees of Liberty and its Subsidiaries are included in such Middlefield Eligible Plans, and subject to Sections 7.5.2 and 7.5.7, nothing in this Agreement shall limit the ability of Middlefield to amend or terminate any of the Liberty Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

7.5.2 Liberty shall pay on the last Business Day preceding the Closing Date all change in control payments provided under each of the employment and change in control agreements listed in Section 4.13.1 of the Liberty Disclosure Schedule as if the employment of each of the officers covered by such agreements had terminated as of the Effective Time, unless such agreement is superseded by a subsequent agreement between Liberty and such officer (with notice of such subsequent agreement provided to Middlefield) in which case any payments to such officers will be made in accordance with such superseding agreement. Each such payment shall be conditioned on the recipient providing Liberty with a complete release to Liberty’s and Middlefield’s reasonable satisfaction in exchange for receiving the change in control payment. Section 7.5.2 of the Liberty Disclosure Schedule sets forth the current estimate of payments to be made under the employment or change in control agreements.

7.5.3 At and following the Effective Time, and except as otherwise provided in Section 7.5.6, Middlefield shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees and directors of Liberty and its Subsidiaries existing immediately preceding the Effective Time under any Liberty Benefit Plan other than the written employment, change in control and severance agreements listed on Section 4.13.1 of the Liberty Disclosure Schedules.

7.5.4 At such time as employees of Liberty and its Subsidiaries become eligible to participate in a medical, dental or health plan of Middlefield or its Subsidiaries, Middlefield shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Middlefield, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Liberty Benefit Plan prior to the Effective Time, and (iii) provide each such employee or dependent with credit for any co-payments or co-insurance and deductibles paid during the same plan year under an analogous Liberty Benefit Plan (to the same extent that such credit was given under the analogous Liberty Benefit Plan during the applicable plan year).

7.5.5 ESOP Termination. At Closing, all ESOP Shares will be converted into the right to receive the Merger Consideration, and Liberty will have terminated the ESOP, including an application prior to Closing for a determination letter on the termination of the ESOP with the IRS. Liberty shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the ESOP and ESOP Loan. At least five Business Days prior to the Closing Date, and no more than seven Business Days prior to the Closing Date, the ESOP shall be terminated (the “ESOP Termination Date”). No new participants shall be admitted on or after the ESOP Termination Date and all ESOP participants’ accounts shall become fully vested and non-forfeitable. On the ESOP Termination Date, Liberty shall direct the ESOP trustee to remit a sufficient number of Liberty Common Shares held in the ESOP Loan suspense account (the “Suspense Shares”) back to Liberty to repay the outstanding ESOP Loan in full. To the extent necessary, Liberty will take such action to forgive any remaining indebtedness. All remaining Liberty Common Shares held by the ESOP as of immediately prior to the Effective Time, including any unallocated shares held in the ESOP Loan suspense account (which shall not include any Liberty Common Shares used for purposes of repaying or forgiving the ESOP Loan) shall be converted into the right to receive the Merger Consideration. Following the Effective Time, the unallocated shares of Middlefield Common Stock held in the ESOP Loan suspense account and any other remaining unallocated assets shall be deemed to be earnings and shall be allocated as earnings to the accounts of the ESOP participants who are actively employed by Liberty on the ESOP Termination Date, based on their account balances under the ESOP as of the ESOP Termination Date and distributed to ESOP participants after the receipt of a favorable determination letter from the IRS except as may be required by applicable law or the terms of the ESOP. The ESOP shall be amended to provide that distributions under the ESOP after the Closing shall be made only in the form of Middlefield Common Stock except with respect to any fractional shares or other de minimis cash distributions, which shall be distributed in the form of cash, or as otherwise required by applicable law. Liberty shall file an application for a favorable determination letter prior to the Effective Time and shall make such changes to the ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter. Liberty, and following the Effective Time, Middlefield, shall adopt such amendments to the ESOP and related trusts and resolutions to effect the provisions of this Section 7.5.5 (which amendments or resolutions shall be provided to Middlefield at least five (5) Business Days prior to adoption for Middlefield’s review and approval).

7.5.6 Termination of the Director Plan . Within 30 days preceding the Effective Time, the Board of Directors of Liberty Bank shall take action pursuant to each Directors Deferred Compensation Agreement or Directors Deferred Income Agreement entered into between Liberty Bank and members of Liberty Bank’s Board of Directors to terminate each Directors Deferred Compensation Agreement or Directors Deferred Income Agreement, and, prior to Closing, Liberty Bank will pay each participant in a terminated agreement all amounts of compensation deferred under the terminated Directors Deferred Compensation Agreements. Prior to the Effective Time, Liberty shall take reasonably appropriate action, acceptable to Middlefield, with regard to any plan defect described in Section 4.13.2 of the Liberty Disclosure Schedule.

7.5.7 Without limiting the generality of Section 10.5, the provisions of this Section 7.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, except for certain Liberty employees under Section 7.5.9. In no event shall the terms of this Agreement be deemed to (a) establish, amend, or modify any Liberty Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Middlefield, Liberty or any of their respective Subsidiaries; (b) alter or limit the ability of Middlefield or any of its Subsidiaries to amend, modify or terminate any Liberty Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, subject to Sections 7.5.2 and 7.5.8; or (c) to confer upon any current or former employee, any right to employment or continued employment or continued service with Middlefield or any of its Subsidiaries or constitute or create an employment or other agreement with any employee.

7.5.8 Any employee of Liberty or its Subsidiaries who is not subject to a written employment or separation agreement and whose employment is terminated at or within six months following the Effective Time, whether because such employee’s position is eliminated or such employee is not offered or retained in comparable employment (a “Covered Employee”), will be entitled to receive a severance payment in an amount equal to two weeks of such employee’s current base pay for each full year of such employee’s service with Liberty, subject to a minimum benefit of four weeks’ pay and a maximum benefit of 26 weeks’ pay. Comparable employment shall include (i) job duties reasonably comparable to the Covered Employee’s current duties with Liberty and its Subsidiaries, (ii) compensation at a salary or base compensation rate at least equal to the Covered Employee’s current salary or base compensation rate from Liberty and its Subsidiaries, and (iii) a primary job location that does not require the Covered Employee to commute after the Effective Time more than 35 miles greater than the Covered Employee’s present commute. With respect to Covered Employees who are part-time employees, “base pay” means such Covered Employee’s routinely scheduled number of hours per week at the time of the execution of the Agreement multiplied by such Covered Employee’s hourly rate of pay. This severance payment, if applicable, will be paid by Middlefield in lieu of participation by a Covered Employee in Middlefield’s severance plan as in effect from time to time after the Effective Time. For the purposes of determining the level of severance benefits hereunder, each Covered Employee shall be credited for service with Liberty only as provided in this Section 7.5.8.

7.5.9 Subject to shareholder approval at the special shareholder meeting of amendments to Middlefield’s Regulations to approve a new Middlefield senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield’s President, Middlefield shall offer employment, effective immediately after the Effective Time, to Ronald L. Zimmerly as President of Middlefield and Middlefield Bank, generally in accordance with the terms and conditions set forth in the term sheet included as Exhibit “B” to this Agreement. Except if Ronald L. Zimmerly’s termination of employment before January 1, 2024 results from involuntary termination for cause, with “cause” determined by the affirmative vote of a at least 2/3 of Middlefield’s directors exclusive of Mr. Zimmerly’s vote as a Middlefield director, Middlefield shall appoint Ronald L. Zimmerly to the additional position of Chief Executive Officer of Middlefield and Middlefield Bank by January 1, 2024, unless at least 80% of Middlefield’s directors exclusive of Ronald L. Zimmerly determine otherwise. If Middlefield terminates Ronald L. Zimmerly without cause before January 1, 2024, Middlefield will pay Ronald L. Zimmerly two times his current annual base salary. The term sheet is to be effective immediately following the Effective Time.

7.6 Indemnification; Directors’ and Officers’ Insurance.

7.6.1 From and after the Effective Time, the Surviving Company and Middlefield shall indemnify and hold harmless, to the full extent provided under the Liberty Articles and the Liberty Code, to the extent permitted under applicable law, including specifically 12 C.F.R. Part 359, each present and former director and officer of Liberty and its Subsidiaries as of the Effective Time (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted before or after the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

7.6.2 Subject to the following sentence, for a period of six years following the Effective Time, Middlefield will use its commercially reasonable efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Liberty or any of its Subsidiaries as of the Effective Time with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Liberty; provided that in no event shall Middlefield be required to expend, on an annual basis, an amount in excess of 200% of the annual premiums paid as of the date hereof by Liberty for any such insurance (the “Premium Cap”); provided further, that if any such annual expense at any time would exceed the Premium Cap, then Middlefield will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Middlefield, in consultation with Liberty, prior to the Effective Time and in lieu of the foregoing, Middlefield or Liberty may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including the Premium Cap) and fully pay for such policy prior to the Effective Time.

7.6.3 Any Indemnified Party wishing to claim indemnification under Section 7.6.1, upon learning of any claim, action, suit, proceeding or investigation described thereunder, will promptly notify Middlefield; provided that failure to so notify will not affect the obligations of Middlefield under Section 7.6.1 unless and to the extent that Middlefield is actually prejudiced as a consequence.

7.6.4 The provisions of this Section 7.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Middlefield or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Middlefield shall assume the obligations set forth in this Section 7.6.

7.7 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of party to this Agreement will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary, challenge the validity or applicability of, any applicable takeover laws, as now or hereafter in effect.

7.8 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 20 days after the end of each calendar month ending after the date hereof, Liberty will furnish to Middlefield (a) consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of Liberty or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable law, any reports provided to the Board of Directors of Liberty or any committee thereof relating to the financial performance and risk management of Liberty or any of its Subsidiaries.

7.9 Notification of Certain Matters. Liberty and Middlefield will give prompt notice to the other of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VIII.

7.10 Stockholder Litigation. Liberty shall give Middlefield prompt notice of any shareholder litigation against Liberty and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Middlefield the opportunity to participate at its own expense in the defense and/or settlement of any such litigation. In addition, no settlement of any such shareholder litigation shall be agreed to without Middlefield’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.11 Transition. Commencing following the date hereof, and in all cases subject to applicable law, Liberty shall, and shall cause its Subsidiaries to, cooperate with Middlefield and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Middlefield. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Liberty and its Subsidiaries in the ordinary course of business, Liberty shall cause the employees, officers and Representatives of Liberty and its Subsidiaries to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Middlefield in performing all tasks, including conversion planning, assisting in any required divestiture, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, branch closures, divestiture and/or systems conversion, it being agreed that any notices of branch closures need not be provided more than 90 days in advance of the anticipated Closing Date), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Middlefield. Notwithstanding anything to the contrary herein, neither Liberty nor Liberty Bank shall be required to (i) terminate any third-party service provider arrangements prior to the Closing, or (ii) take any action that may unreasonably and materially interfere with the business of Liberty or Liberty Bank or impede or delay the consummation of the Closing. In addition, notwithstanding any other provisions of this Agreement, neither Middlefield nor Merger Sub shall be permitted under any circumstances to exercise control over Liberty or Liberty Bank prior to the Effective Time.

7.12 Voting Agreements.

7.12.1 Liberty shall deliver to Middlefield on the date of this Agreement an executed Voting Agreement, in the form attached to this Agreement as Exhibit “C” (the “Voting Agreement”), from all members of Liberty’s Board of Directors.

7.12.2 Castle Creek Capital Partners VI, LP shall deliver to Middlefield on the date of this Agreement an executed Voting Agreement, in the form attached to this Agreement as Exhibit “D” (the “Voting Agreement”).

7.12.3 Middlefield shall deliver to Liberty on the date of this Agreement an executed Voting Agreement, in the form attached to this Agreement as Exhibit “E” (the “Voting Agreement”), from all members of Middlefield’s Board of Directors who vote in favor of the resolutions approving and authorizing execution of this Agreement.

7.13 Tax Representation Letters. Officers of Middlefield and Liberty shall execute and deliver to O’Neill & O’Neill, tax counsel to Middlefield, and Vorys, Sater, Seymour and Pease LLP, tax adviser to Liberty, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Form

S-4 have been filed with the SEC and at the Effective Time, in connection with such tax counsels’ delivery of opinions pursuant to Section 8.2.3 and Section 8.3.3.

7.14 Additional Middlefield Directors. Middlefield shall take such action necessary to, no later than promptly following the Effective Time, to appoint Mr. Zimmerly, Mr. Cohn, and a third person currently serving as a director of Liberty or Liberty Bank to be determined upon the mutual agreement of Liberty and Middlefield to serve as directors of Middlefield immediately after the Effective Time. If, prior to the Effective Time, any of the foregoing persons are unable to serve, a mutually agreed upon successor(s) will be appointed to Middlefield’s Board of Directors. Middlefield Bank also will maintain after the Effective Time a Northwest Ohio Advisory Board. Prior to the Effective Time, Middlefield Bank will consult with the Liberty Board of Directors about the composition of the Northwest Ohio Advisory Board.

7.15 Section 16 Matters. Prior to the Effective Time, each of Middlefield and Liberty shall take all commercially reasonable steps as may be required (to the extent permitted by applicable law) to cause any dispositions of Liberty Common Shares (including derivative securities with respect to Liberty Common Shares) or acquisitions of Middlefield Common Stock (including derivative securities with respect to Middlefield Common Stock) directly resulting from the Merger by each individual who shall become subject to such reporting requirements related to Middlefield following the Effective Time, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable law.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

8.1.1 Stockholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have received the Liberty Shareholder Approval and the Middlefield Stockholder Approval.

8.1.2 Stock Exchange Listing. The Middlefield Common Stock to be issued to the holders of Liberty Common Shares upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

8.1.3 Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

8.1.4 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

8.1.5 Regulatory Approvals. (a) All regulatory approvals from the FRB, FDIC and Ohio Division of Financial Institutions, and (b) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and (unless otherwise determined by Middlefield) the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (a) or (b), the “Requisite Regulatory Approvals”).

8.2 Conditions to Obligations of Middlefield and Merger Sub. The obligation of Middlefield and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Middlefield, at or prior to the Effective Time, of the following conditions:

8.2.1 Representations and Warranties. The representations and warranties of Liberty set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Liberty (other than the representations and warranties set forth in (a) Section 4.2.1, which shall be true and correct except to a de minimis extent, relative to Section 4.2.1 taken as a whole, (b) Sections 4.2.3, 4.3.1, 4.3.2(a) and 4.14, which shall be true and correct in all material respects, and (c) Sections 4.7(c) and Section 4.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 9.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Liberty, has had or would reasonably be expected to result in a Material Adverse Effect on Liberty; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 8.2.1 or Section 9.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded, and Middlefield shall have received a certificate signed on behalf of Liberty by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

8.2.2 Performance of Obligations of Liberty. Liberty shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Middlefield shall have received a certificate signed on behalf of Liberty by its Chief Executive Officer or Chief Financial Officer to such effect.

8.2.3 Tax Opinion. Middlefield shall have received an opinion of O’Neill & O’Neill, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, O’Neill & O’Neill will be entitled to receive and rely upon the Tax Representation Letters.

8.2.4 Regulatory Conditions. There shall not be any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger and the Bank Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Middlefield or the Surviving Company or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Middlefield or the Surviving Company that would have a Material Adverse Effect on Middlefield, the Surviving Company or any of their respective affiliates, in each case measured on a scale relative to Liberty.

8.2.5 ESOP. Liberty shall have performed all obligations and satisfied all conditions required by Section 7.5.5.

8.2.6 FIRPTA Affidavit. Liberty shall have delivered to Middlefield an affidavit, under penalties of perjury, stating that Liberty is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).

8.3 Conditions to Obligations of Liberty. The obligation of Liberty to effect the Merger is also subject to the satisfaction or waiver by Liberty at or prior to the Effective Time of the following conditions:

8.3.1 Representations and Warranties. The representations and warranties of Middlefield and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Middlefield (other than the representations and warranties set forth in (i) Section 5.3.1 and 5.3.2(a), which shall be true and correct in all material respects, and (ii) Section 5.7, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 9.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Middlefield, has had or would reasonably be expected to result in a Material Adverse Effect on Middlefield; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 8.3.1 or Section 9.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Liberty shall have received a certificate signed on behalf of Middlefield by the Chief Executive Officer or Chief Financial Officer of Middlefield to the foregoing effect.

8.3.2 Performance of Obligations of Middlefield and Merger Sub. Middlefield and Merger Sub, as the case may be, shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Effective Time, and Liberty shall have received a certificate signed on behalf of Middlefield and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Middlefield to such effect.

8.3.3 Tax Opinion. Liberty shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon the Tax Representation Letters.

8.3.4 Payment of Merger Consideration. Middlefield shall have caused Merger Sub to deliver the Conversion Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Liberty with a certificate evidencing such delivery.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as may be provided in this Article IX, this Agreement may be terminated at any time before the Closing Date, whether before or after the Liberty Shareholder Approval and the Middlefield Stockholder Approval. Termination of this Agreement is effected upon a vote of a majority of the entire Board of Directors of the terminating party. Termination may be effected under this Article IX:

9.1.1 Mutual Agreement to Terminate. By mutual agreement of Liberty, on one hand, and Middlefield, on the other hand.

9.1.2 Termination by Liberty Because of Breach by Middlefield of Representations, Warranties, Covenants or Other Agreements. Provided Liberty is not in breach of any of its representations, warranties, covenants, or other agreements in this Agreement, by Liberty if Middlefield is in breach of any of its representations, warranties, covenants, or other agreements in this Agreement, which breach by its nature cannot be cured before the Closing Date or is not cured within 30 days after Liberty gives written notice of the breach; provided, however, that Liberty is not entitled to terminate this Agreement under this Section 9.1.2 unless the breach of representations, warranties, covenants or other agreements together with all other breaches, would entitle Liberty under Article IX not to consummate the Merger and other transactions under this Agreement.

9.1.3 Termination by Middlefield Because of Breach by Liberty of Representations, Warranties, Covenants or Other Agreements. Provided Middlefield is not in breach of any of its representations, warranties, covenants, or other agreements in this Agreement, by Middlefield if Liberty is in breach of any of its representations, warranties, covenants, or other agreements in this Agreement, which breach by its nature cannot be cured before the Closing Date or is not cured within 30 days after Middlefield gives written notice of the breach; provided, however, that Middlefield is not entitled to terminate this Agreement under this Section 9.1.3 unless the breach of representations, warranties, covenants or other agreements, together with all other breaches, would entitle Middlefield under Article IX not to consummate the Merger and other transactions under this Agreement.

9.1.4 Termination by Liberty or by Middlefield Because of Excessive Delay. By either Middlefield, on one hand, or Liberty, on the other hand, if Closing does not occur by May 31, 2023 or such later date as Middlefield or Liberty agree in writing. No party may terminate this Agreement under this Section 9.1.4 if the failure of the Closing to occur by May 31, 2023 or a later agreed date is attributable to breach of a representation, warranty, covenant, or other agreement on the part of the party seeking to terminate.

9.1.5 Termination by Liberty or by Middlefield Because of Failure to Obtain Liberty Shareholder Approval or Middlefield Stockholder Approval. By either Middlefield, on one hand, or Liberty, on the other hand, if (a) the Liberty shareholders do not vote in favor of approval and adoption of this Agreement and the Merger at the Liberty Shareholder Meeting, including any adjournment or postponement thereof, or (b) if the Middlefield shareholders do not vote in favor of approval and adoption of this Agreement and the Merger at the Middlefield Stockholder Meeting, including any adjournment or postponement thereof.

9.1.6 Termination by Liberty or by Middlefield Because of Failure to Obtain Regulatory Approval or Existence of a Legal Prohibition; or Termination by Middlefield Because of an Enforcement Action Against Liberty. By either Middlefield, on one hand, or Liberty, on the other hand, if a Bank Regulator whose approval is necessary for satisfaction of the conditions to the Merger set forth in Article VIII takes final, unappealable action disapproving this Agreement or the Merger, or if a court of competent jurisdiction or other Governmental Entity issues an order, decree, or ruling or takes any other action restraining, enjoining, or otherwise prohibiting the Merger and the order, decree, ruling, or other action is final and not appealable, or by Middlefield if Liberty or Liberty Bank becomes subject to a formal, public enforcement action by a Bank Regulator.

9.1.7 Termination by Middlefield Because Liberty Enters into an Acquisition Agreement or Liberty’s Board of Directors Withdraws or Fails to Make the Recommendation. By Middlefield if Liberty enters into an acquisition agreement with a party making an Acquisition Proposal or the Board of Directors of Liberty withdraws its recommendation of this Agreement and the Merger under Section 7.3, fails to make the recommendation in favor of this Agreement and the Merger, or modifies or qualifies its recommendation in a manner adverse to Middlefield.

9.1.8 Termination by Liberty if it accepts a Superior Proposal. By Liberty, if Liberty receives a Superior Proposal and the Board of Directors of Liberty accepts the Superior Proposal, but Liberty may not terminate this Agreement under this Section 9.1.8 and enter into a definitive agreement for the Superior Proposal until five Business Days after Middlefield receives Liberty’s written notice advising Middlefield that Liberty has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal (providing to Middlefield a copy with all accompanying documentation), identifying the Person making the Superior Proposal, and stating whether Liberty intends to enter into a definitive agreement with the Party making the Superior

Proposal (a “Notice of Superior Proposal”). After providing a Notice of Superior Proposal to Middlefield, Liberty will provide to Middlefield a reasonable opportunity during the five-day period to adjust the terms and conditions of this Agreement. A material amendment of the Superior Proposal requires a new Notice of Superior Proposal and Liberty must comply again with the requirements of this Section 9.1.8, but instead of a five-day period for the Notice of Superior Proposal (revised) Liberty shall provide a two-day notice period.

9.1.9 Termination by Liberty for Failure of Average Closing Price. By Liberty at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (a) and (b) exist:

(a) the Average Closing Price (as defined below) shall be less than the product of .8 and the Starting Price; and

(b) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Purchaser Ratio”) shall be less than (ii) the number obtained by dividing the Final Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.20 from such quotient (such number being referred to herein as the “Index Ratio”); subject to the following: if Liberty elects to exercise its termination right pursuant to this Section 9.1.9, it shall give prompt written notice to Middlefield; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five Business Days after receipt of such notice, Middlefield shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (a) or (b) shall be deemed not to exist.

For purposes hereof, the condition set forth in clause (a) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Stock Consideration (calculated by using the Average Closing Price, as provided in the definition of “Adjusted Stock Consideration”) after such increase is not less than 80% of the Adjusted Stock Consideration calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (b) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Purchaser Ratio is not less than the Index Ratio.

If Middlefield makes this election, within such period, it shall give prompt written notice to Liberty of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1.9 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section 9.1.9.

For purposes of this Section 9.1.9, the following terms shall have the meanings indicated:

“Adjusted Purchaser Ratio” means the number obtained by dividing (x) the sum of (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of Middlefield Common Stock outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Middlefield Common Stock shall be deemed to be the Average Closing Price.

“Average Closing Price” means the average of the last reported closing prices per share of Middlefield Common Stock as reported on the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.

“Final Index Price” means the average of the closing prices of the Nasdaq Bank Index for the twenty consecutive trading days immediately preceding the Determination Date.

“Determination Date” shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the Nasdaq, the trading day immediately preceding such calendar day.

“Index Price” on a given date means the closing price of the Nasdaq Bank Index.

“Starting Date” means the trading day on the Nasdaq immediately preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $24.95 (closing stock price as of May 25, 2022).

If Middlefield declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the Middlefield Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.1.9.

9.2 Effect of Termination.

9.2.1 If this Agreement is terminated under Section 9.1, this Agreement is thereafter void and of no force or effect, except that the provisions of Section 9.2, Article X, and any other section that by its terms governs post-termination rights or obligations survive termination and remain in full force and effect.

9.2.2 If this Agreement terminates, expenses and damages of the parties are determined as follows:

(a) Except as provided below, regardless of whether the Merger is consummated, all costs and expenses incurred will be paid by the party incurring the expenses.

(b) If this Agreement is terminated because of a willful and material breach of a representation, warranty, covenant, or agreement, the breaching party is liable to the non-breaching party for all damages, costs, and expenses sustained or incurred by the non-breaching party as a result or to enforce its rights.

(c) To induce Middlefield to enter into this Agreement and to reimburse Middlefield for incurring the costs and expenses related to entering into this Agreement, Liberty hereby agrees to pay Middlefield, and Middlefield is entitled to payment of, $2,700,000 (the “Termination Fee”) by wire transfer of same day funds on the earlier of (a) the date termination becomes effective or, if that date is not a Business Day, on the first Business Day thereafter, or (b) within three Business Days after written demand for payment is made by Middlefield if any of the following in clauses (x) or (y) occurs:

(x)	Liberty terminates this Agreement under Section 9.1.8 or Middlefield terminates this Agreement under Section 9.1.7, or
(y)

If (a) a bona fide Acquisition Proposal is publicly announced or otherwise made known to the senior management or Board of Directors of Liberty, and (b) this Agreement is terminated thereafter by Middlefield under Section 9.1.3 because of a breach by Liberty.

(d) The parties acknowledge that the agreements contained in this Section 9.2.2 are an integral part of this Agreement, and that without these agreements neither party would have entered into this Agreement. The amounts payable by Liberty under this Section 9.2.2 are liquidated damages, are not a penalty, and are the sole and exclusive monetary remedy of Middlefield for certain terminations under Section 9.1.

ARTICLE X

MISCELLANEOUS

10.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of closing deliveries on a date to be specified by the parties (the “Closing Date”).

10.2 Confidentiality. Each party will maintain and will cause its directors, officers, employees, agents, affiliates, and representatives to maintain the confidentiality of all confidential information furnished to it by the other concerning the parties’ and subsidiaries’ businesses, operations, and financial positions and will not use any of the confidential information for any purpose except in furtherance of the Merger and other transactions under this Agreement. If this Agreement is terminated before the Closing Date each party will promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other parties. Middlefield agrees that it is bound by the terms of the October 1, 2021 Confidentiality Agreement. All information furnished by Liberty to Middlefield or its representatives in accordance with this Agreement is subject to the provisions of the October 1, 2021 Confidentiality Agreement. Middlefield agrees that the October 1, 2021 Confidentiality Agreement will continue in accordance with its terms if this Agreement terminates.

10.3 Survival. All representations, warranties, and covenants in this Agreement or in any instrument delivered in accordance with this Agreement expire, terminate, and are extinguished at the Effective Time, except for those covenants and agreements that by their terms apply in whole or in part after the Effective Time.

10.4 Notices. All notices or other communications hereunder must be in writing and will be deemed given if delivered by hand delivery, by facsimile with confirmation of transmission, by prepaid, registered, or certified mail (return receipt requested), or by recognized overnight courier addressed as follows or such other address as is furnished in writing by a party):

If to Liberty, to:	Ronald L. Zimmerly
President and Chief Executive Officer
Liberty Bancshares, Inc.
118 South Main Street
Ada, Ohio 45810
Email: rzimmerly@myliberty.bank

With a copy to:	Jeffery E. Smith, Esq.
(which shall not constitute	Vorys, Sater, Seymour and Pease LLP
Notice)	52 East Gay Street
Columbus, Ohio 43215
Email: jesmith@vorys.com

With a copy to:	J. Bret Treier, Esq.
(which shall not constitute	Vorys, Sater, Seymour and Pease LLP
Notice)	50 South Main Street, Suite 1200
Akron, Ohio 44308
Email: jbtreier@vorys.com

If to Middlefield, to:	James R. Heslop, II
President and Chief Executive Officer
Middlefield Banc Corp.
15985 East High Street
Middlefield, Ohio 44062-0035
Email: jheslop@middlefieldbank.com

With a copy to:	Francis X. Grady, Esq.
(which shall not constitute	Grady & Associates
Notice)	20220 Center Ridge Road, Suite 300
Rocky River, Ohio 44116-3501
Email: fgrady@gradyassociates.com

10.5 Parties in Interest. This Agreement and the Voting Agreements are binding upon and inure to the benefit of the parties to this Agreement and the Voting Agreements and their respective successors and assigns. Neither this Agreement or the Voting Agreements nor any of the rights, interests, or obligations under the agreements may be assigned by any party without the advance written consent of the other party or parties. Except for Middlefield’s covenants in Section 7.5 regarding Liberty personnel and Section 7.6 regarding indemnification and insurance, nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies.

10.6 Complete Agreement. This Agreement, including the Exhibits and Disclosure Schedules and the documents and other writings referred to herein or delivered under this Agreement, the October 1, 2021 Confidentiality Agreement of Middlefield, and the Voting Agreements contain the entire agreement and understanding of the parties concerning the subject matter. There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all other agreements and understandings (other than the October 1, 2021 Confidentiality Agreement) between the parties, both written and oral, concerning the subject matter.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which together will be considered one and the same agreement and each of which will be considered an original. A facsimile copy of a signature page is considered an original signature page.

10.8 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable by a court of competent jurisdiction, invalidity, illegality, or unenforceability does not affect any other provisions of this Agreement. The parties will use reasonable efforts to substitute a valid, legal, and enforceable provision implementing as far as possible the purpose and intent the affected provision of this Agreement.

10.9 Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of law.

10.10 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, the reference is to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals in this Agreement are an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” is part of “Section 5.5” and references to “Section 5.5” also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents and headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” Unless the context otherwise requires, the phrases “the date of this Agreement,” “the date hereof,” and terms of similar import refer to the date in the Preamble to this Agreement. When this Agreement recites that a party will take a specified action, it means the party is required by this Agreement to take the specified action. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party based on authorship of any of the provisions of this Agreement.

10.11 Specific Performance. The parties hereto agree that irreparable damage will occur if the provisions contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is therefore agreed that the parties are entitled to an injunction or injunctions, without posting bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions in any court of the United States or any state having jurisdiction, except where another remedy is expressly provided by this Agreement. Each party agrees that it will not seek and will agree to waive any requirement for securing or posting bond in the other party’s seeking or obtaining such relief.

10.12 Waiver of Trial by Jury. The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in any litigation based on or rising out of or under this Agreement and any agreement to be executed in accordance with this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

10.13 Amendment and Waiver.

10.13.1 Whether before or after Liberty Shareholder Approval or Middlefield Stockholder Approval is obtained, by action of the Board of Directors of each of Liberty, Middlefield, and Merger Sub, this Agreement may be amended by an instrument in writing signed by Liberty, Middlefield, and Merger Sub. However, after approval of this Agreement and the Merger by Liberty shareholders, without further Liberty Shareholder Approval an amendment of this Agreement is not effective if the amendment decreases the amount or value of Merger Consideration or changes the form of Merger Consideration.

10.13.2 By action of its Board of Directors, Liberty may (x) waive compliance with any of the agreements or conditions of Middlefield and Merger Sub, (y) waive any inaccuracies in the representations and warranties of Middlefield and Merger Sub, or (z) extend the time for performance of the obligations of Middlefield and Merger Sub. By action of the Board of Directors of each company, Middlefield and Merger Sub may (x) waive compliance with any of the agreements or conditions of Liberty, (y) waive any inaccuracies in the representations and warranties of Liberty, or (z) extend the time for performance of the obligations of Liberty. An extension or waiver by a party is effective if and only if the extension or waiver is in writing and is signed by the party. A party’s failure to insist on strict compliance with an obligation, covenant, agreement, or condition is not a waiver of subsequent noncompliance.

10.14 Legal Representation – Attorney-Client Privileged Communications. All communications between Vorys, Sater, Seymour and Pease LLP, on the one hand, and Liberty and its directors and officers or any Liberty shareholders, on the other hand, that relate directly to this Agreement or other agreements contemplated hereby, or the transaction contemplated hereby or thereby and are subject to attorney-client privilege, the attorney-client privilege and the expectation of client confidence belongs to Liberty’s shareholders and may be controlled, asserted or waived only by the Shareholder’s Representative, and shall not pass to or be claimed, controlled or waived by Merger Sub or Middlefield; provided that the foregoing shall not shield factual information. For purposes hereof, Shareholder’s Representative shall mean Thomas M. Wilson. In the event that a third party makes claims against Merger Sub or Middlefield that relate to this Agreement or other agreements contemplated hereby, or the transactions contemplated hereby or thereby, the Shareholder’s Representative shall cooperate with Merger Sub and or Middlefield to provide information as requested, to the furthest extent permitted by law and subject to the attorney-client privilege, which Merger Sub or Middlefield may assert against such third party but may not waive such privilege without the prior written consent of the Shareholder’s Representative.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first written above.

MIDDLEFIELD BANC CORP.		LIBERTY BANCSHARES, INC.

By:	/s/ James R. Heslop, II	By:	/s/ Ronald L. Zimmerly
	James R. Heslop, II		Ronald L. Zimmerly
	President and Chief Executive Officer		President and Chief Executive Officer

MBCN MERGER SUBSIDIARY, LLC

By:	/s/ James R. Heslop, II
James R. Heslop, II
President and Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

This agreement of merger (this “Bank Merger Agreement”), dated as of May 26, 2022, is by and between Liberty National Bank (“Liberty Bank”) and The Middlefield Banking Company (“Middlefield Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger, dated as of May 26, 2022 (the “Prior Merger Agreement”), between Middlefield Banc Corp. (“Middlefield”), MBCN Merger Subsidiary, LLC (“Merger Sub”) and Liberty Bancshares, Inc. (“Liberty”).

WITNESSETH:

WHEREAS, Liberty Bank is a national banking association and a wholly owned subsidiary of Liberty, with, as of December 31, 2021, a capital of $____________, divided into _________ shares of common stock, each of $____ stated value, surplus of $____________, and undivided profits, including capital reserves, of $__________; and

WHEREAS, Middlefield Bank is an Ohio banking corporation and a wholly owned subsidiary of Middlefield, with, as of December 31, 2021, a capital of $150,588,385, divided into 94,967 shares of common stock, each of $10 par value, surplus of $7,464,011, and undivided profits, including capital reserves, of $131,121,274; and

WHEREAS, Middlefield, Merger Sub and Liberty have entered into the Prior Merger Agreement, pursuant to which Liberty will merge with and into Merger Sub (the “Prior Merger”); and

WHEREAS, Liberty Bank and Middlefield Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Prior Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Bank Merger. Subject to the terms and conditions of the Prior Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), Liberty Bank shall merge with and into Middlefield Bank (the “Bank Merger”) under the laws of the United States and the State of Ohio. Middlefield Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time. The Bank Merger shall become effective on the date, and at the time (the “Effective Time”), specified in the certificate of merger filed with the Ohio Secretary of State.

3. Charter; Regulations. The Articles of Incorporation (the “Charter”) and Code of Regulations of Middlefield Bank in effect immediately prior to the Effective Time shall be the Charter and Regulations of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “The Middlefield Banking Company.” The main office of the Surviving Bank shall be the main office of Middlefield Bank immediately prior to the Effective Time.

5. Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of Middlefield Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank, and (ii) the executive officers of Middlefield Bank immediately prior to the Effective Time shall continue as the executive officers of the Surviving Bank, and (iii) Ronald L. Zimmerly, _________ and __________ will become directors and officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the Charter and Code of Regulations of the Surviving Bank or until his or her earlier death, resignation or removal.

6. Effects of the Merger. Upon consummation of the Bank Merger, the applicable provisions of the regulations of the FDIC and other applicable law, (i) all assets of Middlefield Bank and Liberty Bank as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of Middlefield Bank and Liberty Bank existing as of the Effective Time.

7. Effect on Shares of Stock.

a. Each share of Middlefield Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding and shall consist of $150,588,385 in capital, divided into 94,967 shares of common stock, each of $10 par value, and at the Effective Time Middlefield Bank shall have a surplus of $7,464,011 and undivided profits, including capital reserves, of $131,121,274, which when combined with the capital and surplus will be equal to the combined capital structures of Middlefield Bank and Liberty Bank as stated in the recitals of this Agreement, adjusted however, for normal earnings and expense (and if applicable purchase accounting adjustments) from May 26, 2022 until the Effective Time.

b. At the Effective Time, each share of Liberty Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of Liberty Bank capital stock held in the treasury of Liberty Bank immediately prior to the Effective Time shall be retired and canceled.

8. Procurement of Approvals This Bank Merger Agreement shall be subject to the approval of Middlefield, as the sole shareholder of Middlefield Bank, and Liberty, as the sole shareholder of Liberty Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Middlefield Bank and Liberty Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other actions, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the FDIC and the Ohio Division of Financial Institutions as may be required by applicable laws and regulations.

9. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by Middlefield , as the sole shareholder of Middlefield Bank, and Liberty as the sole shareholder of Liberty Bank, at meetings of shareholders duly called and held or by consent or consents in lieu thereof; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Liberty Bank as offices of the Surviving Bank; and (iv) the consummation of the Prior Merger pursuant to the Prior Merger Agreement at or before the Effective Time.

10. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Liberty Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement,

Liberty Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise, to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Liberty Bank or otherwise to take any and all such action.

11. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Middlefield Bank and Liberty Bank at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholder of which is, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Bank Merger Agreement may not be assigned by either Middlefield Bank or Liberty Bank without the prior written consent of the other.

14. Termination. This Bank Merger Agreement shall terminate upon the termination of the Prior Merger Agreement in accordance with its terms.

15. Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Ohio without regard to the conflicts of law provisions thereof.

16. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of Middlefield Bank and Liberty Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

LIBERTY NATIONAL BANK

By:
Name:	Ronald L. Zimmerly
Title:	President and Chief Executive Officer

THE MIDDLEFIELD BANKING COMPANY

By:
Name:	James R. Heslop, II
Title:	President and Chief Executive Officer

Exhibit B

MIDDLEFIELD BANC CORP. AND RONALD ZIMMERLY

TERM SHEET FOR EMPLOYMENT AS PRESIDENT

1.	Effective Date: ____________, 2022

2.

Position: President of Middlefield Banc Corp. (“Middlefield”) and The Middlefield Banking Company (the “Bank”) subject to shareholder approval of amendments to Middlefield’s Regulations at the special shareholder meeting approving the merger agreement to also approve a new Middlefield senior officer position of Chief Executive Officer and to revise the description of the duties of Middlefield’s President. The Code of Regulations of the Bank will be amended before the Effective Time to authorize the position of Chief Executive Officer of the Bank and revise the description of the duties of the President of the Bank.

3.	Base Salary: Initial annual base salary of $295,000 for 2022 payable in accordance with payroll schedule, net of applicable withholdings, subject to annual review commencing in 2023.

4.	Incentive Plan: Eligible to participate in the Bank’s Annual Incentive Plan at a maximum cash benefit of 24% of base salary subject to satisfaction of performance metrics

5.

Change in Control Agreement: A double-trigger change-in-control agreement similar to Middlefield executive officers’ 2019 agreements filed as Form 10-K exhibits 10.4.2, 10.4.5 and 10.4.7, with severance benefits based on 2 times the sum of your annual base salary plus the greater of (i) your average cash incentive plan bonus over the immediately preceding two year period (or such lesser period as you are employed by Middlefield and Middlefield Bank) or (ii) your then target cash incentive bonus, and continued life, health, and disability insurance coverage for 24 months after employment termination. In connection with the promotion to Chief Executive Officer, your Change in Control Agreement shall be revised to provide a severance benefit equal to 2.5 times the sum of your stated annual base salary plus average cash incentive plan bonus over the prior two year period (or such lesser period employed by Middlefield and Middlefield Bank).

6.

Severance Payment for Failure to Be Appointed as CEO by January 1, 2024: You will receive severance compensation equal to 2 times your base salary if you resign because you are not appointed as CEO of Middlefield and the Bank by January 1, 2024, unless your termination of employment before January 1, 2024 results from involuntary termination for cause, with “cause” determined by the affirmative vote of at least 2/3 of Middlefield’s directors exclusive of your vote as a Middlefield director. “Cause” will have the meaning of “involuntary termination with cause” in Middlefield’s change-in-control agreements filed as Form 10-K exhibits 10.4.2, 10.4.5 and 10.4.7. The lump sum payment for your resignation right if you are not appointed as CEO by January, 2024 will be made within 30 days of your employment termination. To be eligible for the severance compensation set forth in this paragraph, you must resign within 30 days of the date the Middlefield Board decides you will not be appointed as CEO of Middlefield and the Bank. A draft of this agreement is attached.

7.

Salary Continuation Agreement: Eligible for a variable benefit deferred compensation agreement (SERP) for executive officers that would provide supplemental retirement income benefits. The SERP would be similar to Middlefield executive officers’ Executive Deferred Compensation Agreement filed as Form 10-K exhibits 10.28, 10.30 and 10.32. For each year that you remain employed with the Bank until attaining age 65, the Bank will credit the SERP with a contribution ranging from 5% to 15% of base salary. Contributions exceeding 5% of salary are conditional on achievement of performance goals, which currently include (i) the Bank’s net income for the plan year and (ii) the Bank’s peer ranking for the plan year based on the top 50% of all FDIC-insured commercial banks having assets between $1 billion and $3 billion as reported on the FDIC’s Uniform Bank Performance Report. Each of the two performance goals can account for a SERP contribution of up to 7.5% of your base annual salary.

8.

Restricted Stock: Restricted stock award with a value of $325,000 which vests ratably over a three-year period provided that you remain continuously employed by Middlefield. Vesting of the restricted stock grant will accelerate in the event of good reason resignation, involuntary termination without cause, or executive’s resignation under the circumstances described in Section 6.

9.

Settlement of Existing Severance Agreement: At or within 30 days before the effective date, the existing Change in Control-Severance Compensation Agreement, dated September 11, 2013, with Liberty Bancshares, Inc. (the “Severance Agreement”), will terminate and Liberty Bancshares, Inc. will pay at closing a change in control benefit of [$760,000] which reflects the payment set forth in Section 4(B) of the Severance Agreement reduced to comply with the Section 280G cutback provision in Section 4(E) of the Severance Agreement. Liberty Bancshares, Inc. will take action under Rule 1.409A-3(j)(4)(ix)(B) to terminate all six executive severance agreements reported in Disclosure Schedule 4.8.3 including the Severance Agreement.

10.

Automobile Allowance. Eligible for a Middlefield-owned automobile for use with the value of the leased or Middlefield-supplied car to be commensurate with a monthly lease expense of $1,000, in either case subject to annual increases as may be determined by the Compensation Committee. Middlefield will pay insurance, taxes, and maintenance expenses for the automobile.

11.

Other Benefits: With the exception of the Executive Survivor Income Agreement (the “DBO Agreement”) that the Bank offers to executive officers reported in Form 10-K exhibits 10.14 through 10.21, you are eligible to participate in plans and benefits available to other officers and with same contribution and other terms and conditions. As an alternative to the DBO Agreements that some Bank executive officers have, you will retain your Split Dollar Agreement with Liberty National Bank dated October 1, 2020.

EXHIBIT C

Form of Voting Agreement

VOTING AGREEMENT

May 26, 2022

Middlefield Banc Corp.

15985 East High Street

Middlefield, Ohio 44062-35

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), Middlefield Banc Corp. (“Middlefield”), MBCN Merger Subsidiary, LLC (“Merger Sub”), and Liberty Bancshares, Inc. (“Liberty”), are entering into an Agreement and Plan of Merger dated the date of this Voting Agreement (the “Merger Agreement”), whereby Liberty will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger, and stockholders of Liberty will receive shares of Middlefield common stock on terms stated in the Merger Agreement, subject to closing of the Merger. All defined terms used but not defined in this Voting Agreement have the meanings given in the Merger Agreement.

A condition to Middlefield’s obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to Middlefield.

Intending to be legally bound, I irrevocably agree and represent as follows:

(a) As of the date of this Voting Agreement I have, and unless sold, transferred, other disposed of in accordance with clause (g) below, at all times during the term of this Voting Agreement I will have, beneficial ownership of, and good and valid title to, shares of Liberty voting common stock, par value $1.25 per share, and may also hold rights to acquire shares of Liberty voting common stock. All of my shares of Liberty voting common stock or rights to acquire Liberty voting common stock are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances, and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of the securities). None of my shares of Liberty voting common stock or rights to acquire Liberty voting common stock are subject to a voting trust or other agreement or arrangement regarding voting rights of the securities. For purposes of this Voting Agreement, beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934.

(b) Except for the shares of Liberty voting common stock or rights to acquire Liberty voting common stock stated in paragraph (a), as of the date of this Voting Agreement I do not beneficially own any (x) voting securities of Liberty, (y) securities of Liberty convertible into or exchangeable for shares of voting securities of Liberty or (z) options or other rights to acquire from Liberty any voting securities, or securities convertible into or exchangeable for any voting securities of Liberty. The shares of Liberty voting common stock identified in paragraph (a), together with all shares of Liberty voting common stock I acquire during the term of this Voting Agreement, including through exercise of rights, are subject to the terms of this Voting Agreement.

(c) At the Liberty Stockholder Meeting at which the Merger Agreement and the Merger will be voted upon, and on every action or approval by written consent of stock of Liberty, I will vote or cause to be voted all shares over which I have voting power to be voted in favor of approval and adoption of the Merger Agreement, the Merger, and other transactions under the Merger Agreement and in favor of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger, and other transactions under the Merger Agreement.

(d) During the term of this Voting Agreement I will not offer, sell, transfer, pledge, encumber, or otherwise dispose of any of my shares of Liberty voting common stock or rights to acquire Liberty voting common stock (or interest therein), and I will use my best efforts not to permit the offer, sale, transfer, pledge, encumbrance, or other disposition of any of my shares of Liberty voting common stock or options or rights to acquire Liberty voting common stock, except as may be permitted by paragraph (g).

(e) I agree that Liberty is not bound by any attempted sale of any of my shares of Liberty voting common stock or rights to acquire Liberty voting common stock, and Liberty’s transfer agent will receive appropriate stop transfer orders and is not required to register any such attempted sale of my shares of Liberty voting common stock or rights to acquire Liberty voting common stock, unless the sale is effected in compliance with this Voting Agreement.

(f) I have the legal capacity to enter into this Voting Agreement. I have duly and validly executed and delivered this Voting Agreement. This Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency, and other laws affecting creditors’ rights and general equitable principles. No consent of my spouse, (if any), is necessary under any community property or other law in order for me to enter into and perform my obligations under this Voting Agreement.

(g) I may offer, sell, transfer, pledge, encumber, or otherwise dispose of my shares of Liberty voting common stock or rights to acquire Liberty voting common stock to any person or entity, but to do so I must first cause the person to whom I transfer the securities to execute and deliver to Middlefield an agreement to be bound by the terms of this Voting Agreement. A transfer not preceded by the transferee’s executed Voting Agreement delivered to Middlefield is not valid or effective and will not be honored.

I am signing this Voting Agreement solely in my capacity as a stockholder of Liberty, and as a rights holder if I hold rights to acquire Liberty voting common stock. I am not signing this Voting Agreement in any other capacity, such as a director or officer of Liberty or as a fiduciary of any trusts in which I am not a beneficiary. I make no agreement in this Voting Agreement in any capacity other than in my capacity as a beneficial owner of Liberty voting common stock. Nothing in this Voting Agreement limits or affects any action or inaction by me or any of my representatives, as applicable, as a director or officer of Liberty or affects my rights to exercise my fiduciary duties pursuant to Section 6.10 of the Merger Agreement.

This Voting Agreement terminates and is of no further force and effect on the earliest to occur of (a) the favorable vote of Liberty stockholders for approval and adoption of the Merger Agreement and the Merger, (b) the Effective Time, (c) Middlefield and I enter into a written agreement to terminate this Voting Agreement, (d) any termination of the Merger Agreement in accordance with its terms, (e) any amendment, modification or waiver to the Merger Agreement that is material and adverse to me (including any decrease to the consideration set forth in the Merger Agreement), and (f) May 31, 2023, except that termination is without prejudice to Middlefield’s rights if termination is a result of my willful breach of any covenant or representation in this Voting Agreement.

All notices and other communications under this Voting Agreement must be in writing and will be deemed given if delivered personally, sent by email, facsimile, mailed by registered or certified mail return receipt requested, or delivered by an express courier, to the other party at its address(es) contained on the signature page.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Voting Agreement.

I agree and acknowledge that Middlefield may be irreparably harmed by, and that there may be no adequate remedy at law for, a violation of this Voting Agreement by me. Without limiting other remedies, Middlefield is entitled to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting

Agreement and all claims arising hereunder or relating hereto are governed by and will be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the State of Ohio principles of conflicts of law. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio in any action or proceeding arising out of or relating to this Voting Agreement.

If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Voting Agreement remain in full force and effect and are not affected, impaired, or invalidated so long as the effect on the economic or legal substance is not materially adverse to a party. If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the parties will negotiate in good faith to modify this Voting Agreement to effect the original intent of the parties as closely as possible.

This Voting Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is deemed to be an original but all of which taken together constitute a single instrument.

[Signature pages follow.]

Very truly yours,

[Name]

[Address]

Acknowledged and Agreed: Middlefield Banc Corp.

By:	James R. Heslop, II
President and Chief Executive Officer

Address:	Middlefield Banc Corp.
15985 East High Street
Middlefield, Ohio 44062-0035

Dated: _________, 2022

Appendix A

Number of Shares held (excluding Shares of restricted stock unit):

This amount includes:

Shares over which I have sole voting power

Shares over which I have shared voting power

Shares over which I have sole dispositive power

Shares over which I have shared dispositive power

Number of Shares of restricted stock units under restricted stock unit award agreements:

EXHIBIT D

Form of Voting and Shareholder Agreement

VOTING AND SHAREHOLDER AGREEMENT

May 26, 2022

Middlefield Banc Corp.

15985 East High Street

Middlefield, Ohio 44062-35

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting and Shareholder Agreement”), Middlefield Banc Corp. (“Middlefield”), MBCN Merger Subsidiary, LLC (“Merger Sub”), and Liberty Bancshares, Inc. (“Liberty”), are entering into an Agreement and Plan of Merger dated the date of this Voting and Shareholder Agreement (the “Merger Agreement”), whereby Liberty will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger, and stockholders of Liberty will receive shares of Middlefield common stock on terms stated in the Merger Agreement, subject to closing of the Merger. All defined terms used but not defined in this Voting and Shareholder Agreement have the meanings given in the Merger Agreement.

A condition to Middlefield’s obligations under the Merger Agreement is that Castle Creek Capital Partners VI, LP (“Castle Creek”) execute and deliver this Voting and Shareholder Agreement to Middlefield.

Intending to be legally bound, Middlefield and Castle Creek irrevocably agree and represent as follows:

(a) As of the date of this Voting and Shareholder Agreement Castle Creek has, and subject to clause (g) below at all times during the term of this Voting and Shareholder Agreement Castle Creek will have, beneficial ownership of, and good and valid title to, 75,700 shares of Liberty voting common stock, par value $1.25 per share. All of Castle Creek’s shares of Liberty voting common stock are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances, and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of the securities). None of Castle Creek’s shares of Liberty voting common stock are subject to a voting trust or other agreement or arrangement regarding voting rights of the securities. For purposes of this Voting and Shareholder Agreement, beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934.

(b) Except for the shares of Liberty voting common stock or rights to acquire Liberty voting common stock stated in paragraph (a), as of the date of this Voting and Shareholder Agreement Castle Creek does not beneficially own any (x) voting securities of Liberty, (y) securities of Liberty convertible into or exchangeable for shares of voting securities of Liberty except for non-voting common stock of Liberty, or (z) options or other rights to acquire from Liberty any voting securities, or securities convertible into or exchangeable for any voting securities of Liberty. The shares of Liberty voting common stock identified in paragraph (a), together with all shares of Liberty voting common stock Castle Creek acquires during the term of this Voting and Shareholder Agreement, including through exercise of rights, are subject to the terms of this Voting and Shareholder Agreement.

(c) At the Liberty Stockholder Meeting at which the Merger Agreement and the Merger will be voted upon, and on every action or approval by written consent of stock of Liberty, Castle Creek will vote or cause to be voted all shares over which Castle Creek has voting power to be voted in favor of approval and adoption of the Merger Agreement, the Merger, and other transactions under the Merger Agreement and in favor of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger, and other transactions under the Merger Agreement.

(d) During the term of this Voting and Shareholder Agreement Castle Creek will not offer, sell, transfer, pledge, encumber, or otherwise dispose of any of Castle Creek’s shares of Liberty voting common stock, and Castle Creek will not permit the offer, sale, transfer, pledge, encumbrance, or other disposition of any of Castle Creek’s shares of Liberty voting common stock, except as may be permitted by paragraph (g).

(e) Castle Creek agree that Liberty is not bound by any attempted sale of any of Castle Creek’s shares of Liberty voting common stock or rights to acquire Liberty voting common stock, and Liberty’s transfer agent will receive appropriate stop transfer orders and is not required to register any such attempted sale of Castle Creek’s shares of Liberty voting common stock, unless the sale is effected in compliance with this Voting and Shareholder Agreement.

(f) Castle Creek has the legal capacity to enter into this Voting and Shareholder Agreement. Castle Creek has duly and validly executed and delivered this Voting and Shareholder Agreement. This Voting and Shareholder Agreement is a valid and binding obligation enforceable against Castle Creek in accordance with its terms, subject to bankruptcy, insolvency, and other laws affecting creditors’ rights and general equitable principles.

(g) Castle Creek may offer, sell, transfer, pledge, encumber, or otherwise dispose of Castle Creek’s shares of Liberty voting common stock to any person or entity but to do so Castle Creek must first cause the person to whom Castle Creek sells, transfers, pledges, encumbers, or otherwise disposes the securities to execute and deliver to Middlefield an agreement to be bound by the terms of this Voting and Shareholder Agreement. A sale, transfer, pledge, encumbrance, or other disposition by Castle Creek of Castle Creek’s shares of Liberty voting common stock not preceded by an executed Voting and Shareholder Agreement required by this paragraph (g) and delivered to Middlefield is not valid or effective and will not be honored.

Castle Creek is signing this Voting and Shareholder Agreement solely in Castle Creek’s capacity as a stockholder of Liberty. Castle Creek is not signing this Voting and Shareholder Agreement in any other capacity, such as a director or officer of Liberty or as a fiduciary of any trusts in which Castle Creek is not a beneficiary. Castle Creek makes no agreement in this Voting and Shareholder Agreement in any capacity other than in Castle Creek’s capacity as a beneficial owner of Liberty voting common stock. Nothing in this Voting and Shareholder Agreement limits or affects any action or inaction by Castle Creek or any of Castle Creek’s representatives, as applicable, as a director of Liberty or affects Castle Creek’s rights to exercise Castle Creek’s fiduciary duties pursuant to Section 6.10 of the Merger Agreement.

This Voting and Shareholder Agreement (other than the following paragraphs, which shall survive the Closing if and to the extent the Closing occurs) terminates and is of no further force and effect on the earliest to occur of (a) the favorable vote of Liberty stockholders for approval and adoption of the Merger Agreement and the Merger, (b) the Effective Time, (c) Middlefield and Castle Creek enter into a written agreement to terminate this Voting and Shareholder Agreement, (d) any termination of the Merger Agreement in accordance with its terms, (e) any amendment, modification or waiver to the Merger Agreement that is material and adverse to Castle Creek (including any decrease to the consideration set forth in the Merger Agreement), and (d) May 31, 2023, except that termination is without prejudice to Middlefield’s rights if termination is a result of Castle Creek’s willful breach of any covenant or representation in this Voting and Shareholder Agreement.

Following the Closing, upon the written request of Castle Creek, Middlefield will promptly cause any individual designated by Castle Creek (the “Board Representative”) that is reasonably acceptable to Middlefield to be elected or appointed to the board of directors of Middlefield (the “Board”) or Middlefield Bank (the “Bank Board”), subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of Middlefield and/or Middlefield Bank (as applicable). Middlefield’s appointment of Spencer T. Cohn to the Board pursuant to Section 7.14 of the Merger Agreement shall satisfy the requirement under this paragraph that Castle Creek have a Board Representative on the Board. At Middlefield’s then next annual meeting, Middlefield will use reasonable best efforts to cause the election of the Board Representative to the Board (including, without limitation, by recommending to its shareholders the election of the Board Representative), subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of Middlefield; provided that Castle Creek’s right to designate the Board Representative will continue only so long as Castle Creek, together with its Affiliates, in the aggregate owns at least four point nine percent (4.9%) of the Middlefield common stock then outstanding (the “Minimum Ownership Interest”). So long as Castle Creek, together with its Affiliates, has a Minimum Ownership Interest, Middlefield will recommend to its shareholders the election of the Board Representative to the Board at Middlefield’s annual meeting of shareholders, subject to satisfaction of all legal requirements regarding service and election or appointment as a director of Middlefield. If Castle Creek no longer has a Minimum Ownership Interest, Castle Creek will have no further rights under this paragraph and the following paragraph and, at the written request of the Board, shall use commercially reasonable efforts to cause the Board Representative to resign from the Board and the Bank Board as promptly as possible thereafter.

Subject to applicable Law and the preceding paragraph, the Board Representative shall be one of Middlefield’s nominees to serve on the Board. Middlefield shall use its reasonable best efforts to have the Board Representative elected as a director of Middlefield by the shareholders of Middlefield, and Middlefield shall solicit proxies for the Board Representative to the same extent as it does for any of its other Middlefield nominees to the Board. Middlefield shall ensure that the Board and the Bank Board shall each have at least four (4) members for so long as Castle Creek shall have the right to appoint a Board Representative.

Subject to applicable Law and the preceding two paragraphs, upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board or the Bank Board of the Board Representative, Castle Creek shall have the right to designate a replacement for the Board Representative that is reasonably acceptable to Middlefield. The Board and the Bank Board shall use their reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law and the preceding two paragraphs, being one of Middlefield’s nominees to serve on the Board and the Bank Board), using reasonable best efforts to have such person elected as director of Middlefield by the shareholders of Middlefield and Middlefield soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board, as the case may be.

Middlefield hereby agrees that, from and after the Closing, for so long as Castle Creek and its Affiliates in the aggregate have a Minimum Ownership Interest, and do not have a Board Representative currently serving on the Board and the Bank Board (or have a Board Representative whose appointment is subject to receipt of regulatory approvals), and subject to satisfaction of all legal and regulatory requirements, Middlefield shall invite a person designated by Castle Creek (the “Observer”) to attend meetings of the Board or the Bank Board, as applicable, in a nonvoting, nonparticipating observer capacity. The Observer shall not have any right to vote on any matter presented to the Board, the Bank Board or any committee thereof. Middlefield shall give the Observer written notice of each meeting of the Board or the Bank Board at the same time and in the same manner as the members of the Board or the Bank Board, shall provide the Observer with all written materials and other information given to members of the Board or the Bank Board at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any confidential supervisory information or any materials relating to any transaction with Castle Creek or its Affiliates) and shall permit the Observer to attend as an observer at all meetings thereof provided that the Board or the Bank Board, as applicable, reserves the right and authority to exclude the Observer from attending or observing any portion of any meeting of the Board or the Bank Board, as applicable, or from receiving any copies of written materials (or portions thereof) distributed to the Board or the Bank Board, as applicable, or at or in connection with any meeting in the event that Middlefield, on the advice of legal counsel, determines that the presence of the Observer or the disclosure of written materials to the Observer is likely to compromise the attorney-client privilege; provided, however, that Middlefield will use commercially reasonable efforts to provide to the Observer the information discussed at such portion of a meeting or included in such written materials in a manner that would not be reasonably likely to compromise the attorney-client privilege (including, if necessary, by entering into a common interest agreement with the Observer). In the event Middlefield or Middlefield Bank or any future bank subsidiary of Middlefield proposes to take any action by written consent in lieu of a meeting, Middlefield, Middlefield Bank or any such future bank subsidiary of Middlefield shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents. If Castle Creek no longer has a Minimum Ownership Interest, Castle Creek will have no further rights under this paragraph.

Middlefield acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses and/or insurance provided by Castle Creek and/or its respective Affiliates (collectively, the “Castle Creek Indemnitors”). Middlefield hereby agrees that, with respect to a claim by a Board Representative for indemnification arising out his or her service as a director of Middlefield, Middlefield Bank or any future bank subsidiary of Middlefield, (1) it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board or the Bank Board, as applicable) are primary and any obligation of the Castle Creek Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Castle Creek Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against Middlefield.

Middlefield shall deliver to Castle Creek a letter agreement in the form attached hereto as Exhibit A, dated as of the Closing Date (the “VCOC Letter Agreement”).

Each of the parties hereto acknowledges that Castle Creek and its Affiliates and related investment funds may presently or in the future have, investments or other business or strategic relationships, ventures, agreements or other arrangements with enterprises other than Middlefield or any of Middlefield’s Subsidiaries, including enterprises that may have products or services that compete directly or indirectly with those of Middlefield and its Subsidiaries, and may trade in the securities of such enterprise (any such other investment or relationship, an “Other Business”). The parties expressly acknowledge and agree that: (a) Castle Creek and its Affiliates shall not be prohibited by virtue of Castle Creek’s investment in Middlefield from directly or indirectly, engage in any Other Business; and (b) in the event that Castle Creek or its Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Middlefield or any of its Subsidiaries, Castle Creek and its Affiliates shall not be obligated to communicate or present such corporate opportunity to Middlefield or any of its Subsidiaries, and, notwithstanding any provision of this Voting and Shareholder Agreement to the contrary, shall not be liable to Middlefield or any of its Subsidiaries or shareholders of Middlefield for breach of any duty (contractual or otherwise) by reason of the fact that Castle Creek, any Affiliate thereof, directly or indirectly, pursues or acquires such opportunity for itself, or does not present such opportunity to Middlefield.

All notices and other communications under this Voting and Shareholder Agreement must be in writing and will be deemed given if delivered personally, sent by email, mailed by registered or certified mail return receipt requested, or delivered by an express courier, to the other party at its address(es) contained on the signature page.

This Voting and Shareholder Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting and Shareholder Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Voting and Shareholder Agreement.

Middlefield and Castle Creek agree and acknowledge that Middlefield and Castle Creek may be irreparably harmed by, and that there may be no adequate remedy at law for, a violation of this Voting and Shareholder Agreement. Without limiting other remedies, each of Middlefield and Castle Creek is entitled to seek to enforce this Voting and Shareholder Agreement by specific performance or injunctive relief. This Voting and Shareholder Agreement and all claims arising hereunder or relating hereto are governed by and will be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the State of Ohio principles of conflicts of law. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio in any action or proceeding arising out of or relating to this Voting and Shareholder Agreement.

If a term, provision, covenant, or restriction of this Voting and Shareholder Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Voting and Shareholder Agreement remain in full force and effect and are not affected, impaired, or invalidated so long as the effect on the economic or legal substance is not materially adverse to a party. If a term, provision, covenant, or restriction of this Voting and Shareholder Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the parties will negotiate in good faith to modify this Voting and Shareholder Agreement to effect the original intent of the parties as closely as possible.

This Voting and Shareholder Agreement may be executed and delivered (including by email) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is deemed to be an original but all of which taken together constitute a single instrument.

Very truly yours,

Castle Creek Capital Partners VI, LP

By:	/s/ Spencer T. Cohn
Spencer T. Cohn
Principal

Address:	11682 El Camino Real, Suite 320
San Diego, CA 92130

Email:	scohn@castlecreek.com

Acknowledged and Agreed: Middlefield Banc Corp.

By:	/s/ James R. Heslop, II

Name:	James R. Heslop, II
President and Chief Executive Officer

Middlefield Banc Corp. 15985 East High Street
Middlefield, Ohio 44062-0035
Email:	jheslop@middlefieldbank.bank

Dated:	May 26, 2022

EXHIBIT A

VCOC Letter Agreement

VCOC LETTER AGREEMENT

MIDDLEFIELD BANC CORP.

15985 EAST HIGH STREET

MIDDLEFIELD, OH 44062

May 26, 2022

Castle Creek Capital Partners VI, LP

6051 El Tordo

Rancho Santa Fe, CA 92091

Dear Sir/Madam:

Reference is made to the Agreement and Plan of Merger by and among Middlefield Banc Corp., an Ohio corporation ( “Middlefield”), Liberty Bancshares, Inc., an Ohio corporation (“Liberty”), and MBCN Merger Subsidiary, an Ohio limited liability company and wholly owned subsidiary of Middlefield (“Merger Sub”), dated as of May 26, 2022 (the “Merger Agreement”), pursuant to which Liberty agreed to merge with and into Merger Sub with Merger Sub surviving the merger and shares of Middlefield Common Stock will be issued to Castle Creek Capital Partners VI, LP (the “VCOC Investor”). Capitalized terms used herein without definition shall have the respective meanings in the Merger Agreement.

For good and valuable consideration acknowledged to have been received, Middlefield hereby agrees that it shall, effective as of the Closing:

•

For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Middlefield Common Stock, provide the VCOC Investor or its designated representative with the governance rights set forth in the Voting and Shareholder Agreement, dated as of May 26, 2022, by and between Middlefield and the VCOC Investor (the “Voting and Shareholder Agreement”);

•

For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Middlefield Common Stock, without limitation or prejudice of any of the rights provided to the VCOC Investor under the Voting and Shareholder Agreement or any other agreement or otherwise, provide the VCOC Investor or its designated representative with:

(i) the right to visit and inspect any of the offices and properties of Middlefield and its subsidiaries and inspect the books and records of Middlefield and its subsidiaries at such times as the VCOC Investor shall reasonably request upon three (3) business days’ notice but not more frequently than once per calendar quarter, provided, however, that such rights shall not extend to confidential bank supervisory communications, customer financial records or other “exempt records” as defined by 12 C.F.R. Part 309, or reports of examination of any national or state chartered insured bank, which information may only be disclosed by Middlefield or any subsidiary of Middlefield in accordance with the provisions and subject to the limitations of applicable law or regulation;

(ii) consolidated balance sheets and statements of income and cash flows of Middlefield and its subsidiaries prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (A) as of the end of each quarter of each fiscal year of Middlefield as soon as practicable after preparation thereof but in no event later than ninety (90) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as soon as practicable after preparation thereof but in no event later than one hundred and twenty (120) days after the end of such fiscal year together with an auditor’s report thereon of a firm of established national reputation; and

(iii) to the extent Middlefield or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of Middlefield or any subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by Middlefield or any of its subsidiaries as soon as available;

provided, that, in each case, if Middlefield makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the United States Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

•

Make appropriate officers and directors of Middlefield, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar quarter, with respect to matters relating to the business and affairs of Middlefield and its subsidiaries; and

•

If the VCOC Investor’s regular outside counsel determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date of this agreement to preserve the qualification of VCOC Investor’s investment in Middlefield as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”), Middlefield agrees to cooperate in good faith with the VCOC Investor to amend this letter agreement to reflect such other rights that are mutually satisfactory to Middlefield and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies; provided that such consultation rights shall be limited to once per calendar quarter.

Middlefield agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by Middlefield.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process or requested by a governmental authority or self-regulatory organization, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor transfers all or any portion of its investment in Middlefield to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that Middlefield has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

The rights of the VCOC Investor under this letter agreement are unique to the VCOC Investor and shall not be assignable or transferrable other than to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

For the avoidance of doubt, the terms and conditions of this Agreement shall be conditioned upon the Closing and shall terminate in the event that the Merger Agreement is terminated.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date first above written.

MIDDLEFIELD BANC CORP.

By:	/s/ James R. Heslop, II
Name:	James R. Heslop, II
Title:	CEO and President

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPITAL PARTNERS VI, LP

By:	/s/ Spencer T. Cohn
Name:	Spencer T. Cohn
Title:	Principal

Signature Page to Castle Creek-Middlefield VCOC Letter Agreement

EXHIBIT E

Form of Voting Agreement

VOTING AGREEMENT

May 26, 2022

Liberty Bancshares, Inc.

118 South Main Street

Ada, Ohio 45810

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), Middlefield Banc Corp. (“Middlefield”), MBCN Merger Subsidiary, LLC (“Merger Sub”), and Liberty Bancshares, Inc. (“Liberty”), are entering into an Agreement and Plan of Merger dated the date of this Voting Agreement (the “Merger Agreement”), whereby Liberty will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger, and stockholders of Liberty will receive shares of Middlefield common stock on terms stated in the Merger Agreement, subject to closing of the Merger. All defined terms used but not defined in this Voting Agreement have the meanings given in the Merger Agreement.

A condition to Liberty’s obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to Liberty.

Intending to be legally bound, I irrevocably agree and represent as follows:

(a) As of the date of this Voting Agreement I have, and unless sold, transferred, other disposed of in accordance with clause (g) below, at all times during the term of this Voting Agreement I will have, beneficial ownership of, and good and valid title to, shares of Middlefield voting common stock, no par value, and may also hold rights to acquire shares of Middlefield voting common stock. All of my shares of Middlefield voting common stock or rights to acquire Middlefield voting common stock are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances, and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of the securities). None of my shares of Middlefield voting common stock or rights to acquire Middlefield voting common stock are subject to a voting trust or other agreement or arrangement regarding voting rights of the securities. For purposes of this Voting Agreement, beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934.

(b) Except for the shares of Middlefield voting common stock or rights to acquire Middlefield voting common stock stated in paragraph (a), as of the date of this Voting Agreement I do not beneficially own any (x) voting securities of Middlefield, (y) securities of Middlefield convertible into or exchangeable for shares of voting securities of Middlefield or (z) options or other rights to acquire from Middlefield any voting securities, or securities convertible into or exchangeable for any voting securities of Middlefield. The shares of Middlefield voting common stock identified in paragraph (a), together with all shares of Middlefield voting common stock I acquire during the term of this Voting Agreement, including through exercise of rights, are subject to the terms of this Voting Agreement.

(c) At the Middlefield Stockholder Meeting at which the Merger Agreement and the Merger will be voted upon, and on every action or approval by written consent of stock of Middlefield, I will vote or cause to be voted all shares over which I have voting power to be voted in favor of approval and adoption of the Merger Agreement, the Merger, and other transactions under the Merger Agreement and in favor of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger, and other transactions under the Merger Agreement.

(d) During the term of this Voting Agreement I will not offer, sell, transfer, pledge, encumber, or otherwise dispose of any of my shares of Middlefield voting common stock or rights to acquire Middlefield voting common stock (or interest therein), and I will use my best efforts not to permit the offer, sale, transfer, pledge, encumbrance, or other disposition of any of my shares of Middlefield voting common stock or options or rights to acquire Middlefield voting common stock, except as may be permitted by paragraph (g).

(e) I agree that Middlefield is not bound by any attempted sale of any of my shares of Middlefield voting common stock or rights to acquire Middlefield voting common stock, and Middlefield’s transfer agent will receive appropriate stop transfer orders and is not required to register any such attempted sale of my shares of Middlefield voting common stock or rights to acquire Middlefield voting common stock, unless the sale is effected in compliance with this Voting Agreement.

(f) I have the legal capacity to enter into this Voting Agreement. I have duly and validly executed and delivered this Voting Agreement. This Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency, and other laws affecting creditors’ rights and general equitable principles. No consent of my spouse, (if any), is necessary under any community property or other law in order for me to enter into and perform my obligations under this Voting Agreement.

(g) I may offer, sell, transfer, pledge, encumber, or otherwise dispose of my shares of Middlefield voting common stock or rights to acquire Middlefield voting common stock to any person or entity, but to do so I must first cause the person to whom I transfer the securities to execute and deliver to Middlefield an agreement to be bound by the terms of this Voting Agreement. A transfer not preceded by the transferee’s executed Voting Agreement delivered to Middlefield is not valid or effective and will not be honored.

I am signing this Voting Agreement solely in my capacity as a stockholder of Middlefield, and as a rights holder if I hold rights to acquire Middlefield voting common stock. I am not signing this Voting Agreement in any other capacity, such as a director or officer of Middlefield or as a fiduciary of any trusts in which I am not a beneficiary. I make no agreement in this Voting Agreement in any capacity other than in my capacity as a beneficial owner of Middlefield voting common stock. Nothing in this Voting Agreement limits or affects any action or inaction by me or any of my representatives, as applicable, as a director or officer of Middlefield or affects my rights to exercise my fiduciary duties as an officer or director of Middlefield.

This Voting Agreement terminates and is of no further force and effect on the earliest to occur of (a) the favorable vote of Middlefield stockholders for approval and adoption of the Merger Agreement and the Merger, (b) the Effective Time, (c) Liberty and I enter into a written agreement to terminate this Voting Agreement, (d) any termination of the Merger Agreement in accordance with its terms, (e) any amendment, modification or waiver to the Merger Agreement that is material and adverse to me, and (f) May 31, 2023, except that termination is without prejudice to Liberty’s rights if termination is a result of my willful breach of any covenant or representation in this Voting Agreement.

All notices and other communications under this Voting Agreement must be in writing and will be deemed given if delivered personally, sent by email, facsimile, mailed by registered or certified mail return receipt requested, or delivered by an express courier, to the other party at its address(es) contained on the signature page.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Voting Agreement.

I agree and acknowledge that Liberty may be irreparably harmed by, and that there may be no adequate remedy at law for, a violation of this Voting Agreement by me. Without limiting other remedies, Middlefield is entitled to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto are governed by and will be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the State of Ohio principles of conflicts of law. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio in any action or proceeding arising out of or relating to this Voting Agreement.

If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Voting Agreement remain in full force and effect and are not affected, impaired, or invalidated so long as the effect on the economic or legal substance is not materially adverse to a party. If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the parties will negotiate in good faith to modify this Voting Agreement to effect the original intent of the parties as closely as possible.

This Voting Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is deemed to be an original but all of which taken together constitute a single instrument.

[Signature pages follow.]

Very truly yours,

[Name]

[Address]

Acknowledged and Agreed: Liberty Bancshares, Inc.

By:	Ronald L. Zimmerly
President and Chief Executive Officer

Address:	Liberty Bancshares, Inc.
118 South Main Street
Ada, Ohio 45810

Dated: _______________, 2022

Appendix A

Number of Shares held:

This amount includes:

Shares over which I have sole voting power
Shares over which I have shared voting power
Shares over which I have sole dispositive power
Shares over which I have shared dispositive power

ANNEX B

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders – compliance with section – fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A) (5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

May 24, 2022

Board of Directors

Liberty Bancshares, Inc.

118 South Main Street

P.O. Box 135

Ada, OH 45810

Members of the Board of Directors:

We understand that Middlefield Banc Corp. (“Middlefield”) and Liberty Bancshares, Inc. (the “Company” or “Liberty”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into a merger subsidiary of Middlefield (the “Transaction”), with the merger subsidiary of Middlefield as the surviving corporation and that, in connection with the Transaction, each outstanding share of common stock, par value $1.25 per share, of the Company (the “Common Shares”), other than Dissenting Shares (as defined in the Agreement) and each Common Share held in the Company’s treasury or owned directly or indirectly by Middlefield (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (together, the “Excluded Shares”), will be converted into the right to receive 2.752 shares (the “Exchange Ratio”) of Middlefield common stock, without par value. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair from a financial point of view to the holders of Liberty Common Shares (other than Excluded Shares). For purposes of this Opinion, and with your consent, we have assumed that there are approximately 937,988 Liberty Common Shares issued and outstanding and approximately 4,884,376 Middlefield Common Shares issued and outstanding, each on a fully-diluted basis.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger dated as of May 23, 2022 (the “Agreement”);

2.

reviewed certain information related to the historical condition and prospects of the Company and Middlefield, as made available to Raymond James by or on behalf of the Company, including, but not limited to, (a) financial projections for each of the Company and Middlefield certified by the management of the Company (together, the “Projections”) and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects and other pro forma financial adjustments expected to result from the Transaction, as prepared by management of the Company (the “Pro Forma Financial Adjustments”);

3.

reviewed the Company’s and Middlefield’s audited financial statements for years ended December 31, 2021, December 31, 2020 and December 31, 2019 and unaudited financial statements for the three month periods ended March 31, 2022, September 30, 2021, June 30 2021 and March 31, 2021;

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Board of Directors

Liberty Bancshares, Inc.

May 24, 2022

4.	reviewed the Company’s and Middlefield’s recent public filings and certain other publicly available information regarding the Company and Middlefield;

5.	reviewed the financial and operating performance of the Company and Middlefield and those of other selected public companies that we deem to be relevant;

6.

reviewed the current and historical market prices for Liberty Common Shares and for Middlefield Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

7.	compared the relative contributions of the Company and Middlefield to certain financial statistics of the combined company on a pro forma basis;

8.	reviewed certain potential pro forma financial effects of the Transaction on earnings per share, capitalization and financial ratios of the Company;

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

10.

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

11.

discussed with members of the senior management of each of the Company and Middlefield certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and Middlefield, respectively, and the financial condition and future prospects and operations of the Company, respectively.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Middlefield is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Middlefield is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections, Pro Forma Financial Adjustments, and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, Pro Forma Financial Adjustments and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. With respect to the future estimates of potential cost savings, operating efficiencies, revenue effects, one-time costs and other financial adjustments expected to result from the Transaction (the “Synergies”) underlying the Pro Forma Financial Adjustments, we have, with your consent assumed that they will be realized in the

Board of Directors

Liberty Bancshares, Inc.

May 24, 2022

amounts and at the time periods indicated thereby. We express no opinion with respect to the Projections, Pro Forma Financial Adjustments, Synergies or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, Middlefield or the Company that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 23, 2022 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Middlefield since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

As the Board is aware, there is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals have taken and may take to address the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). Raymond James expresses no opinion or view as to the potential impact of the Pandemic Effects on our analysis, this Opinion, the Transaction, Middlefield, the Company or the Exchange Ratio after the date hereof. As the Board is also aware, the credit, financial and stock markets have been experiencing and do experience unusual volatility from time to time and Raymond James expresses no opinion or view as to any potential effects of such volatility on the Transaction, Middlefield or the Company. This Opinion does not purport to address potential developments in any such credit, financial and stock markets on the Exchange Ratio after the date hereof.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company. This letter does not express any opinion as to the likely trading range of Middlefield Common Shares or Liberty Common Shares following announcement or consummation of the Transaction, which may vary

Board of Directors

Liberty Bancshares, Inc.

May 24, 2022

depending on numerous factors that generally impact the price of securities or on the financial condition of Middlefield and the Company at that time. Our opinion is limited to the fairness, from a financial point of view, to the holders of Liberty Common Shares (other than Excluded Shares) of the Exchange Ratio.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company, Middlefield and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Liberty Common Shares (other than Excluded Shares) as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of Liberty Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Middlefield or the ability of the Company or Middlefield to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction. Raymond James has received a retainer fee of $25,000 and will receive an additional fee for such services, which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and Middlefield for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this letter, except in connection with the Transaction as noted above, Raymond James has not received any fees for services provided to the

Board of Directors

Liberty Bancshares, Inc.

May 24, 2022

Company or Middlefield. Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Middlefield or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board of Directors or any shareholder of the Company or Middlefield regarding how said shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed by Liberty and Middlefield with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement, along with a description, reasonably satisfactory to us.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the holders of the Liberty Common Shares (other than Excluded Shares).

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

ANNEX D

May 26, 2022

The Board of Directors

Middlefield Banc Corp.

15985 East High Street

Middlefield, OH 44062

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Middlefield Banc Corp. (“Middlefield”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Liberty Bancshares, Inc. (“Liberty”) with and into MBCN Merger Subsidiary, LLC (“Merger Sub”), a wholly-owned subsidiary of Middlefield, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Middlefield, Merger Sub and Liberty. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Middlefield, Merger Sub, Liberty or the holder of any common shares, par value $1.25 per share, of Liberty in the class of common shares designated as “Voting Common Shares” and any common shares, no par value per share, of Liberty in the class designated as “Non-Voting Common Shares” (such common shares of Liberty, collectively and regardless of class, “Liberty Common Shares”), the Liberty Common Shares issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in the Agreement), will each be converted into the right to receive 2.752 shares of the common stock, without par value per share, of Middlefield (“Middlefield Common Stock”). The ratio of 2.752 shares of Middlefield Common Stock for one Liberty Common Share is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, as soon as practicable after the execution of the Agreement, Liberty and Middlefield will cause Liberty National Bank (“Liberty Bank”), a wholly-owned subsidiary of Liberty, and Middlefield Banking Company (“Middlefield Bank”), a wholly-owned subsidiary of Middlefield, to enter into a bank merger agreement which provides for the merger (the “Bank Merger”) of Liberty Bank with and into Middlefield Bank as soon as practicable after consummation of the Merger.

KBW has acted as financial advisor to Middlefield and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between KBW and Middlefield), may from time to time purchase securities from, and sell securities to, Middlefield and Liberty. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Middlefield for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Middlefield (the “Board”) in rendering this opinion and will receive a fee from Middlefield for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Middlefield has agreed to indemnify us for certain liabilities arising out of our engagement.

The Board of Directors – Middlefield Banc Corp.

May 26, 2022

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Middlefield. In the past two years, KBW has not provided investment banking or financial advisory services to Liberty. We may in the future provide investment banking and financial advisory services to Middlefield or Liberty and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Middlefield and Liberty and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement made available to us on May 25, 2022 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Middlefield; (iii) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 of Middlefield; (iv) the audited financial statements for the three fiscal years ended December 31, 2021 of Liberty; (v) the unaudited quarterly financial statements for the quarter ended March 31, 2022 of Liberty; (vi) certain regulatory filings of Middlefield and Liberty and their respective subsidiaries, including, as applicable, the quarterly or semi-annual reports on Form FR Y-9C or Y-9SP and quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2021 and the quarter ended March 31, 2022; (vii) certain other interim reports and other communications of Middlefield and Liberty to their respective shareholders; and (viii) other financial information concerning the respective businesses and operations of Middlefield and Liberty furnished to us by Middlefield and Liberty or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Middlefield and Liberty; (ii) the assets and liabilities of Middlefield and Liberty; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Middlefield and Liberty with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Liberty that were prepared by Liberty management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of Middlefield management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Middlefield, as well as assumed long-term growth rates for Middlefield provided to us by Middlefield management, all of which information was discussed with us by Middlefield management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Middlefield (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by Middlefield management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Middlefield and Liberty regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – Middlefield Banc Corp.

May 26, 2022

or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of Middlefield, upon the management of Liberty as to the reasonableness and achievability of the financial and operating forecasts and projections of Liberty referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied upon Middlefield management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Middlefield, the assumed Middlefield long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Middlefield (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of Middlefield referred to above that such estimates are consistent with, the best currently available estimates and judgments of Middlefield management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Middlefield and Liberty that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Middlefield referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Middlefield and Liberty and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on Middlefield and Liberty. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Middlefield or Liberty since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Middlefield and Liberty are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Middlefield or Liberty, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Middlefield or Liberty under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – Middlefield Banc Corp.

May 26, 2022

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Liberty Common Shares; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Middlefield, Liberty or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Middlefield that Middlefield has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Middlefield, Liberty, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

At the direction of Middlefield management and with the consent of the Board, we have assumed that the classes of Liberty Common Shares are economically equivalent. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Middlefield, without regard to differences between the classes of Liberty Common Shares. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to Middlefield, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions, economic uncertainty and the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Middlefield to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Middlefield or the Board, (iii) any business, operational or other plans with respect to Liberty or the pro forma entity that may be currently contemplated by Middlefield or the Board or that may be implemented by Middlefield or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – Middlefield Banc Corp.

May 26, 2022

compensation to any of Middlefield’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Middlefield Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Middlefield, Liberty or any other party to any transaction contemplated by the Agreement, (vi) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed to be paid in the Transaction for purposes of our opinion; (vii) the actual value of Middlefield Common Stock to be issued in connection with the Merger, (viii) the prices, trading range or volume at which Middlefield Common Stock or Liberty Common Shares will trade following the public announcement of the Merger or the prices, trading range or volume at which Middlefield Common Stock will trade following the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to Middlefield, Liberty, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Liberty Common Stock or any shareholder of any other entity as to how to vote or act in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Middlefield.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company

ANNEX E

Amendment to the Code of Regulations of Middlefield Banc Corp.

REGULATIONS

OF

MIDDLEFIELD BANC CORP.

ARTICLE I

SHAREHOLDERS

SECTION 1 - MEETINGS; ANNUAL MEETING. Meetings of the shareholders of the Corporation shall be held at the principal office of the Corporation, or at such other place as may be designated by the Board of Directors and specified in the notice of such meeting within or without the State of Ohio. The Annual Meeting of the shareholders of the Corporation shall be held on the second Wednesday following the first Monday in May of each year, or on the next business day if the second Wednesday is a legal holiday, at such hour as the Board of Directors may determine, or on such other date as the Board of Directors shall determine. The Annual Meeting shall be held for the purpose of electing directors and transacting such other business as may properly come before the meeting.

SECTION 2 - SPECIAL MEETINGS. (a) Special meetings of the shareholders of the Corporation may be held on any business day and may be called by the Chairman of the Board ~~or~~, the Chief Executive Officer, the President, by the Board acting at a meeting, by a majority of the directors acting without a meeting or by persons who hold not less than twenty-five percent (25%) of all shares outstanding and entitled to vote at the special meeting.

(b) A request for a special meeting of shareholders shall be in writing and shall state the object(s) for which the meeting is to be called and the business to be considered and transacted at the meeting. The special meeting shall be confined to the objects stated in the request. The request for a special meeting of shareholders shall be delivered either in person or by registered mail to the Chief Executive Officer, President or the Secretary by any person(s) entitled to call a special meeting of shareholders. ~~The~~The Chief Executive Officer, President or the Secretary shall forthwith cause to be given to the shareholders notice of a meeting to be held on a date no fewer than ten (10) and no more than ninety (90) days after the receipt of such request, as the Chief Executive Officer, President or Secretary may fix. If the notice is not given within fifteen (15) days after the delivery or mailing of the request for a special meeting, the person(s) calling the special meeting may fix the time of the special meeting and give notice thereof in the manner provided by law or these Regulations, or cause such notice to be given by any designated representative.

SECTION 3 - NOTICE OF MEETINGS. No fewer than ten (10) days and no more than ninety (90) days before the date fixed for a meeting of shareholders, written notice stating the time, place and purpose(s) of such meeting shall be given by or at the direction of the Chief Executive Officer, President or the Secretary, or any other person or persons required or permitted by these Regulations to give notice. The notice shall be given by personal delivery or by mail to each shareholder of record as of the day preceding the day on which notice is given or, if a record date therefor is duly fixed, of record as of the record date. If mailed, the notice shall be addressed to the shareholders at their respective addresses as they appear on the records of the Corporation. Notice of the time, place and purpose(s) of any meeting of shareholders may be waived in writing by any shareholder either before or after the holding of such meeting, which writing shall be filed with or entered upon the records of the meeting. Attendance of any shareholder at a shareholders’ meeting shall be deemed a waiver by him of notice of such meeting, unless the shareholder protests the lack of notice before or at commencement of the meeting.

SECTION 4 - QUORUM; ADJOURNMENT. Except as may be otherwise provided by law or by the Articles of Incorporation (as amended or restated or as the same may be amended or restated hereafter, the “Articles”), at any meeting of the shareholders the holders of the shares entitling them to exercise a majority of the voting power of the Corporation present in person or by proxy shall constitute a quorum for such meeting; provided, however, that no action required by law, the Articles or these Regulations to be authorized or taken by a designated proportion of the shares of the Corporation may be authorized or taken by a lesser proportion; and, provided further, that the holders of a majority of the voting shares represented at a meeting, regardless of whether a quorum is present, may adjourn the meeting from time to time. If any meeting is adjourned, notice of such adjournment need not be given if the time and place to which it is adjourned are fixed and announced at the meeting.

SECTION 5 - PROXIES. Any shareholder entitled to vote at a meeting of the shareholders may vote in person or may be represented and vote by proxy appointed by an instrument in writing, signed by the shareholder or by his duly authorized agent, or by proxy appointed by a verifiable communication that is authorized by the shareholder. For purposes of these Regulations, a verifiable communication is one that creates a record capable of authentication, including but not limited to a telegram, a cablegram or electronic mail, or an electronic, telephonic or other transmission appearing to have been transmitted by the shareholder. No appointment of a proxy shall be valid after the expiration of eleven months after it is made, unless the writing or verifiable communication specifies the date on which it is to expire or the length of time it is to continue in force. Unless the writing or verifiable communication appointing a proxy otherwise provides, each proxy shall have the power of substitution and, where three or more proxies are appointed, a majority of them or of their substitutes may appoint one or more substitutes to act for all.

The presence at a meeting of the person appointing a proxy shall not revoke the appointment. Without affecting any vote previously taken, the person appointing a proxy may revoke the appointment by a later appointment received by the Corporation or by giving notice of the revocation to the Corporation in writing or in open meeting. A proxy shall not be revoked by the death or incompetence of the maker unless, before the vote is taken or the authority granted is otherwise exercised, written notice of the death or incompetence of the maker is given to the Corporation by the executor or administrator of the estate of the maker or by the fiduciary having control of the shares in respect of which the proxy was appointed.

SECTION 6 - APPROVAL AND RATIFICATION OF ACTS OF OFFICERS AND BOARD. Except as otherwise provided by the Articles or by law, any contract, act, or transaction, prospective or past, of the Corporation, or of the Board or of the officers may be approved or ratified by the affirmative vote at a meeting of the shareholders, or by written consent with or without a meeting, of the holders of shares entitling them to exercise a majority of the voting power of the Corporation, and such approval or ratification shall be as valid and binding as though affirmatively voted for or consented to by every shareholder of the Corporation.

SECTION 7 - VOTING. Except as otherwise expressly required by law, the Articles or these Regulations, at any meeting of shareholders at which a quorum is present a majority of the votes cast, whether in person or by proxy, on any matter properly brought before such meeting in accordance with these Regulations will be the act of the shareholders. An abstention shall not represent a vote cast. The vote upon any question brought before a meeting of the shareholders may be by voice vote, unless otherwise required by law, the Articles or these Regulations or unless the presiding officer otherwise determines.

SECTION 8 - ORDER OF BUSINESS. (a) The Chairman of the Board, or such other officer of the Corporation as provided in these Regulations or designated by Board of Directors, will call meetings of shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer of the meeting of shareholders will also determine the order of business and have authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation authority to decide who (other than shareholders of the Corporation or their duly appointed proxies) may attend shareholders’ meetings; authority to decide whether any shareholder or his proxy shall be excluded from a meeting of shareholders based upon the presiding officer’s determination, in his sole discretion, that the shareholder or his proxy has unduly disrupted or is likely to disrupt the proceedings of the meeting; and authority to determine the circumstances in which any person may make a statement or ask questions at any meeting of shareholders.

(b)    At an annual meeting of the shareholders, the only business that will be conducted or considered is such business as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Chief Executive Officer, President or the Secretary in accordance with these Regulations, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of the Board, or (iii) otherwise properly submitted by a shareholder of the Corporation for a vote at the meeting in accordance with these Regulations.

(c)    For business to be properly submitted by a shareholder for a vote at an annual meeting, the shareholder must (i) be a shareholder of record as of the record date for the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely notice in writing of the proposal to be submitted by the shareholder for a vote. The shareholder’s notice must be delivered to the Secretary at the Corporation’s principal executive offices.

(d)    To be timely, a shareholder’s notice must be received by the Secretary at least 60 calendar days before the date corresponding to the date on which the Corporation’s proxy materials were mailed to shareholders for the annual meeting in the preceding year, and no more than 120 calendar days before that date; provided, however, if the date of the annual meeting is changed by more than 30 calendar days from the date corresponding to the date of the preceding year’s annual meeting, or if the Corporation did not hold an annual meeting in the preceding year, then the shareholder’s notice will be considered timely if it is received by the Secretary a reasonable time before the Corporation mails its proxy materials for the annual meeting, but in any event at least 30 days before the Corporation mails its proxy materials for the annual meeting. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

(A)	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

(B)	the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made,

(C)

the class and number of shares of the Corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and

(D)	any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

Nothing in these Regulations affects any right of shareholders to request inclusion of proposals in the Corporation’s proxy statement in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, provided the Corporation has securities registered under Section 12 of the Securities Exchange Act of 1934, or the limitations and obligations imposed under Rule 14a-8 on any shareholder requesting inclusion of a proposal under that rule.

(e)    At a special meeting of shareholders, the only business that will be conducted or considered is such business as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chief Executive Officer, President or the Secretary (or in case of their failure to give any required notice, the other persons entitled to give notice) in accordance with these Regulations or (ii) otherwise brought before the meeting by the presiding officer or by or at the direction of the Board.

(f)    The determination of whether any business to be brought before an annual or special meeting of the shareholders is properly brought before that meeting will be made by the presiding officer of the meeting. If the presiding officer determines that any business is not properly brought before the meeting, he or she will so declare to the meeting and that business will not be conducted or considered.

SECTION 9 - RECORD DATE; CLOSING THE TRANSFER BOOKS. For any lawful purposes, including without limitation, the determination of the shareholders who are entitled to:

(a)	receive notice of or to vote at a meeting of shareholders;

(b)	receive payment of any dividend or distribution;

(c)	receive or exercise rights of purchase of or subscription for, or exchange or conversion of, shares or other securities, subject to contract rights with respect thereto; or

(d)	participate in the execution of written consents, waivers or releases,

the Board may fix a record date, which shall not be a date earlier than the date on which the record date is fixed and, in the cases provided for in clauses (a~~),(~~), (b) and (c) above, shall not be more than ninety (90) days before the date of the meeting of shareholders or the date fixed for the payment of any dividend or distribution, or the date fixed for the receipt or the exercise of rights, as the case may be. The record date for the purpose of the determination of the shareholders who are entitled to receive notice of or to vote at a meeting of shareholders shall continue to be the record date for all adjournments of the meeting, unless the Board or the persons who shall have fixed the original record date shall, subject to the limitations set forth in this Article, fix another date. In case a new record date is so fixed, notice of the new record date and of the date to which the meeting shall have been adjourned shall be given to shareholders of record as of the new record date in accordance with the same requirements as those applying to a meeting newly called. The Board may close the share transfer books against transfers of shares during the whole or any part of the period provided for herein, including the date of the meeting of shareholders and the period ending with the date, if any, to which adjourned.

ARTICLE II

SHARES

SECTION 1 - FORM OF CERTIFICATES AND SIGNATURES. Certificates for shares may be issued to each shareholder in such form as shall be approved by the Board of Directors. Certificates for shares shall be signed by the Chief Executive Officer, President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer of the Corporation. Certificates for shares shall certify the number and class of shares held in the Corporation, but no certificate for shares shall be executed or delivered until those shares are fully paid. When a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any of said officers of the Corporation may be facsimile, engraved, stamped or printed. Although any officer of the Corporation whose manual or facsimile signature is affixed to a certificate so countersigned ceases to be an officer before the certificate is delivered, the certificate nevertheless shall be effective in all respects when delivered. The directors may provide by resolution that some or all of any or all classes and series of shares shall be uncertificated shares, as provided in the Ohio General Corporation Law Section 1701.24.

SECTION 2 - TRANSFER OF SHARES. Shares of the Corporation shall be transferable upon the books of the Corporation by the holders thereof in person, or by a duly authorized attorney, upon surrender and cancellation of certificates (in the case of certificated shares) for a like number of shares of the same class or series, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures to the assignment and power of transfer as the Corporation or its agents may reasonably require.

SECTION 3 - LOST, STOLEN OR DESTROYED CERTIFICATES. The Corporation may issue a new certificate for shares in place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed. However, the Board may, in its discretion, require the owner, or his legal representatives, to give the Corporation a written affidavit that the certificate has been lost, stolen or destroyed and a bond or indemnity satisfactory to the Board, which shall contain such terms as the Board may require to protect the Corporation or any person injured by the execution and delivery of a new certificate.

SECTION 4 - TRANSFER AGENTS AND REGISTRARS. The Board may appoint, or revoke the appointment of, transfer agents and registrars and may require all certificates for shares to bear the signatures of transfer agents and registrars, or any of them. The Board shall have authority to make all such rules and regulations as the Board may deem expedient concerning the issue, transfer and registration of certificated and uncertificated shares of the Corporation.

ARTICLE III

BOARD OF DIRECTORS

SECTION 1 - AUTHORITY. Except where the law, the Articles or these Regulations require action to be authorized or taken by the shareholders, all of the authority of the Corporation shall be exercised by or under the direction of the Board of Directors.

SECTION 2 - NUMBER; ELECTION; QUALIFICATIONS; CLASSIFICATION. (a) The Board of Directors of the Corporation shall consist of no fewer than five (5) and no more than twenty-five (25) directors, the exact number of directors being fixed from time to time within that range (i) by the Board or (ii) at an annual meeting, by the affirmative vote of holders of a majority of the voting power of the Corporation represented at the meeting. No reduction in the number of directors constituting the Board of Directors may shorten the term of any incumbent director. Beginning with the election of directors at the annual meeting in the year 2001 and thereafter, directors may be elected by the shareholders at annual meetings of shareholders only. Directors shall be elected by plurality vote of all votes cast. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting power of the Corporation. A director need not be a shareholder of the Corporation.

(b) At any time when the number of directors (including vacancies) of the Corporation is less than six, as determined in accordance with Article III, Section 2(a), the directors elected thereafter will hold office for a term of one year, expiring at the annual meeting of shareholders at which their successors are elected. At any time when the number of directors (including vacancies) of the Corporation is six or more, as determined in accordance with Article III, Section 2(a), the directors will be classified into at least two classes, as nearly equal in number as possible and consisting of no fewer than three directors in each class, designated Class I, Class II and, if there are nine or more directors, Class III. The members of each class shall hold office until their successors are elected. At each annual meeting of the shareholders of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring (i) at the annual meeting of shareholders held in the second year following the year of their election, if there are two classes of directors, or (ii) at the annual meeting of shareholders held in the third year following the year of their election, if there are three classes of directors.

Unless directors are elected at a special meeting before the annual meeting in 2001 to different terms and unless there are nine or more directors divided among three classes, directors elected at the annual meeting in 2001 and at the annual meeting in 2002 shall be elected for full two- year terms or transitional one-year terms so that, at the annual meeting in 2002 and at annual meetings thereafter, one of the two classes of directors stands for election at that annual meeting to a two-year term. Likewise, if there are nine or more directors, directors shall be apportioned among three classes, and one or more classes may be elected to a transitional term of less than three years so that one of the three classes stands for election in each year.

SECTION 3 - NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Any vacancy(including newly created directorships resulting from an increase in the number of directors and vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause) may be filled by the affirmative vote of (i) a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or (ii) the shareholders after a vote to increase the number of directors at a meeting called for that purpose. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected. When the number of directors is increased, newly established directorships shall be apportioned among the classes so as to make all classes as nearly equal in number as possible.

SECTION 4 - NOMINATIONS. Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors. However, a shareholder may nominate a director if and only if the shareholder gives timely written notice of his or her intent to make the nomination or nominations. The shareholder’s notice shall be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation. To be timely, a shareholder’s notice must be received by the Secretary within the time limits set forth in these Regulations for a shareholder’s submission of business for a vote at an annual meeting.

The shareholder’s notice of his or her intent to make a nomination must set forth the following:

(a)

the name and address, as they appear on the Corporation’s books, of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made, as well as the name and address of each person(s) nominated by the shareholder;

(b)

a representation that the shareholder giving the notice is a holder of record of stock of the Corporation entitled to vote at the annual meeting and that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

(c)

the class and number of shares of stock of the Corporation owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made;

(d)

a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice;

(e)

such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

(f)	the signed consent of each nominee to serve as a director of the Corporation if so elected.

If the presiding officer determines that a nomination was not made in accordance with these Regulations, the presiding officer of the annual meeting will so declare to the meeting, and the defective nomination will be disregarded. Notwithstanding the foregoing provision of these Regulations, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in these Regulations, provided the Corporation has securities registered under Section 12 of the Securities Exchange Act of 1934.

SECTION 5 - RESIGNATION; REMOVAL. No director may be removed during the term of office for which he or she was elected, by shareholders or otherwise, except for good cause, and if removed by shareholders for good cause, only by the holders of a majority of the voting power of the Corporation. Any director may resign at any time by oral statement to that effect made at a meeting of the Board or in writing to that effect delivered to the Secretary. The director’s resignation shall take effect immediately or at such other time as the director may specify.

SECTION 6 - MEETINGS. For the purpose of electing officers and transacting any other business, a regular meeting of the Board of Directors may be held immediately after the annual meeting of the shareholders. Other regular meetings of the Board may be held at such other time and place either within or without the State of Ohio as may from time to time be determined by the Board; provided that, the Board of Directors shall meet no less frequently than once per calendar quarter. Notice of regular meetings of the Board of Directors need not be given.

Special meetings of the Board of Directors may be called by the Chairman, the Chief Executive Officer, the President or any two (2) or more members of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given to each director. Every notice of a special meeting of directors shall state the time and place of the meeting, but it need not state the purpose(s) thereof. Notice may be given by mail, addressed to the director at his or her customary mailing address or usual place of business, at least two (2) days before the day on which the meeting is held. Notice may also be given personally or by telephone, telegram, cablegram, telex, facsimile, or other communication. Special meetings of the Board of Directors may be held at such time and place either within or without the State of Ohio as is determined by the Board or specified in the notice of any such meeting.

Written notice of meetings of the Board of Directors may be waived in writing by any director. The presence of a director at a meeting of the Board of Directors shall be deemed a waiver by him of notice of such meeting, unless he or she protests the lack of proper notice before or at commencement of the meeting.

SECTION 7 - QUORUM AND VOTE. A majority of the directors then in office shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which a quorum is present will be the act of the Board of Directors. If a quorum is not present at any meeting of the Board of Directors, the directors present may adjourn the meeting from time to time to another time or place, without notice other than announcement at the meeting, until a quorum is present.

SECTION 8 - COMMITTEES. The Board of Directors may from time to time create an executive committee and any other committee or committees of directors. Consistent with the Ohio General Corporation Law, the Articles and these Regulations, the Board may delegate to such committee or committees any of its authority other than that of filling vacancies among the Board of Directors or in any committee of the Board of Directors. The Board of Directors may appoint one or more directors as alternate members of any such committee to take the place of absent committee members at meetings of the committee. Unless otherwise ordered by the Board of Directors, a majority of the members of any committee appointed by the Board of Directors shall constitute a quorum at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of the committee. Each committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors. Each committee will keep a written record of all action taken by it.

SECTION 9 - PARTICIPATION IN MEETINGS BY COMMUNICATIONS EQUIPMENT. Meetings of the Board of Directors or of any committee of the Board of Directors may be held through any means of communications equipment if all persons participating can hear each other. Such participation will constitute presence in person at the meeting.

SECTION 10 - CONTRACTS. Because it is in the best interest of the Corporation to attract as directors individuals with diverse business interests, some of whom are likely to be connected with other corporations with which, from time to time, the Corporation must have business dealings, no contract or other transaction between the Corporation, any other person, corporation or legal entity shall be affected by the fact that directors of the Corporation are partners in, officers or directors of, or otherwise interested in any such other person, corporation or legal entity, provided such contract or transaction shall be approved or ratified by the affirmative vote of a majority of the members of the Board of Directors not so interested.

SECTION 11 - BYLAWS. The Board may adopt bylaws for its own government, not inconsistent with the Articles or these Regulations.

SECTION 12 - COMPENSATION. The Board of Directors may establish the compensation and expense reimbursement policies for directors in exchange for their service on the Board of Directors and on committees of the Board of Directors, attendance at meetings of the Board of Directors or committees of the Board of Directors, and for other services by directors to the Corporation or any of its subsidiaries.

SECTION 13 - ACTION WITHOUT MEETING. Any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Directors. Any action required or permitted to be taken by a committee of the Board of Directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the committee.

ARTICLE IV

OFFICERS

SECTION 1 - CHAIRMAN OF THE BOARD. If the Board of Directors determines that one of its members should be Chairman of the Board and elects one of its members to that office, he shall preside at all meetings of the Board of Directors and perform such other duties as shall be assigned to him from time to time by the Board of Directors. If the Board shall have appointed a Chairman, he will call meetings of shareholders to order and will act as presiding officer thereof.

SECTION 2 - ELECTION AND DESIGNATION OF OFFICERS. The officers of the Corporation shall include a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, and a Treasurer, all of whom shall be elected by the Board at its first regular meeting following the annual meeting of shareholders. There may also be one or more Assistant Secretaries and Assistant Treasurers, as may from time to time be elected by the Board. The Chief Executive Officer and the President shall be a director if the positions are held by separate individuals, but none of the other officers need be a director. Any two (2) or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two (2) or more officers. The Board may prescribe the duties of any officer.

SECTION 3 - TERM OF OFFICE; VACANCIES. The officers of the Corporation shall hold office at the pleasure of the Board of Directors and, unless sooner removed by the Board of Directors, until the first regular meeting of the Board of Directors following the annual meeting of shareholders or until their successors are elected. Without prejudice to the contract rights of such officer, the Board may remove any officer at any time, with or without cause. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

SECTION 4 ~~- PRESIDENT~~– CHIEF EXECUTIVE OFFICER; DUTIES. Unless the Board has designated a Chairman, or if the Chairman is absent or disabled, or if circumstances prevent the Chairman from acting, the ~~President~~Chief Executive Officer shall preside at meetings of shareholders and at all meetings of the Board. Subject to the direction and control and under the supervision of the Board of Directors and an executive committee of the Board, the ~~President~~Chief Executive Officer shall have general charge of the business affairs and property of the Corporation and control over its officers, agents and employees. He shall, in general, perform all duties and have all powers incident to the office of ~~President~~Chief Executive Officer and shall perform such other duties and have such other powers as from time to time may be assigned to him by these Regulations or by the Board of Directors or the executive committee of the Board. Upon designation by the Board, the Chief Executive Officer may also be a President of the Corporation and serve under the title of “President and Chief Executive Officer.”

SECTION 5 ~~- VICE~~– PRESIDENT AND VICE PRESIDENTS; DUTIES. ~~Each~~The President and each Vice President shall have the powers and duties incident to that office and shall have such other duties as may be prescribed from time to time by the Board of Directors or by the ~~President.~~Chief Executive Officer. In case of the absence or disability of the ~~President~~Chief Executive Officer, or when circumstances prevent the ~~President~~Chief Executive Officer from acting, ~~a Vice~~the President ~~designated by the Board~~ shall perform all the duties and possess all the authority of the Chief Executive Officer. In case of the absence or disability of both the Chief Executive Officer and the President, or when circumstances prevent either from acting, the Vice President designated by the Chief Executive Officer (or in the absence of such designation, the Vice President designated by the Board) shall perform all the duties of the Chief Executive Officer, and when so acting, shall have all the powers of the Chief Executive Officer. The President~~. Each~~ and a Vice President may sign and execute on behalf and in the name of the Corporation, bonds, contracts, instruments and documents authorized by the Board. ~~Any~~ The Board or the Chief Executive Officer may designate any one or more of the Vice Presidents ~~may be designated~~ as an “Executive Vice President.”

SECTION 6 - SECRETARY; DUTIES. The Secretary shall attend all meetings of the shareholders and of the Board and act as Secretary thereof, and shall keep the minutes thereof in books of the Corporation provided for that purpose, which shall be attested by him, and, when required, he shall perform like duties for the standing committees, if any, elected or appointed by the Board; he shall see that proper notice, when required, is given of all meetings of the shareholders and of the Board; he may sign, with the Chief Executive Officer, President or any Vice President, on behalf and in the name of the Corporation, all contracts and other instruments authorized by the Board or the executive committee of the Board; he may sign or his facsimile signature, with that of the Chief Executive Officer, President or one of the Vice Presidents, may be used to sign certificates for shares of the capital stock of the Corporation; he shall keep in safe custody the seal of the Corporation and, whenever authorized by the Board or the executive committee of the Board, shall attest and affix the seal to any contract or other instrument requiring the same; he shall keep in safe custody all contracts and such books, records and other papers as the Board or the executive committee of the Board may direct, all of which shall, at all reasonable times, be open to the examination of any director, upon application at the office of the Corporation during business hours; he shall produce on request at each meeting of shareholders for the election of directors a certified list of shareholders, arranged in alphabetical order; and he shall, in general, perform all the duties usually incident to the office of Secretary, subject to the control of the Board and the executive committee of the Board.

SECTION 7 - TREASURER; DUTIES. The Treasurer shall keep or cause to be kept in books belonging to the Corporation full and accurate accounts of all receipts, disbursements, assets, liabilities, gains, losses, stated capital, shares and business transactions of the Corporation. The Treasurer shall receive and have in charge all money, bills, notes, deeds, leases, mortgages and similar property belonging to the Corporation, and he shall do with the same as may from time to time be directed by the Board of Directors or the executive committee of the Board. The Treasurer shall have the care and custody of all funds and securities of the Corporation and deposit such funds in the name of the Corporation in such bank or banks as the Board or the executive committee of the Board may designate. The Treasurer is authorized to sign all checks, drafts, notes, bills of exchange, orders for the payment of money and any negotiable instruments of the Corporation, but no such instrument shall be signed in blank. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, the executive committee of the Board, the Chief Executive Officer or the President. The Treasurer shall at all reasonable times exhibit the books and accounts to any director and, also, provided the Board or the executive committee of the Board, Chief Executive Officer or the President so orders, to any shareholder of the Corporation upon application at the offices of the Corporation by such shareholder during business hours; and he shall give such bonds for the faithful performance of his duties as the Board, the executive committee of the Board, Chief Executive Officer or the President may determine. The Treasurer shall perform such other duties as may be incident to his office and as may be assigned to him by the Board of Directors or the executive committee of the Board.

SECTION 8 - OTHER OFFICERS; DUTIES. The Assistant Secretaries and Assistant Treasurers, if any, in addition to such authority and duties as the Board may determine, shall have such authority and perform such duties as may be directed by their respective principal officers. The Board of Directors may, from time to time, authorize any officer to appoint and remove assistant and subordinate officers, to prescribe their authority and duties, and to fix their compensation. In the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, the Board of Directors may delegate for the time being the powers or duties, or any of them, of an officer to any other officer, or to any director.

ARTICLE V

COMPENSATION

By the affirmative vote of a majority of the directors in office, and irrespective of any personal interest of any of them, the Board shall have authority to establish reasonable compensation for services to the Corporation by directors and officers, which may include pension, disability and death benefits and other benefits, or to delegate such authority to a committee of the Board or to one or more officers.

ARTICLE VI

EXECUTION OF CONTRACTS

VOUCHERS AND NEGOTIABLE INSTRUMENTS

The Board or the executive committee of the Board may authorize any of the officers of the Corporation or any other person or persons, either singly or with another such officer or person as said Board or Board committee may direct, to sign, on behalf of and in the name of the Corporation, contracts, indentures, deeds, conveyances, leases, declarations, communications and other instruments and documents, and the Board or the executive committee of the Board may authorize any of the officers of the Corporation or any other person or persons, either singly or with another such officer or person as said Board or executive committee may direct, to sign on behalf of and in the name of the Corporation, manually or by facsimile signature, checks, drafts, notes, bonds, debentures, bills of exchange and orders for the payment of money. In case any of the officers of the Corporation who shall have signed, or whose facsimile signature or signatures shall have been used, as aforesaid, upon any such document, instrument or security shall cease to be such officer of the Corporation before such document, instrument or security shall have been delivered or issued, such document, instrument or security, upon due delivery or issuance thereof, shall be valid and effective as though the person or persons who signed or whose facsimile signature or signatures were used upon such document, instrument or security had not ceased to be such officer of the Corporation.

ARTICLE VII

AUTHORITY TO TRANSFER AND VOTE SECURITIES

~~The~~The Chief Executive Officer, President and each Vice President of the Corporation are each authorized to sign the name of the Corporation and to perform all acts necessary to effect a transfer of any shares, bonds, other evidences of indebtedness or obligations, subscription rights, warrants, and other securities of another corporation owned by the Corporation and to issue the necessary powers of attorney for the same; and each such officer is authorized, on behalf of the Corporation, to vote such securities, to appoint proxies with respect thereto, and to execute consents, waivers and releases with respect thereto, or to cause any such action to be taken.

ARTICLE VIII

INDEMNIFICATION AND INSURANCE

SECTION 1 - INDEMNIFICATION. The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and including, without limitation, any action, suit or proceeding by or in the right of the Corporation or otherwise), by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

SECTION 2 - INSURANCE. To the full extent then permitted by law and authorized by the Board of Directors, the Corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Section 1 of this article against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, regardless of whether the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

SECTION 3 - AGREEMENTS. Upon approval by the Board of Directors, the Corporation may enter into agreements with any persons whom the Corporation may indemnify under these Regulations or under law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, regardless of whether the Corporation would have the power under law or these Regulations to indemnify any such person.

ARTICLE IX

FISCAL YEAR

The fiscal year of the Corporation shall end on the 31st day of December in each year, or on such other day as may be fixed from time to time by the Board of Directors.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

(a) Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E) (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i)

Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii)	Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b) Articles of Incorporation and Regulations of Middlefield Banc Corp.

Middlefield Banc Corp.’s regulations contain the following provision having to do with indemnification of directors and officers:

ARTICLE VIII

INDEMNIFICATION AND INSURANCE

SECTION l - INDEMNIFICATION. The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and including, without limitation, any action, suit or proceeding by or in the right of the Corporation or otherwise), by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

SECTION 2 - INSURANCE. To the full extent then permitted by law and authorized by the Board of Directors, the Corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Section 1 of this article against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, regardless of whether the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

SECTION 3 - AGREEMENTS. Upon approval by the Board of Directors, the Corporation may enter into agreements with any persons whom the Corporation may indemnify under these Regulations or under law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, regardless of whether the Corporation would have the power under law or these Regulations to indemnify any such person.

(c) Indemnification under private indemnification agreements

Directors and executive officers of Middlefield Banc Corp. entered into indemnification agreements with Middlefield Banc Corp. The indemnification agreements allow the directors and officers to select the most favorable indemnification rights provided under (l) Middlefield Banc Corp.’s articles of incorporation and regulations in effect on the date of the indemnification agreement or on the date expenses are incurred, (2) state law in effect on the date of the indemnification agreement or on the date expenses are incurred, (3) any liability insurance policy in effect when a claim is made or on the date expenses are incurred, and (4) any other indemnification arrangement otherwise available. The agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s or officer’s role as Middlefield Banc Corp.’s director, officer, employee, agent or when serving as Middlefield Banc Corp.’s representative with another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred, subject to the obligation to repay those advances if the director or officer is later determined to be not entitled to indemnification. A form of the indemnification agreement is included as Exhibit 99.1 to the Form 10 Registration Statement, Amendment No. 1, filed by Middlefield Banc Corp. on June 14, 2001 and is incorporated herein by this reference.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description	Location

2.1	Agreement and Plan of Merger dated as of May 26, 2022 by and among Middlefield Banc Corp., MBCN Merger Subsidiary, LLC, and Liberty Bancshares, Inc. (included as Annex A of the joint proxy statement/prospectus within this Registration Statement)	Included as Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4*

3.1	Second Amended and Restated Articles of Incorporation of Middlefield Banc Corp., as amended	Incorporated by reference to Exhibit 3.1 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005, filed on March 29, 2006

3.2	Regulations of Middlefield Banc Corp.	Incorporated by reference to Exhibit 3.2 of Middlefield Banc Corp.’s registration statement on Form 10 filed on April 17, 2001

Exhibit Number	Description	Location

4	Specimen stock certificate	Incorporated by reference to Exhibit 4 of Middlefield Banc Corp.’s registration statement on Form 10 filed on April 17, 2001

4.1	Amended and Restated Trust Agreement, dated as of December 21, 2006, between Middlefield Banc Corp., as Depositor, Wilmington Trust Company, as Property trustee, Wilmington Trust Company, as Delaware Trustee, and Administrative Trustees	Incorporated by reference to Exhibit 4.1 of Middlefield Banc Corp.’s Form 8-K Current Report filed on December 27, 2006

4.2	Junior Subordinated Indenture, dated as of December 21, 2006, between Middlefield Banc Corp. and Wilmington Trust Company	Incorporated by reference to Exhibit 4.2 of Middlefield Banc Corp.’s Form 8-K Current Report filed on December 27, 2006

4.3	Guarantee Agreement, dated as of December 21, 2006, between Middlefield Banc Corp., and Wilmington Trust Company	Incorporated by reference to Exhibit 4.3 of Middlefield Banc Corp.’s Form 8-K Current Report filed on December 27, 2006

5	Opinion of Grady & Associates concerning the legality of the securities being registered	**

8.1	Opinion of O’Neill & O’Neill regarding tax matters	***

8.2	Opinion of Vorys, Sater, Seymour and Pease LLP regarding certain tax matters	***

10.1.0	2017 Omnibus Equity Plan	Incorporated by reference to Middlefield Banc Corp.’s definitive proxy statement for the 2017 Annual Meeting of Shareholders, Appendix A, filed on April 4, 2017

10.1.1	[reserved]

10.2	[reserved]

10.3	Change in Control Agreement between Middlefield Banc Corp., and James R. Heslop, II	Incorporated by reference to Exhibit 10.3 of Middlefield Banc Corp.’s Form 8-K Current Report filed on March 12, 2019

10.4	Federal Home Loan Bank of Cincinnati Agreement for Advances and Security Agreement, dated September 14, 2000	Incorporated by reference to Exhibit 10.4 of Middlefield Banc Corp.’s registration statement on Form 10 filed on April 17, 2001

10.4.1	Severance Agreement between Middlefield Banc Corp. and Teresa M. Hetrick, dated January 7, 2008	Incorporated by reference to Exhibit 10.4.1 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.4.2	Change in Control Agreement between Middlefield Banc Corp. and Charles O. Moore	Incorporated by reference to Exhibit 10.4.2 of Middlefield Banc Corp.’s Form 8-K Current Report filed on March 12, 2019

10.4.3	Change in Control Agreement between Middlefield Banc Corp. and Donald L. Stacy	Incorporated by reference to Exhibit 10.4.3 of Middlefield Banc Corp.’s Form 8-K Current Report filed on March 12, 2019

Exhibit Number	Description	Location

10.4.4	Severance Agreement between Middlefield Banc Corp. and Alfred F. Thompson, dated January 7, 2008	Incorporated by reference to Exhibit 10.4.4 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.4.5	Change in Control Agreement between Middlefield Banc Corp. and Michael L. Allen	Incorporated by reference to Exhibit 10.4.5 of Middlefield Banc Corp.’s Form 10-Q Quarterly Report filed on November 5, 2019

10.4.6	Compensation Agreement between Middlefield Banc Corp. and Michael C. Ranttila	Incorporated by reference to Exhibit 10.4.6 of Middlefield Banc Corp.’s Form 10-K Annual Report filed on March 15, 2022

10.4.7	Change in Control Agreement between Middlefield Banc Corp. and Michael C. Ranttila	Incorporated by reference to Exhibit 10.4.7 of Middlefield Banc Corp.’s Form 10-K Annual Report filed on March 12, 2021

10.5	[reserved]

10.6	[reserved]

10.7	Amended Director Retirement Agreement with Frances H. Frank	Incorporated by reference to Exhibit 10.7 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.8	Executive Retention Agreement between The Middlefield Banking Company and Michael C. Ranttila	Incorporated by reference to Exhibit 10.8 of Middlefield Banc Corp.’s Form 10-Q Quarterly Report filed on May 10, 2022

10.9	Executive Retention Agreement between The Middlefield Banking Company and Michael L. Allen	Incorporated by reference to Exhibit 10.9 of Middlefield Banc Corp.’s Form 10-Q Quarterly Report filed on May 10, 2022

10.10	Executive Retention Agreement between The Middlefield Banking Company and Charles O. Moore	Incorporated by reference to Exhibit 10.10 of Middlefield Banc Corp.’s Form 10-Q Quarterly Report filed on May 10, 2022

10.11	Director Retirement Agreement with Martin S. Paul	Incorporated by reference to Exhibit 10.11 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2001, filed on March 28, 2002

10.12	[reserved]

10.13	[reserved]

10.14	Executive Survivor Income Agreement (aka DBO agreement [death benefit only]) with Donald L. Stacy	Incorporated by reference to Exhibit 10.14 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

10.15	DBO Agreement with Jay P. Giles	Incorporated by reference to Exhibit 10.15 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

10.16	DBO Agreement with Alfred F. Thompson, Jr.	Incorporated by reference to Exhibit 10.16 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

Exhibit Number	Description	Location

10.17	DBO Agreement with Teresa M. Hetrick	Incorporated by reference to Exhibit 10.18 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

10.18	Executive Deferred Compensation Agreement with Jay P. Giles	Incorporated by reference to Exhibit 10.18 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2011, filed on March 20, 2012

10.19	[reserved]

10.20	DBO Agreement with James R. Heslop, II	Incorporated by reference to Exhibit 10.20 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

10.21	DBO Agreement with Thomas G. Caldwell	Incorporated by reference to Exhibit 10.21 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

10.22	Annual Incentive Plan	Incorporated by reference to Exhibit 10.22 of Middlefield Banc Corp.’s Form 8-K Current Report filed on March 12, 2019

10.22.1	[reserved]

10.23	Amended Executive Deferred Compensation Agreement with Thomas G. Caldwell	Incorporated by reference to Exhibit 10.23 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2019, filed on March 4, 2020

10.24	Amended Executive Deferred Compensation Agreement with James R. Heslop, II	Incorporated by reference to Exhibit 10.24 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2019, filed on March 4, 2020

10.25	Amended Executive Deferred Compensation Agreement with Donald L. Stacy	Incorporated by reference to Exhibit 10.25 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2019, filed on March 4, 2020

10.26	Executive Variable Benefit Deferred Compensation Agreement with James R. Heslop, II	Incorporated by reference to Exhibit 10.26 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2019, filed on March 4, 2020

10.27	Executive Variable Benefit Deferred Compensation Agreement with Donald L. Stacy	Incorporated by reference to Exhibit 10.27 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2019, filed on March 4, 2020

Exhibit Number	Description	Location

10.28	Executive Deferred Compensation Agreement with Charles O. Moore	Incorporated by reference to Exhibit 10.28 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2019, filed on March 4, 2020

10.29	[reserved]

10.29.1	Form of conditional stock award under the 2017 Omnibus Equity Plan	Incorporated by reference to Exhibit 10.29 of Middlefield Banc Corp.’s Form 8-K Current Report filed on July 24, 2017

10.30	Executive Deferred Compensation Agreement with Michael L. Allen	Incorporated by reference to Exhibit 10.30 of Middlefield Banc Corp.’s Form 10-Q Quarterly Report filed on May 7, 2019

10.31	Executive Deferred Compensation Agreement with John D. Lane	Incorporated by reference to Exhibit 10.31 of Middlefield Banc Corp.’s Form 10-Q Quarterly Report filed on May 7, 2019

10.32	Executive Deferred Compensation Agreement with Michael C. Ranttila	Incorporated by reference to Exhibit 10.32 of Middlefield Banc Corp.’s Annual Report on Form 10-K filed on March 12, 2021

10.33	Executive Deferred Compensation Agreement with Courtney M. Erminio	Incorporated by reference to Exhibit 10.33 of Middlefield Banc Corp.’s Form 10-Q Quarterly Report filed on August 8, 2022

10.34	Executive Deferred Compensation Agreement with Alfred F. Thompson	Incorporated by reference to Exhibit 10.34 of Middlefield Banc Corp.’s Form 10-Q Quarterly Report filed on August 8, 2022

13	Middlefield Banc Corp. 2021 Annual Report to Shareholders (not deemed filed except for portions which are specifically incorporated by reference in the Annual Report on Form 10-K filed March 15, 2022)	Filed as Exhibit 13 to Middlefield Banc Corp.’s Annual Report on Form 10-K filed March 15, 2022

21	Subsidiaries of Middlefield Banc Corp.	Filed as Exhibit 21 to Middlefield Banc Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022 and incorporated herein by reference

23.1	Consent of S.R. Snodgrass, P.C., independent registered public accounting firm for Middlefield Banc Corp.	***

23.2	Consent of FORVIS, LLP (formerly BKD, LLP) independent registered public accounting firm for Liberty Bancshares, Inc.	***

23.3	Consent of Grady & Associates (included as part of its opinion filed as Exhibit 5)	**

23.4	Consent of O’Neill & O’Neill (included as part of its opinion filed as Exhibit 8.1)	***

Exhibit Number	Description	Location

23.5	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of its opinion filed as Exhibit 8.2)	***

24.1	Power of Attorney (included on the signature page to the registration statement filed August 9, 2022)	**

99.1	Consent of Raymond James Financial, Inc.	**

99.2	Consent of Keefe, Bruyette & Woods, Inc.	**

99.3	Form of Proxy Card to be used by Middlefield Banc Corp.	***

99.4	Form of Proxy Card to be used by Liberty Bancshares, Inc.	***

99.5	Consent of Spencer T. Cohn to being named a director	**

99.6	Consent of Mark R. Watkins to being named a director	**

99.7	Consent of Ronald L. Zimmerly, Jr. to being named a director	**

107	Filing fee table	**

*	Middlefield agrees to furnish supplementally to the SEC upon request a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger
**	Previously filed
***	Filed herewith

(b)	Financial Statement Schedules

Item 22. Undertakings.

A. The undersigned Registrant hereby undertakes:

(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of l933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

D. The Registrant undertakes that every prospectus (l) that is filed pursuant to paragraph C, immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

F. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

G. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Middlefield, State of Ohio, on September 20, 2022.

MIDDLEFIELD BANC CORP.
(Registrant)

/s/ James R. Heslop, II
By:	James R. Heslop, II
President & Chief Executive Officer

/s/ James R. Heslop, II	September 20, 2022
James R. Heslop, II President, Chief Executive Officer, and Director

/s/ Donald L. Stacy	September 20, 2022
Donald L. Stacy, Treasurer and Chief Financial Officer (Principal accounting and financial officer)

*
William J. Skidmore, Chairman of the Board

*
Thomas W. Bevan, Director

*
Kevin A. DiGeronimo, Director

*
Kenneth E. Jones, Director

*
Darryl E. Mast, Director

*
James J. McCaskey, Director

*
Michael C. Voinovich, Director

*
Carolyn J. Turk, Director

*

The undersigned, by signing his name hereto, does hereby sign this Amendment No. 1 to Registration Statement on Form S-4 on behalf of each of the directors of the Registrant identified above pursuant to a Power of Attorney executed by the directors identified above, which Power of Attorney has been filed with this Registration Statement on Form S-4 as Exhibit 24.1.

/s/ James R. Heslop, II	Date: September 20, 2022
James R. Heslop, II
Attorney-in-Fact